AMENDMENT AND RESTATEMENT AGREEMENT

25 May 2023

for

CARNIVAL CORPORATION

as the Company

with

BANK OF AMERICA EUROPE DESIGNATED ACTIVITY COMPANY

as the Retiring Facilities Agent

J.P. MORGAN SE

as the Successor Facilities Agent

in respect of the Multicurrency Revolving Facilities Agreement dated 18 May 2011 as most recently amended and restated on 6 August 2019 (and as otherwise amended from time to time)

THIS AGREEMENT is dated 25 May 2023 and made between:

BETWEEN:

(1)    CARNIVAL CORPORATION (a Panamanian corporation with registered Folio number 16585 having its principal place of business at Carnival Place, 3655 N.W. 87th Avenue, Miami, Florida, 33178-2428) (the Company);

(2)    CARNIVAL PLC (a company incorporated under the laws of England and Wales with registered number 04039524) (Carnival plc);

(3)    COSTA CROCIERE S.p.A. (a company organised and existing under the laws of Italy as a società per azioni, with a share capital equal to Euro 344,314,467.00, having its registered office in Genoa (Italy), Piazza Piccapietra 48, registered with the Companies’ Register (Registro delle Imprese) of Genoa under no. 02545900108, Repertorio Economico Amministrativo no. GE-279842) in its capacity as borrower and as subsidiary guarantor (Costa);

(4)    CARNIVAL CORPORATION and CARNIVAL PLC as guarantors of their respective Subsidiaries (each a Guarantor);

(5)    JPMORGAN CHASE BANK, N.A. as retiring Arranger (the Retiring Arranger);

(6)    J.P. MORGAN SE as new Arranger (the New Arranger);

(7)    BANK OF AMERICA EUROPE DESIGNATED ACTIVITY COMPANY as retiring facilities agent of the other Finance Parties (the Retiring Facilities Agent); and

(8)    J.P. MORGAN SE as the successor facilities agent of the other Finance Parties (the
Successor Facilities Agent).

WHEREAS:

(A)    This Agreement is supplemental to and amends the multicurrency facilities agreement (the Facilities Agreement) dated 18 May 2011 as most recently amended and restated on 6 August 2019 and as further amended from time to time between, among others, the Company, Carnival plc and Bank of America Europe Designated Activity Company as Facilities Agent.

(B)    Pursuant to Clause 41 (Amendments and Waivers) of the Facilities Agreement, the Retiring Facilities Agent is authorised to effect, on behalf of any Finance Party, any amendment or waiver permitted by that Clause. The Majority Lenders have consented to the amendment and restatement of the Facilities Agreement as contemplated by this Agreement and, accordingly, the Retiring Facilities Agent is authorised and has been instructed to execute this Agreement on behalf of the other Finance Parties.

(C)    Pursuant to Clause 2.4 (Obligors’ Agent) and/or paragraph (c) of Clause 2 (Guarantee) of the Subsidiary Deed of Guarantee, each Obligor (other than Costa) has appointed the Company to act on its behalf as its agent in relation to the Finance Documents and such authority has not been rescinded, varied or revoked and, accordingly, the Company is authorised to execute this Agreement on behalf of the other Obligors (other than Costa).

IT IS AGREED as follows:

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1.    INTERPRETATION

1.1    Definitions

In this Agreement:

Effective Date means the date on which the Successor Facilities Agent confirms to the Lenders and the Company that it has received each of the documents listed in Schedule 1 (Conditions Precedent) in a form and substance satisfactory to the Successor Facilities Agent. The Successor Facilities Agent shall give such confirmation promptly upon being so satisfied.

Restated Facilities Agreement means the Facilities Agreement, as amended by this Agreement, in the form set out in Schedule 3 (Restated Facilities Agreement) to this Agreement.

1.2    Defined terms and construction

In this Agreement, unless the context otherwise requires:

(a)    a reference to a term defined in any other Finance Document has the same meaning in this Agreement;

(b)    references to Clauses are to Clauses of the Restated Facilities Agreement unless otherwise stated; and

(c)    the provisions of Clause 1.2 (Construction) apply to this Agreement as though they were set out in full in this Agreement except that references to the Facilities Agreement are to be construed as references to this Agreement.

2.    RESTATEMENT OF FACILITY AGREEMENT

2.1    Restatement

With effect from (and including) the Effective Date, the Facilities Agreement shall be amended and restated so that it shall be read and construed for all purposes as set out in Schedule 3 to this Agreement.

2.2    Effective Date

If the Effective Date has not occurred by 30 June 2023 (or any later date which the Retiring Facilities Agent, the Successor Facilities Agent and the Company may agree), then Clause 2.1 of this Agreement will lapse and none of the amendments recorded therein will take effect.

3.    FACILITIES AGENT RESIGNATION

(a)    With effect from (and including) the Effective Date and notwithstanding any other provisions in the Finance Documents (including the requirement for any notice periods), the Retiring Facilities Agent shall resign as Facilities Agent and the Successor Facilities Agent shall be appointed as successor Facilities Agent.

(b)    The Retiring Facilities Agent shall (at the expense of the Company) make available to the Successor Facilities Agent such documents and records and provide such assistance as the Successor Facilities Agent may reasonably request for the purposes of performing its functions as Facilities Agent under the Finance Documents. The Company shall, within five Business Days of demand, reimburse the Retiring Facilities Agent for the amount of all reasonable costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.
(c)    As from the Effective Date, the Retiring Facilities Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of Clause 20.3 (Indemnity to the Facilities Agent) of the Facilities Agreement and Clause 31 (Role of the Facilities Agent and the Arrangers) of the Facilities Agreement (and any agency fees for the account of the Retiring Facilities Agent shall cease to accrue from (and shall be payable on) that date). The Successor Facilities Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if the Successor Facilities Agent had been an original Party.
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4.    ARRANGER TRANSFER

With effect from (and including) the Effective Date:

(a)    the New Arranger will assume, by way of novation, all the rights and obligations of the Retiring Arranger as an Arranger in substitution for the Retiring Arranger;

(b)    the Retiring Arranger will be released from those obligations and cease to have those rights; and

(c)    the Lenders and the New Arranger shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Arranger been an Arranger on the date of the Facilities Agreement with the rights and/or obligations acquired or assumed by it as a result of the novation and to that extent the Lenders and the Retiring Arranger (in its capacity as Arranger) shall each be released from further obligations to each other under the Facilities Agreement.

5.    REPRESENTATIONS

(a)    The representations and warranties in Clause 24 (Representations) of the Restated Facilities Agreement are made by each Obligor (or by the Obligors’ Agent on behalf of Obligors which are not party to this Agreement) (by reference to the facts and circumstances then existing) on the date of this Agreement and on the Effective Date, and in each case as if references to the Finance Documents in such representations and warranties include references to this Agreement and the Restated Facilities Agreement.

(b)    The Company confirms that the DLC Documents have not been amended in a manner which would be materially adverse to the interests of the Finance Parties since the date of the Facilities Agreement.

6.    GUARANTEE

On the Effective Date, each Obligor (or by the Obligors’ Agent on behalf of Obligors which are not party to this Agreement):

(a)    confirms its acceptance of the Restated Facilities Agreement;

(b)    agrees that it is bound as an Obligor by the terms of the Restated Facilities Agreement; and

(c)    if a Guarantor or a Subsidiary Guarantor, confirms that its guarantee provided under (A) Clause 23 (Guarantee and Indemnity) of the Restated Facilities Agreement and the relevant Deed of Guarantee or (B) the Subsidiary Deed of Guarantee:

(i)    continues in full force and effect on the terms of the Restated Facilities Agreement and the relevant Deed of Guarantee and/or the Subsidiary Deed of Guarantee (as applicable); and
(ii)    extends to the obligations of the Obligors under the Finance Documents (including the Restated Facilities Agreement and notwithstanding the imposition of any amended, additional or more onerous obligations).

7.    BONDS

The Parties agree and acknowledge that the Bonds set out in Schedule 2 (Outstanding Bonds) are those Bonds outstanding on the date of this Agreement.

8.    EFFECT OF AMENDMENT

(a)    In accordance with the Facilities Agreement, each of the Retiring Facilities Agent, the Successor Facilities Agent and Company designates each of this Agreement and the Restated Facilities Agreement as a Finance Document.

(b)    The Facilities Agreement and this Agreement will, from the Effective Date, be read and construed as one document.

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(c)    Except as otherwise provided in this Agreement, the Finance Documents remain in full force and effect.

(d)    Except to the extent expressly waived in this Agreement, no waiver is given by this Agreement and the Lenders expressly reserve all their rights and remedies in respect of any breach of, or other Default under, the Finance Documents.

9.    DELAYED SWITCH FOR EXISTING LOANS

If the Effective Date occurs before the last day of an Interest Period for a Loan in US Dollars:

(a)    the interest accruing on that Loan shall continue to be calculated in accordance with the Facilities Agreement for that Interest Period notwithstanding the occurrence of the Effective Date;

(b)    any provision of the Restated Facilities Agreement which relates to the calculation and accrual of interest shall not apply in relation to that Loan for that Interest Period; and

(c)    on and from the first day of the next Interest Period for that Loan, interest on that Loan shall be calculated in accordance with the Restated Facilities Agreement.

10.    TRANSACTION EXPENSES

The Company shall within 10 Business Days of demand pay the Successor Facilities Agent the amount of all reasonable costs and expenses (including legal fees subject to any agreed cap) reasonably incurred by the Successor Facilities Agent in connection with the negotiation, preparation, printing and execution of this Agreement (including the Restated Facilities Agreement) and any other documents referred to in this Agreement.

11.    MISCELLANEOUS

11.1    Further assurance

Each Obligor shall, at the request of the Successor Facilities Agent and at its own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this Agreement.
11.2    Governing law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

11.3    Incorporation of terms

The provisions of Clauses 35 (Contractual Recognition of Bail-In), 37 (Notices), 39 (Partial invalidity) and 47 (Enforcement) apply to this Agreement as though they were set out in full in this Agreement except that references to the Facilities Agreement are to be construed as references to this Agreement.

11.4    Counterparts

This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment or telecopy shall be an effective mode of delivery.

IN WITNESS whereof the parties have caused this Agreement to be duly executed on the date first written above.

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SCHEDULE 1
CONDITIONS PRECEDENT

Obligors

1.    A copy of the constitutional documents of each Obligor which signs this Agreement or confirmation that such constitutional documents have not been amended since previously being delivered to the Retiring Facilities Agent.

2.    A copy of a resolution of the board of directors or, if applicable, a committee of the board of directors of each Obligor which signs this Agreement (and, if required by its existing by-laws, a copy of the resolution of the shareholders’ meeting of Costa Crociere S.p.A.), approving the terms of, and the transactions contemplated by this Agreement and the Restated Facilities Agreement.

3.    If applicable, a copy of the resolution of the board of directors appointing the committee referred to in paragraph 2 above.

4.    A specimen of the signature of each person who executes this Agreement and who is authorised on behalf of an Obligor to execute or witness the execution of this Agreement.

5.    A certificate of an authorised signatory of the Company certifying that each copy document relating to any Obligor specified in this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

6.    A copy of a good standing certificate with respect to each US Borrower which signs this Agreement, issued as of a recent date by the Secretary of State or other appropriate official of each US Borrower’s jurisdiction of incorporation or organisation.

7.    A certificate of registration (certificato di iscrizione) of Costa Crociere S.p.A. with the relevant Companies’ Register dated not earlier than five Business Days prior to the execution of this Agreement, confirming that no insolvency procedures have been started in relation to Costa Crociere S.p.A.

Legal opinions

8.    A legal opinion of Simpson Thacher & Bartlett LLP, English law legal advisers to the Successor Facilities Agent, addressed to the Finance Parties.

9.    A legal opinion of CBA Studio Legale e Tributario, Italian law legal advisers to the Successor Facilities Agent, addressed to the Finance Parties.

10.    A legal opinion of Patton, Moreno & Asvat, Panama law legal advisers to the Successor Facilities Agent, addressed to the Finance Parties.

Other documents and evidence

11.    This Agreement duly executed by all parties thereto.

SCHEDULE 2 OUTSTANDING BONDS

Reference	Borrower	Currency	Amount	Effective Date	Expiry	Issuing Bank	Beneficiary
CARNIVAL	Carnival	USD	3,503,000.00	13	13	Mizuho	Nationwide
C00019	Corporation			January	January	Bank Ltd	Life
				2023	2024		Insurance
							Group
CARNIVAL	Carnival	EUR	26,000,000.00	31	31	JPMorgan	Bayerische
P00007	plc			October	October	Chase	Landesbank
				2022	2023	Bank
						National
						Association
CARNIVAL	Carnival	EUR	26,000,000.00	27	31	Citibank	Bayerische
P00008	plc			October	October	NA	Landesbank
				2022	2023
CARNVIAL	Carnival	EUR	25,054,478.00	27	31	Bank of	Bayerische
P00009	plc			October	October	America	Landesbank
				2022	2023	NA
CARNIVAL	Carnival	EUR	1,712,938.64	14	31	Bank of	Bayerische
P00011	plc			March	October	America	Landesbank
				2023	2023	NA

SCHEDULE 3

RESTATED FACILITIES AGREEMENT

Execution Version

CARNIVAL CORPORATION
CARNIVAL PLC

THE COMPANIES LISTED IN Schedule 1

Arranged by

BANK OF AMERICA EUROPE DESIGNATED ACTIVITY COMPANY

(FORMERLY KNOWN AS BANK OF AMERICA MERRILL LYNCH

INTENRATIONAL DESIGNATED ACTIVITY COMPANY),

BANK OF CHINA LIMITED, LONDON BRANCH,

BARCLAYS BANK PLC,

BNP PARIBAS,

CITIGROUP GLOBAL MARKETS LIMITED,

GOLDMAN SACHS BANK USA,

INTESA SANPAOLO S.P.A.,
J.P. MORGAN SE,

LLOYDS BANK PLC, MIZUHO BANK, LTD.,

NATIONAL WESTMINSTER BANK PLC, and
PNC CAPITAL MARKETS, LLC

(as Bookrunners and Mandated Lead Arrangers)

With

THE FINANCIAL INSTITUTIONS listed in Part B and Part C of Schedule 1 as Original Lenders

THE FINANCIAL INSTITUTIONS listed in Part I of Schedule 14
as Original Lending Substitutes
J.P. MORGAN SE
as Facilities Agent

Execution Version

FACILITIES AGREEMENT
for
Multicurrency Revolving Facilities

dated 18 May 2011 as amended and restated by amendment and restatement agreements dated
16 June 2014, 6 August 2019 and 25 May 2023

50.	DESIGNATION	137
	SCHEDULE 1 THE PARTIES	138
	PART A THE BORROWERS	138
	PART B THE LENDERS - LOAN COMMITMENTS	139
	PART C THE SWINGLINE LENDERS - SWINGLINE LOAN COMMITMENTS	144
	SCHEDULE 2 CONDITIONS PRECEDENT	147
	PART A CONDITIONS PRECEDENT TO INITIAL UTILISATION	147
	PART B CONDITIONS PRECEDENT REQUIRED TO BE DELIVERED BY AN ADDITIONAL OBLIGOR	149
	SCHEDULE 3 UTILISATION REQUEST	151
	PART A LOANS	151
	PART B BONDS	152
	PART C SWINGLINE LOAN	153
	SCHEDULE 4 FORM OF TRANSFER CERTIFICATE	154
	SCHEDULE 5 FORM OF ACCESSION LETTER	158
	SCHEDULE 6 FORM OF RESIGNATION LETTER	159
	SCHEDULE 7 FORM OF COMPLIANCE CERTIFICATE	160
	SCHEDULE 8 FORM OF CONFIDENTIALITY CERTIFICATE	161
	SCHEDULE 9 TIMETABLES	165
	PART A LOANS	165
	PART B BONDS	167
	PART C SWINGLINE LOANS	168
	SCHEDULE 10 FORM OF INCREASE CONFIRMATION	169
	SCHEDULE 11 FORM OF EXTENSION REQUEST	173
	SCHEDULE 12 PUBLISHED RATE CONTINGENCY PERIODS	174
	SCHEDULE 13 FORM OF SELF-DECLARATION	175
	SCHEDULE 14 ORIGINAL LENDING SUBSTITUTES	177
	SCHEDULE 15 FORM OF NEW LENDING SUBSTITUTE APPOINTMENT NOTICE	179
	SCHEDULE 16 FORM OF LENDING SUBSTITUTE UTILISATION NOTICE	183
	SCHEDULE 17 FORM OF LENDING SUBSTITUTE RESIGNATION NOTICE	184
	SCHEDULE 18 REFERENCE RATE TERMS	185
	SCHEDULE 19 DAILY NON-CUMULATIVE COMPOUNDED RFR RATE	190
	SCHEDULE 20 ADDITIONAL RESTRICTIVE COVENANTS	192

THIS AGREEMENT is dated 18 May 2011 (as amended and restated on 16 June 2014, 6 August 2019 and 25 May 2023) and made
BETWEEN:

(1)    CARNIVAL CORPORATION (a Panamanian corporation having its principal place of business at Carnival Place, 3655 N.W. 87th Avenue, Miami, Florida, 33178-2428) (the Company);

(2)    CARNIVAL PLC (a company incorporated under the laws of England and Wales with registered number 04039524) (Carnival plc);

(3)    THE SUBSIDIARIES OF THE COMPANY and of CARNIVAL PLC listed in Part A of Schedule 1 as borrowers (in this capacity and together with the Company and Carnival plc, the Original Borrowers);

(4)    CARNIVAL CORPORATION and CARNIVAL PLC as guarantors of their respective Subsidiaries (each a Guarantor);

(5)    BANK OF AMERICA EUROPE DESIGNATED ACTIVITY COMPANY (FORMERLY KNOWN AS BANK OF AMERICA MERRILL LYNCH INTENRATIONAL DESIGNATED ACTIVITY COMPANY), BANK OF CHINA LIMITED, LONDON BRANCH, BARCLAYS BANK PLC, BNP PARIBAS, CITIGROUP GLOBAL MARKETS LIMITED, GOLDMAN SACHS BANK USA, INTESA SANPAOLO S.P.A.,
J.P. MORGAN SE, LLOYDS BANK PLC, MIZUHO BANK, LTD., NATIONAL WESTMINSTER BANK PLC and PNC CAPITAL MARKETS, LLC as bookrunners and mandated lead arrangers (in this capacity the Bookrunners and Mandated Lead Arrangers);

(6)    AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED, BANCO SANTANDER, S.A., NEW YORK BRANCH, DEUTSCHE BANK LUXEMBOURG S.A., DZ BANK AG DEUTSCHE ZENTRAL-GENOSSENSCHAFTSBANK, NEW YORK BRANCH and HSBC FRANCE, as lead arrangers (in this capacity the Lead Arrangers);

(7)    BAYERISCHE LANDESBANK, NEW YORK BRANCH, KFW IPEX-BANK GMBH, and SUMITOMO MITSUI BANKING CORPORATION as arrangers (in this capacity and, together with the Bookrunners and Mandated Lead Arrangers and the Lead Arrangers, the Arrangers);

(8)    THE FINANCIAL INSTITUTIONS listed in Part B and Part C of Schedule 1 as lenders (the
Original Lenders);

(9)    THE FINANCIAL INSTITUTIONS listed in Part A of Schedule 14 (Original Lending Substitutes) as original lending affiliates (the Original Lending Affiliates);

(10)    THE FINANCIAL INSTITUTIONS listed in Part B of Schedule 14 (Original Lending Substitutes) as original FO substitutes (the Original FO Substitutes); and

(11)    J.P. MORGAN SE as facilities agent of the other Finance Parties (the Facilities Agent).

IT IS AGREED as follows:

1.    DEFINITIONS AND INTERPRETATION

1.1    Definitions

In this Agreement:

2014 Amendment Effective Date means the Effective Date under and as defined in the 2014 Amendment and Restatement Agreement.

2019 Amendment Effective Date means the Effective Date under and as defined in the 2019 Amendment and Restatement Agreement.

2014 Amendment and Restatement Agreement means the amendment and restatement agreement dated 16 June 2014 between, inter alios, the Company, Carnival plc and the Facilities Agent amending and restating this Agreement on and from the 2014 Amendment Effective Date.

2019 Amendment and Restatement Agreement means the amendment and restatement agreement dated 6 August 2019 between, inter alios, the Company, Carnival plc and the Facilities Agent amending and restating this Agreement on and from the 2019 Amendment Effective Date.

Acceptable Bank means a bank or financial institution which meets the Rating Requirements.

Accession Letter means a document substantially in the form set out in Schedule 5 (Form of Accession Letter).

Account Party means a Bond Borrower or any member of the Carnival Corporation & plc Group who has requested a Bond Borrower to request a Bond.

Additional Borrower means a company which becomes an Additional Borrower in accordance with Clause 30 (Changes to the Obligors).

Additional Business Day means any day specified as such in the applicable Reference Rate Terms.

Additional Obligor means an Additional Borrower or Additional Subsidiary Guarantor.

Additional Subsidiary Guarantor means a company which becomes an Additional Subsidiary Guarantor in accordance with Clause 30 (Changes to the Obligors).

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

Approved Jurisdiction means:

(a)    Italy;

(b)    The Netherlands;

(c)    Panama;

(d)    United Kingdom;

(e)    United States; or

(f)    any other country or jurisdiction agreed in writing by the Company and the Facilities Agent (acting on the instruction of all the Lenders).
Assurance Statement means the most recent assurance statement related to greenhouse gas emissions, inventory and sustainability data of the Carnival Corporation & plc Group as verified by Lloyds Register Quality Assurance or another independent third party appointed by the Company (acting reasonably).

Availability Period means the period from and including the Signing Date to and including the Termination Date.

Available Bond Facility means the aggregate, for the time being, of the Available Tranche D Commitments.

Available Commitment of a Lender means the aggregate of that Lender’s:

(a)    Available Tranche A Commitment;

(b)    Available Tranche B Commitment;

(c)    Available Tranche C Commitment; and

(d)    Available Tranche D Commitment.

Available Swingline Commitment of a Swingline Lender means the aggregate of that Swingline Lender’s:

(a)    Available Swingline Tranche A Commitment;

(b)    Available Swingline Tranche B Commitment; and

(c)    Available Swingline Tranche C Commitment.

Available Swingline Tranche A Commitment of a Swingline Lender under Tranche A means (but without limiting Clause 8.6 (Relationship with the Facilities)) that Lender’s Swingline Tranche A Commitment minus:

(a)    the Base Currency Amount of its participation in any outstanding Swingline Loans under Tranche A; and

(b)    in relation to any proposed Swingline Utilisation under Tranche A, the Base Currency Amount of its participation in any Swingline Loans that are due to be made under Tranche A on or before the proposed Utilisation Date, other than that Lender’s participation in any Swingline Loans under Tranche A that are due to be repaid or prepaid on or before the proposed Utilisation Date.

Available Swingline Tranche A Facility means the aggregate for the time being of each Swingline Lender’s Available Swingline Tranche A Commitment.

Available Swingline Tranche B Commitment of a Swingline Lender under Tranche B means (but without limiting Clause 8.6 (Relationship with the Facilities)) that Lender’s Swingline Tranche B Commitment minus:

(a)    the Base Currency Amount of its participation in any outstanding Swingline Loans under Tranche B; and

(b)    in relation to any proposed Swingline Utilisation under Tranche B, the Base Currency Amount of its participation in any Swingline Loans that are due to be made under Tranche B on or before the proposed Utilisation Date, other than that Lender’s participation in any Swingline Loans under Tranche B that are due to be repaid or prepaid on or before the proposed Utilisation Date.

Available Swingline Tranche B Facility means the aggregate for the time being of each Swingline Lender’s Available Swingline Tranche B Commitment.

Available Swingline Tranche C Commitment of a Swingline Lender under Tranche C means (but without limiting Clause 8.6 (Relationship with the Facilities)) that Lender’s Swingline Tranche C Commitment minus:

(a)    the Base Currency Amount of its participation in any outstanding Swingline Loans under Tranche C; and

(b)    in relation to any proposed Swingline Utilisation under Tranche C, the Base Currency Amount of its participation in any Swingline Loans that are due to be made under Tranche C on or before the proposed Utilisation Date, other than that Lender’s participation in any Swingline Loans under Tranche C that are due to be repaid or prepaid on or before the proposed Utilisation Date.

Available Swingline Tranche C Facility means the aggregate for the time being of each Swingline Lender’s Available Swingline Tranche C Commitment.

Available Tranche A Commitment of a Lender means that Lender’s Tranche A Commitment minus:

(a)    the Base Currency Amount of its participation in any outstanding Utilisations under Tranche A; and

(b)    in relation to any proposed Utilisation under Tranche A, the Base Currency Amount of its participation in any Utilisations under Tranche A that are due to be made on or before the proposed Utilisation Date, other than that Lender’s participation in any Utilisations under Tranche A that are due to be repaid or prepaid on or before the proposed Utilisation Date or, for the purposes of calculating any Lender’s Tranche A Indemnified Proportion, on or before the date of the proposed indemnification.

Available Tranche B Commitment of a Lender means that Lender’s Tranche B Commitment minus:

(a)    the Base Currency Amount of its participation in any outstanding Utilisations under Tranche B; and

(b)    in relation to any proposed Utilisation under Tranche B, the Base Currency Amount of its participation in any Utilisations under Tranche B that are due to be made on or before the proposed Utilisation Date, other than that Lender’s participation in any Utilisations under Tranche B that are due to be repaid or prepaid on or before the proposed Utilisation Date or, for the purposes of calculating any Lender’s Tranche B Indemnified Proportion, on or before the date of the proposed indemnification.

Available Tranche C Commitment of a Lender means that Lender’s Tranche C Commitment minus:

(a)    the Base Currency Amount of its participation in any outstanding Utilisations under Tranche C; and
(b)    in relation to any proposed Utilisation under Tranche C, the Base Currency Amount of its participation in any Utilisations under Tranche C that are due to be made on or before the proposed Utilisation Date, other than that Lender’s participation in any Utilisations under Tranche C that are due to be repaid or prepaid on or before the proposed Utilisation Date or, for the purposes of calculating any Lender’s Tranche C Indemnified Proportion, on or before the date of the proposed indemnification.

Available Tranche D Commitment of a Lender means that Lender’s Tranche D Commitment minus:

(a)    the Base Currency Amount of its participation in any outstanding Utilisations under Tranche D; and

(b)    in relation to any proposed Utilisation under Tranche D, the Base Currency Amount of its participation in any Utilisations under Tranche D that are due to be made on or before the proposed Utilisation Date, other than that Lender’s participation in any Utilisations under Tranche D that are due to be repaid or prepaid on or before the proposed Utilisation Date.

Available Tranche A Facility means the aggregate for the time being of each Lender’s Available Tranche A Commitment.

Available Tranche B Facility means the aggregate for the time being of each Lender’s Available Tranche B Commitment.

Available Tranche C Facility means the aggregate for the time being of each Lender’s Available Tranche C Commitment.

Available Tranche D Facility means the aggregate for the time being of each Lender’s Available Tranche D Commitment.

Bank Levy means the U.K. Bank Levy or any other bank levy, or a levy or Tax of similar nature imposed by reference to the assets or liabilities of a financial institution in any relevant jurisdiction which has been announced or implemented on or before the 2019 Amendment Effective Date.

Base Currency means:

(a)    in relation to Tranche A, US Dollars;

(b)    in relation to Tranche B, Sterling;

(c)    in relation to Tranche C, euro; and

(d)    in relation to Tranche D, US Dollars.

Base Currency Amount means, in relation to a Utilisation, the amount specified in the relevant Utilisation Request delivered by a Borrower for that Utilisation or (if the amount requested is not denominated in the Base Currency for the relevant Tranche requested in that Utilisation Request) that amount converted into the Base Currency for the relevant Tranche at the Facilities Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Facilities Agent receives the relevant Utilisation Request adjusted to reflect any repayment (other than a repayment arising from a change of currency), prepayment, consolidation or division of the Utilisation, and in addition in the case of a Bond, as adjusted under Clause 6.9 (Revaluation of Bonds).

Basel III means:
(a)    the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)    the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)    any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

Bond means any bond (including but not limited to surety bonds and performance bonds), guarantee (including but not limited to financial guarantees and performance guarantees), letter of credit (including but not limited to financial letters of credit, performance letters of credit and standby letters of credit), indemnity or other deed of obligation issued or to be issued by a Tranche D Lender.

Bond Borrower means a Borrower who has requested a Bond Utilisation.

Bond Utilisation means a utilisation of a Bond under the Bonding Facility (including a renewal of a Bond in accordance with Clause 6.8 (Renewal of a Bond)).

Bond Utilisation Request means a notice substantially in the form set out in Part B of Schedule 3 (Utilisation Request - Bonds).

Bonding Facility means the bonding facility made available under Tranche D of this Agreement as described in Clause 6 (Utilisation - Bonds) in a maximum amount of US$300,000,000.

Borrower means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 30 (Changes to the Obligors).

Break Costs means, in respect of any Term Rate Loan, the amount (if any) by which:

(a)    the interest (excluding amounts in respect of Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Term Rate Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Term Rate Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period, exceeds:

(b)    the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant

Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London and New York and:

(a)    (in relation to any date for payment or purchase of euro in respect of a Term Rate Loan) which is a TARGET Day;
(b)    (in relation to:

(i)    any date for payment or purchase of an amount relating to an RFR Loan; or

(ii)    the determination of the first day or the last day of an Interest Period for an RFR Loan or otherwise in relation to the determination of the length of such an Interest Period),

which is an Additional Business Day relating to that currency or that Loan or Unpaid Sum; or

(c)    (in relation to the fixing of an interest rate in relation to a Utilisation in USD) which is a US Government Securities Business Day.

Central Bank Rate has the meaning given to that term in the applicable Reference Rate Terms.

Central Bank Rate Adjustment has the meaning given to that term in the applicable Reference Rate Terms.

CO2 Emissions Rate means the ship fuel greenhouse gas emission rate (in grams CO2e/ALB-KM) as set out in the Assurance Statement.

CO2 Performance means the performance of the CO2 Emissions Rate for each financial year (being ‘Outperform target’, ‘Within target’, or ‘Below target’) relative to the targets set out in the table below (in grams CO2e/ALB-KM) for such financial year.

Financial year	Outperform target	Within target range	Below target
2019	≤ 246.7	> 246.7 but ≤ 249.0	> 249.0
2020	≤ 242.0	> 242.0 but ≤ 246.5	> 246.5
2021	≤ 237.4	> 237.4 but ≤ 244.0	> 244.0
2022	≤ 232.9	> 232.9 but ≤ 241.6	> 241.6
2023	≤ 228.2	> 228.2 but ≤ 239.2	> 239.2

Carnival Corporation & plc Group means the Carnival Corporation Group and the Carnival plc Group.

Carnival Corporation Group means the Company and all its Subsidiaries from time to time.

Carnival Credit Rating has the meaning given to that term in Clause 14.6 (Margin).

Carnival Material Group Member means the Company, Carnival plc, each other Obligor or any Material Subsidiary.

Carnival plc Group means Carnival plc and all its Subsidiaries from time to time.

Code means, at any date, the United States Internal Revenue Code of 1986 (or any successor legislation thereto) as amended from time to time, and the regulations promulgated and any rulings issued thereunder, all as the same may be in effect at such date.

Commitment means, at any time, in respect of a Lender, the aggregate of that Lender’s:

(a)    Tranche A Commitment;
(b)    Tranche B Commitment (for the purpose only of calculating the utilisation fee pursuant to Clause 17.4 converted into US Dollars at the Facilities Agent’s Spot Rate of Exchange at that time);

(c)    Tranche C Commitment (for the purpose only of calculating the utilisation fee pursuant to Clause 17.4 converted into US Dollars at the Facilities Agent’s Spot Rate of Exchange at that time); and

(d)    Tranche D Commitment.

Commitment Letter means the commitment letter dated 1 April 2011 from the Arrangers to the Company and Carnival plc.

Compliance Certificate means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate).

Compounded Reference Rate means, in relation to any RFR Banking Day during the Interest Period of an RFR Loan, the percentage rate per annum which is the aggregate of the applicable:

(a)    Daily Non-Cumulative Compounded RFR Rate for that RFR Banking Day; and

(b)    Credit Adjustment Spread, if any.

Compounding Methodology Supplement means, in relation to the Daily Non-Cumulative Compounded RFR Rate, a document which:

(a)    is agreed in writing by the Company, the Facilities Agent (in its own capacity) and the Facilities Agent (acting on the instructions of the Majority Lenders);

(b)    specifies a calculation methodology for that rate; and

(c)    has been made available to the Company and each Finance Party.

Confidential Information means all information relating to the Company, any Obligor, the Carnival Corporation & plc Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)    any member of the Carnival Corporation & plc Group or any of its advisers; or

(b)    another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Carnival Corporation & plc Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes,

(i)    information that:

(A)    is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 42 (Confidential Information); or

(B)    is identified in writing at the time of delivery as non-confidential by any member of the Carnival Corporation & plc Group or any of its advisers; or
(C)    is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Carnival Corporation & plc Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)    any Funding Rate.

Confidentiality Undertaking means a confidentiality undertaking substantially in the form set out in Schedule 8 (Confidentiality Undertaking).

CP Programme means:

(a)    any US Dollar, euro or Sterling commercial paper programme; or

(b)    any other short term borrowings having a term of not more than 364 days, of a member of the Carnival Corporation & plc Group.
CTA 2009 means the U.K. Corporation Tax Act 2009.

CRD IV means (A) Regulation (EU) No. 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU No. 648/2012) and (B) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

Credit Adjustment Spread means, in respect of any RFR Loan:

(a)    any rate specified as such in the applicable Reference Rate Terms; or

(b)    in respect of US Dollars, the USD Credit Adjustment Spread.

Daily Non-Cumulative Compounded RFR Rate means, in relation to any RFR Banking Day during an Interest Period for an RFR Loan, the percentage rate per annum determined by the Facilities Agent (or by any other Finance Party which agrees to determine that rate in place of the Facilities Agent) in accordance with the methodology set out in Schedule 19 (Daily Non-Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.

Daily Rate means the rate specified as such in the applicable Reference Rate Terms.
Deeds of Guarantee means:

(a)    the deed of guarantee issued by the Company in favour of the Facilities Agent on behalf of the Finance Parties in respect of Carnival plc dated on or about the Signing Date (as confirmed pursuant to a guarantee confirmation dated on or around the 2019 Amendment Effective Date); and

(b)    the deed of guarantee issued by Carnival plc in favour of the Facilities Agent on behalf of the Finance Parties in respect of the Company dated on or about the Signing Date (as confirmed pursuant to a guarantee confirmation dated on or around the 2019 Amendment Effective Date).

Default means:
(a)    an Event of Default; or

(b)    any event or circumstance specified in Clause 28 (Events of Default) which would (with the expiry of a grace period, or the giving of notice, or any combination of them) be an Event of Default.

Defaulting Lender means any Lender:

(a)    which has failed to make its participation in a Loan available or has notified the Facilities Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation) or 8.5 (Swingline Lenders’ participation);

(b)    which has otherwise rescinded or repudiated a Finance Document; or

(c)    with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraph (a) above:
(i)    its failure to pay is caused by:

(A)    administrative or technical error; or

(B)    a Disruption Event; and payment is made within five Business Days of its due date; or

(ii)    the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

Disruption Event means either or both of:

(a)    a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)    the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other, Party:

(i)    from performing its payment obligations under the Finance Documents; or

(ii)    from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

DLC Documents means the agreements, deeds, instruments and constituent documents related to the Company and Carnival plc, as amended from time to time, establishing the dual listed company structure between the Company and Carnival plc entered into as contemplated by the Offer and Implementation Agreement between the Company and Carnival plc dated 8 January 2003 namely the SVE Special Voting Deed, Carnival Corporation’s Articles and By-Laws, Carnival plc’s Memorandum and Articles, the Carnival Corporation Deed of Guarantee, the P&O Princess Guarantee (as each such expression is defined in the Equalisation and Governance Agreement), the deed between the Company and P&O Princess Cruises plc dated 17 April 2003, the pairing agreement between the Company, The
Law Debenture Trust Corporation (Cayman) Limited and SunTrust Bank dated 17 April 2003, the P&O Princess special voting trust deed made between the Company and the Law Debenture Trust Corporation (Cayman) Limited dated 17 April 2003 and the Equalisation and Governance Agreement.

Dutch Borrower means each Additional Borrower resident for tax purposes in The Netherlands.

Dutch Civil Code means the Burgerlijk Wetboek.

Dutch Insolvency Law means Dutch Bankruptcy Act (Faillissementswet).

Dutch Works Council Act means the Netherlands Works Council Act (Wet op de ondernemingsraden).

€STR means in relation to any day:

(a)    the euro short-term rate administered by the European Central Bank (or any other person which takes over the administration of that rate) published by the European Central Bank (or any other person which takes over publication of that rate) on page EUROSTR= of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) on that day. If such page or service ceases to be available, the Facilities Agent may specify another page or service displaying the relevant rate after consultation with the Company; or

(b)    as otherwise determined in accordance with Clause 9.8 (Unavailability of €STR – Swingline Loans under Tranche C),

and, if in either case, that rate is less than zero, €STR shall be deemed to be zero.

Equalisation and Governance Agreement means the equalisation and governance agreement dated 17 April 2003 between the Company and Carnival plc.

ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

EURIBOR means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate).

euro, EUR and € means the single currency of the Participating Member States.

Event of Default means any event or circumstance specified as such in Clause 28 (Events of Default).

Excluded Assets means any assets sold or otherwise disposed of by any person, provided such person, directly or indirectly has the right to possession or use of such assets notwithstanding such transfer or other disposition.

Expiry Date means, in respect of a Bond, the last day of the Term of that Bond.

Extended Termination Date has the meaning given to that term in Clause 10.2 (Extension of Termination Date).

Extension Request means a notice substantially in the form set out in Schedule 11 (Form of Extension Request).

Facilities means the multicurrency revolving facilities made available under this Agreement as described in Clause 2 (The Facilities).
Facilities Agent’s Spot Rate of Exchange means:

(a)    the Facilities Agent’s spot rate of exchange; or

(b)    (if the Facilities Agent does not have an available spot rate of exchange) any other publicly available spot rate of exchange selected by the Facilities Agent (acting reasonably),

for the purchase of a relevant currency with US Dollars, euro or Sterling, as the case may be, in the London foreign exchange market at or about 11:00 a.m. on a particular day.

Facility Office means the office or offices notified by a Lender to the Facilities Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

Fallback Interest Period means, in relation to a Term Rate Loan, one month.

FATCA means:

(a)    sections 1471 to 1474 of the Code or any associated regulations;

(b)    any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)    any agreement pursuant to the implementation of any treaty, law or regulations referred to paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Application Date means:

(a)    in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)    in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

Federal Funds Rate means, in relation to any day, the rate per annum equal to:

(a)    the weighted average of the rates on overnight Federal funds transactions with members of the US Federal Reserve System arranged by Federal funds brokers, as published for that day (or, if that day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York; or

(b)    if a rate is not so published for any day which is a Business Day, the average of the quotations for that day on such transactions received by the Facilities Agent from three Federal funds brokers of recognised standing selected by the Facilities Agent.
Fee Letter means any letter or letters dated on or about the Signing Date or the 2019 Amendment Effective Date, as appropriate, between the Arrangers and the Company, the Facilities Agent and the Company, the active bookrunners (as such term is used in the Commitment Letter) and the Company, setting out any of the fees referred to in Clause 17 (Fees) or any other fee letter designated as a Fee Letter by the Facilities Agent and the Company.

Finance Document means:

(a)    this Agreement;

(b)    the 2014 Amendment and Restatement Agreement;

(c)    the 2019 Amendment and Restatement Agreement;

(d)    each Fee Letter;

(e)    each of the Deeds of Guarantee;

(f)    each Utilisation Request;

(g)    a Transfer Certificate (if any);

(h)    any Accession Letter;

(i)    any Resignation Letter;

(j)    each Subsidiary Deed of Guarantee;

(k)    any Compounding Methodology Supplement;

(l)    any RFR Supplement; and

(m)    any other document designated as such by the Facilities Agent and the Company.

Finance Party means the Facilities Agent, an Arranger or a Lender.

FSF Agreement means the multicurrency revolving facilities agreement dated 28 February 2023 between, among others, Carnival Holdings (Bermuda) II Limited as borrower, the Company and Carnival plc as guarantors and J.P. Morgan SE as facilities agent.

Funding Rate means any individual rate notified by a Lender to the Facilities Agent pursuant to paragraph (a)(ii) of Clause 16.5 (Cost of funds) or paragraph (a)(ii) of Clause 9.9 (Cost of funds – Swingline Loans under Tranche C).

General Banking Conditions means the general banking terms and conditions (algemene Bankvoorwaarden) of any member of the Dutch Association for Banks (Nederlandse Vereniging van Banken).

Historic Term Reference Rate means, in relation to any Term Rate Loan, the most recent applicable Term Reference Rate for a period equal in length to the Interest Period of that Loan and which is as of a day which is no more than 3 Business Days before the Quotation Day.

Holding Company means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

Impaired Agent means the Facilities Agent at any time when:
(a)    it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)    the Facilities Agent otherwise rescinds or repudiates a Finance Document;

(c)    (if the Facilities Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(d)    an Insolvency Event has occurred and is continuing with respect to the Facilities Agent; unless, in the case of paragraph (a) above:
(i)    its failure to pay is caused by:

(A)    administrative or technical error; or

(B)    a Disruption Event; and payment is made within three Business Days of its due date; or

(ii)    the Facilities Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

Increase Confirmation means a confirmation substantially in the form set out in Schedule 10 (Form of Increase Confirmation).

Increase Date has the meaning given to that term in the Increase Confirmation. Increase Lender has the meaning given to that term in Clause 2.2 (Increase). Increased Cost means:
(a)    a reduction in the rate of return from the Facilities or on a Finance Party’s (or its Affiliate’s) overall capital;

(b)    an additional or increased cost; or

(c)    a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates but only to the extent that it is attributable to that Finance Party having entered into its Tranche A Commitment, Tranche B Commitment, Tranche C Commitment and/or Tranche D Commitment or funding or performing its obligations under any Finance Document.

Insolvency Event in relation to a Finance Party means that the Finance Party:

(a)    is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)    becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)    makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)    institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)    has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)    results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)    is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)    has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)    has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)    seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(i)    has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)    causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)    takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

Interest Period means:

(a)    in relation to a Loan (other than a Swingline Loan), each period determined in accordance with Clause 15 (Interest Periods);

(b)    in relation to a Swingline Loan, each period determined in accordance with Clause 9.7 (Interest Period); and

(c)    in relation to an Unpaid Sum, each period determined in accordance with Clause 14.4 (Interest on overdue amounts).

Interpolated Historic Term Reference Rate means, in relation to any Term Rate Loan, the rate (rounded to the same number of decimal places as the relevant Term Reference Rate) which results from interpolating on a linear basis between:
(a)    either:

(i)    the most recent applicable Term Reference Rate (as of a day which is not more than 5 Business Days before the Quotation Day) for the longest period (for which that Term Reference Rate is available) which is less than the Interest Period of that Loan; or

(ii)    in case of US Dollars, if no such Term Reference Rate is available for a period which is less than the Interest Period of that Loan, the most recent applicable SOFR (if any) for a day which is:

(A)    no more than 5 Business Days before the Quotation Day; and

(B)    no later than the Overnight Reference Day; and

(b)    the most recent applicable Term Reference Rate (as of a day which is not more than 5 Business Days before the Quotation Day) for the shortest period (for which that Term Reference Rate is available) which exceeds the Interest Period of that Loan.

Interpolated Term Reference Rate means, in relation to any Term Rate Loan in euro, the rate (rounded to the same number of decimal places as the two relevant Term Reference Rates) which results from interpolating on a linear basis between:
(a)    the applicable Term Reference Rate for the longest period (for which that Term Reference Rate is available) which is less than the Interest Period of that Term Rate Loan; and
(b)    the applicable Term Reference Rate for the shortest period (for which that Term Reference Rate is available) which exceeds the Interest Period of that Term Rate Loan, each as of the Specified Time on the Quotation Day for the currency of that Term Rate Loan.
Interpolated Term SOFR means, in relation to any Term Rate Loan in US Dollars, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:
(a)    either:
(i)    the applicable Term SOFR (as of the Specified Time) for the longest period (for which Term SOFR is available) which is less than the Interest Period of the Loan; or
(ii)    if no such Term SOFR is available for a period which is less than the Interest Period of that Loan, the most recently published SOFR before the Quotation Day; and
(b)    the applicable Term SOFR (as of the Specified Time) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of that Loan.
ITA 2007 means the U.K. Income Tax Act 2007.

Italian Banking Act means the Legislative Decree no. 385 of 1 September 1993 (as amended and supplemented from time to time).

Italian Civil Code means the Italian codice civile, the initial version of which was approved by Italian Royal Decree No. 262 of 16 March 1942, as amended from time to time.

Italian Insolvency Code means the Legislative Decree No. 14 of 12 January 2019 (Codice della crisi d’impresa e dell’insolvenza), as amended, integrated and supplemented from time to time.
Lender means:

(a)    any Original Lender; and

(b)    any bank or financial institution which has become a Party in accordance with the 2014 Amendment and Restatement Agreement, the 2019 Amendment and Restatement Agreement, Clause 2.2 (Increase) or Clause 29 (Changes to the Lenders) in the capacity of Lender, which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

Loan means a Loan Utilisation or a Swingline Loan or the principal amount outstanding for the time being of that Loan Utilisation or Swingline Loan, as the case may be.

Loan Utilisation means a loan made or to be made under Clause 5, including any loan deemed to have been requested under Clauses 7.1(b) and 9.3(b).

Loan Utilisation Request means a notice substantially in the form set out in Part A of Schedule 3 (Utilisation Request - Loans).

Lookback Period means the number of days specified as such in the applicable Reference Rate Terms.
Majority Lenders means, at any time, a Lender or Lenders whose Commitments aggregate more than 66 ⅔% of the Total Commitments (or, if the Total Commitments have been reduced to zero and there are no Utilisations then outstanding, aggregated more than 66 ⅔% of the Total Commitments immediately prior to the reduction).

Majority Tranche D Lenders means, at any time, a Lender or Lenders whose Tranche D Commitments aggregate more than 66 ⅔% of the Total Tranche D Commitments (or, if the Total Tranche D Commitments have been reduced to zero and there are no Utilisations then outstanding, aggregated more than 66 ⅔% of the Total Tranche D Commitments immediately prior to the reduction).

Margin means at any time the percentage rate per annum determined at such time to be the margin in accordance with Clause 14.6 (Margin).

Material Adverse Effect means a material and adverse effect on:

(a)    the ability of any Obligor to perform and observe its payment obligations under any Finance Document; and

(b)    the financial condition of the Carnival Corporation & plc Group as a whole.

Material Subsidiary means, at any time, a Subsidiary of the Company or Carnival plc whose gross assets, pre-tax profits or turnover then equal or exceed 10 per cent. of the gross assets, pre-tax profits or turnover of the Carnival Corporation & plc Group.

For this purpose:

(a)    the gross assets, pre-tax profits or turnover of a Subsidiary of the Company or Carnival plc will be determined from its financial statements (consolidated if it has Subsidiaries) upon which the latest audited financial statements of the Carnival Corporation & plc Group have been based;

(b)    if a Subsidiary of the Company or Carnival plc becomes a member of the Carnival Corporation & plc Group after the date on which the latest audited financial statements of the Carnival Corporation & plc Group have been prepared, the gross assets, pre-tax profits or turnover of that Subsidiary will be determined from its latest financial statements;
(c)    the gross assets, pre-tax profits or turnover of the Carnival Corporation & plc Group will be determined from its latest audited financial statements, adjusted (where appropriate) to reflect the gross assets, pre-tax profits or turnover of any company or business subsequently acquired or disposed of; and

(d)    if a Material Subsidiary disposes of all or substantially all of its assets to another member of the Carnival Corporation & plc Group, it will immediately cease to be a Material Subsidiary and the other Subsidiary (if it is not already) will immediately become a Material Subsidiary; the subsequent financial statements of those Subsidiaries and the Carnival Corporation & plc Group will be used to determine whether those Subsidiaries are Material Subsidiaries or not.

If there is a dispute as to whether or not a company is a Material Subsidiary, a certificate of the auditors of the Company or Carnival plc will be, in the absence of manifest error, conclusive.

Moody’s means Moody’s Investor Services, Inc.

New Lender has the meaning given to that term in Clause 29.1 (Assignments and transfers by the Lenders).

Non-Eligible Tranche D Lender means a Tranche A Lender which has notified the Company in writing that it is not permitted (by its constitutional documents or any applicable law) to participate in Tranche D.

Non-Recourse Financing Arrangement means a non-recourse financing arrangement under which (in the case of Borrowed Money) the lender’s right of recourse is limited to a specific asset of the relevant member of the Carnival Corporation & plc Group or in the case of an asset or property, the asset or property is collateral for the financing and there is no further recourse by the relevant creditor against the general assets of any member of the Carnival Corporation & plc Group.

Obligor means a Borrower or a Guarantor or a Subsidiary Guarantor.

Obligors’ Agent means the Company, appointed to act on behalf of each Obligor (other than the Company, Costa Crociere S.p.A. and any other Obligor incorporated in Italy) in relation to the Finance Documents pursuant to Clause 2.4 (Obligors’ Agent).

OFAC has the meaning given to that term in Clause 24.9 (United States law).

Optional Currency means a currency (other than the Base Currency for the relevant Tranche) which complies with the conditions set out in Clause 11.3 (Conditions relating to Optional Currencies).

Original Financial Statements means the audited consolidated financial statements of the Carnival Corporation & plc Group for the financial year ended 30 November 2018.

Original Obligor means an Original Borrower or a Guarantor.

Original Termination Date has the meaning given to that term in Clause 10.1 (Interpretation).

Overall Tranche A Commitment of a Lender means:

(a)    its Tranche A Commitment; or

(b)    in the case of a Swingline Lender which does not have a Tranche A Commitment, the Tranche A Commitment of a Lender which is its Affiliate.

Overall Tranche B Commitment of a Lender means:
(a)    its Tranche B Commitment; or

(b)    in the case of a Swingline Lender which does not have a Tranche B Commitment, the Tranche B Commitment of a Lender which is its Affiliate.

Overall Tranche C Commitment of a Lender means:

(a)    its Tranche C Commitment; or

(b)    in the case of a Swingline Lender which does not have a Tranche C Commitment, the Tranche C Commitment of a Lender which is its Affiliate.

Overnight Reference Day means the day which is two US Government Securities Business Days before the Quotation Day.

Participating Member State means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

Party means a party to this Agreement.

Pre-COVID Unsecured Debt means any unsecured indebtedness under (a) any revolving credit facility,
(b) any bilateral term or revolving facility, (c) any financing or facility to which export credit agencies, any one or several governmental instrumentality(ies), or public international financial institution, is a party and (d) any bond facilities or bank guarantee facilities, owed by (or committed to) a member of the Carnival Corporation & plc Group in each case before 1 April 2020.

Quotation Day means, in relation to any Interest Period for which an interest rate is to be determined:

(a)    (if the currency is Sterling) the first day of that Interest Period;

(b)    (if the currency is euro) two TARGET Days before the first day of that Interest Period;

(c)    (if the currency is US Dollars) two US Government Securities Business Days before the first day of that Interest Period; or

(d)    (for any other currency) two Business Days before the first day of that Interest Period,

unless market practice differs in the Relevant Market for a currency, in which case the Quotation Day for that currency will be determined by the Facilities Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given by leading banks in the Relevant Market on more than one day, the Quotation Day will be the last of those days).

Quoted Tenor means, in relation to a Term Reference Rate, any period for which that rate is customarily displayed on the relevant page or screen of an information service.
Rating Requirements means, at any time, in relation to any Lender or any other bank or financial institution, a long term unsubordinated credit rating of:

(a)    at least Baa1 by Moody’s; or

(b)    at least BBB+ by S&P.

Reference Rate Terms means, in relation to a currency and:

(a)    a Loan or an Unpaid Sum in that currency;
(b)    an Interest Period for such a Loan or Unpaid Sum (or other period for the accrual of commission or fees in respect of that currency); or

(c)    any term of this Agreement relating to the determination of a rate of interest in relation to such a Loan or Unpaid Sum in that currency,

the terms set out for that currency (if any) in Schedule 18 (Reference Rate Terms) or in any RFR Supplement.
Related Fund in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

Relevant Market means:
(a)    in relation to euro, the European interbank market;

(b)    in relation to US Dollars, the market for overnight cash borrowing collateralised by US Government securities; and

(c)    in relation to an RFR Currency, the market specified as such in the applicable Reference Rate Terms.

Renewal Request means a Bond Utilisation Request identified as being a Renewal Request and otherwise complying with Clause 6.8(b).

Repeating Representations means the representations which are deemed to be repeated under Clause
24.10 (Times for making representations).

Reporting Day means the day (if any) specified as such in the applicable Reference Rate Terms.
Reporting Time means the relevant time (if any) specified as such in the applicable Reference Rate Terms.

Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

Resignation Letter means a letter substantially in the form set out in Schedule 6 (Form of Resignation Letter).

RFR means the rate specified as such in the applicable Reference Rate Terms.

RFR Banking Day means any day specified as such in the applicable Reference Rate Terms.

RFR Currency means GBP and any currency which is not a Term Rate Currency (including, if paragraph (c) of Clause 16.2 (Unavailability of Term SOFR) applies, US Dollars).

RFR Interest Payment means the aggregate amount of interest that:
(a)    is, or is scheduled to become, payable under any Finance Document; and
(b)    relates to an RFR Loan.
RFR Loan means any Loan or, if applicable, Unpaid Sum denominated in GBP or any other RFR Currency.
RFR Supplement means, in relation to any currency, a document which:
(a)    is agreed in writing between the Company and the Facilities Agent (acting in its own capacity and on the instructions of the Majority Lenders);
(b)    specifies for that currency the relevant terms which are expressed in this Agreement to be determined by reference to the applicable Reference Rate Terms;
(c)    specifies whether that currency is an RFR Currency or a Term Rate Currency; and
(d)    has been made available to the Company and each Finance Party.
Rollover Loan means one or more Loans under a Facility in respect of the same Tranche:

(a)    made or to be made on the same day that a maturing Loan is due to be repaid;

(b)    the aggregate amount of which is equal to or less than the maturing Loan;

(c)    in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause
11.2 (Unavailability of a currency)); and

(d)    made or to be made to the same Borrower for the purpose of refinancing a maturing Loan.

Rules means:

(a)    the Uniform Customs and Practices for Documentary Credits, International Chamber of Commerce, publication No. 600 (or any subsequent revision thereof);

(b)    the International Chamber of Commerce Uniform Rules for Demand Guarantees URDG 758 (or any subsequent revision thereof);

(c)    the International Standby Practices (ISP98) (or any subsequent revision thereof); or

(d)    any other rules or practices in respect of a Bond agreed between the relevant Tranche D Lender and the relevant Bond Borrower.

S&P means Standard & Poor’s Rating Services.

SEC means the United States Securities Exchange Commission.

Security Interest means a mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect.

Separate Loan has the meaning given to that term in Clause 12 (Repayment).

Signing Date means the date of this Agreement.

SOFR means the rate per annum equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

Specified Time means, for any purpose, a day or time determined for that purpose in accordance with Schedule 9 (Timetables).

Sterling, GBP and £ means the lawful currency of the United Kingdom from time to time.
Subsidiary means a subsidiary within the meaning of section 1159 of the Companies Act 2006 and, for the purposes of Clause 26 (Financial Covenants) and in relation to financial statements of the Carnival Corporation & plc Group, a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006.

Subsidiary Deed of Guarantee means:

(a)    the deed of guarantee issued by the Subsidiary Guarantors in favour of the Facilities Agent dated 11 May 2021; or

(b)    any deed of guarantee issued by an Additional Subsidiary Guarantor in favour of the Facilities Agent.

Subsidiary Guarantor means each of:

(a)    GXI, LLC., incorporated in the State of Delaware, United States of America;

(b)    HAL Antillen N.V., incorporated in Curaçao;

(c)    Holland America Line N.V., incorporated in Curaçao;

(d)    Cruiseport Curaçao C.V., incorporated in Curaçao;

(e)    Princess Cruise Lines, Ltd., an exempted company limited by shares registered in Bermuda with registered number 26415;

(f)    Seabourn Cruise Line Limited, an exempted company limited by shares registered in Bermuda with registered number 34507;

(g)    Costa Crociere S.p.A., incorporated in Italy; and

(h)    any Additional Subsidiary Guarantor.

Swingline Commitment of a Swingline Lender means that Swingline Lender’s:

(a)    Swingline Tranche A Commitment;

(b)    Swingline Tranche B Commitment; and

(c)    Swingline Tranche C Commitment.

Swingline Facilities means the swingline loan facilities made available under this Agreement as described in Clause 9 (Swingline loans).

Swingline Lender means:

(a)    an Original Lender listed in Part C of Schedule 1 as a swingline lender; or

(b)    any other person that becomes a swingline lender after the Signing Date in accordance with Clause 29 (Changes to Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

Swingline Loan means a loan made or to be made under any Swingline Facility.
Swingline Loan Utilisation Request means a notice substantially in the form set out in Part C of Schedule 3 (Utilisation Request - Swingline Loans).

Swingline Tranche A Commitment means:

(a)    in relation to a Swingline Lender under Tranche A on the 2019 Amendment Effective Date, the amount in the Base Currency for Tranche A set opposite its name under the heading Swingline Tranche A Commitment in Part C of Schedule 1 (The Parties) of this Agreement and the amount of any other Swingline Tranche A Commitment transferred to it under this Agreement; and

(b)    in relation to any other Swingline Lender under Tranche A, the amount in the Base Currency for Tranche A of any Swingline Tranche A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.

Swingline Tranche B Commitment means:

(a)    in relation to a Swingline Lender under Tranche B on the 2019 Amendment Effective Date, the amount in the Base Currency for Tranche B set opposite its name under the heading Swingline Tranche B Commitment in Part C of Schedule 1 (The Parties) of this Agreement and the amount of any other Swingline Tranche B Commitment transferred to it under this Agreement; and

(b)    in relation to any other Swingline Lender under Tranche B, the amount in the Base Currency for Tranche B of any Swingline Tranche B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.

Swingline Tranche C Commitment means:

(a)    in relation to a Swingline Lender under Tranche C on the 2019 Amendment Effective Date, the amount in the Base Currency for Tranche C set opposite its name under the heading Swingline Tranche C Commitment in Part C of Schedule 1 (The Parties) of this Agreement and the amount of any other Swingline Tranche C Commitment transferred to it under this Agreement; and

(b)    in relation to any other Swingline Lender under Tranche C, the amount in the Base Currency for Tranche C of any Swingline Tranche C Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.

T2 means the real time gross settlement system operated by the Eurosystem, or any successor system.

TARGET Day means a day on which T2 is open for the settlement of payments in euro.

Taxes means any and all present and future taxes, levies, imposts, duties, fees or charges of whatever nature or withholding of a similar nature together with interest thereon and penalties in respect thereof and Tax means any one of them.

Tax Credit means a credit against any Tax or any relief or remission for Tax (or its repayment).

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.
Tax Payment means a payment made by an Obligor to a Finance Party in any way relating to a Tax Deduction or under any indemnity given by that Obligor in respect of Tax under any Finance Document.

Term means, in respect of a Bond, the period for which a Tranche D Lender is under a liability under that Bond.

Termination Date means, subject to Clause 10 (Extension Option), the date which falls five (5) years after the 2019 Amendment Effective Date.

Term Rate Currency means:
(a)    euro;
(b)    US Dollars; and
(c)    any currency specified as such in an RFR Supplement relating to that currency, to the extent, in any case, not specified otherwise in a subsequent RFR Supplement.
Term Rate Loan means a Loan or, if applicable, Unpaid Sum (including but not limited to any Loan or Unpaid Sum in a Term Rate Currency) which is not an RFR Loan, to the extent that it is not, or has not become an “RFR Loan” for its then current Interest Period pursuant to paragraph (c) of Clause 16.2 (Unavailability of Term SOFR).

Term Reference Rate means, in relation to a Term Rate Loan:

(a)    in euros:

(i)    EURIBOR as of the Specified Time and for a period equal in length to the Interest Period of that Term Rate Loan;

(ii)    as otherwise determined pursuant to Clause 16.1 (Interest Calculation if no Term Reference Rate for euro),

and if that rate is less than zero, such Term Reference Rate shall be deemed to be zero; and

(b)    in US Dollars,

(i)    the applicable Term SOFR as of the Specified Time and for a period equal in length to the Interest Period of that Term Rate Loan: or

(ii)    as otherwise determined pursuant to Clause 16.2 (Unavailability of Term SOFR).

Term SOFR means the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published by CME Group Benchmark Administration Limited.
Test Date - Bonds means each date falling at three month intervals after the Signing Date.

Test Total - Bonds means, at any time, the aggregate in US Dollars of each Bond Utilisation outstanding at that time, where each Bond Utilisation not denominated in US Dollars is converted into US Dollars at the Facilities Agent’s Spot Rate of Exchange at that time.

Total Commitments means, at any time, the aggregate of:

(a)    the Total Tranche A Commitments;
(b)    the Total Tranche B Commitments (converted into US Dollars at the Facilities Agent’s Spot Rate of Exchange at that time);

(c)    the Total Tranche C Commitments (converted into US Dollars at the Facilities Agent’s Spot Rate of Exchange at that time); and

(d)    the Total Tranche D Commitments.

Total Swingline Tranche A Commitments means, at any time, the aggregate of the Swingline Tranche A Commitments of all the Swingline Lenders under Tranche A at that time.

Total Swingline Tranche B Commitments means, at any time, the aggregate of the Swingline Tranche B Commitments of all the Swingline Lenders under Tranche B at that time.

Total Swingline Tranche C Commitments means, at any time, the aggregate of the Swingline Tranche C Commitments of all the Swingline Lenders under Tranche C at that time.

Total Tranche A Commitments means, at any time, the aggregate of the Tranche A Commitments of all the Lenders at that time.

Total Tranche B Commitments means, at any time, the aggregate of the Tranche B Commitments of all the Lenders at that time.

Total Tranche C Commitments means, at any time, the aggregate of the Tranche C Commitments of all the Lenders at that time.

Total Tranche D Commitments means, at any time, the aggregate of the Tranche D Commitments of all the Lenders at that time.

Tranche means:

(a)    Tranche A;

(b)    Tranche B;

(c)    Tranche C; or

(d)    Tranche D.

Tranche A means the facility made available by the Lenders to the Borrowers under Clause 2.1(a)(i). Tranche B means the facility made available by the Lenders to the Borrowers under Clause 2.1(a)(ii). Tranche C means the facility made available by the Lenders to the Borrowers under Clause 2.1(a)(iii). Tranche D means the facility made available by the Lenders to the Borrowers under Clause 2.1(a)(iv). Tranche A Commitment means:
(a)    in relation to a Lender on the 2019 Amendment Effective Date, the amount in the Base Currency for Tranche A set opposite its name under the heading Tranche A Commitment in Part B of Schedule 1 (The Parties) of this Agreement and the amount of any other Tranche A Commitment transferred to it under this Agreement; and
(b)    in relation to any other Lender, the amount in the Base Currency for Tranche A of any Tranche A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.

Tranche A Indemnified Proportion means, in relation to a Lender, the proportion (expressed as a percentage) borne by that Lender’s Available Tranche A Commitment to the Available Tranche A Facility, adjusted to reflect any assignment or transfer under this Agreement to or by that Lender.

Tranche B Commitment means:

(a)    in relation to a Lender on the 2019 Amendment Effective Date, the amount in the Base Currency for Tranche B set opposite its name under the heading Tranche B Commitment in Part B of Schedule 1 (The Parties) of this Agreement and the amount of any other Tranche B Commitment transferred to it under this Agreement; and

(b)    in relation to any other Lender, the amount in the Base Currency for Tranche B of any Tranche B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.

Tranche B Indemnified Proportion means, in relation to a Lender, the proportion (expressed as a percentage) borne by that Lender’s Available Tranche B Commitment to the Available Tranche B Facility, adjusted to reflect any assignment or transfer under this Agreement to or by that Lender.

Tranche C Commitment means:

(a)    in relation to a Lender on the 2019 Amendment Effective Date, the amount in the Base Currency for Tranche C set opposite its name under the heading Tranche C Commitment in Part B of Schedule 1 (The Parties) of this Agreement and the amount of any other Tranche C Commitment transferred to it under this Agreement; and

(b)    in relation to any other Lender, the amount in the Base Currency for Tranche C of any Tranche C Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.

Tranche C Indemnified Proportion means, in relation to a Lender, the proportion (expressed as a percentage) borne by that Lender’s Available Tranche C Commitment to the Available Tranche C Facility, adjusted to reflect any assignment or transfer under this Agreement to or by that Lender.

Tranche D Commitment means:

(a)    in relation to a Lender on the 2019 Amendment Effective Date, the amount in the Base Currency for Tranche D set opposite its name under the heading Tranche D Commitment in Part B of Schedule 1 (The Parties) of this Agreement and the amount of any other Tranche D Commitment transferred to it under this Agreement; and

(b)    in relation to any other Lender, the amount in the Base Currency for Tranche D of any Tranche D Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.

Tranche D Lender means a Lender under Tranche D but excluding entities which have ceased to be a Tranche D Lender under Clause 29 (Changes to the Lenders).

Transfer Certificate means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Facilities Agent and the Company.

Transfer Date means, in relation to a transfer, the later of:

(a)    the proposed Transfer Date specified in the Transfer Certificate; and

(b)    the date on which the Facilities Agent executes the Transfer Certificate.

U.K. and United Kingdom means the United Kingdom of Great Britain and Northern Ireland.

U.K. Bank Levy means the bank levy imposed pursuant to Part 6 and Schedule 19 of the UK Finance Act 2011.

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.

US means the United States of America.

USA Patriot Act has the meaning given to that term in Clause 24.9(a)(i) (United States Law).

US Borrower means a Borrower whose jurisdiction of organisation is a state of the United States of America or the District of Columbia.

USD Credit Adjustment Spread means 0.10 per cent. per annum.

US Dollar, USD and US$ means the lawful currency of the United States of America from time to time.

US Government Securities Business Day means any day other than:
(a)    a Saturday or a Sunday; and

(b)    a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.
US Tax Obligor means:

(a)    a Borrower which is resident for tax purposes in the United States of America; or

(b)    an Obligor some or all of whose payments under the Finance Documents are from sources within the United States for US federal income tax purposes.

Utilisation means a Loan Utilisation, a Bond Utilisation and a Swingline Loan, as the case may be.

Utilisation Date means the date on which a Utilisation is made.

Utilisation Request means a Loan Utilisation Request, a Bond Utilisation Request or a Swingline Loan Utilisation Request, as the case may be.

VAT means:
(a)    any value added tax imposed by the Value Added Tax Act 1994;

(b)    any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(c)    any other tax of a similar nature, whether imposed in the United Kingdom or a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraphs (a) or (b) above, or imposed elsewhere.

1.2    Construction

(a)    The following definitions have the meanings given to them in Clause 26.1 (Definitions):

(i)    Borrowed Money;

(ii)    Capital Lease;

(iii)    Consolidated Capital;

(iv)    Excluded Indebtedness;

(v)    GAAP;

(vi)    Indebtedness;

(vii)    Interest;

(viii)    Issued Capital and Consolidated Reserves;

(ix)    Measurement Period; and

(x)    Testing Date.

(b)    In this Agreement, unless the contrary intention appears, a reference to:

(i)    an amendment includes a supplement, novation, restatement or re-enactment and amended will be construed accordingly;

(ii)    assets includes present and future properties, revenues and rights of every description;

(iii)    a Lender’s cost of funds in relation to its participation in a Loan is a reference to the average cost (determined either on an actual or a notional basis) which that Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in that Loan for a period equal in length to the Interest Period of that Loan and to the Facilities Agent’s “cost of funds” is a reference to the average cost (determined either on an actual or notional basis)

which the Facilities Agent would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount referred to in paragraph (b) of Clause 34.4 (Clawback and pre-funding);

(iv)    an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarization;

(v)    consolidation in relation to the Carnival Corporation & plc Group means a combination of the relevant financial items of the Carnival Corporation Group and the Carnival plc Group and consolidated will be construed accordingly;
(vi)    disposal means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(vii)    a group of Lenders includes all the Lenders;

(viii)    indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money whether present or future, actual or contingent;

(ix)    a person includes any individual, company, corporation, partnership, business trust, joint venture, association, joint stock company, trust or other unincorporated organization whether or not a legal entity, or any governmental or agency or political subdivision thereof;

(x)    a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any Party to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organization with authority to regulate the business of any affected Party;

(xi)    a currency (other than the euro) is a reference to the lawful currency for the time being of the relevant country;

(xii)    a Default being outstanding means that it has not been remedied or waived;

(xiii)    a provision of law is a reference to that provision as extended, applied, amended or re- enacted and includes any subordinate legislation;

(xiv)    a clause, a subclause or a schedule is a reference to a clause or subclause of, or a schedule to, this Agreement;

(xv)    a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(xvi)    a Finance Document or another document is a reference to that Finance Document or other document as amended including any amendment providing for an increase in the amount of a facility or any additional facility; and

(xvii)    a time of day is a reference to London time.

(c)    Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)    if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)    if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)    notwithstanding sub-paragraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(d)    Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) and, subject to Clause 41.3 (Other exceptions) but otherwise notwithstanding any term of any Finance Document, no consent of any third party is required for any variation (including any release or compromise of any liability) or termination of that Finance Document.

(e)    Unless the contrary intention appears:

(i)    a reference to a party will not include that Party if it has ceased to be a Party under this Agreement;

(ii)    a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and

(iii)    any obligation of an Obligor under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of an Obligor is or may be outstanding under the Finance Documents.

(f)    The headings in this Agreement do not affect its interpretation.

(g)    Any reference in this Agreement to:

(i)    the Interest Period of a Bond will be construed, notwithstanding Clause 15.1(b), as a reference to the Term of that Bond;

(ii)    a Utilisation made or to be made to a Bond Borrower includes a Bond issued on its behalf;

(iii)    an outstanding amount of a Bond at any time is the maximum amount that is or may be payable by the Bond Borrower in respect of that Bond at that time;

(iv)    amounts outstanding under this Agreement includes amounts outstanding under or in respect of a Bond;

(v)    a Borrower repaying or prepaying a Bond means:

(A)    that Borrower providing cash cover for that Bond;

(B)    the maximum amount payable under that Bond being reduced in accordance with its terms;

(C)    the relevant Tranche D Lender being satisfied that it has no further liability under that Bond; or

(D)    that Bond being adopted under the FSF Agreement (including pursuant to clause 1.2(g)(vii) of the FSF Agreement),

and the amount by which a Bond is repaid or prepaid under paragraphs (g)(v)(A) and (g)(v)(B) above is the amount of the relevant cash cover or reduction; and

(vi)    a Bond Borrower providing cash cover for a Bond means a Bond Borrower (or another Obligor on its behalf) paying an amount in the currency of the Bond or, in relation to cash cover provided under Clause 6.9(b)(ii), US Dollars, into an interest-bearing account in the name of the Bond Borrower and the following conditions being met:
(A)    the account is with the relevant Tranche D Lender which issued that Bond;

(B)    withdrawals from the account may only be made to pay a Finance Party amounts due and payable to it under this Agreement in respect of that Bond until no amount is or may be outstanding under that Bond; and

(C)    the Bond Borrower (or relevant Obligor) has executed a security document over that account, in form and substance satisfactory to the Tranche D Lender with which that account is held, creating a first ranking security interest over that account.

(h)    Any reference in this Agreement to:

(i)    an Affiliate in relation to National Westminster Bank plc, shall not include (i) the UK government or any member or instrumentality thereof, including His Majesty’s Treasury and UK Financial Investments Limited (or any directors, officers, employees or entities thereof); or (ii) any persons or entities controlled by or under common control with the U.K. government or any member or instrumentality thereof (including His Majesty’s Treasury and UK Financial Investments Limited) and which are not part of The Royal Bank of Scotland Group plc and its subsidiaries or subsidiary undertakings;

(ii)    an Interest Period includes each period determined under this Agreement by reference to which interest on a Swingline Loan is calculated; and

(iii)    a Lender includes a Swingline Lender unless the context otherwise requires.

(i)    In this Agreement, where it relates to a Borrower incorporated in The Netherlands, a reference to:

(i)    an administration, winding up or dissolution includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(ii)    a moratorium means surséance van betaling and granted a moratorium means surséance verleend;

(iii)    a trustee includes a curator;

(iv)    an administrator or receiver means a bewindvoerder or curator;

(v)    an attachment means a beslag;

(vi)    necessary corporate action to authorise, where applicable, includes without limitation, to the extent a works council (ondernemingsraden) is established and to the extent that any rights to consult (in de gelegenheid stellen tot advies uitbrengen) the works council or for the works council to approve (instemming met) are triggered under the Dutch Works Council Act, any action required to comply with the Dutch Works Council Act; and

(vii)    a security interest includes a mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame) and in general any right in rem (beperkt recht) created for the purposes of granting security (goederenrechtelijk zekerheidsrecht).
(j)    A reference in this Agreement to a page or screen of an information service displaying a rate shall include:

(i)    any replacement page of that information service which displays that rate; and

(ii)    the appropriate page of such other information service which displays that rate from time to time in place of that information service,

and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Facilities Agent after consultation with the Company.

(k)    A reference in this Agreement to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate.

(l)    Any RFR Supplement relating to a currency overrides anything relating to that currency in:

(i)    Schedule 18 (Reference Rate Terms); or

(ii)    any earlier RFR Supplement.

(m)    A Compounding Methodology Supplement relating to the Daily Non-Cumulative Compounded RFR Rate overrides anything relating to that rate in:

(i)    Schedule 19 (Daily Non-Cumulative Compounded RFR Rate); or

(ii)    any earlier Compounding Methodology Supplement.

(n)    The determination of the extent to which a rate is for a period equal in length to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

2.    THE FACILITIES

2.1    The Facilities

(a)    Subject to the terms of this Agreement, the Lenders make available to the Borrowers multicurrency revolving facilities in four (4) tranches being:

(i)    a US Dollar facility in an aggregate amount equal to the Total Tranche A Commitments;

(ii)    a Sterling facility in an aggregate amount equal to the Total Tranche B Commitments;

(iii)    a euro facility in an aggregate amount equal to the Total Tranche C Commitments; and

(iv)    a US Dollar facility in an aggregate amount equal to the Total Tranche D Commitments.

(b)    Each Lender under Tranche C which lends to Borrowers incorporated in Italy must be a Qualifying Lender (as defined in Clause 18.10) unless such Lender has ceased to be a Qualifying Lender by reason of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement or any published practice or concession of any relevant taxing authority.

(c)    If a Borrower is incorporated in Italy, that Borrower may only request a Loan under Tranche C.
2.2    Increase

(a)    The Company may by giving prior notice to the Facilities Agent after the effective date of a cancellation of:

(i)    the Available Commitment and/or the Available Swingline Commitment of a Defaulting Lender (or its Affiliate) in accordance with Clause 13.6(g) (Involuntary prepayment and cancellation and replacement of Lender);

(ii)    the Available Commitment and/or the Available Swingline Commitment of a Lender (or its Affiliate) in accordance with paragraphs (a) to (f) of Clause 13.6 (Involuntary prepayment and cancellation and replacement of Lender); or

(iii)    the Commitments of a Lender (or its Affiliate) in accordance with Clause 13.1 (Mandatory prepayment - illegality),

request that the Total Commitments or the relevant Swingline Commitments be increased (and the Total Commitments under that Facility or the relevant Swingline Commitments shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Available Commitments or Available Swingline Commitment so cancelled as follows:

(iv)    the increased Commitments and/or relevant Swingline Commitments will be assumed by one or more Lenders or other banks or financial institutions (each an Increase Lender) selected by the Company (each of which shall not be a member of the Carnival Corporation & plc Group) and each of which confirms its willingness to assume and does assume all the obligations of a Defaulting Lender corresponding to that part of the increased Commitments and/or relevant Swingline Commitments which it is to assume, as if it had been an Original Lender;

(v)    each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(vi)    each Increase Lender shall become a Party as a “Lender” and (where appropriate) “Swingline Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(vii)    the Commitments and Swingline Commitments of the other Lenders shall continue in full force and effect; and

(viii)    any increase in the Total Commitments and/or the relevant Swingline Commitments shall take effect on the date specified by the Company in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)    An increase in the Total Commitments and/or the relevant Swingline Commitments will only be effective on:

(i)    the execution by the Facilities Agent of an Increase Confirmation from the relevant Increase Lender; and

(ii)    in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase the performance by the Facilities Agent of all necessary “know your customer”
or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments and/or the relevant Swingline Commitments by that Increase Lender, the completion of which the Facilities Agent shall promptly notify to the Company and the Increase Lender.

(c)    No Swingline Commitment of a Lender may exceed the Commitment of that Lender or its Affiliate pursuant to the operation of this Clause 2.2. Accordingly where the Swingline Commitments are to be increased pursuant to this Clause to replace Swingline Commitments of a Swingline Lender that have been cancelled pursuant to Clause 13.6(g) (Involuntary prepayment and cancellation and replacement of Lender) or Clause 13.1 (Mandatory prepayment - illegality) without a commensurate cancellation of the Commitments of that Swingline Lender’s Affiliate being required at the time of such cancellation, that Affiliate shall (to the extent of its Commitments at the time of the increase in Swingline Commitments) be required to transfer its Commitments to the relevant Increase Lender (or its Affiliate) on the terms provided for in Clause 41.6 (Replacement of a Defaulting Lender) to the extent necessary to ensure that the Commitments of the Increase Lender (or its Affiliate) are at least equal to each of the Swingline Commitments assumed by that Increase Lender.

(d)    Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Facilities Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(e)    Unless the Facilities Agent otherwise agrees or the increased Commitment and/or Swingline Commitment is assumed by an existing Lender, the Company shall, on the date upon which the increase takes effect, pay to the Facilities Agent (for its own account) a fee of USD3,500 and promptly on demand pay to the Facilities Agent the amount of all reasonable costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in Commitments under this Clause 2.2.

(f)    The Company may pay to the Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender in a letter between the Company and the Increase Lender setting out that fee. A reference in this Agreement to a Fee Letter shall include any letter referred to in this paragraph.

(g)    Clause 29.3 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)    an Existing Lender were references to all the Lenders immediately prior to the relevant increase;

(ii)    the New Lender were references to that Increase Lender; and

(iii)    a re-transfer and re-assignment were references to respectively a transfer and assignment.

2.3    Finance Parties’ rights and obligations

(a)    The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)    The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance
Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in the Facilities or its role under a Finance Document (including any such amount payable to the Facilities Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)    A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

2.4    Obligors’ Agent

(a)    Each Obligor (other than the Company, Costa Crociere S.p.A. and any other Obligor incorporated in Italy) by its execution of this Agreement, an Accession Letter or a Subsidiary Deed of Guarantee irrevocably appoints the Company to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)    the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to execute on its behalf any Accession Letter, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)    each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)    Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

3.    PURPOSE

3.1    Purpose

Each Borrower shall apply all amounts utilised by it under the Facilities:

(a)    by way of Loan Utilisations or Swingline Loans towards general liquidity and/or working capital purposes of the Carnival Corporation & plc Group including but not limited to (in the case of Swingline Loans) support for any CP Programme; and

(b)    by way of Bond Utilisations, for the purposes of securing the commercial obligations specified in the Bond.
3.2    Monitoring

No Finance Party is bound to monitor or verify the utilisation of the Facilities pursuant to this Agreement.

4.    CONDITIONS OF UTILISATION

4.1    Initial conditions precedent

(a)    No Borrower may deliver a Utilisation Request unless the Facilities Agent has received all of the documents and other evidence listed in Part A of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Facilities Agent. The Facilities Agent shall notify the Company and the Lenders promptly upon being so satisfied.

(b)    Other than to the extent that the Majority Lenders notify the Facilities Agent in writing to the contrary before the Facilities Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Facilities Agent to give that notification. The Facilities Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

5.    UTILISATION - LOAN

5.1    Delivery of a Loan Utilisation Request

(a)    A Borrower may utilise the Facilities for Loan Utilisations by delivery to the Facilities Agent of a duly completed Loan Utilisation Request.

(b)    Unless the Facilities Agent otherwise agrees, the latest time for receipt by the Facilities Agent of a duly completed Loan Utilisation Request is the Specified Time one (1) Business Day before the Quotation Day for the proposed Loan Utilisation.

5.2    Completion of a Loan Utilisation Request

(a)    Each Loan Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)    it identifies the Tranche to be utilised;

(ii)    the proposed Utilisation Date is a Business Day falling within the Availability Period;

(iii)    the currency and amount of the Loan Utilisation comply with Clause 5.3 (Currency and amount); and

(iv)    the proposed Interest Period complies with Clause 15 (Interest Periods).

(b)    Only one Loan Utilisation may be requested in each Loan Utilisation Request.

(c)    Subject to paragraph (d) below, a Borrower may not deliver a Loan Utilisation Request for a Loan Utilisation if as a result of the proposed Loan Utilisation more than twelve (12) Loan Utilisations would be outstanding.

(d)    For the purposes of paragraph (c) above, the following shall not be taken into account:

(i)    a Loan Utilisation made pursuant to Clause 7.1(b) to repay a Bond Utilisation or any amount outstanding under a Bond;

(ii)    a Loan Utilisation made pursuant to Clause 9.3(b) to repay a Swingline Loan that has become due and payable;

(iii)    any Utilisation made by a single Lender under Clause 11.2 (Unavailability of a currency); and

(iv)    any Separate Loan.

5.3    Currency and amount

(a)    The currency specified in a Loan Utilisation Request given under Clause 5.1 must be the Base Currency for the Tranche requested or an Optional Currency.

(b)    The amount of the proposed Loan Utilisation must be:

(i)    if the currency selected is the Base Currency:

(A)    in respect of Tranche A, a minimum of US$2,000,000 or, if less, the Available Tranche A Facility;

(B)    in respect of Tranche B, a minimum of £1,000,000 or, if less, the Available Tranche B Facility;

(C)    in respect of Tranche C, a minimum of €1,500,000 or, if less, the Available Tranche C Facility; or

(D)    in respect of Tranche D, a minimum of US$2,000,000 or, if less, the Available Tranche D Facility.

(ii)    if the currency selected is an Optional Currency and does not require the approval of the Facilities Agent under Clause 11.3(a) (Conditions relating to Optional Currencies):

(A)    in respect of Tranche A, a minimum of US$2,000,000 or, if less, the Available Tranche A Facility (where the amount of the proposed Loan Utilisation is converted into US Dollars at the Facilities Agent’s Spot Rate of Exchange on the date of the Loan Utilisation Request);

(B)    in respect of Tranche B, a minimum of £1,000,000 or, if less, the Available Tranche B Facility (where the amount of the proposed Loan Utilisation is converted into Sterling at the Facilities Agent’s Spot Rate of Exchange on the date of the Loan Utilisation Request);

(C)    in respect of Tranche C, a minimum of €1,500,000 or, if less, the Available Tranche C Facility (where the amount of the proposed Loan Utilisation is converted into euro at the Facilities Agent’s Spot Rate of Exchange on the date of the Loan Utilisation Request); or

(D)    in respect of Tranche D, a minimum of US$2,000,000 or, if less, the Available Tranche D Facility (where the amount of the proposed Loan Utilisation is converted into US Dollars at the Facilities Agent’s Spot Rate of Exchange on the date of the Loan Utilisation Request); and

(iii)    if the currency selected is an Optional Currency and it has been approved by the Facilities Agent under Clause 11.3(a) (Conditions relating to Optional Currencies), the minimum amount (and, if required, integral multiple) specified by the Facilities Agent pursuant to Clause 11.3(b) (Conditions relating to Optional Currencies).

5.4    Lenders’ participation

(a)    Subject to paragraph (b) below, the Lenders will only be obliged to comply with this Clause 5.4 (Lenders’ participation) if on the proposed Utilisation Date:

(i)    in the case of a Rollover Loan, no Event of Default is outstanding or would result from the proposed Rollover Loan and, in the case of any other Loan Utilisation, no Default is outstanding or would result from the proposed Loan Utilisation; and

(ii)    the Repeating Representations to be made by each Obligor are correct in all material respects.

(b)    The Lenders shall be obliged to comply with this Clause 5.4 in relation to any Loan Utilisation made pursuant to Clause 7.1(b) or Clause 9.3(b) provided that paragraph (a) shall not apply to any such Loan Utilisation, and the conditions referred to in paragraphs (f) and (g) below shall be deemed satisfied in relation to any such Loan Utilisation.

(c)    The Facilities Agent must promptly notify each Lender of the details of the requested Loan Utilisation (including the amount, currency and Base Currency Amount) and the amount of each Lender’s share in that Loan Utilisation, in each case by the Specified Time.

(d)    The amount of each Lender’s share in:

(i)    each Loan Utilisation under Tranche A will be equal to the proportion which its Available Tranche A Commitment bears to the Available Tranche A Facility immediately prior to making the Loan Utilisation;

(ii)    each Loan Utilisation under Tranche B will be equal to the proportion which its Available Tranche B Commitment bears to the Available Tranche B Facility immediately prior to making the Loan Utilisation;

(iii)    each Loan Utilisation under Tranche C will be equal to the proportion which its Available Tranche C Commitment bears to the Available Tranche C Facility immediately prior to making the Loan Utilisation; and

(iv)    each Loan Utilisation under Tranche D will be equal to the proportion which its Available Tranche D Commitment bears to the Available Tranche D Facility immediately prior to making the Loan Utilisation.

(e)    Each Original Lender represents (and each other Lender will represent, upon becoming party as a Lender in accordance with Clause 29 (Changes to the Lenders)) that it is a “professional market party” (professionele marktpartij), as that term is used in the Netherlands Financial Supervision Act (wet op het financieel toezicht).

(f)    If the conditions set out in this Agreement have been satisfied or waived and subject to Clause 12(g) (Repayment), each Lender must make its share in each Loan Utilisation available to the Facilities Agent for the relevant Borrower through its Facility Office on the proposed Utilisation Date.

(g)    If, on the proposed Utilisation Date, the Facilities Agent is satisfied that all conditions precedent have been satisfied or waived it shall pay the proceeds of each Loan Utilisation received pursuant to paragraph (f) above in accordance with the payment directions set out in the relevant Loan Utilisation Request (or, if relevant, in accordance with Clause 7.1(b) or Clause 9.3(b)).

6.    UTILISATION - BONDS

6.1    General

In determining the amount of the Available Bond Facility for the purposes of this Agreement, the Lender’s Available Tranche D Commitment will be calculated ignoring any cash cover provided for outstanding Bonds.

6.2    Tranche D

(a)    A Bond Utilisation may only be made under Tranche D.

(b)    A Borrower (or the Company or Carnival plc on behalf of any Borrower not incorporated in Italy) may specify (i) that either one Tranche D Lender shall provide a Bond or more than one

Tranche D Lender shall provide Bonds to the same beneficiary, and (ii) the amount of the Bond to be issued by each such Tranche D Lender in accordance with Clause 6.5(b) (subject to Clause 6.5(b)(ii)), and such Tranche D Lender(s) shall issue a Bond in the amount requested by that Borrower. The Borrower shall deliver a Bond Utilisation Request to each such Tranche D Lender in accordance with Clause 6.3 (Delivery of a Bond Utilisation Request).

6.3    Delivery of a Bond Utilisation Request

A Bond Borrower may request a Bond to be issued by delivery to the relevant Tranche D Lender (with a copy to the Facilities Agent) of a duly completed Bond Utilisation Request not later than the Specified Time (unless a shorter period is agreed by the relevant Tranche D Lender).

6.4    Completion of a Bond Utilisation Request

Each Bond Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)    it specifies the Account Party and the relevant Tranche D Lender is not prevented by reason of legal or regulatory restrictions imposed upon it from issuing a Bond to the request of such Account Party;

(b)    it specifies the Tranche D Lender;

(c)    it specifies the amount of the Bond the Tranche D Lender is to issue;

(d)    it specifies the identity of the beneficiary of the Bond and the relevant Tranche D Lender is not prevented by reason of legal or regulatory restrictions imposed upon it from issuing a Bond in favour of that beneficiary;

(e)    the proposed Utilisation Date is a Business Day within the Availability Period;

(f)    the currency and amount of the Bond comply with Clause 6.5 (Currency and amount);

(g)    the form of each Bond is attached and it complies with Clause 6.6 (Form and Type of Bond);

(h)    the Expiry Date of the Bond falls on or before the Termination Date (or will otherwise be adopted under the FSF Agreement on and from the Termination Date); and

(i)    the delivery instructions for the Bond are specified.
6.5    Currency and amount

(a)    The currency specified in a Bond Utilisation Request given under Clause 6.1 must be the Base Currency for Tranche D or an Optional Currency.

(b)    The amount of the proposed Bond must be:

(i)    an amount whose Base Currency Amount for Tranche D is not more than the lesser of the Available Tranche D Facility and the Available Bond Facility; and

(ii)    not more than the relevant Tranche D Lender’s Available Tranche D Commitment.

6.6    Form and Type of Bond

The form and type of instrument of the proposed Bond must be in the form and of such a type of instrument as requested by a Bond Borrower (to the extent required by the relevant beneficiary) and approved by the relevant Tranche D Lender (such approval not to be unreasonably withheld, delayed or conditioned) prior to the date of the Bond Utilisation Request in respect of that Bond.

6.7    Issue of Bonds

(a)    If the conditions set out in Clause 6.4 have been met, the relevant Tranche D Lender shall issue the Bond on the proposed Utilisation Date.

(b)    The relevant Tranche D Lender will only be obliged to comply with paragraph (a) above if on the date of the Bond Utilisation Request or, as the case may be, Renewal Request and on the proposed Utilisation Date:

(i)    in the case of a Bond renewed in accordance with Clause 6.8 (Renewal of a Bond), no Event of Default is outstanding or would result from the proposed Bond Utilisation and, in the case of any other Bond Utilisation, no Default is outstanding or would result from the proposed Bond Utilisation; and

(ii)    the Repeating Representations to be made by each Obligor are true in all material respects.

(c)    The Facilities Agent shall determine the Base Currency Amount of each Bond which is to be issued in an Optional Currency and shall notify the relevant Tranche D Lender of the details of the requested Bond and (where more than one Tranche D Lender is to provide the Bond) its participation in that Bond by the Specified Time.

6.8    Renewal of a Bond

(a)    A Bond Borrower may request any Bond issued on its behalf be renewed by delivery to the Tranche D Lender (with a copy to the Facilities Agent) of a Renewal Request by the Specified Time.

(b)    The Finance Parties shall treat any Renewal Request in the same way as a Bond Utilisation Request except that the condition set out in Clauses 6.4(a), 6.4(b) and 6.4(g) (Completion of a Bond Utilisation Request) shall not apply.

(c)    The terms of each renewed Bond shall be the same as those of the relevant Bond immediately prior to its renewal, except that:

(i)    its amount may be less than the amount of the Bond immediately prior to its renewal; and
(ii)    its Term shall start on the date which was the Expiry Date of the Bond immediately prior to its renewal, and shall end on the proposed Expiry Date specified in the Renewal Request which shall fall on or before the Termination Date (unless the Bond will be adopted under the FSF Agreement on and from the Termination Date).

(d)    If the conditions set out in this Clause 6.8 have been met, the relevant Tranche D Lender shall amend and re-issue any Bond pursuant to a Renewal Request.

6.9    Revaluation of Bonds

(a)    If any outstanding Bond is denominated in an Optional Currency, the Facilities Agent shall on each Test Date - Bonds recalculate the Base Currency Amount for Tranche D of that Bond by notionally converting into US Dollars the outstanding amount of that Bond on the basis of the Facilities Agent’s Spot Rate of Exchange on the date of calculation. The Facilities Agent shall notify the relevant Tranche D Lender and the Company of such Base Currency Amount.

(b)    If on any Test Date – Bonds (i) the Test Total – Bonds of any Tranche D Lender exceeds (ii) that Tranche D Lender’s Tranche D Commitment, each of the Bond Borrowers will, if requested by that Tranche D Lender within three Business Days of the Test Date – Bonds, ensure that within three Business Days of receipt of such request either (at the discretion of the Bond Borrowers):

(i)    sufficient Bonds are cancelled so that the Test Total – Bonds of that Tranche D Lender does not exceed its Tranche D Commitment; and/or

(ii)    that Tranche D Lender receives cash cover in US Dollars which when aggregated with all other amounts then held by it (or any of its Affiliates) as cash cover under this Agreement, will result in that Tranche D Lender (or any of its Affiliates) holding cash cover in an amount not less than the amount by which the Test Total – Bonds of that Tranche D Lender exceeds its Tranche D Commitment.

(c)    If on any Test Date - Bonds (i) any Tranche D Lender’s Tranche D Commitment exceed (ii) the Test Total – Bonds of that Tranche D Lender, that Tranche D Lender shall to the extent that it (or any of its Affiliates) holds cash cover as a result of the operation of paragraph (b)(ii) repay to the Bond Borrowers (or other relevant Obligors) an amount equal to the lesser of the amount of such excess and the amount of such cash cover held by it (or any of its Affiliates).

(d)    All cash cover held by any Tranche D Lender under this Clause 6.9 shall be repaid to the Bond Borrowers (or other relevant Obligors) on the Expiry Date of any Bond if upon that expiry no amount is outstanding under such Bond or any other Bond.

7.    BONDS

7.1    Immediately payable

(a)    If a claim is made under a Bond, the Bond Borrower which requested that Bond shall pay to the Facilities Agent for the account of the relevant Tranche D Lender(s) the amount of that claim promptly and in any event within three Business Days of demand.

(b)    If the relevant Bond Borrower does not repay such amount in full within three Business Days of demand by the relevant Tranche D Lender(s):

(i)    subject to Subclause (iv) below, the Bond Borrower will on the immediately following Business Day be deemed to have delivered a Loan Utilisation Request under Tranche D for a Loan Utilisation in an amount equal to, and in the same currency as, the amount demanded under paragraph (a) above with an Interest Period of two weeks and a Utilisation Date of the Business Day following the deemed date of the Loan Utilisation Request;

(ii)    the amount of each Lender’s share in the Loan Utilisation shall be determined in accordance with Clause 5.4;

(iii)    on payment to the Facilities Agent by the Lenders pursuant to paragraph (ii) above, the Facilities Agent will pay to the relevant Tranche D Lender(s) which issued the Bond the amount deemed requested by the Bond Borrower under paragraph (i) above in full satisfaction of the Bond Borrower’s obligations under paragraph (a) above and a pro tanto discharge of the Bond Borrower’s obligations under Clause 7.1(a); and

(iv)    in any case where the Bond Borrower is not permitted under this Agreement to utilise Tranche D by way of Loan, the Loan Utilisation shall be deemed requested under Tranche C (or another Tranche under which it is permitted to utilise Loans), provided that if the amount of the Utilisation would exceed the Available Tranche C Facility (or other relevant Available Commitment) then the amount of such excess shall constitute a Loan Utilisation by Carnival plc under Tranche D (and then Tranche A, then Tranche B to the extent that Loan Utilisation under Tranche D exceeds the Available Tranche D Facility) in each case with an Interest Period of two weeks.

(c)    For the avoidance of doubt, in any case where it is not possible for a Loan Utilisation to be deemed to have been made pursuant to paragraph (b) above, the failure by the relevant Bond Borrower to repay the amount demanded under paragraph (a) above within three Business Days of demand shall constitute a failure to pay for the purposes of Clause 28.1 (Non-payment) of this Agreement.

7.2    Claims under a Bond

(a)    The Bond Borrower irrevocably and unconditionally authorises the relevant Tranche D Lender to pay any claim made or purported to be made under a Bond requested by it or on its behalf and which appears on its face to be in order (a claim).

(b)    The relevant Tranche D Lender shall examine the claim made under any Bond in accordance with the criteria set out in the Rules by which that Bond is stated to be governed and accordingly the responsibility of the relevant Tranche D Lender shall be limited to ascertaining that the documents constituting the claim appear on their face to be in accordance with the relevant Bond, properly completed and in compliance with the requirements of this Agreement and, subject to the terms of the Bond, the relevant Rules.

(c)    Each Bond Borrower acknowledges that the relevant Tranche D Lender:

(i)    is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim other than set out in paragraph (b); and

(ii)    deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(d)    Without prejudice to the limits on the liability of the Borrower under Clause 7.3(a) or against any Tranche D Lender at law, the obligations of a Bond Borrower under this Clause 7 will not be affected by:

(i)    the sufficiency, accuracy or genuineness of any claim or any other document; or
(ii)    any incapacity of, or limitation on the powers of, any person signing a claim or other document.

7.3    Indemnities

(a)    Each Bond Borrower shall immediately on demand indemnify the relevant Tranche D Lender against any cost, loss or liability incurred by that Lender (otherwise than by reason of that Tranche D Lender’s breach of this Agreement, gross negligence or wilful misconduct) as a direct consequence of, or in the performance of its obligations or the exercise of its rights under, any Bond requested by that Bond Borrower or on its behalf.

(b)    The obligations of each Borrower under this Clause are continuing obligations and will extend to the ultimate balance of sums payable by that Borrower in respect of any Bond, regardless of any intermediate payment or discharge in whole or in part.

(c)    The obligations of any Borrower under this Clause will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause (without limitation and whether or not known to it or any other person) including:

(i)    any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Bond or other person;

(ii)    the release of any other Obligor or any other person under the terms of any composition or arrangement;

(iii)    the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Bond or other person or any non-presentation or non- observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)    any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Bond or any other person;

(v)    any amendment (however fundamental) or replacement of a Finance Document, any Bond or any other document or security;

(vi)    any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Bond or any other document or security; or

(vii)    any insolvency or similar proceedings.

7.4    Rights of contribution

No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 7.

8.    UTILISATION - SWINGLINE LOAN

8.1    General

(a)    The following provisions do not apply to Swingline Loans:

(i)    Clause 5 (Utilisation);
(ii)    Clause 11 (Optional currencies);

(iii)    Clause 14 (Interest) as it applies to the calculation of interest on a Loan Utilisation (other than in respect of any Separate Loan) but not default interest on an overdue amount;

(iv)    Clause 15 (Interest Periods); and

(v)    in respect of Swingline Loans under Tranche A, Clause 16 (Changes to the calculation of interest).

8.2    Delivery of a Swingline Loan Utilisation Request

(a)    A Borrower may utilise the Swingline Facilities by delivery to the Facilities Agent of a duly completed Swingline Loan Utilisation Request not later than the Specified Time (unless a shorter period is agreed by the Facilities Agent).

(b)    Each Swingline Loan Utilisation Request must be sent to the Facilities Agent to:

(i)    the address in New York notified by the Facilities Agent for this purpose (in the case of Tranche A);

(ii)    the address in London notified by the Facilities Agent for this purpose (in the case of Tranche B); or

(iii)    the address in London notified by the Facilities Agent for this purpose (in the case of Tranche C),

in each case with a copy to its address referred to in Clause 37 (Notices).

8.3    Completion of a Swingline Loan Utilisation Request

(a)    Each Swingline Loan Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)    it identifies the Borrower;

(ii)    it specifies that it is for a Swingline Loan;

(iii)    the proposed Utilisation Date is a Business Day within the Availability Period;

(iv)    it identifies the relevant Tranche;

(v)    the currency and amount of the Swingline Loan comply with Clause 8.4 (Currency and amount); and

(vi)    the proposed Interest Period:

(A)    does not overrun the Termination Date;

(B)    is a period of not more than five Business Days; and

(C)    ends on a Business Day.

(b)    Only one Swingline Loan may be requested in each Swingline Loan Utilisation Request.
8.4    Currency and amount

(a)    The currency specified in a Swingline Loan Utilisation Request given under Clause 8.3 must be the Base Currency for the Tranche requested.

(b)    The amount of the proposed Swingline Loan must be in respect of:

(i)    Tranche A, a minimum of US$10,000,000 or, if less, the Available Swingline Tranche A Facility and not more than the lesser of the Available Swingline Tranche A Facility and the Available Tranche A Facility;

(ii)    Tranche B, a minimum of £10,000,000 or, if less, the Available Swingline Tranche B Facility and not more than the lesser of the Available Swingline Tranche B Facility and the Available Tranche B Facility; or

(iii)    Tranche C, a minimum of €10,000,000 or, if less, the Available Swingline Tranche C Facility and not more than the lesser of the Available Swingline Tranche C Facility and the Available Tranche C Facility.

8.5    Swingline Lenders’ participation

(a)    If the conditions set out in this Agreement have been met, each Swingline Lender shall make its participation in each Swingline Loan available through its Facility Office in the United States, in the case of Tranche A (unless otherwise agreed between the Facilities Agent and the Company), London or Edinburgh, in the case of Tranche B (unless otherwise agreed between the Facilities Agent and the Company), and London, Edinburgh or Milan, in the case of Tranche C (unless otherwise agreed between the Facilities Agent and the Company), or to the extent that lending out of such Facility Office would result in payments made to that Swingline Lender from the relevant Borrower being subject to a Tax Deduction, that or such other Facility Office as that Swingline Lender may nominate which would (at the date of nomination) allow that Swingline Lender to receive payments from the relevant Borrower without Tax Deduction.

(b)    The Swingline Lenders will only be obliged to comply with paragraph (a) above if on the date of the Swingline Loan Utilisation Request and on the proposed Utilisation Date:

(i)    no Default is outstanding or would result from the proposed Swingline Loan; and

(ii)    the Repeating Representations to be made by each Obligor are true in all material respects.

(c)    The amount of each Swingline Lender’s participation in:

(i)    each Swingline Loan under Tranche A will be equal to the proportion which its Available Swingline Tranche A Commitment bears to the Available Swingline Tranche A Facility immediately prior to making the Swingline Loan;

(ii)    each Swingline Loan under Tranche B will be equal to the proportion which its Available Swingline Tranche B Commitment bears to the Available Swingline Tranche B Facility immediately prior to making the Swingline Loan; and

(iii)    each Swingline Loan under Tranche C will be equal to the proportion which its Available Swingline Tranche C Commitment bears to the Available Swingline Tranche C Facility immediately prior to making the Swingline Loan, in each case, adjusted to take account of any limit applying under Clause 8.6 (Relationship with the Facilities).

(d)    The Facilities Agent shall notify each Lender for a particular Tranche of the amount of each Swingline Loan under that Tranche, and in addition shall notify each Swingline Lender under that Tranche of the amount of its participation in that Swingline Loan, in each case by the Specified Time.

8.6    Relationship with the Facilities

(a)    This Clause applies when a Swingline Loan is outstanding or is to be borrowed following the issue of a Swingline Loan Utilisation Request.

(b)    The Facilities (save for Tranche D) may be used by way of Swingline Loans. The Swingline Facilities are not independent of Tranche A, Tranche B and Tranche C.

(c)    Notwithstanding any other term of this Agreement a Lender is only obliged to participate in:

(i)    a Loan under Tranche A to the extent that it would not result in the Base Currency Amount of its participation and that of a Lender which is its Affiliate in Loans under Tranche A exceeding its Overall Tranche A Commitment;

(ii)    a Loan under Tranche B to the extent that it would not result in the Base Currency Amount of its participation and that of a Lender which is its Affiliate in Loans under Tranche B exceeding its Overall Tranche B Commitment; and

(iii)    a Loan under Tranche C to the extent that it would not result in the Base Currency Amount of its participation and that of a Lender which is its Affiliate in Loans under Tranche C exceeding its Overall Tranche C Commitment.

(d)    Where, but for the operation of paragraph (c) above, the Base Currency Amount of a Lender’s participation in Loans and that of a Lender which is its Affiliate:

(i)    under Tranche A would have exceeded its Overall Tranche A Commitment, the excess will be apportioned among the other Lenders participating in the relevant Loan under Tranche A pro rata according to their Tranche A Commitments;

(ii)    under Tranche B would have exceeded its Overall Tranche B Commitment, the excess will be apportioned among the other Lenders participating in the relevant Loan under Tranche B pro rata according to their Tranche B Commitments; and

(iii)    under Tranche C would have exceeded its Overall Tranche C Commitment, the excess will be apportioned among the other Lenders participating in the relevant Loan under Tranche C pro rata according to their Tranche C Commitments.

The calculations under this paragraph (d) will be applied as often as necessary until the Loan is apportioned among the relevant Lenders in a manner consistent with paragraph (c) above.

9.    SWINGLINE LOANS

9.1    Swingline Facilities

Subject to the terms of this Agreement:

(a)    the Swingline Lenders under Tranche A make available to the Borrowers a US Dollar swingline loan facility in an aggregate amount equal to the Total Swingline Tranche A Commitments;
(b)    the Swingline Lenders under Tranche B make available to the Borrowers a Sterling swingline loan facility in an aggregate amount equal to the Total Swingline Tranche B Commitments; and

(c)    the Swingline Lenders under Tranche C make available to the Borrowers a euro swingline loan facility in an aggregate amount equal to the Total Swingline Tranche C Commitments.

9.2    Purpose

(a)    Each Borrower shall apply all amounts borrowed by it under the Swingline Facilities towards general liquidity and/or working capital purposes of the Carnival Corporation & plc Group including refinancing any note, instrument, facility or borrowing maturing under a CP Programme.

(b)    A Swingline Loan may not be applied in repayment or prepayment of another Swingline Loan.

9.3    Repayment

(a)    Subject to Clause 9.3(b), each Borrower that has drawn a Swingline Loan shall repay that Swingline Loan on the last day of its Interest Period.

(b)    If the Borrower does not comply with paragraph (a):

(i)    the Borrower will be deemed to have delivered a Loan Utilisation Request (without the need to satisfy any conditions precedent as otherwise required under this Agreement) under the relevant Tranche to which the Swingline Loan relates for a Loan Utilisation in an amount equal to, and in the same currency as, the amount payable under paragraph
(a)    with an Interest Period of two weeks;

(ii)    the amount of each Lender’s share in the Loan Utilisation shall be determined in accordance with Clause 5.4; and

(iii)    on payment to the Facilities Agent by the Lenders pursuant to paragraph (ii) above, the Facilities Agent will pay to the relevant Swingline Lenders the amount requested by the Borrower under paragraph (i) above in full satisfaction of its obligations under paragraph (a).

9.4    Indemnities

(a)    Where a Swingline Loan cannot by reason of applicable law be refinanced with a Loan Utilisation under Clause 9.3(b):

(i)    each Lender under Tranche A shall (according to its Tranche A Indemnified Proportion) immediately on demand indemnify each Swingline Lender under Tranche A against any cost, loss or liability incurred by that Swingline Lender (otherwise than by reason of that Swingline Lender’s gross negligence or wilful misconduct) in acting as a Swingline Lender of a Swingline Loan under Tranche A (unless that Swingline Lender has been reimbursed by an Obligor pursuant to a Finance Document);

(ii)    each Lender under Tranche B shall (according to its Tranche B Indemnified Proportion) immediately on demand indemnify each Swingline Lender under Tranche B against any cost, loss or liability incurred by that Swingline Lender (otherwise than by reason of that Swingline Lender’s gross negligence or wilful misconduct) in acting as a Swingline Lender of a Swingline Loan under Tranche B (unless that Swingline Lender has been reimbursed by an Obligor pursuant to a Finance Document); and
(iii)    each Lender under Tranche C shall (according to its Tranche C Indemnified Proportion) immediately on demand indemnify each Swingline Lender under Tranche C against any cost, loss or liability incurred by that Swingline Lender (otherwise than by reason of that Swingline Lender’s gross negligence or wilful misconduct) in acting as a Swingline Lender of a Swingline Loan under Tranche C (unless that Swingline Lender has been reimbursed by an Obligor pursuant to a Finance Document).

(b)    The relevant Borrower shall immediately on demand reimburse any Lender for any payment it makes to a Swingline Lender under this Clause 9.4 (Indemnities) in respect of that Swingline Loan.

(c)    The obligations of each Lender under this Clause are continuing obligations and will extend to the ultimate balance of sums payable by that Lender in respect of any Swingline Loan, regardless of any intermediate payment or discharge in whole or in part.

(d)    The obligations of any Lender under this Clause will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause (without limitation and whether or not known to it or any other person) including:

(i)    any time, waiver or consent granted to, or composition with, any Obligor or other person;

(ii)    the release of any other Obligor or any other person under the terms of any composition or arrangement;

(iii)    the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)    any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(v)    any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

(vi)    any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(vii)    any insolvency or similar proceedings.

(e)    No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 9.4.

9.5    Voluntary Prepayment of Swingline Loans

(a)    The Borrower to which a Swingline Loan has been made may prepay at any time the whole of that Swingline Loan.

(b)    Any prepayment shall be made with accrued interest and without premium or penalty.

(c)    Unless a contrary indication appears in this Agreement, any part of the Swingline Facilities which is prepaid may be reborrowed in accordance with the terms of this Agreement.
9.6    Interest

(a)    The rate of interest on each Swingline Loan for any day during its Interest Period is:

(i)    for Swingline Loans under Tranche A, the higher of:

(A)    the prime commercial lending rate in US Dollars announced by the Facilities Agent at the Specified Time and in force on that day; and

(B)    0.50 per cent. per annum over the rate per annum determined by the Facilities Agent to be the Federal Funds Rate (as published by the Federal Reserve Bank of New York) for that day;

(ii)    for Swingline Loans under Tranche B the percentage rate per annum equal to the aggregate of:

(A)    the applicable Margin; and

(B)    the applicable Daily Rate for Sterling for the immediately prior RFR Banking Day;

(iii)    for Swingline Loans under Tranche C, the percentage rate per annum equal to the aggregate of:

(A)    the applicable Margin; and

(B)    €STR,

and if, in any case, the aggregate rate is less than zero, the rate of interest on each such Swingline Loan shall be deemed to be zero.

(b)    The Facilities Agent shall promptly notify the Swingline Lenders and the relevant Borrower of the determination of the rate of interest under paragraph (a) above.

(c)    Each Borrower shall pay accrued interest on each Swingline Loan made to it on the last day of its Interest Period.

9.7    Interest Period

(a)    Each Swingline Loan has one Interest Period only.

(b)    The Interest Period for a Swingline Loan must be selected in the relevant Swingline Loan Utilisation Request.

9.8    Unavailability of €STR – Swingline Loans under Tranche C

(a)    If €STR (pursuant to paragraph (a) of that definition) (the Euro Rate) is not available for any day the applicable €STR for that date shall be the most recent applicable Euro Rate which is as of a day which is no more than 5 days before that day.

(b)    If paragraph (a) above applies and there is no applicable Euro Rate which is as of a day which is no more than 5 days before that day, there shall be no €STR for that day and Clause 9.9 (Cost of funds – Swingline Loans under Tranche C) shall apply.
9.9    Cost of funds – Swingline Loans under Tranche C

(a)    If this Clause 9.9 applies, the rate of interest on the relevant Swingline Loan for the relevant day shall be the percentage rate per annum which is the sum of:

(i)    the Swingline Margin; and

(ii)    the weighted average of the rates notified to the Facilities Agent by each Swingline Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Swingline Loan, to be that which expresses as a percentage rate per annum the cost to the relevant Swingline Lender of funding its participation in that Swingline Loan for that day from whatever source it may reasonably select.

(b)    If this Clause 9.9 applies but any Swingline Lender does not supply a quotation by the time specified in paragraph (a)(ii) above the rate of interest shall be calculated on the basis of the quotations of the remaining Swingline Lenders.

9.10    Facilities Agent

(a)    The Facilities Agent may perform its duties in respect of the Swingline Facilities through an Affiliate acting as its agent.

(b)    Notwithstanding any other term of this Agreement and without limiting the liability of any Obligor under the Finance Documents, each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) pay to or indemnify the Facilities Agent, within three Business Days of demand, for or against any cost, loss or liability incurred by the Facilities Agent or any Affiliate of the Facilities Agent (other than by reason of the Facilities Agent’s or such Affiliate’s gross negligence or wilful misconduct) in acting as Facilities Agent for the Swingline Facilities under the Finance Documents (unless the Facilities Agent or such Affiliate has been reimbursed by an Obligor pursuant to a Finance Document).

9.11    Partial payments – Swingline Facilities

(a)    If the Facilities Agent receives a payment in respect of a Swingline Facility that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents in respect of that Swingline Facility, the Facilities Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in respect of that Swingline Facility in the following order:

(i)    first, in or towards payment pro rata of any unpaid amount owing to the Facilities Agent or its Affiliate under the Finance Documents incurred in respect of that Swingline Facility;

(ii)    secondly, in or towards payment pro rata of any accrued interest on a Swingline Loan due but unpaid under this Agreement;

(iii)    thirdly, in or towards payment pro rata of the principal of any Swingline Loan due but unpaid under this Agreement; and

(iv)    fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents in respect of that Swingline Facility.

(b)    The Facilities Agent shall, if so directed by all the Swingline Lenders, vary the order set out in paragraphs (a)(ii) to (a)(iv) above.
(c)    Paragraphs (a) and (b) above will override any appropriation made by an Obligor and Clause
34.6 (Partial payments) does not apply to the Swingline Facilities.

9.12    Conditions of assignment or transfer

(a)    Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Overall Tranche A Commitment is not less than:

(i)    its Swingline Tranche A Commitment; or

(ii)    if it does not have a Swingline Tranche A Commitment, the Swingline Tranche A Commitment of a Lender which is its Affiliate.

(b)    Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Overall Tranche B Commitment is not less than:

(i)    its Swingline Tranche B Commitment; or

(ii)    if it does not have a Swingline Tranche B Commitment, the Swingline Tranche B Commitment of a Lender which is its Affiliate.

(c)    Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Overall Tranche C Commitment is not less than:

(i)    its Swingline Tranche C Commitment; or

(ii)    if it does not have a Swingline Tranche C Commitment, the Swingline Tranche C Commitment of a Lender which is its Affiliate.

10.    EXTENSION OPTION

10.1    Interpretation

In this Clause 10:

Initial Request Date means the date falling one year after the 2019 Amendment Effective Date.

Original Termination Date means the date falling five years after the 2019 Amendment Effective Date.

Relevant Extension Date means:

(i)    for an Initial Extension Request, the Initial Request Date; and

(ii)    for a Second Extension Request, the Second Request Date.

Relevant Portion means the part of a Facility to which an Extension Request relates.

Second Request Date means the date falling two years after the 2019 Amendment Effective Date.

10.2    Extension of Termination Date

(a)    The Company (and any Obligor incorporated in Italy) may by delivering an Extension Request to the Facilities Agent (an Initial Extension Request) not more than 90 days and not less than 45 days before the Initial Request Date, request that the Termination Date for all or part of any of the Facilities be extended to the date 12 months after the Original Termination Date (the

Extended Termination Date).

(b)    Without prejudice to paragraph (a) above, the Company (and any Obligor incorporated in Italy) may by delivering an Extension Request to the Facilities Agent (a Second Extension Request) not more than 90 days and not less than 45 days before the Second Request Date, request that the Termination Date for all or part of any Facility:

(i)    with respect to Lenders who have agreed to the Initial Extension Request, be extended to the date 12 months after the Extended Termination Date; and/or

(ii)    if no Initial Extension Request has been made, or with respect to Lenders who refused the Initial Extension Request:

(A)    be extended to the date 12 months after the Original Termination Date; or

(B)    be extended to the date 24 months after the Original Termination Date,

as selected by the Company (and any Obligor incorporated in Italy) in the notice to the Facilities Agent.

(c)    The Facilities Agent must promptly notify the Lenders of any Extension Request.

(d)    Each Lender shall, in its sole discretion, notify the Facilities Agent on or prior to the date falling 20 days prior to the Relevant Extension Date (the Notification Date) in writing of:

(i)    its acceptance of the Extension Request; or

(ii)    its rejection of the Extension Request.

(e)    The Facilities Agent must (as soon as practicable and in any event within 2 days of the Notification Date) notify the Borrower and the Lenders which have agreed to the extension, identifying in that notification which Lenders (if any) have not agreed to the Extension Request.

(f)    Each Lender that agrees to an Extension Request by the Relevant Extension Date, will extend the Relevant Portion of its Commitment(s) and (if applicable) Swingline Commitments to the date 12 months or 24 months, as applicable, after the Original Termination Date and the Termination Date with respect to the Relevant Portion of the Commitment(s) of that Lender will be extended accordingly.

(g)    If any Lender fails to reply to an Extension Request on or before the date falling 20 days before the Relevant Extension Date it will be deemed to have refused that Extension Request and its Commitments and the Termination Date applicable to that Lender will not be extended.

(h)    For the avoidance of doubt, no Finance Party is under any obligation to agree to an extension requested in paragraph (a) or (b) above. Nothing in this Clause 10 shall restrict the Company’s rights under Clause 13.6 (Involuntary prepayment and cancellation and replacement of Lender).

(i)    If an Extension Request relates to part of the Facilities, it must be in respect of a rateable portion of each Lender’s Commitment(s) and (if applicable) each Lender’s Swingline Commitment(s).

11.    OPTIONAL CURRENCIES

11.1    Selection of currency

A Borrower (or the Company on behalf of a Borrower) shall select the currency of a Loan Utilisation in a Loan Utilisation Request and a Bond Utilisation in a Bond Utilisation Request.

11.2    Unavailability of a currency

(a)    If before the Specified Time:

(i)    a Lender notifies the Facilities Agent that the Optional Currency requested is not readily available to it in the amount required; or

(ii)    a Lender notifies the Facilities Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Facilities Agent will give notice to the Company and the relevant Borrower promptly and in any event no later than the Specified Time.

(b)    Any Lender that gives notice pursuant to paragraph (a) above will be required to participate in the Loan in the Base Currency for the Tranche requested (in an amount equal to that Lender’s proportion of the Base Currency Amount for that Tranche or, in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount for that Tranche of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency for that Tranche during that Interest Period.

(c)    Any part of a Loan treated as a separate Loan under this Clause 11.2 will not be taken into account for the purposes of any limit on the number of Loans outstanding at any one time.

(d)    A Loan will still be treated as a Rollover Loan if it is not denominated in the same currency as the maturing Loan by reason of the operation of this Clause 11.2.

11.3    Conditions relating to Optional Currencies

(a)    A currency will constitute an Optional Currency in relation to any Utilisation if it is not the relevant Base Currency and if:

(i)    it is readily available in the amount requested and freely convertible into the Base Currency for the relevant Tranche in the amount requested in the Relevant Market at the Specified Time and the Utilisation Date for that Utilisation;

(ii)    it is US Dollars, euro or Sterling or has been approved by the Facilities Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Facilities Agent of the relevant Utilisation Request for that Utilisation; and

(iii)    in respect of a currency other than US Dollars, euro or Sterling, there are Reference Rate Terms for that currency.

(b)    If the Facilities Agent has received a written request from a Borrower for a currency to be approved under paragraph (a) above, the Facilities Agent will confirm to that Borrower by the Specified Time:

(i)    whether or not the Lenders have granted their approval; and
(ii)    if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Utilisation in that currency.

12.    REPAYMENT

(a)    Subject to paragraph (b) below, each Borrower which has drawn a Loan shall repay that Loan on the last day of its Interest Period.

(b)    At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender (and any Affiliate of a Defaulting Lender that is a Lender) in the Loans then outstanding will be automatically extended to the Termination Date in relation to the relevant Tranche and will be treated as separate Loans (the Separate Loans) denominated in the currency in which the relevant participations are outstanding.

(c)    A Borrower to whom a Separate Loan is outstanding may prepay that Loan by giving three Business Days’ prior notice to the Facilities Agent. The Facilities Agent will forward a copy of a prepayment notice received in accordance with this paragraph (c) to the Defaulting Lender concerned as soon as practicable on receipt.

(d)    Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower by the time and date specified by the Facilities Agent (acting reasonably) and will be payable by that Borrower to the Defaulting Lender on the last day of each Interest Period of that Loan. Notwithstanding Clause 8.1 (General) and Clause 9.6 (Interest), the rate of interest in respect of any Swingline Loan that becomes a Separate Loan in accordance with this Clause 12 shall be calculated in accordance with Clause 14.1 (Calculation of interest) with effect from the end of the Interest Period during which such Swingline Loan becomes a Separate Loan.

(e)    The terms of this Agreement relating to Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (b) to (d) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

(f)    Subject to the other terms of this Agreement, any amounts repaid under paragraph (a) above may be re-borrowed.

(g)    If, pursuant to the terms of this Agreement, the Lenders are obliged to make a Rollover Loan, the maturing loan referred to in the definition of Rollover Loan shall be repaid and the Rollover Loan shall be made without any requirement for an actual exchange of payments (other than to the extent that the amount of the maturing loan is more than the Rollover Loan), but without prejudice to the relevant Borrower’s obligation to pay interest on the maturing loan.

(h)    Notwithstanding the provisions of Clause 7, each Bond Borrower shall ensure that each Bond is repaid in full on or before the Termination Date.

13.    PREPAYMENT AND CANCELLATION

13.1    Mandatory prepayment - illegality

(a)    A Lender must notify the Company and the Facilities Agent promptly if it becomes aware that:

(i)    it will become; or

(ii)    it is,

unlawful in any applicable jurisdiction for that Lender to perform any of its obligations under a Finance Document or to fund or maintain its share in any Utilisation.
(b)    If a Tranche D Lender becomes aware of any unlawfulness that may affect its ability to issue a particular Bond, that Lender shall promptly notify the Company and the Facilities Agent of that event.

(c)    After notification under paragraph (a)(ii) above:

(i)    each Borrower must repay or prepay the share of that Lender in each Utilisation on the date specified in paragraph (d) below; and

(ii)    the Tranche A Commitment, the Tranche B Commitment, the Tranche C Commitment and the Tranche D Commitment of that Lender will be immediately cancelled.

(d)    The date for repayment or prepayment of a Lender’s share in an outstanding Utilisation will be:

(i)    the last day of the current Interest Period for that Utilisation; or

(ii)    if earlier, the date specified by the Lender in the notification under paragraph (a)(ii) above and which must not be earlier than the last day of any applicable grace period allowed by law.

13.2    Mandatory prepayment - change of ownership

(a)    For the purposes of this Clause:

Arison Party means each and all of Marilyn B. Arison, Micky Meir Arison, Shari Arison, Michael Arison or their spouses, children or lineal descendants of Marilyn B. Arison, Micky Meir Arison, Shari Arison, Michael Arison or their spouses, any trust established for the benefit of any Arison family member mentioned herein, or any person directly or indirectly, controlling, controlled by or under common control with any Arison family member mentioned herein or any trust established for the benefit of any such Arison family member or any charitable trust or non-profit entity established by any of the aforesaid persons or trusts;

a change of ownership occurs if any person or group of persons (other than any Arison Party or any two or more Arison Parties) gains ownership of the Company or Carnival plc provided that a change of ownership shall be deemed not to have occurred if:

(a)    either:

(i)    the Company directly or indirectly gains ownership of Carnival plc; or

(ii)    Carnival plc directly or indirectly gains ownership of the Company; and

(b)    such consequential amendments are made to this Agreement (with the consent of the Company and the Facilities Agent which consent shall not be unreasonably withheld, delayed or conditioned) as are required to reflect the relevant change and to put the Parties in an equivalent position as regards the companies in the Carnival Corporation & plc Group as would have applied had the relevant change not occurred; and

(c)    the Facilities Agent receives a legal opinion from lawyers approved by it (acting reasonably) and in form and substance satisfactory to it (acting reasonably) confirming that (i) the monetary obligations under the Finance Documents of the Company will continue to be guaranteed by Carnival plc under the relevant Deed of Guarantee and/or (ii) the monetary obligations under the Finance Documents of Carnival plc will continue to be guaranteed by the Company under the relevant Deed of Guarantee, in each case, after the relevant change referred to in paragraph
(a)    above.
ownership means the ownership of more than fifty per cent. (50%) of the voting share capital (or equivalent rights of ownership) of the Company or of Carnival plc.

(b)    The Company must promptly notify the Facilities Agent if it becomes aware of any change of ownership.

(c)    If a change of ownership occurs, the Facilities Agent and the Company shall enter into discussions to determine if there is a basis acceptable to all the Lenders and the Company for continuing the Facilities. If such agreement is reached within 90 days of the change of ownership, the Parties will promptly implement the agreement. If such agreement is not reached within 90 days of the change of ownership the Facilities Agent must, by notice to the Company:

(i)    cancel the Total Tranche A Commitments, the Total Tranche B Commitments, the Total Tranche C Commitments and the Total Tranche D Commitments, as the case may be; and/or

(ii)    declare each outstanding Utilisation, together with accrued interest and all other amounts accrued under the Finance Documents, to be immediately due and payable.

Any such notice will take effect in accordance with its terms.

13.3    Voluntary Prepayment

(a)    The Company may, if it gives the Facilities Agent not less than:

(i)    in the case of a Term Rate Loan, three Business Days’ prior notice; or

(ii)    in the case of an RFR Loan, three RFR Banking Days’ prior notice,

prepay (or ensure that a Borrower prepays) any Loan at any time in whole or in part.

(b)    A prepayment of part of a Loan must be:

(i)    in respect of Tranche A, in a minimum amount of US$5,000,000 (or its equivalent in any Optional Currency);

(ii)    in respect of Tranche B, in a minimum amount of £2,500,000 (or its equivalent in any Optional Currency);

(iii)    in respect of Tranche C, in a minimum amount of €5,000,000 (or its equivalent in any Optional Currency); and

(iv)    in respect of Tranche D, in a minimum amount of US$2,000,000 (or its equivalent in any Optional Currency).

(c)    The Company (or a Borrower) may make no more than four prepayments in total for all RFR Loans (other than any Swingline Loans or Bonds) under paragraph (a) above in each financial year.

13.4    Automatic cancellation

The Tranche A Commitment, the Tranche B Commitment, the Tranche C Commitment and the Tranche D Commitment of each Lender will be automatically cancelled at the close of business on the last day of the Availability Period.
13.5    Voluntary cancellation

(a)    The Company may by notice to the Facilities Agent not later than 8:00 am on the date such cancellation is to take effect, cancel without penalty the whole or any part of the Available Tranche A Facility, the Available Tranche B Facility, the Available Tranche C Facility and/or the Available Tranche D Facility.

(b)    Partial cancellation of:

(i)    the Available Tranche A Facility must be in a minimum amount of US$10,000,000;

(ii)    the Available Tranche B Facility must be in a minimum amount of £10,000,000;

(iii)    the Available Tranche C Facility must be in a minimum amount of €10,000,000; and

(iv)    the Available Tranche D Facility must be in a minimum amount of US$10,000,000.

(c)    Any cancellation in part will be applied against the relevant Available Tranche A Facility, the Available Tranche B Facility, the Available Tranche C Facility and the Available Tranche D Facility, as the case may be, of each Lender pro rata.

13.6    Involuntary prepayment and cancellation and replacement of Lender

(a)    If:

(i)    a Lender rejects an Extension Request under Clause 10 (Extension Option); or

(ii)    an Obligor is, or will be, required to pay to a Lender a Tax Payment or an Increased Cost, while the requirement continues,

the Company may give notice to the Facilities Agent of prepayment and/or cancellation in respect of that Lender or give notice to the Facilities Agent of its intention to replace that Lender in accordance with paragraph (d) below.

(b)    After notification of prepayment and/or cancellation under paragraph (a) above:

(i)    each Borrower must repay or prepay that Lender’s share in each Utilisation under each Tranche made to it on the date specified in paragraph (c) below; and/or, as the case may be

(ii)    the Commitment and Swingline Commitment of that Lender (or its Affiliate) will be immediately cancelled.

(c)    The date for repayment or prepayment of a Lender’s share in an outstanding Utilisation will be the last day of the Interest Period for that Utilisation during which the Company has given notice of prepayment and/or cancellation under paragraph (a) above or, if earlier, the date specified by the Company in its notification.

(d)    The Company may, in the circumstances set out in paragraph (a) above, on three Business Days’ prior notice to the Facilities Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 29 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank or financial institution selected by the Company which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 29 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)    The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)    the Company shall have no right to replace the Facilities Agent;

(ii)    neither the Facilities Agent nor any Lender shall have any obligation to find a replacement Lender; and

(iii)    in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

(f)    If any Lender (or any Affiliates which are Lenders) becomes a Defaulting Lender, the Company may, at any time whilst the Lender (or its Affiliate) continues to be a Defaulting Lender, give the Facilities Agent three Business Days’ notice of cancellation of the Available Commitment or Available Swingline Commitment of that Lender (or in each case, its Affiliate).

(g)    On the notice referred to in paragraph (f) above becoming effective, the Available Commitment or Available Swingline Commitment of the Defaulting Lender (or its Affiliate) shall immediately be reduced to zero.

(h)    The Facilities Agent shall as soon as practicable after receipt of a notice referred to in paragraph
(f) above, notify all the Lenders.

13.7    Miscellaneous provisions

(a)    Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s) upon which the relevant cancellation is to take effect or prepayment is to be made and the amount of that cancellation or prepayment. The Facilities Agent must notify the Lenders promptly of receipt of any such notice.

(b)    All prepayments under this Agreement must be made with accrued interest on the amount prepaid. No premium or penalty is payable in respect of any prepayment except for Break Costs.

(c)    Any part of the Facilities which are prepaid may be reborrowed in accordance with the terms of this Agreement.

(d)    The Majority Lenders and the Facilities Agent may agree a shorter notice period for a voluntary prepayment.

(e)    No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

(f)    Subject to Clause 2.2 (Increase), no amount of the Total Tranche A Commitments, Total Tranche B Commitments, Total Tranche C Commitments or Total Tranche D Commitments cancelled under this Agreement may subsequently be reinstated.

(g)    Any cancellation of a Swingline Commitment of a Swingline Lender shall reduce the relevant Swingline Commitment accordingly but shall not otherwise cancel or reduce the Commitment of the relevant Lender in respect of the Facility (or of any Affiliate of the relevant Swingline Lender) unless and to the extent otherwise provided for in this Agreement.
(h)    Any cancellation of the Commitment of a Lender that is a Swingline Lender or an Affiliate of a Swingline Lender shall not cancel or reduce any Swingline Commitment of that Lender or its Affiliate unless a Swingline Commitment of that Lender or its Affiliate would exceed the Commitment of that Lender immediately following such reduction, in which case the relevant Swingline Commitment of that Lender or its Affiliate shall be reduced by such amount as is necessary to ensure that, after the relevant cancellation, each such Swingline Commitment does not exceed the Commitment of that Lender or its Affiliate.

14.    INTEREST

14.1    Calculation of interest – Term Rate Loans

The rate of interest on each Term Rate Loan (other than a Swingline Loan) for each Interest Period is the percentage rate per annum equal to the aggregate of the applicable:

(a)    Margin;

(b)    Term Reference Rate; and

(c)    (in the case of a Term Rate Loan denominated in US Dollars only) USD Credit Adjustment Spread,

provided that (in the case of a Term Rate Loan denominated in US Dollars only) if the aggregate of paragraphs (b) and (c) above is less than zero, then such aggregate amount shall be deemed to be zero.

14.2    Calculation of interest – RFR Loans

(a)    The rate of interest on each RFR Loan (other than a Swingline Loan) for any day during an Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)    Margin; and

(ii)    Compounded Reference Rate for that day.

(b)    If any day during an Interest Period for an RFR Loan is not an RFR Banking Day, the rate of interest on that RFR Loan for that day will be the rate applicable to the immediately preceding RFR Banking Day.

14.3    Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period and, if the Interest Period is longer than six months, on the dates falling at six monthly intervals after the first day of that Interest Period.

14.4    Interest on overdue amounts

(a)    If an Obligor fails to pay any amount payable by it under the Finance Documents, it must immediately on demand by the Facilities Agent pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.

(b)    Interest on an overdue amount is payable at a rate determined by the Facilities Agent to be one per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Facilities Agent (acting reasonably) of up to three months.

(c)    Notwithstanding paragraph (b) above, if the overdue amount consists of all or part of a Term Rate Loan and which became due and payable on a day which was not the last day of an Interest Period for that Loan, then:

(i)    the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period for that Loan; and

(ii)    the rate of interest on the overdue amount for that first Interest Period will be one per cent. per annum above the rate which would have applied if the overdue amount had not become due.

After the expiry of the first Interest Period for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph (b) above.

(d)    Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

(e)    The amount of interest on overdue amounts payable by an Italian Obligor under this Agreement will only be compounded in accordance with and to the extent permitted by article 1283 of the Italian Civil Code and article 120 of the Italian Banking Act (and any relevant implementing regulations), each as amended, supplemented or implemented from time to time.

14.5    Notification of rates of interest

(a)    The Facilities Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest in respect of a Term Rate Loan.

(b)    The Facilities Agent shall promptly upon an RFR Interest Payment being determinable notify:

(i)    the relevant Borrower of that RFR Interest Payment;

(ii)    each relevant Lender of the proportion of that RFR Interest Payment which relates to that Lender’s participation in the relevant RFR Loan; and

(iii)    the relevant Lenders and the relevant Borrower of each applicable rate of interest relating to the determination of that RFR Interest Payment.

This paragraph (b) shall not apply to any RFR Interest Payment determined pursuant to Clause
16.5 (Cost of funds).

(c)    The Facilities Agent shall promptly notify the relevant Borrower of each Funding Rate relating to a Loan.

(d)    The Facilities Agent shall promptly notify the relevant Lenders and the relevant Borrower of the determination of a rate of interest relating to a Loan to which Clause 16.3 (Market disruption) applies.

(e)    This Clause 14.5 shall not require the Facilities Agent to make any notification to any Party on a day which is not a Business Day.

14.6    Margin

(a)    At the 2019 Amendment Effective Date the Margin will be 0.225 per cent. per annum. Thereafter the Margin will, subject to paragraph (b), and further subject to paragraph (e), be set in accordance with the pricing grid below and paragraphs (c) to (j) below to be the percentage rate per annum specified in Column 2 as set out opposite the Carnival Credit Rating at the relevant time by Moody’s and S&P specified in Column 1 below.

Column 1 - Carnival Credit Rating	Column 2 Margin % p.a.
A+/A1 or higher	0.175
A/A2	0.20
A-/A3	0.225
BBB+/Baa1	0.30
BBB/Baa2	0.45
BBB-/Baa3 or lower	0.65

(b)    During any period in which neither Moody’s nor S&P assigns a Carnival Credit Rating, the Margin shall be 0.65 per cent. per annum as adjusted pursuant to paragraph (e) below.

(c)    If there is a different Carnival Credit Rating assigned by S&P and Moody’s, the applicable Margin shall be determined by averaging the Margins for S&P and Moody’s as determined in accordance with the pricing grid in paragraph (a) above.

(d)    During any period in which the Carnival Credit Rating comprises rating(s) from only one of Moody’s or S&P, the Margin shall be determined in accordance with the pricing grid in paragraph (a) above for that rating only.

(e)    Subject to paragraphs (i) and (j) below, the applicable Margin will be adjusted depending on the CO2 Performance, as follows:

(i)    if the CO2 Emissions Rate in respect of a financial year ending 30 November falls within the ‘Outperform target’ column of the definition of ‘CO2 Performance’, the Margin will be reduced by 0.025 per cent. per annum;

(ii)    if the CO2 Emissions Rate in respect of a financial year ending 30 November falls within the ‘Within target range’ column of the definition of ‘CO2 Performance’, the Margin will not be subject to adjustment; and

(iii)    if the CO2 Emissions Rate in respect of a financial year ending 30 November falls within the ‘Below target’ column of the definition of ‘CO2 Performance’, the Margin will be increased by 0.025% per annum.

(f)    For the purposes of this Agreement, any reduction or increase in the Margin shall be determined on, and shall take effect from, the Business Day immediately following:

(i)    in the case of a reduction or increase based on the Carnival Credit Rating, the date of publication of the relevant change to the Carnival Credit Rating; and

(ii)    in the case of a reduction or increase based on CO2 Performance, subject to paragraph
(i)    below, the date that the relevant Assurance Statement is delivered to the Facilities Agent pursuant to Clause 25.4 (Assurance Statement) of this Agreement.
(g)    Promptly after becoming aware of the same, the Company shall inform the Facilities Agent in writing if either (i) there is any change in the Carnival Credit Rating with either Moody’s or S&P which will cause a change to the Margin or (ii) if any of the circumstances contemplated by paragraphs (b) or (c) above arise.

(h)    For the purposes of paragraph (e) above, the CO2 Performance for each financial year ending 30 November will be determined by reference to the Assurance Statement in respect of that financial year which is to be delivered pursuant to Clause 25.4 (Assurance Statement) by no later than 30 June in the following financial year.

(i)    If the Company fails to comply with its obligation pursuant to Clause 25.4 (Assurance Statement) to supply an Assurance Statement by 30 June in any year (unless such failure is as a result of the circumstances described in paragraph (j) below) then the CO2 Performance shall be deemed for the purposes of paragraph (e) above to fall within the ‘Below target’ column of the definition of ‘CO2 Performance’ until such time that the Company delivers an Assurance Statement which shows there should be a decrease in Margin following which the Margin will be adjusted in accordance with paragraph (e) above, such adjustment to take effect from the Business Day immediately following the date that the relevant Assurance Statement is delivered to the Facilities Agent.

(j)    In the event that the Termination Date is extended pursuant to paragraph (a) or paragraph (b) of Clause 10 (Extension option), the Company and the Facilities Agent (on behalf of the Lenders) agree to negotiate in good faith for a period of not more than 30 days, to agree the CO2 Performance target levels for the period from:

(i)    in the case of any extension pursuant to paragraph (a) of Clause 10.2 (Extension option), the Original Termination Date to the Extended Termination Date; and

(ii)    in the case of any extension pursuant to:

(A)    paragraph (b)(i) of Clause 10.2 (Extension option), the Extended Termination Date to the date 12 months after the Extended Termination Date;

(B)    paragraph (b)(ii)(A) of Clause 10.2 (Extension option), the Original Termination Date to the date 12 months after the Original Termination Date; or

(C)    paragraph (b)(ii)(A) of Clause 10.2 (Extension option), the Original Termination Date to the date 24 months after the Original Termination Date,

each such period, an Extension Period.

If the Company and the Facilities Agent (acting on behalf of the Lenders) fail to agree the CO2 Performance target levels for the relevant Extension Period Date then the Margin will be set by reference to paragraph (a) above and shall not be subject to adjustment pursuant to paragraph
(e) above.

(k)    For the purpose of this Clause 14.6, Carnival Credit Rating means, in respect of Moody’s or S&P:

(i)    the long term senior unsecured debt rating of the Company published by Moody’s or, as the case may be, S&P; or
(ii)    if Moody’s or S&P (as the case may be) does not publish a long term senior unsecured debt rating as provided in paragraph (i) above, the long term senior unsecured debt rating of Carnival plc published by Moody’s or, as the case may be, S&P.

14.7    Maximum Interest Rate

Where any interest rate payable by a Borrower incorporated in Italy determined in accordance with this Agreement, including default interest rate and payable fees, costs or other economic benefits, exceeds in any period of three calendar months the interest rate determined pursuant to paragraph 4 of article 2 of the Italian Act (Legge) 7 March 1996 No. 108 for transactions of the type contemplated hereunder, such interest rate will be deemed to be equal to and shall not exceed the maximum interest rate during such period determined in accordance with the above-mentioned provisions of Italian law.

15.    INTEREST PERIODS

15.1    Selection of Interest Periods

(a)    A Borrower (or the Company or Carnival plc on behalf of any Borrower not incorporated in Italy) may select an Interest Period for a Loan in the Loan Utilisation Request for that Loan.

(b)    Subject to this Clause 15, a Borrower (or the Company or Carnival plc on behalf of a Borrower not incorporated in Italy) may select an Interest Period of one, three or six months or any other period agreed between the Company and the Facilities Agent (acting on the instructions of all the Lenders).

(c)    An Interest Period for a Loan shall not extend beyond the Termination Date.

(d)    Each Interest Period for a Loan shall start on the Utilisation Date in respect of that Loan.

(e)    A Loan has one Interest Period only.

(f)    No Interest Period for an RFR Loan shall be longer than six Months.

15.2    Non-Business Days

(a)    In respect of a Term Rate Loan, if an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

(b)    In respect of an RFR Loan, any rules specified as “Business Day Conventions” in the applicable Reference Rate Terms for a Loan or Unpaid Sum shall apply to each Interest Period for that Loan or Unpaid Sum.

16.    CHANGES TO THE CALCULATION OF INTEREST

16.1    Interest Calculation if no Term Reference Rate for euro

(a)    Interpolated Term Reference Rate: If no Term Reference Rate is available for EURIBOR for the Interest Period of a Term Rate Loan, the applicable EURIBOR shall be the Interpolated Term Reference Rate for a period equal in length to the Interest Period of that Loan.

(b)    Shortened Interest Period: If paragraph (a) above applies but it is not possible to calculate the Interpolated Term Reference Rate, the Interest Period of the Loan shall (if it is longer than the applicable Fallback Interest Period) be shortened to the applicable Fallback Interest Period and the applicable Term Reference Rate shall be determined pursuant to the definition of Term Reference Rate.
(c)    Shortened Interest Period and Historic Term Reference Rate: If paragraph (b) above applies but no Term Reference Rate is available for the Interest Period of a Loan and it is not possible to calculate the Interpolated Term Reference Rate, the applicable Term Reference Rate shall be the Historic Term Reference Rate for that Loan.

(d)    Shortened Interest Period and Interpolated Historic Term Reference Rate: If paragraph (c) above applies but no Historic Term Reference Rate is available for the Interest Period of the Loan, the applicable Term Reference Rate shall be the Interpolated Historic Term Reference Rate for a period equal in length to the Interest Period of that Loan.

(e)    Cost of funds: If paragraph (d) above applies but it is not possible to calculate the Interpolated Historic Term Reference Rate, there shall be no EURIBOR for that Loan and Clause 16.5 (Cost of funds) shall apply to that Loan for that Interest Period.

16.2    Unavailability of Term SOFR

(a)    Interpolated Term SOFR: If no Term Reference Rate is available for Term SOFR for the Interest Period of a Loan, the applicable Term SOFR shall be the Interpolated Term SOFR for a period equal in length to the Interest Period of that Loan.

(b)    Historic Term SOFR: If paragraph (a) above applies but it is not possible to calculate the Interpolated Term SOFR, the applicable Term SOFR shall be the Historic Term Reference Rate for that Loan.

(c)    Term Fallback Option: If paragraph (b) above applies but no Historic Term Reference Rate is available for the Interest Period of a Loan, then the applicable Reference Rate Terms shall apply to that Loan and:

(i)    there shall be no Term Reference Rate for that Loan for that Interest Period and Clause

14.1 (Calculation of interest – Term Rate Loans) will not apply to that Loan for that Interest Period; and

(ii)    that Loan shall be an “RFR Loan” for that Interest Period and Clause 14.2 (Calculation of interest – RFR Loans) shall apply to that Loan for that Interest Period.

16.3    Market Disruption

In the case of a Term Rate Loan, if before close of business in London on the Quotation Day for the relevant Interest Period, the Facilities Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 66 ⅔ per cent. of that Loan) that the cost to it of funding its participation in that Loan from the wholesale market for the relevant currency would be in excess of EURIBOR, then Clause 16.5 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

16.4    Interest calculation if no RFR or Central Bank Rate

If:

(a)    there is no applicable RFR or Central Bank Rate for the purpose of calculating the Daily Non- Cumulative Compounded RFR Rate for an RFR Banking Day during an Interest Period for an RFR Loan; and

(b)    Cost of funds will apply as a fallback is specified in respect of that Loan in the Reference Rate Terms for that Loan,
Clause 16.5 (Cost of funds) shall apply to that Loan for that Interest Period.

16.5    Cost of funds

(a)    If this Clause 16.5 applies to a Loan for an Interest Period neither Clause 14.1 (Calculation of interest – Term Rate Loans) nor Clause 14.2 (Calculation of interest – RFR Loans) shall apply to that Loan for that Interest Period and the rate of interest on the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)    the Margin; and

(ii)    the weighted average of the rates notified to the Facilities Agent by each Lender as soon as practicable and in any event:

(A)    in relation to a Term Rate Loan, within 10 Business Days of the first day of that Interest Period (or, if earlier, on the date falling five Business Days before the date on which interest is due to be paid in respect of that Interest Period);

(B)    in relation to an RFR Loan, by the Reporting Time for that Loan,

to be that which expresses as a percentage rate per annum its cost of funds relating to its participation in that Loan.

(b)    If this Clause 16.5 applies and the Facilities Agent or the Company so requires, the Facilities Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest

(c)    If this Clause 16.5 applies but any Lender does not supply a quotation by the time specified in paragraph (a)(ii) above, the rate of interest shall be calculated on the basis of the quotations of the remaining Lenders.

(d)    Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

16.6    Notification to the Company

If Clause 16.5 (Cost of funds) applies the Facilities Agent shall, as soon as is practicable, notify the Company.

16.7    Break Costs

(a)    Each Borrower shall, within three Business Days of demand, pay to the Facilities Agent for the account of each Lender such Lender’s Break Costs attributable to all or any part of a Term Rate Loan (other than a Swingline Loan) or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Term Rate Loan or Unpaid Sum.

(b)    Each Lender must supply to the Facilities Agent (who shall promptly deliver them to the Company and the relevant Borrower) details of the amount of any Break Costs claimed by it under this Clause 16.7.

17.    FEES

17.1    Commitment fee

(a)    The Company shall pay to the Facilities Agent (for the account of each Lender) a commitment fee in the Base Currency of the relevant Tranche computed at the rate of 35 per cent. of the applicable Margin per annum on the daily undrawn, uncancelled amount of each Lender’s Commitment.

(b)    The accrued commitment fee is payable quarterly in arrears during the Availability Period and on the last day of the Availability Period and, if the Total Tranche A Commitments, the Total Tranche B Commitments, the Total Tranche C Commitments or the Total Tranche D Commitments are cancelled in full, at the time such cancellation is effective.

(c)    No commitment fee is payable to the Facilities Agent (for the account of a Lender) on any Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

17.2    Arrangement fee

The Company shall pay to the Arrangers (for the account of each Arranger) an arrangement fee in the amount and at the times agreed in a Fee Letter between the Arrangers and the Company.

17.3    Agency fee

The Company shall pay to the Facilities Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter between the Facilities Agent and the Company.

17.4    Bookrunner fee

The Company shall pay to the active bookrunners (as such term is used in the Commitment Letter) (for the account of each such active bookrunner) a bookrunner fee in the amount and at the times agreed in a Fee Letter between such active bookrunners and the Company.

17.5    Participation fee

The Company shall pay to the Facilities Agent (for the account of each Original Lender) a participation fee in the amount and at the times agreed in a Fee Letter between the Facilities Agent and the Company.

17.6    Utilisation fee

(a)    The Company shall pay to the Facilities Agent (for the account of each Lender) a utilisation fee computed at the rate of:

(i)    for each day on which the aggregate amount of the Utilisations (where each Utilisation is converted into US Dollars at the Facilities Agent’s Spot Rate of Exchange on that day) equals or is less than 33⅓ per cent. of the Total Commitments, 0.075 per cent. per annum;

(ii)    for each day on which the aggregate amount of the Utilisations (where each Utilisation is converted into US Dollars at the Facilities Agent’s Spot Rate of Exchange on that day) exceeds 33⅓ per cent. but equals or is less than 66⅔ per cent. of the Total Commitments, 0.15 per cent. per annum; and

(iii)    for each day on which the aggregate amount of the Utilisations (where each Utilisation is converted into US Dollars at the Facilities Agent’s Spot Rate of Exchange on that day) exceeds 66⅔ per cent. of the Total Commitments, 0.30 per cent. per annum.

(b)    Utilisation fee is payable in the Base Currency of the relevant Tranche(s) utilised on the amount of each Lender’s share in the Utilisations.
(c)    Accrued utilisation fee is payable quarterly in arrear during the Availability Period and on the last day of the Availability Period and, for a Lender, on the date on which it ceases to be a Lender under this Agreement.

17.7    Bonding fee

(a)    Each Bond Borrower shall pay to the Facilities Agent (for the account of each relevant Tranche D Lender) for each Bond requested by it a bonding fee in the currency of the Bond computed at the applicable Margin on the daily outstanding amount of that Bond for the period from the issue of that Bond until and including its Expiry Date or, following a claim under such Bond, until and including the date of reimbursement of the full amount of such claim to the relevant Tranche D Lender whether pursuant to Clause 7.1(b), 7.3(a) or otherwise.

(b)    The accrued bonding fee on a Bond (if any) shall be payable quarterly in arrear starting on the date falling three months after the date of the Agreement and the dates falling quarterly thereafter.

(c)    If a Bond Borrower cash covers any part of a Bond then:

(i)    the bonding fee payable for the account of each relevant Tranche D Lender shall continue to be payable in accordance with paragraph (a); and

(ii)    the Bond Borrower will be entitled to withdraw the interest accrued on the cash cover to pay those fees.

17.8    Timing of payments

Notwithstanding any provision to the contrary in any Finance Document, all payments to be made by an Obligor in respect of any fees referred to in Clauses 17.1, 17.4 and 17.7 are due within three Business Days of written demand to the Company by the Facilities Agent in each case served no earlier than the times agreed for payment, and attaching a statement of detailed calculations.

18.    TAXES

18.1    Application of Clauses

(a)    Clauses 18.2 to 18.7 shall only apply in respect of payments by the following Obligors:

(i)    Carnival plc; and

(ii)    any Additional Obligor resident in the United Kingdom.

(b)    Clauses 18.8 to 18.9 shall only apply in respect of payments by the following Obligors:

(i)    the Company;

(ii)    CC U.S. Ventures, Inc.;

(iii)    any Additional Obligor incorporated in a state within, or operating in, the U.S.; and

(iv)    other members of the Carnival Corporation & plc Group who become an Additional Borrower as may be requested by the Company to be covered under this paragraph (b), subject to the consent of the Facilities Agent (such consent not to be unreasonably withheld, delayed or conditioned).

(c)    Clauses 18.10 to 18.15 shall only apply in respect of payments by the following Obligors:

(i)    Costa Crociere S.p.A.; and

(ii)    any Additional Obligor resident in Italy.

(d)    Clauses 18.16 to 18.19 shall only apply in respect of payments by any Additional Obligor resident in the Netherlands.

(e)    Clauses 18.20 to 18.23 shall apply in respect of payments by any Obligor that does not fall within any of paragraphs (a), (b), (c) or (d).

(f)    Clauses 18.24 and 18.25 shall apply in respect of payments made by all Obligors.

18.2    General

In Clauses 18.3 to 18.7:

Borrower DTTP Filing means an HM Revenue & Customs’ Form DTTP2 duly completed and filed by the relevant Borrower, which:

(i)    where it relates to a Treaty Lender that is an Original Lender, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender’s name in Part B or Part C (as applicable) of Schedule 1 (The Parties), and

(A)    where the Borrower is a Borrower as at the 2019 Amendment Effective Date, is filed with HM Revenue & Customs within 30 working days of the 2019 Amendment Effective Date; or

(B)    where the Borrower is an Additional Borrower, is filed with HM Revenue & Customs within 30 working days of the date on which that Borrower becomes an Additional Borrower; or

(ii)    where it relates to a Treaty Lender that is a New Lender or Increase Lender, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the documentation which the New Lender or Increase Lender executes on becoming party as a Lender, and

(A)    where the Borrower is a Borrower as at the relevant Transfer Date or Increase Date as applicable, is filed with HM Revenue & Customs within 30 working days of that Transfer Date or Increase Date as applicable; or

(B)    where the Borrower is not a Borrower as at the relevant Transfer Date or Increase Date as applicable, is filed with HM Revenue & Customs within 30 working days of the date on which that Borrower becomes an Additional Borrower.

MLI means the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting of 24 November 2016.

Qualifying Lender means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under this Agreement and is:

(a)    a U.K. Lender; or

(b)    a Treaty Lender.
Tax Confirmation means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender under this Agreement is either:

(a)    a company resident in the UK for UK tax purposes;

(b)    a partnership, each member of which is:

(i)    a company resident in the UK for UK tax purposes; or

(ii)    a company not resident in the UK for UK tax purposes but which carries on a trade in the UK through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA 2009) the whole of any share of interest payable to it under this Agreement which is attributable to it by reason of Part 17 of the CTA 2009; or

(c)    a company not resident in the UK for UK tax purposes which carries on a trade in the UK through a permanent establishment and which brings into account interest payable to it under this Agreement in computing its chargeable profits (within the meaning of section 19 of the CTA 2009).

Treaty Lender means a Lender which:

(a) is resident (as defined in the appropriate double taxation agreement) in a country with which the U.K. has a double taxation agreement giving residents of that country full exemption from
U.K. taxation on interest;

(b)    does not carry on a business in the U.K. through a permanent establishment with which the payment is effectively connected; and

(c)    is entitled to receive interest without withholding or, if withheld, is entitled to reclaim that withholding in full, under the terms of the appropriate double taxation agreement except that for this purpose it shall be assumed that the Obligor has not entered into any transaction or arrangement (other than the relevant Loan itself) that causes the Lender to lose entitlement to receive interest without withholding, or if withheld, entitlement to reclaim that withholding, pursuant to a ‘principal purpose’ test of the kind described in Article 7(1) of the MLI that is incorporated in the relevant double taxation agreement pursuant to the MLI.

U.K. Bank Lender means a Lender:

(a)        which is a bank (as defined for the purpose of section 879 of the ITA 2007) making an advance under a Finance Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA 2009; or

(b)    in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA 2007) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance.

U.K. Lender means a Lender which is:

(a)    a U.K. Bank Lender; or

(b)    a U.K. Non-Bank Lender.
U.K. Non-Bank Lender means:

(a)    a company resident in the U.K. for U.K. tax purposes;

(b)    a partnership, each member of which:

(i)    is a company resident in the U.K. for U.K. tax purposes; or

(ii)    a company not resident in the U.K. for U.K. tax purposes but which carries on a trade in the U.K. through a permanent establishment and which brings into account in computing its chargeable profits (for the purpose of section 19 of CTA 2009) the whole of any share of interest payable to it under this Agreement which falls to it by reason of Part 17 of CTA 2009; or

(c)    a company not resident in the U.K. for U.K. tax purposes which carries on a trade in the U.K. through a permanent establishment and which brings into account interest payable to it under this Agreement in computing its chargeable profits for the purpose of section 19 of CTA 2009, which, in each case, is beneficially entitled to interest payable to it under this Agreement and which has provided to the Company and not retracted confirmation that it is one of the above by way of a Tax Confirmation.

18.3    Tax gross-up

(a)    Each Obligor must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)    If:

(i)    a Lender is not, or ceases to be, a Qualifying Lender; or

(ii)    an Obligor or a Lender is aware that an Obligor must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction),

it must promptly notify the Facilities Agent. The Facilities Agent must then promptly notify the affected Parties.

(c)    Except as provided below, if a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from the Obligor will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)    Except as provided below, an Obligor is not required to make an increased payment under paragraph (c) above for a Tax Deduction in respect of tax imposed by the U.K. to a Lender that is not, or has ceased to be on the date on which the payment is due, a Qualifying Lender in excess of the amount that the Obligor would have had to pay under paragraph (c) above had the Lender been, or not ceased to be on the date on which the payment is due, a Qualifying Lender, except that where an amount (the Claim) is demanded under the guarantee given by Carnival plc in respect of a default by one of its Subsidiaries (the Paying Party), Carnival plc shall not be entitled to the benefit of this paragraph (d) if, but only to the extent that, the amount paid by Carnival plc in respect of the Claim would be thereby reduced to an amount less than the amount which the Lender was entitled to receive from the Paying Party in respect of the Claim.

(e)    Paragraph (d) above will not apply if the Lender has ceased to be a Qualifying Lender by reason of any change in (or in the interpretation, administration or application of) any law or double taxation agreement or any published practice or concession of any relevant taxing authority which becomes effective after the date it became a Lender under this Agreement.

(f)    An Obligor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of the tax imposed by the U.K. if that Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the Tax Deduction would not have been required if the Lender had complied with its obligations under paragraph (i) or (k) below.

(g)    An Obligor is not required to make an increased payment under paragraph (c) above if the Lender is a Qualifying Lender solely by virtue of being a UK Non-Bank Lender and an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a Direction) under section 931 ITA 2007 which relates to the payment and that Lender has received from the Obligor making the payment a certified copy of that Direction and the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made.

(h)    If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction in the minimum amount required by law and must make any payment required in connection with that Tax Deduction within the time allowed by law.

(i)    As soon as practical following the making of either a Tax Deduction or a payment required in connection with a Tax Deduction, the Obligor making that Tax Deduction or payment must deliver to the Facilities Agent for the relevant Finance Party evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

(j)    (j)

(i)    Subject to paragraph (j)(ii) below, a Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(ii)    (ii)

(A)    A Treaty Lender which becomes a Party on the day on which this Agreement is entered into (or the 2019 Amendment Effective Date) that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Part B or Part C (as applicable) of Schedule 1 (The Parties); or

(B)    a New Lender or Increase Lender that is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the documentation which the New Lender or Increase Lender executes on becoming party as a Lender, and, having done so, that Lender shall be under no obligation pursuant to sub-paragraph
(i)    above.

(k)    If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (j)(ii) above and:
(i)    a Borrower making a payment to that Lender has not made a Borrower DTTP Filing in respect of that Lender; or

(ii)    a Borrower making a payment to that Lender has made a Borrower DTTP Filing in respect of that Lender but:

(A)    that Borrower DTTP Filing has been rejected by HM Revenue & Customs; or

(B)    HM Revenue & Customs has not given the Borrower authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the Borrower DTTP Filing,

and in each case, the Borrower has notified that Lender in writing, that Lender and the Borrower shall co-operate in completing any additional procedural formalities necessary for that Borrower to obtain authorisation to make that payment without a Tax Deduction.

(l)    If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (j)(ii) above, no Obligor shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender's Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.

(m)    A Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Facilities Agent for delivery to the relevant Lender.

(n)    A UK Non-Bank Lender which becomes a Party on the day on which this Agreement is entered into (or the 2019 Amendment Effective Date) gives a Tax Confirmation to the Company by entering into this Agreement.

(o)    A UK Non-Bank Lender shall promptly notify the Company and the Facilities Agent if there is any change in the position from that set out in the Tax Confirmation.

18.4    Tax indemnity

(a)    Except as provided below, the Company must indemnify a Finance Party against any loss or liability which that Finance Party acting reasonably determines will be or has been suffered (directly or indirectly) by that Finance Party for or on account of Tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) under a Finance Document.

(b)    Paragraph (a) above does not apply to any Tax assessed on a Finance Party under the laws of the jurisdiction in which:

(i)    that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident or as having a permanent establishment for tax purposes; or

(ii)    that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party.

(c)    Paragraph (a) above does not apply to the extent a loss, liability or cost:
(i)    is compensated for by any increased payment under Clause 18.3 (Tax gross-up);

(ii)    would have been compensated for by an increased payment under Clause 18.3 (Tax gross-up) but was not so compensated solely because one of the exclusions in Clause 18.3(d) and 18.3(f) applied; or

(iii)    relates to a FATCA Deduction required to be made by a Party.

(d)    A Finance Party making, or intending to make, a claim under paragraph (a) above must promptly notify the Company of the event which will give, or has given, rise to the claim.

18.5    Tax Credit

(a)    Where any payment has been made subject to a Tax Deduction, a Finance Party agrees to use its commercially reasonable endeavours to complete any procedural formalities necessary for the relevant Finance Party to obtain any Tax Credit available as a result of the payment being made subject to a Tax Deduction.

(b)    If an Obligor makes a Tax Payment and the relevant Finance Party in its absolute discretion exercised in good faith determines that:

(i)    a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(ii)    it has used and retained that Tax Credit (on a consolidated basis if relevant to the determination of its allowable credit for foreign taxes paid or accrued),

the Finance Party must pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been if the Tax Payment had not been required to be made by the Obligor.

18.6    Lender Status Confirmation

(a)    Each Lender which becomes a Party to this Agreement after the 2019 Amendment Effective Date shall indicate, in the documentation which the New Lender or Increase Lender executes on becoming party as a Lender, and for the benefit of the Facilities Agent and without liability to the Obligors, which of the following categories it falls in:

(i)    not a Qualifying Lender;

(ii)    a Qualifying Lender (other than a Treaty Lender); or

(iii)    a Treaty Lender.

(b)    If a New Lender or Increase Lender fails to indicate its status in accordance with this Clause
18.6    then such New Lender or Increase Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Facilities Agent which category applies (and the Facilities Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, a Transfer

Certificate or Increase Confirmation shall not be invalidated by any failure of a Lender to comply with this Clause 18.6.
18.7    Stamp taxes

The Company must pay and indemnify each Finance Party against any stamp duty, registration or other similar Tax payable in connection with the entry into, performance or enforcement of any Finance Document, except for any such Tax payable in connection with the entry into a Transfer Certificate.

18.8    General

In Clause 18.8 to 18.9:

Excluded Taxes means, with respect to the Facilities Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of an Obligor under the Finance Documents:

(a)    income, franchise or other similar taxes imposed on, based on or measured by or with respect to its net income by the United States of America, or income, franchise or other similar taxes imposed on, based on or measured by or with respect to its net income, net worth or capital employed, or gross basis business and/or occupational taxes by the jurisdiction under the laws of which such recipient is organized or in which it is resident or, in the case of any Lender, in which its applicable lending office is located;

(b)    any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in paragraph (a) above;

(c)    in the case of a Lender (other than an assignee pursuant to a request by an Obligor under Clause 18.9(g)), any withholding tax that:

(i)    is attributable to such Lender’s failure to comply with Clause 18.9(e); or

(ii)    in the case of a Foreign Lender, is imposed by the United States of America and is in effect and would apply to amounts payable to such Foreign Lender, at the time such Foreign Lender becomes a party to this Agreement (including by assignment) or designates a Facility Office or a new lending office, except to the extent that (x) where the Foreign Lender is an assignee, the assignor was entitled to receive additional amounts with respect to any withholding tax pursuant to Clause 18.9, (y) where the Foreign Lender has designated a new Facility Office or other lending office, the Foreign Lender was entitled to receive additional amounts with respect to any withholding tax pursuant to Clause 18.9 before the designation of a new Facility Office or other lending office or (z) such withholding tax shall have resulted from the making of any payment to a location other than the Facility Office or other lending office designated by the Facilities Agent or such Foreign Lender for the receipt of payments of the applicable type;

(d)    any income, franchisee or other similar tax, or any branch profits or similar tax, imposed by a jurisdiction to the extent such tax is attributable to a connection between such jurisdiction and the Facilities Agent, such Lender or such other recipient, as the case may be, other than a connection arising from the transactions contemplated by this Agreement; and

(e)    any FATCA Deduction.

Foreign Lender means, with respect to an Obligor, any Lender that is organized under the laws of a jurisdiction other than that in which that Obligor is located and, with respect to the Company, outside the United States of America. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
Governmental Authority means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

Indemnified Taxes means Taxes other than Excluded Taxes.

Other Taxes means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under the Finance

Documents or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement other than (1) Excluded Taxes and (2) any Taxes required to be paid solely as a result of the execution or delivery of an instrument effecting an assignment, designation or participation contemplated in Clause 29 (Changes to the Lenders) (excluding any designation or assignment initiated pursuant to Clause 18.9(g) (Taxes)).

18.9    Taxes

(a)    Any and all payments by or on account of any obligation of an Obligor under the Finance Documents shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if an Obligor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Clause 18.9) the Facilities Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) that Obligor shall make such deductions and (iii) that Obligor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)    In addition, an Obligor shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)    Each Obligor shall indemnify the Facilities Agent and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Facilities Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of that Obligor under the Finance Documents (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Clause 18.9) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (except to the extent such penalties, interest or expenses result from the gross negligence or wilful misconduct of the Facilities Agent or the applicable Lender), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender, or by the Facilities Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error, provided that such certificate shall include a description in reasonable detail of the Indemnified Tax or Other Tax for which the indemnity is being demanded and the calculation in reasonable detail of the amount of such indemnity. The Facilities Agent and each Lender agrees to use its reasonable endeavours to complete any procedural formalities necessary for the Facilities Agent and the Lender to obtain a credit against any Indemnified Tax or Other Tax or any relief or remission for an Indemnified Tax or Other Tax (or its repayment). Notwithstanding any contrary provision under the Finance Documents, the Facilities Agent or the Lender, as the case may be, shall have no obligation to contest the imposition or assertion of any Indemnified Tax or Other Tax.

(d)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by an Obligor to a Governmental Authority, the Obligor shall deliver to the Facilities Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment (if such a receipt is reasonably obtainable from such Governmental Authority), a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Facilities Agent.

(e)    The Facilities Agent will deliver to the Company, and each Lender will deliver to the Facilities Agent and the Company, on or before the first Utilisation Date (or, in the case of a Lender that becomes a Lender after the first Utilisation Date, on or before such later date on which such Lender becomes a Lender) such properly completed and executed Internal Revenue Service form (Form W-8BEN, W-8ECI, W-8EXP, W-8IMY, or W-9, as applicable) as will demonstrate, in accordance with applicable regulations, that payments of interest by an Obligor to the Facilities Agent for the account of such Lender pursuant to this Agreement will be exempt from (or entitled to a reduction in the rate of) United States federal withholding taxes. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Obligor is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Company (with a copy to the Facilities Agent), at the time or times prescribed by applicable law, such other properly completed and executed documentation prescribed by applicable law or reasonably requested by the Company (including any replacement or successor form) as will permit such payments to be made without withholding or at a reduced rate, provided that such Foreign Lender has received prior written notice from the Company advising it of the availability of such exemption or reduction and containing all applicable documentation.

(f)    If the Facilities Agent or a Lender determines that it has received a refund of or Tax Credit for any Taxes or Other Taxes as to which it has been indemnified by an Obligor or with respect to which an Obligor has paid additional amounts pursuant to this Clause 18.9, it shall pay over such refund or Tax Credit to that Obligor (but only to the extent of indemnity payments made, or additional amounts paid, by the Obligor under this Clause 18.9 with respect to the Taxes or Other Taxes giving rise to such refund or Tax Credit), net of all reasonable out-of-pocket expenses of the Facilities Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or Tax Credit); provided, that the Obligor, upon the request of the Facilities Agent or such Lender, agrees to repay the amount paid over to the Obligor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Facilities Agent or such Lender to the extent that the Facilities Agent or such Lender is required to repay such refund to such Governmental Authority. This Clause 18.9 shall not be construed to require the Facilities Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Obligor or any other person.

(g)    If an Obligor is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to this Clause 18.9, then the Obligor may, at its sole expense and effort, upon notice to such Lender and the Facilities Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Clause 29), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Obligor shall have received the prior written consent of the Facilities Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its share in the Utilisations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Obligor (in the case of all other amounts) and (iii) in the case of any such assignment resulting from payments required to be made pursuant to this Clause 18.9, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Obligor to require such assignment and delegation cease to apply.
18.10    General

In Clauses 18.10 to 18.15:

Affidavit means the affidavit as approved by the Italian revenues agency on 10 July 2013 (and as amended from time to time) and made available on the website www.agenziaentrate.gov.it. or any other form with similar contents and producing substantially the same tax effects.

Change of Tax Law means any change which occurs after the date of this Agreement, in (or in the published interpretation, administration or the application of) any tax law or regulation or double taxation treaty or any published practice or published concession of any relevant taxing authority.

Exempted Lender means any entity which, under article 26, paragraph 5 bis of Italian Presidential Decree No. 600 of 29 September 1973, is entitled to receive interest payments deriving from Italy on medium long term loan without the application of any Tax Deduction imposed by Italian law.

Italian Lender means a Lender which is:

(a)    a bank or financial institution duly authorized or licensed to carry out banking or lending activity in Italy pursuant to the applicable law and regulation and that is resident for tax purposes in Italy pursuant to article 73 of Italian Presidential Decree No. 917 of 22 December 1986, and for the purpose of the Finance Documents does not act through a Facility Office which qualifies as a permanent establishment located outside Italy; or

(b)    a Facility Office which qualifies as a permanent establishment in Italy, or, in any case, a permanent establishment in Italy of a bank or financial institution duly authorised or licensed to carry out banking activity in Italy, for which any payment received under the Finance Documents is business income (“reddito d’impresa”) pursuant articles 81, and 152 of Italian Presidential Decree no. 917 of 22nd December 1986; or

(c)    a special purpose vehicle established for the purpose of a securitisation according with Italian Law No. 130 of 30 April 1999; or

(d)    an alternative investment fund established under Directive 2011/61/EU and duly authorised or licensed to carry out lending activity in Italy that is resident in Italy for tax purposes pursuant to Article 73 of Italian Presidential Decree No. 917 of 22 December 1986.

Qualifying Lender means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under this Agreement and is:

(a)    an Italian Lender;

(b)    a Treaty Lender; or

(c)    an Exempted Lender.

Self-Declaration means the self-declaration substantially in the form set out in Schedule 13 (Form of Self-Declaration) to this Agreement

Treaty Lender means a Lender which:

(a)    is treated as a resident for tax purposes in a jurisdiction which has a double taxation treaty with Italy which makes provision for full exemption from withholding tax on interest (the Italian Treaty) and it is entitled to benefit from such treaty;
(b)    does not carry on a business in Italy through a permanent establishment, branch or agency with which the payment is effectively connected; and

(c)    has duly and timely fulfilled all the documentary conditions as requested for the application of the Italian Treaty, including the filing of the relevant Affidavit.

18.11    Tax gross-up

(a)    Each Obligor must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)    If:

(i)    a Lender is not, or ceases to be, a Qualifying Lender; or

(ii)    an Obligor or a Lender is aware that an Obligor must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction),

it must promptly notify the Facilities Agent. Similarly, an Obligor shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is a change in the rate or the basis of any Tax Deduction) notify the Facilities Agent accordingly. The Facilities Agent must then promptly notify the affected Parties.

(c)    Except as provided below, if a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from the Obligor will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)    Except as provided below, an Italian Borrower is not required to make an increased payment under paragraph (c) above for a Tax Deduction in respect of the Tax imposed by the Republic of Italy if on the date on which the payment concerned falls due:

(i)    the payment could have been made to a Lender without a Tax Deduction if it was a Qualifying Lender, but on that date the Lender is not, or has ceased to be, a Qualifying Lender other than as a result of any Change of Tax Law; or

(ii)    the relevant Lender is a Treaty Lender or an Exempted Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (h) below and Clause 18.15 (Lender status confirmation).

(e)    If an Obligor is required by law to make a Tax Deduction, that Obligor shall make that Tax Deduction and must make any payment required in connection with that Tax Deduction in the minimum amount and within the time period allowed by law.

(f)    Within 46 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Obligor must deliver to the Facilities Agent for the relevant Finance Party evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

(g)    A Treaty Lender or an Exempted Lender shall file any Affidavit or any Self-Declaration Form under Clause 18.15 (Lender status confirmation) or any other form and/or information necessary for the Borrower to be entitled to make that payment without a Tax Deduction or with a reduced Tax Deduction.
18.12    Tax indemnity

(a)    Except as provided below, the Company must indemnify a Finance Party against any loss or liability which that Finance Party acting reasonably determines will be or has been suffered (directly or indirectly) by that Finance Party for or on account of Tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) under a Finance Document.

(b)    Paragraph (a) above does not apply to any Tax assessed on a Finance Party under the laws of the jurisdiction in which:

(i)    that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes or as having a permanent establishment for tax purposes; or

(ii)    that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income (including the “valore della produzione netta” for the purposes of Italian regional tax on productive activities or “IRAP” provided for by Legislative Decree no. 446 of 15 December 1997) received or receivable by that Finance Party. However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Finance Party, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose.

(c)    Paragraph (a) above does not apply to the extent a loss, liability or cost:

(i)    is compensated for by any increased payment under Clause 18.11 (Tax gross-up);

(ii)    would have been compensated for by an increased payment under Clause 18.11 (Tax gross-up) but was not so compensated solely because one of the exclusions in Clause 18.11(d) applied; or

(iii)    is compensated for by Clause 18.15 (Stamp taxes) or Clause 18.24 (Value added taxes), or would have been but for the exclusions in those Clauses;

(iv)    relates to a FATCA Deduction required to be made by a Party;

(v)    is suffered or incurred with respect to any Finance Party, or any payment attributable to, or liability arising as a consequence of, a Finance Party, existing as at the date of signature of this Agreement.

(d)    A Finance Party making, or intending to make, a claim under paragraph (a) above must promptly notify the Company of the event which will give, or has given, rise to the claim.

18.13    Tax Credit

(a)    Where any payment has been made subject to a Tax Deduction, a Finance Party agrees to use its reasonable endeavours to complete any procedural formalities necessary for the relevant Finance Party to obtain any Tax Credit available as a result of the payment being made subject to a Tax Deduction.

(b)    If an Obligor makes a Tax Payment and the relevant Finance Party determines in its absolute discretion exercised in good faith that:
(i)    a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment, or to a Tax Deduction in consequence of which that Tax Payment was required; and

(ii)    it has used and retained that Tax Credit (on a consolidated basis if relevant to the determination of its allowable credit for foreign taxes paid or accrued),

the Finance Party must pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been if the Tax Payment had not been required to be made by the Obligor.

18.14    Lender Status Confirmation

(a)    In respect to an Italian Borrower, each Lender which becomes a Party to this Agreement after the 2019 Amendment Effective Date shall indicate, in the Transfer Certificate or Increase Confirmation which it executes on becoming a Party, and for the benefit of the Facilities Agent and without liability to the Obligors, which of the following categories it falls in:

(i)    not a Qualifying Lender;

(ii)    a Qualifying Lender (other than a Treaty Lender or an Exempted Lender);

(iii)    a Treaty Lender; or

(iv)    an Exempted Lender.

(b)    Each Lender shall promptly, after becoming a Lender under this Agreement, comply with any reasonable administrative requirement from time to time provided for by applicable law that is necessary for an Italian Borrower to be entitled to make the relevant payment without a Tax Deduction or with the minimum possible Tax Deduction and, unless it is an Italian Lender, agrees to provide the Borrower with an Affidavit duly executed by it:

(i)    on a date which falls on the later of:

(A)    at least 5 Business Days prior to the date upon which interest is first due to be paid to it, and

(B)    the date it becomes a Lender under this Agreement;

(ii)    thereafter, as soon as possible upon expiration of the previous Affidavit, and, in any event, at least 5 Business Days prior to the next date upon which interest is due to be paid to it following expiration of the previous Affidavit; and

(iii)    in any case, whenever there is a change in the Lender's status under a double taxation treaty (including if it changes its tax residence) at least 5 Business Days prior to the subsequent date upon which interest is due to be paid.

(c)    An Exempted Lender shall provide an Italian Borrower with a Self Declaration at least 5 Business Days prior to the date upon which interest is first due to be paid to it.

(d)    If a new Lender fails to indicate its status in accordance with paragraph (a) above then such new Lender shall be treated for the purposes of this Agreement (including by an Italian Borrower) as if it is not a Qualifying Lender until such time as it notifies the Facilities Agent which category applies (and the Facilities Agent, upon receipt of such notification, shall inform the Borrower). For the avoidance of doubt, a Transfer Certificate or Increase Confirmation shall not be invalidated by any failure of a Lender to comply with this Clause 18.15(a).

18.15    Stamp taxes

The Company must pay and indemnify each Finance Party against any stamp duty, registration or other similar Tax payable in connection with the entry into, performance or enforcement of any Finance Document, except for (a) any such Tax payable in connection with the entry into a Transfer Certificate (including, for avoidance of any doubts, any Tax that arises because of a sub-participation or similar arrangement is entered into); and (b) any such Tax imposed by the Republic of Italy due to a registration or filing in Italy of a Finance Document when such registration or filing is not required to maintain, preserve, establish or enforce the rights of the Finance Party.

18.16    General

(a)    In Clauses 18.16 to 18.19:

Protected Party means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of tax in relation to a sum received or receivable (or any sum deemed for the purposes of tax to be received or receivable) under a Finance Document.

Treaty Lender means a Lender which:

(a)    is treated as a resident of a Treaty State for the purposes of the relevant Treaty; and

(b)    does not carry on a business in the Netherlands through a permanent establishment, a fixed base or a permanent representative with which that Lender's participation in the Loan is effectively connected;

Treaty State means a jurisdiction having a double taxation agreement (a Treaty) with the Netherlands which makes provision for full exemption or full refund from tax imposed on interest.

(b) Unless a contrary indication appears, in Clauses 18.16 to 18.19 (inclusive) a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.

18.17    Tax gross-up

(a)    Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)    The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facilities Agent accordingly. Similarly, a Lender shall notify the Facilities Agent on becoming so aware in respect of a payment payable to that Lender. If the Facilities Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)    If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)    An Obligor is not required to make an increased payment to a Lender under paragraph (c) for a Tax Deduction from a payment of interest on a Utilisation, if on the date on which the payment falls due the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.

(e)    If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount.

(f)    Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facilities Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)    A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

18.18    Tax indemnity

(a)    The Company shall (within three Business Days of demand by the Facilities Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been suffered (directly or indirectly) for or on account of tax by that Protected Party in respect of a Finance Document.

(b)    Paragraph (a) shall not apply:

(i)    with respect to any tax assessed on a Finance Party:

(A)    under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident or as having a permanent establishment for tax purposes; or

(B)    under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)    to the extent a loss, liability or cost:

(A)    is compensated for by an increased payment under Clause 18.17 (Tax gross-up);

(B)    would have been compensated for by an increased payment under Clause 18.17 (Tax gross-up) but was not so compensated solely because the exclusion in paragraph (d) of Clause 18.17 (Tax gross-up) applied; or

(C)    relates to a FATCA Deduction required to be made by a Party.

(c)    A Protected Party making, or intending to make a claim under paragraph (a) shall promptly notify the Facilities Agent of the event which will give, or has given, rise to the claim, following which the Facilities Agent shall notify the Parent.

(d)    A Protected Party shall, on receiving a payment from an Obligor under this Clause 18.18, notify the Facilities Agent.
18.19    Tax credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines in its absolute discretion exercised in good faith that:

(a)    a Tax Credit is attributable to that Tax Payment; and

(b)    that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

18.20    Tax gross-up

(a)    Each Obligor must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)    If an Obligor or a Lender is aware that an Obligor must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it must promptly notify the Facilities Agent. The Facilities Agent must then promptly notify the affected Parties.

(c)    Except as provided below, if a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from the Obligor will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)    If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and must make any payment required in connection with that Tax Deduction within the time allowed by law.

(e)    Within 30 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Obligor must deliver to the Facilities Agent for the relevant Finance Party evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

(f)    Where possible, each Finance Party shall, in consultation with the Company, take all reasonable steps to reduce the risk of a Tax Deduction being required by law or reduce the amount of such Tax Deduction, including, without limitation, transferring its rights and obligations under the Finance Documents to an Affiliate, changing its Facility Office or co-operating with each Obligor by using its commercially reasonable endeavours to complete any procedural formalities necessary for that Obligor to obtain authorisation to make payments without a Tax Deduction.

18.21    Tax indemnity

(a)    Except as provided below, the Company must indemnify a Finance Party against any loss or liability which that Finance Party acting reasonably determines will be or has been suffered (directly or indirectly) by that Finance Party for or on account of Tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) under a Finance Document.

(b)    Paragraph (a) above does not apply to any Tax assessed on a Finance Party under the laws of the jurisdiction in which:
(i)    that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes or as having a permanent establishment for tax purposes; or

(ii)    that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party. However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Finance Party, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose.

(c)    Paragraph (a) above does not apply to the extent a loss, liability or cost:

(i)    is compensated for by any increased payment under Clause 18.20 (Tax gross-up); or

(ii)    relates to a FATCA Deduction required to be made by a Party.

(d)    A Finance Party making, or intending to make, a claim under paragraph (a) above must promptly notify the Company of the event which will give, or has given, rise to the claim.

18.22    Tax Credit

(a)    Where any payment has been made subject to a Tax Deduction, a Finance Party agrees to use its reasonable endeavours to complete any procedural formalities necessary for the relevant

Finance Party to obtain any Tax Credit available as a result of the payment being made subject to a Tax Deduction.

(b)    If an Obligor makes a Tax Payment and the relevant Finance Party determines in its absolute discretion exercised in good faith that:

(i)    a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(ii)    it has used and retained that Tax Credit (on a consolidated basis if relevant to the determination of its allowable credit for foreign taxes paid or accrued),

the Finance Party must pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been if the Tax Payment had not been required to be made by the Obligor.

18.23    Stamp taxes

The Company must pay and indemnify each Finance Party against any stamp duty, registration or other similar Tax payable in connection with the entry into, performance or enforcement of any Finance Document, except for any such Tax payable in connection with the entry into a Transfer Certificate.

18.24    Value added taxes

(a)    Any amount (including costs and expenses) expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party shall as soon as reasonably practicable provide an appropriate value added tax invoice to that Party).

(b)    If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any Party other than the Recipient (the Relevant Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)    (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)    (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)    Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)    Any reference in this Clause 18.24 to any Party shall, at any time when such Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(e)    In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements in relation to such supply

18.25    US FATCA Withholding Tax Requirements

(a)    Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise indemnify or compensate the recipient of the payment for that FATCA Deduction.
(b)    Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Company, the Facilities Agent and the other Finance Parties.

(c)    Subject to paragraph (e) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)    confirm to that other Party whether it is:

(A)    a FATCA Exempt Party; or

(B)    not a FATCA Exempt Party;

(ii)    supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)    supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(d)    If a Party confirms to another Party pursuant to paragraph (c)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(e)    Paragraph (c) above shall not oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)    any law or regulation;

(ii)    any fiduciary duty; or

(iii)    any duty of confidentiality.

(f)    If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (c)(i) or (c)(ii) above (including, for the avoidance of doubt, where paragraph (e) above applies), then if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(g)    If a Borrower is a US Tax Obligor, or where the Facilities Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten Business Days of:

(i)    where an Original Borrower (on the 2019 Amendment Effective Date) is a US Tax Obligor and the relevant Lender is a Lender on the 2019 Amendment Effective Date, the 2019 Amendment Effective Date;

(ii)    where a Borrower is a US Tax Obligor on a Transfer Date or on the effective date of an Increase Confirmation and the relevant Lender is:

(A)    a New Lender, the relevant Transfer Date; or
(B)    an Increase Lender which was not previously a Party, the effective date of the Increase Confirmation;

(iii)    the date a new US Tax Obligor accedes as a Borrower; or

(iv)    where the Borrower is not a US Tax Obligor, the date of a request from the Facilities Agent,

supply to the Facilities Agent:

(i)    a withholding certificate on Form W-8 or Form W-9 (or any successor form) (as applicable); or

(ii)    any withholding statement and other documentation, authorisations, waivers and other withholding certificates as the Facilities Agent may require to certify or establish the status of such Lender under FATCA.

The Facilities Agent shall provide any withholding certificate, withholding statement, documentation, authorisations and waivers it receives from a Lender pursuant to this paragraph
(g)    to the Company and shall be entitled to rely on any such withholding certificate, withholding statement, documentation, authorisations and waivers provided without further verification. The Facilities Agent shall not be liable for any action taken by it under or in connection with this paragraph (g).

(h)    Each Lender agrees that if any withholding certificate, withholding statement, documentation, authorisations and waivers provided to the Facilities Agent pursuant to paragraph (f) above is or becomes materially inaccurate or incomplete, it shall promptly update such withholding certificate, withholding statement, documentation, authorisations and waivers or promptly notify the Facilities Agent in writing of its legal inability to do so. The Facilities Agent shall provide any such updated withholding certificate, withholding statement, documentation, authorisations and waivers to the Company. The Facilities Agent shall not be liable for any action taken by it under or in connection with this paragraph (h).

19.    INCREASED COSTS

19.1    Increased Costs

Subject to the exceptions set out below, the Company shall, within three Business Days of demand by the Facilities Agent, pay for the account of a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates as a result of:

(a)    the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the 2019 Amendment Effective Date;

(b)    compliance with any law or regulation introduced after the 2019 Amendment Effective Date;

(c)    the implementation or application of, or compliance with, Basel III or CRD IV or any other law or regulation which implements Basel III or CRD IV (whether such implementation,

application or compliance is by a government, regulator, Finance Party or any of its Affiliates); or

(d)    the implementation or application of, or compliance with, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended, and all requests, rules, guidelines or directives thereunder or issued in connection therewith, regardless of the date enacted, adopted or issued.
19.2    Claims

(a)    A Finance Party intending to make a claim for Increased Costs shall notify the Facilities Agent of the event giving rise to the claim, following which the Facilities Agent shall promptly notify the Company. Any such claim must be made on the Company within 6 months from the date on which the Finance Party becomes aware of such claim.

(b)    Each Finance Party shall, as soon as practicable after a demand by the Facilities Agent, provide a certificate confirming the amount of its Increased Costs.

19.3    Exceptions

These provisions do not apply to the extent any Increased Cost is:

(a)    attributable to a Tax governed by Clause 18 (Taxes);

(b)    compensated for under another Clause in this Agreement or would have been but for an exception in such Clause;

(c)    attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation;

(d)    a tax on the overall net income or gains of a Finance Party or any of its Affiliates;

(e)    attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision (BCBS) in June 2004 in the form existing at the 2019 Amendment Effective Date (but excluding any amendment arising out of Basel III) (Basel II) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates); or

(f)    attributable to the implementation, or application of, or compliance with, any Bank Levy, or any law or regulation which implements any Bank Levy (whether such implementation, application or compliance is by a government, a regulator, or by a Finance Party or any of its Affiliates).

19.4    Further Basel III and Dodd-Frank Requirements

A Finance Party may only make a claim for Increased Costs attributable to the implementation or application of, or compliance with, Basel III or the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 if:

(a)    that Finance Party did not know about or could not reasonably be expected to have known about the relevant Increased Cost on or prior to the 2019 Amendment Effective Date or (if later) the date on which it became a Finance Party (provided that, if the Increased Cost was not fully quantifiable on or prior to such date, that Finance Party may claim that amount of the Increased Cost which was not, or could not reasonably be expected to have been, quantifiable); and

(b)    to the best of that Finance Party’s knowledge, the Finance Party has claimed such costs from all investment grade borrowers in relation to committed facilities for investment grade borrowers which were entered into on or before the 2019 Amendment Effective Date and has confirmed this to the Company.

20.    OTHER INDEMNITIES

20.1    Currency indemnity

(a)    The Company shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)    that Finance Party receiving an amount in respect of an Obligor’s liability under the Finance Documents; or

(ii)    that liability being converted into a claim, proof, judgment or order,

in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.

(b)    Unless otherwise required by law, each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

20.2    Other indemnities

The Company shall, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability (excluding loss of profit and amounts in respect of Margin) which that Finance Party incurs as a consequence of:

(a)    the occurrence of any Event of Default;

(b)    a failure by an Obligor to pay any amount due under a Finance Document on its due date, including any resulting from any distribution or redistribution of any amount among the Lenders under this Agreement;

(c)    a Utilisation not being made after a Utilisation Request has been delivered for that Utilisation by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of negligence or default by that Finance Party alone); or

(d)    a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment.

The Company’s liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, any amount repaid or prepaid or any Utilisation.

20.3    Indemnity to the Facilities Agent

The Company shall, within three Business Days of demand, indemnify the Facilities Agent against any loss or liability incurred by the Facilities Agent (acting reasonably) as a result of:

(a)    investigating any event which it reasonably believes to be a Default;

(b)    acting or relying on any notice which the Facilities Agent reasonably believes to be genuine, correct and appropriately authorised; or

(c)    instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.

21.    MITIGATION BY THE FINANCE PARTIES

(a)    Each Finance Party must, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which result or would result in:

(i)    any Tax Payment or Increased Costs being payable to that Finance Party;

(ii)    that Finance Party being able to exercise any right of prepayment and/or cancellation under this Agreement by reason of any illegality; or

(iii)    that Finance Party incurring any cost of complying with the minimum reserve requirements of the European Central Bank,

including transferring its rights and obligations under the Finance Documents to an Affiliate or changing its Facility Office.

(b)    Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

(c)    The Company must indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party which are directly referable to the Facility as a result of any step taken by it under this Clause 21.

(d)    A Finance Party is not obliged to take any step under this Clause 21 if, in the opinion of that Finance Party (acting reasonably), to do so could reasonably be expected to be prejudicial to it.

22.    COSTS AND EXPENSES

22.1    Initial costs

Subject to Clause 22.4 (Legal fees), the Company shall, within three Business Days of demand, pay to the Facilities Agent and the Arrangers the amount of all reasonable costs and expenses (including legal fees) reasonably incurred by them in connection with the negotiation, preparation, printing, execution and syndication of the Finance Documents.

22.2    Subsequent costs

(a)    Subject to Clause 22.4 (Legal fees), the Company must promptly on demand pay to the Facilities Agent the amount of all reasonable costs and expenses (including legal fees) reasonably incurred by it in connection with:

(i)    the negotiation, preparation, printing and execution of any Finance Document (other than a Transfer Certificate) executed after the 2019 Amendment Effective Date; and

(ii)    any amendment, waiver or consent requested by or on behalf of an Obligor or an amendment required or specifically allowed by this Agreement to any Finance Document.

22.3    Enforcement costs

Subject to Clause 22.4 (Legal fees), the Company must promptly on demand pay to each Finance Party the amount of all costs and expenses (including legal fees) properly incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.
22.4    Legal fees

The Company will only be liable to pay an amount in respect of legal fees under Clauses 22.1 (Initial costs) to 22.3 (Enforcement costs) for one law firm, and, in the case of Clauses 22.1 (Initial costs) and
22.2 (Subsequent costs), applicable foreign counsel instructed by such law firm for the purposes of obtaining legal opinions, and, in the case of Clause 22.3 (Enforcement costs), applicable foreign counsel instructed by such law firm for the purposes of enforcing or preserving any rights under any Finance Document, representing all of the Finance Parties together.

22.5 Acknowledgment of benefit, discount or credit

The Company acknowledges that each or any of the Facilities Agent and the Arrangers may receive a benefit, including without limitation, a discount, credit or other accommodation, from any relevant legal counsel based on the legal fees such legal counsel may receive on account of their relationship with the Facilities Agent and the Arrangers including, without limitation, fees paid pursuant to the Finance Documents.

23.    GUARANTEE AND INDEMNITY

23.1    Guarantee and indemnity by the Company

(a)    The Company irrevocably and unconditionally:

(i)    guarantees to each Finance Party punctual performance by each Borrower that is its Subsidiary of all that Borrower’s payment obligations under the Finance Documents;

(ii)    undertakes with each Finance Party that whenever a Borrower that is its Subsidiary does not pay any amount when due under any Finance Document, it shall immediately on demand by the Facilities Agent pay that amount as if it was the principal obligor; and

(iii)    indemnifies each Finance Party immediately on demand against any loss or liability suffered by that Finance Party if any payment obligation guaranteed by it hereunder is or becomes unenforceable, invalid or illegal; the amount of the cost, loss or liability under this indemnity shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

(b)    The guarantee in Clause 23.1(a) is a continuing guarantee and will extend to the ultimate balance of sums payable by any of the Company’s Subsidiaries under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

23.2    Guarantee and indemnity by Carnival plc

(a)    Carnival plc irrevocably and unconditionally:

(i)    guarantees to each Finance Party punctual performance by each Borrower that is its Subsidiary of all that Borrower’s payment obligations under the Finance Documents;

(ii)    undertakes with each Finance Party that whenever a Borrower that is its Subsidiary does not pay any amount when due under any Finance Document, it shall immediately on demand by the Facilities Agent pay that amount as if it was the principal obligor; and

(iii)    indemnifies each Finance Party immediately on demand against any loss or liability suffered by that Finance Party if any payment obligation guaranteed by it hereunder is or becomes unenforceable, invalid or illegal; the amount of the cost, loss or liability under this indemnity shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

(b)    The guarantee in Clause 23.2(a) is a continuing guarantee and will extend to the ultimate balance of sums payable by any of Carnival plc’s Subsidiaries under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

23.3    Reinstatement

(a)    If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration or otherwise without limitation, the liability of each Guarantor under this Clause will continue as if the discharge or arrangement had not occurred.

(b)    Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

23.4    Waiver of defences

The obligations of each Guarantor under this Clause 23 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 23 (without limitation and whether or not known to it or any Finance Party) including:

(a)    any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)    the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Carnival Corporation & plc Group;

(c)    the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person;

(d)    any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)    any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(f)    any amendment, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in, any facility or the addition of any new facility under any Finance Document or other document or security;

(g)    any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(h)    any insolvency or similar proceedings.

23.5    Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 23. This waiver applies irrespective of any law or any provision of the Finance Documents to the contrary.

23.6    Appropriations

(a)    Until all amounts which may be or become payable by any of the Company’s Subsidiaries under the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(i)    refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts; or

(ii)    apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Company shall not be entitled to the benefit of the same; and

(iii)    hold in an interest-bearing suspense account (bearing interest at market rates) any moneys received from the Company or on account of the Company’s liability under this Clause 23.

(b)    Until all amounts which may be or become payable by any of Carnival plc’s Subsidiaries under the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(i)    refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts; or

(ii)    apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and Carnival plc shall not be entitled to the benefit of the same; and

(iii)    hold in an interest-bearing suspense account any moneys received from Carnival plc or on account of Carnival plc’s liability under this Clause 23.

23.7    Non-competition

(a)    The Company shall, until all sums whatsoever payable (or which may become payable) by any of its Subsidiaries under or in connection with the Finance Documents have been irrevocably paid in full, exercise only in accordance with the Facilities Agent’s instructions:

(i)    its rights of subrogation, contribution and indemnity against that Subsidiary;

(ii)    its right to take the benefit of, share in or enforce any security or other guarantee or indemnity for that Subsidiary’s obligations under the Finance Documents held by any of the Finance Parties;

(iii)    its rights to prove or claim in the bankruptcy, liquidation, administration or other insolvency proceedings of that Subsidiary;

(iv)    its rights to bring legal or other proceedings for an order requiring that Subsidiary to make any payment, or perform any obligation, in respect of which the Company has given a guarantee, undertaking or indemnity under this Clause 23; and
(v)    its rights to exercise any right of set-off against that Subsidiary.

(b)    Any amount recovered as a result of the exercise of the rights described in paragraph (a) above shall be held on trust for the Facilities Agent on behalf of the Finance Parties and paid to the Facilities Agent for the Finance Parties on demand. The Company warrants to the Finance Parties that it has not taken any security from its Subsidiaries in relation to the Finance Documents and agrees not to do so until the Finance Parties receive all sums payable by those Subsidiaries under the Finance Documents. Any security taken by the Company in breach of this provision and all moneys at any time received in respect thereof shall be held in trust for the Finance Parties.

(c)    Carnival plc shall, until all sums whatsoever payable (or which may become payable) by any of its Subsidiaries under or in connection with the Finance Documents have been irrevocably paid in full, exercise only in accordance with the Facilities Agent’s instructions:

(i)    its rights of subrogation, contribution and indemnity against that Subsidiary;

(ii)    its right to take the benefit of, share in or enforce any security or other guarantee or indemnity for that Subsidiary’s obligations under the Finance Documents held by any of the Finance Parties;

(iii)    its rights to prove or claim in the bankruptcy, liquidation, administration or other insolvency proceedings of that Subsidiary;

(iv)    its rights to bring legal or other proceedings for an order requiring that Subsidiary to make any payment, or perform any obligation, in respect of which Carnival plc has given a guarantee, undertaking or indemnity under this Clause 23; and

(v)    its rights to exercise any right of set-off against that Subsidiary.

(d)    Any amount recovered as a result of the exercise of the rights described in paragraph (c) above shall be held on trust for the Facilities Agent on behalf of the Finance Parties and paid to the Facilities Agent for the Finance Parties on demand. Carnival plc warrants to the Finance Parties that it has not taken any security from its Subsidiaries in relation to the Finance Documents and agrees not to do so until the Finance Parties receive all sums payable by those Subsidiaries under the Finance Documents. Any security taken by Carnival plc in breach of this provision and all moneys at any time received in respect thereof shall be held in trust for the Finance Parties.

23.8    Additional security

Each guarantee in Clause 23.1 (Guarantee and indemnity by the Company) is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

24.    REPRESENTATIONS

24.1    Representations

The representations set out in this Clause are made in accordance with Clause 24.10 (Times for making representations).
24.2    Status

Each Obligor is duly incorporated and validly existing under the laws of its jurisdiction of incorporation as a limited liability company, a corporation, or other legal entity and has the power to execute, deliver and perform its obligations under the Finance Documents; all necessary corporate action has been taken by each Obligor to authorise the execution, delivery and performance of, the Finance Documents to which it is or will be a party and each Finance Document to which it is a party constitutes valid and legally binding and enforceable obligations in accordance with its terms (subject to applicable bankruptcy, reorganisation, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)); each Obligor has the power to own its assets and carry on its business as it is being conducted where a lack of such power would have a Material Adverse Effect.

24.3    Non-conflict

The execution, delivery and performance by each Obligor of the Finance Documents will not contravene any existing law, regulation or authorisation to which that Obligor is subject, result in the breach of or default under any agreement or other instrument to which that Obligor is a party or which is binding upon that Obligor or its assets or contravene any provision of that Obligor’s constitutional documents.

24.4    No default

(a)    No Default has occurred and is outstanding or will result from the execution of, or the performance of any transaction contemplated by, any Finance Document.

(b)    No Obligor nor any of its respective Subsidiaries is in default under any agreement relating to Borrowed Money to which it or any of its respective Subsidiaries is a party or by which it or any of its respective Subsidiaries may be bound which default would have a Material Adverse Effect.

24.5    Financial statements

The Carnival Corporation & plc Group’s audited financial statements most recently delivered to the Facilities Agent (which, in the case of the Carnival Corporation & plc Group at the Signing Date, are the Original Financial Statements):

(a)    have been prepared in accordance with GAAP, consistently applied; and

(b)    fairly represent its financial condition (consolidated, if applicable) as at the date to which they were drawn up,

except, in each case, as disclosed to the contrary in those financial statements.

24.6    No material adverse change

There has been no adverse change in the business or consolidated financial condition of the Carnival Corporation & plc Group since the date to which the Original Financial Statements were drawn up which would have a Material Adverse Effect.

24.7    Litigation

No litigation, arbitration or administrative proceedings is taking place, pending or to its knowledge, threatened against an Obligor or any Material Subsidiary, which is likely to be determined adversely to the relevant member of the Carnival Corporation & plc Group and, if so determined, would be likely to have a Material Adverse Effect.

24.8    Pari passu ranking

The obligations of each Obligor under the Finance Documents to which it is a party rank at least pari passu with all its other present unsecured and unsubordinated indebtedness with the exception of any obligations which are mandatorily preferred by law.

24.9    United States Law

(a)    In this Subclause:

(i)    Anti-Terrorism Law means each of:

(A)    Executive Order No. 13224 on Terrorist Financing: Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism issued September 23, 2001, as amended by Order 13268 (as so amended, the Executive Order);

(B)    the regulations of the Office of Foreign Assets Control (OFAC) of the U.S. Department of Treasury, 31 C.F.R., Subtitle B, Chapter V;

(C)    the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act) (the USA Patriot Act); and

(D)    the Money Laundering Control Act of 1986, 18 U.S.C. sect. 1956;

(ii)    controlled has the meaning given to it in the United States Investment Company Act of 1940;

(iii)    investment company has the meaning given to it in the United States Investment Company Act of 1940;

(iv)    public utility has the meaning given to it in the United States Federal Power Act of 1920; and

(v)    Restricted Party means any person listed:

(A)    in the Annex to the Executive Order;

(B)    on the “Specially Designated Nationals and Blocked Persons” list maintained by the OFAC; or

(C)    in any successor list to either of the foregoing.

(b)    No Obligor which is incorporated in the United States of America or a state thereof is:

(i)    an investment company or controlled by an investment company, or required to register as an investment company;

(ii)    a public utility, or subject to regulation, under the United States Federal Power Act of 1920; or
(iii)    subject to regulation under any United States Federal or State law or regulation that limits its ability to incur indebtedness.

(c)    No Obligor nor any of its respective Affiliates is, or is controlled by, a Restricted Party.

(d)    No Obligor nor any of its respective Subsidiaries, to that Obligor’s knowledge, is in breach of or is the subject of any material action or investigation under any applicable Anti-Terrorism Law.

(e)    Each Obligor and each of its respective Subsidiaries have taken reasonable measures to promote compliance with applicable Anti-Terrorism Laws.

(f)    In relation to each Finance Party which notifies the Facilities Agent to this effect (each, a Restricted Finance Party), until such time as the relevant Restricted Finance Party has notified the Facilities Agent that it is no longer a Restricted Finance Party, this Clause 24.9 shall only apply for the benefit of that Restricted Finance Party to the extent that the receipt and acceptance by that Restricted Finance Party of the representations and warranties in this Clause
24.9 would not result in any violation of section 7 of the German Foreign Trade Regulation (AWV) (Außenwirtschaftsverordnung) (in connection with section 4, paragraph 1(a) no. 3 German Foreign Trade Law (AWG) (Außenwirtschaftsgesetz), EU Regulation 2271/96 in conjunction with EU Regulation 2018/1100 (or any similar applicable anti-boycott law, regulation or statute, including any similar and applicable UK law, instrument or regulation created following the United Kingdom’s exit from the European Union. In connection with any amendment, waiver, determination or direction relating to any part of this Clause 24.9 of which a Restricted Finance Party does not have the benefit, the Commitments of that Restricted Finance Party shall be excluded for the purpose of determining whether the consent of the Lenders has been obtained or whether the determination or direction by the Lenders has been made.

24.10    Times for making representations

(a)    The representations set out in this Clause 24 are made by each Original Obligor on the Signing Date in respect of itself (and its respective Subsidiaries if so stated in the representation so concerned) to each Finance Party.

(b)    Unless a representation is expressed to be given at a specific date, each representation (other than Clause 24.4 (No default) to Clause 24.7 (Litigation) inclusive) is deemed to be repeated by the Company and each Borrower to each Finance Party on the date of each Utilisation Request, each Utilisation Date, the first day of each Interest Period and, in the case of an Additional Borrower, by the Additional Borrower on the day on which the Subsidiary becomes an Additional Borrower.

(c)    When a representation is repeated, it shall be made with reference to the facts and circumstances existing at the time of repetition.

25.    INFORMATION UNDERTAKINGS

25.1    Financial statements

(a)    The Company must supply to the Facilities Agent (in sufficient copies for all the Lenders if the Facilities Agent so requests):

(i)    the audited consolidated financial statements of the Carnival Corporation & plc Group for each of its financial years (which will be the Carnival Corporation 10-K as filed with the SEC);
(ii)    the unaudited consolidated financial statements of the Carnival Corporation & plc Group for each of the first three fiscal quarters in each of its financial years (which will be the Carnival Corporation 10-Q as filed with the SEC); and

(iii)    the registration statements and reports filed with the SEC (including the Carnival Corporation 10-K) by the Company and Carnival plc.

(b)    All financial statements must be supplied as soon as they are available and:

(i)    in the case of the audited consolidated financial statements of the Carnival Corporation & plc Group, within 120 days;

(ii)    in the case of unaudited quarterly financial statements of the Carnival Corporation & plc Group, within 75 days; and

(iii)    in the case of registration statements and reports filed with the SEC, within 15 days,

of the end of the relevant financial period (or in the case of paragraph (a)(iii) above, of the date of filing with the SEC in accordance with the time periods specified in the rules and regulations of the SEC).

25.2    Form of financial statements

The Company must ensure that each set of financial statements supplied under this Agreement fairly presents the financial condition (consolidated or otherwise) of the relevant person as at the date to which those financial statements were drawn up. The Company shall not be required to produce footnotes to the unaudited financial statements.

25.3    Compliance Certificate

(a)    The Company must supply to the Facilities Agent a Compliance Certificate with each set of financial statements sent to the Facilities Agent under this Agreement.

(b)    A Compliance Certificate must be signed by a senior financial officer of the Company.

25.4    Assurance Statement

(a)    The Company must supply to the Facilities Agent an Assurance Statement relating to each of its financial years ending 30 November as soon as it is available and by no later than 30 June in the following financial year. For the avoidance of doubt, the Assurance Statement delivered on or prior to 30 June in each year should relate to the Company’s most recently completed financial year.

(b)    Any failure by the Company to deliver an Assurance Statement pursuant to paragraph (a) above shall only result in an increase in the applicable Margin pursuant to Clause 14.6 (Margin) and shall not result in any Default.

25.5    Information - miscellaneous

(a)    The Company must supply to the Facilities Agent (in sufficient copies for all the Lenders if the Facilities Agent so requests):

(i)    copies of all documents despatched by the Company or Carnival plc to its creditors generally at the same time as the documents are despatched;

(ii)    promptly on request, a list of the then current Material Subsidiaries; and
(iii)    promptly on request, such further information regarding the financial condition and operations of the Carnival Corporation & plc Group as any Finance Party through the Facilities Agent may reasonably require except information which is confidential in relation to third parties or which the Company is prohibited from disclosing by law or by regulatory requirement.

(b)    The Company must provide written notice to the Facilities Agent of any information posted to the website identified in Clause 25.7(a)(ii) for the benefit of its shareholders, and for this purpose only the Facilities Agent agrees that it will accept such notification by email. The Company shall provide such notification as soon as practicable after the relevant information is posted to the website.

25.6    Notification of Default

The Company must notify the Facilities Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

25.7    Use of websites

(a)    Except as provided below, the Company may deliver any information under this Agreement to a Lender by posting it on to an electronic website if:

(i)    the Facilities Agent and the Lender agree, it being understood that, subject to paragraph
(b)    below, the Facilities Agent and all Original Lenders provide their consent for all of the information under Clause 25.1(a) (Financial statements) to be so delivered;

(ii)    the Company and the Facilities Agent designate an electronic website for this purpose which, for the purpose of Clause 25.1(a) (Financial statements) hereof shall be www.carnivalcorp.com, until and unless the Company sends written notice to the Facilities Agent advising of a change to the details of the website;

(iii)    the Company notifies the Facilities Agent of the address of and password (if any) for the website (other than with respect to the information contemplated by Clause 25.1(a) (Financial statements) which shall be posted to the website identified in paragraph (ii) above); and

(iv)    the information posted is in a format agreed between the Company and the Facilities Agent.

The Facilities Agent must supply each relevant Lender with the address of and password for the website.

(b)    Notwithstanding the above, the Company must supply to the Facilities Agent in paper form a copy of any information posted on the website together with sufficient copies for:

(i)    any Lender not agreeing to receive information via the website; and

(ii)    within ten Business Days of request, any other Lender, if that Lender so requests.

(c)    The Company must promptly upon becoming aware of its occurrence, notify the Facilities Agent if:

(i)    the website cannot be accessed;
(ii)    the website or any information on the website is infected by any electronic virus or similar software;

(iii)    the password (if any) for the website is changed; or

(iv)    any information to be supplied under this Agreement is posted on the website or amended after being posted.

If the circumstances in paragraph (i) or (ii) above occur, the Company must supply any information required under this Agreement in paper form during the time that the website is not available.

25.8    “Know your customer” checks

(a)    The Company shall promptly upon the written request of the Facilities Agent supply, or procure the supply of, such documentation and other evidence about each Obligor and each Additional Obligor as is reasonably requested by the Facilities Agent, for itself, on behalf of any Lender or on behalf of any prospective New Lender, in order for the Facilities Agent, that Lender or prospective New Lender to carry out and be satisfied with the results of all necessary “know your customer” checks that it is required to carry out by reason of being a party to the transactions contemplated in the Finance Documents, provided that (subject to any change of law, change of regulation or a change in a Lender’s internal compliance procedures, or any change in the interpretation, administration or application thereof, that is made, in each case, in accordance with a Lender’s normal practice in respect of companies which are listed (at all times when the Company is listed) investment grade (at all times when the Company’s debt is of investment grade) and (at all times) of a comparable credit standing to the Company (other than, in each case, on those companies first becoming a customer of that Lender), or any change in status of any Obligor after the 2019 Amendment Effective Date, that might reasonably result in further documentation or other evidence being required) the Facilities Agent may only make one such request in respect of itself, each Lender and each prospective New Lender.

(b)    Each Lender shall promptly upon the request of the Facilities Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facilities Agent (for itself) in order for the Facilities Agent to carry out and be satisfied with the results of all necessary “know your customer” checks that it is required to carry out pursuant to the transactions contemplated in the Finance Documents.

26.    FINANCIAL COVENANTS

26.1    Definitions

Available Liquidity means the aggregate of available Cash and Cash Equivalents of the Carnival Corporation & plc Group and any amount which is available but undrawn under a committed facility provided to a member of the Carnival Corporation & plc Group which is available for drawing.

Borrowed Money or moneys borrowed means, at any time, all borrowings of the respective members of the Carnival Corporation & plc Group whether secured or unsecured and shall be deemed to include (to the extent that the same would not otherwise fall to be taken into account):

(a)    the principal amount for the time being owing (other than to any member of the Carnival Corporation & plc Group) of all debentures (as defined in section 738 of the Companies Act 2006) notwithstanding that the same may be or have been issued in whole or in part for a consideration other than cash; except that, in the case of a debenture issued at a discount which contains provisions for prepayment or acceleration, the principal amount thereof at any relevant time shall be deemed to be the highest amount which would, if such debenture were then to be repaid in accordance with any such provision for prepayment or acceleration, be repayable in respect of the principal amount thereof;

(b)    the outstanding amount raised by the acceptance of bills (not being acceptances of trade bills in respect of the purchase or sale of goods in the ordinary course of trading) by any member of the Carnival Corporation & plc Group or by any bank or accepting house under any acceptance credit opened on behalf of any member of the Carnival Corporation & plc Group;

(c)    the fixed premium payable on final redemption or repayment of any debentures, share capital or other Borrowed Moneys falling to be taken into account (other than in connection with the liquidation of any company);

(d)    the nominal amount of any issued share capital and the principal amount of any Borrowed Moneys, the redemption or repayment whereof is guaranteed or the subject of any indemnity or otherwise secured (and where part only is so secured to the extent so secured) by any other member of the Carnival Corporation & plc Group except insofar as either the benefit of such guarantee or indemnity or security or the beneficial interest in the right to such redemption or repayment is held by another member of the Carnival Corporation & plc Group or such nominal or principal amount is otherwise taken into account hereunder;

Provided that:

(i)    moneys borrowed by any member of the Carnival Corporation & plc Group for the purpose of repaying or redeeming (with or without premium) in whole or in part any other Borrowed Moneys falling to be taken into account and intended to be applied for such purposes within six months after the borrowing thereof and so applied shall not during such period except to the extent not so applied themselves be taken into account;

(ii)    moneys borrowed by any member of the Carnival Corporation & plc Group and owing to any other member of the Carnival Corporation & plc Group shall not (save to the extent mentioned in (iii) below) be taken into account;

(iii)    moneys borrowed by a member of the Carnival Corporation & plc Group which is a partly owned Subsidiary of the Company and not owing to the Company or another member of the Carnival Corporation & plc Group shall be taken into account subject to the exclusion of that proportion thereof as equals the minority proportion but the minority proportion of any moneys borrowed by a member of the Carnival Corporation & plc Group from a partly-owned Subsidiary (which would otherwise be excluded by virtue of (ii) above) shall be included; for these purposes minority proportion shall mean that proportion of the issued equity share capital (within the meaning of section
548 of the Companies Act 2006) of the partly-owned Subsidiary which is not attributable directly or indirectly to the Company;

(iv)    moneys borrowed by a member of the Carnival Corporation & plc Group expressed in or calculated by reference to a currency other than US Dollars shall be converted into US Dollars in the manner used in the financial statements filed by the Carnival Corporation & plc Group with the SEC;

(v)    moneys borrowed against the security of an asset in respect of which there is no recourse against any member of the Carnival Corporation & plc Group other than to that asset shall not be taken into account; and

(vi)    Excluded Indebtedness shall not be taken into account.
Capital Lease means with respect to any person, any lease of any property (whether real, personal or mixed) by such person as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as a capital lease on a balance sheet of such person or otherwise be disclosed as such in a note to such balance sheet, other than, in the case of the Company and Carnival plc or a Subsidiary, any such lease under which the Company, Carnival plc or such Subsidiary is the lessor.

Cash means, for the purposes of Available Liquidity:

(a)    at any time, cash in hand or at bank and (in the latter case) credited to an account in the name of a member of the Carnival Corporation & plc Group and to which a member of the Carnival Corporation & plc Group is alone (or together with other members of the Carnival Corporation & plc Group) beneficially entitled and for so long as:

(i)    that cash is repayable on demand;

(ii)    repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Carnival Corporation & plc Group or of any other person whatsoever or on the satisfaction of any other condition;

(iii)    that cash is not subject to any Security Interests except for any Security Interests constituted by a netting or set-off arrangement entered into by members of the Carnival Corporation & plc Group in the ordinary course of their banking arrangements; and

(iv)    the cash is freely and immediately available to be applied in repayment or prepayment of the Facilities; and

(b)    cash in transit including, without limitation, payments made by balance transfer, direct debit, cheques, credit, debit or store cash which are yet to be received in cleared funds.

Cash Equivalents means for the purposes of Available Liquidity, at any time:

(a)    certificates of deposit maturing within one year after the relevant date of calculation;

(b)    any investment in marketable debt obligations that:

(i)    is issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or any instrumentality or agency of any of them; and

(ii)    has a credit rating of either A-1 or higher by S&P or P-1 or higher by Moody’s or, if no rating is available in respect of such marketable debt obligation, the issuer of which has, in respect of its long term unsecured and non-credit enhanced debt obligations, an equivalent rating; and

(iii)    matures within one year after the relevant date of calculation; and

(iv)    is not convertible or exchangeable to any other security;

(c)    commercial paper not convertible or exchangeable to any other security:

(i)    for which a recognised trading market exists;

(ii)    issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(iii)    which matures within one year after the relevant date of calculation; and
(iv)    which has a credit rating of either A-1 or higher by S&P or P-1 or higher by Moody’s, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)    Sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialised equivalent);

(e)    any investment in money market funds which (i) have a credit rating of either A-1 or higher by S&P or P-1 or higher by Moody’s, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (d) above and (iii) can be turned into cash on not more than 30 days’ notice;

(f)    cash held on deposit at bank which is not repayable on demand but which matures within three months after the relevant date of calculation; or

(g)    any other debt security approved by the Majority Lenders,

in each case, to which any member of the Carnival Corporation & plc Group is alone (or together with other members of the Carnival Corporation & plc Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Carnival Corporation & plc Group or subject to any Security Interest.

Consolidated Capital means, at any time, the aggregate of the Issued Capital and Consolidated Reserves of the Carnival Corporation & plc Group and all Borrowed Moneys for the time being undischarged.

Consolidated Net Interest Charges means Interest Payable less Interest Receivable during the relevant Measurement Period.

EBITDA means the consolidated net income of the Carnival Corporation & plc Group for the relevant Measurement Period:

(a)    before any deduction for Taxes;

(b)    before any deduction for Consolidated Net Interest Charges and before any amortisation of upfront fees and expenses in relation to Borrowed Money;

(c)    before any deduction for depreciation or impairment;

(d)    before any deduction for amortisation; and

(e)    excluding exceptional items and separately disclosable items (for the avoidance of doubt, including restructuring items),

but adjusted by deducting any amounts attributable to minority interests.

Excluded Indebtedness means any Indebtedness (including Indebtedness pursuant to a U.S. leveraged lease financing including a U.S. lease to service contract under Section 7701(e) of the Internal Revenue Code of 1986 (as amended from time to time)), the payment of which is provided for by the deposit of cash, cash equivalents or letters of credit with one or more investment-grade banks or other financial institutions acting as payment undertaker, irrespective whether any such arrangements constitutes a defeasance under GAAP.

GAAP means generally accepted accounting principles in the United States.
Indebtedness means (a) any liability of any person (i) for borrowed money, or under any reimbursement obligation related to a letter of credit or bid or performance bond facility, or (ii) evidenced by a bond, note, debenture or other evidence of indebtedness (including a purchase money obligation) representing extensions of credit or given in connection with the acquisition of any business, property, service or asset of any kind, including without limitation, any liability under any commodity, interest rate or currency exchange hedge or swap agreement (other than a trade payable, other current liability arising in the ordinary course of business or commodity, interest rate or currency exchange hedge or swap agreement arising in the ordinary course of business) or (iii) for obligations with respect to (A) an operating lease, or (B) a lease of real or personal property that is or would be classified and accounted for as a Capital Lease; (b) any liability of others either for any lease, dividend or letter of credit, or for any obligation described in the preceding Clause (a) that (i) the person has guaranteed or that is otherwise its legal liability (whether contingent or otherwise or direct or indirect, but excluding endorsements or negotiable instruments for deposit or collection in the ordinary course of business) or
(ii) is secured by any Security Interest on any property or asset owned or held by that person, regardless whether the obligation secured thereby shall have been assumed by or is a personal liability of that person; and (c) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in Clauses (a) and (b) above; provided however, that Indebtedness shall not include Excluded Indebtedness.

Interest means the aggregate interest, guarantee commission and amounts in the nature of interest paid or payable in respect of any Borrowed Moneys (other than agency, arrangement, management or participation fees or fees of any other nature).

Interest Payable means the aggregate of:

(a)    all Interest attributable to the Carnival Corporation & plc Group and charged to the Carnival Corporation & plc Group’s consolidated profit and loss account during the relevant Measurement Period; and

(b)    interest (or equivalent) element of payments under finance leases attributable to the Carnival Corporation & plc Group and charged to the Carnival Corporation & plc Group’s consolidated profit and loss account during that Measurement Period;

in each case and calculated on the basis that:

(i)    the amount of Interest accrued will be increased by an amount equal to any amount payable by any member of the Carnival Corporation & plc Group under interest rate hedging arrangements in relation to that Measurement Period; and

(ii)    the amount of Interest accrued will be reduced by an amount equal to any amount payable to any member of the Carnival Corporation & plc Group under interest rate hedging arrangements in relation to that Measurement Period.

Interest Receivable means all interest and amounts in the nature of interest attributable to the Carnival Corporation & plc Group and credited to the Carnival Corporation & plc Group’s consolidated profit and loss account during the relevant Measurement Period (whether or not paid).

Issued Capital and Consolidated Reserves means at any relevant time the aggregate of:

(a)    the amount paid up or credited as paid up on the issued share capital of the Company and Carnival plc on a combined basis (for which purpose an issue or proposed issue of share capital for cash which has been unconditionally underwritten shall be deemed paid up to the extent that the underwriters are liable therefor and that such capital will be paid up within four months from the date when such underwriting liability became unconditional); and
(b)    the amounts standing to the credit of the consolidated capital and revenue reserves of the Carnival Corporation & plc Group (including any share premium account or capital redemption reserve fund) after adding thereto or deducting therefrom any balance to the credit or debit of the profit and loss account, all determined by reference to the then latest available audited consolidated balance sheet of Carnival Corporation (reflecting the Carnival Corporation & plc Group) but after:

(i)    deducting an amount equal to any distribution declared, recommended or made by any member of the Carnival Corporation & plc Group (otherwise than attributable directly or indirectly to the Company) out of profits earned up to and including the date of such balance sheet to the extent that such distribution is not provided for in such balance sheet;

(ii)    excluding amounts attributable to minority interests in the Company’s or Carnival plc’s Subsidiaries;

(iii)    excluding any sums set aside for deferred taxation but only to the extent that the reduction in the tax charge represented thereby cannot be seen with reasonable probability to continue for the foreseeable future; and

(iv)    deducting any amount representing any intangible assets other than goodwill arising on consolidation,

excluding Accumulated Other Comprehensive Income (Loss), determined in accordance with GAAP and which shall:

(1)    for the financial quarter ended 28 February 2023, also include the Convertible Notes in the amount of US$2,012,500,000 as reduced by (i) the value of the Convertible Notes that the Company has elected to settle in cash (rather than equity) in accordance with section 14.02 of the Convertible Notes indenture and (ii) the value of any new equity the Company issues in order to settle in equity that Convertible Notes obligation; and

(2)    for the avoidance of doubt:

(A)    for all periods starting after 30 November 2022, any outstanding Convertible Notes will be accounted for as equity at any time until the Maturity Date (and, in the case of the financial quarter ended 28 February 2023, in accordance with calculations set out in paragraph (1) above); and

(B)    from the Maturity Date, only such part of the Convertible Notes as has actually been converted into equity securities by the Maturity Date shall be included in determining the level of Issued Capital and Consolidated Reserves;

(3)    if the Convertible Notes are refinanced with other convertible debt such that the Maturity Date is extended or replaced, the financial periods in paragraphs (1) and (2) above shall be deemed amended to refer to the periods during which the revised maturity date occurs.

provided that:
(a)    any non-cash charge to Issued Capital and Consolidated Reserves resulting (directly or indirectly) from a change after the date of this Agreement in GAAP or in the interpretation thereof shall be disregarded in the computation of Issued Capital and Consolidated Reserves such that the amount of any reduction thereof resulting from such change shall be added back to Issued Capital and Consolidated Reserves;
(b)    any non-cash write-off to Issued Capital and Consolidated Reserves with respect to the financial year ended 30 November 2020 shall be disregarded in the computation of Issued Capital and Consolidated Reserves such that the amount of any reduction thereof resulting from such write-offs shall be added back to Issued Capital and Consolidated Reserves;
(c)    any non-cash write-off to Issued Capital and Consolidated Reserves with respect to the financial year ended 30 November 2021 and 30 November 2022 (excluding any such write- offs to goodwill with respect to either such financial year) shall be disregarded in the computation of Issued Capital and Consolidated Reserves such that the amount of any reduction thereof resulting from such write-off shall be added back to Issued Capital and Consolidated Reserves; provided that the aggregate amount of such write-offs added back to Issued Capital and Consolidated Reserves pursuant to this paragraph (c) shall not exceed the greater of (i) 10% of the total assets of the Carnival Corporation & plc Group taken as a whole as determined in accordance with GAAP as at the last day of the most recently ended financial quarter and (ii) US$5,500,000,000;
(d)    any non-cash write-off to such part of the Company and Carnival plc’s goodwill as existed on the balance sheet of the Company and Carnival plc as of 30 November 2020 (namely US$806,791,000) in respect of the financial years ended 30 November 2021 (such non-cash write off being US$225,547,000 with balance sheet goodwill as of 30 November

2021 being US$578,966,000), 30 November 2022, 30 November 2023 and 30 November 2024, shall be disregarded in the computation of Issued Capital and Consolidated Reserves such that the amount of any reduction thereof resulting from such write-offs shall be added back to Issued Capital and Consolidated Reserves; and
(e)    Net Income (Loss) (but excluding any net loss associated with an impairment or write-off added back pursuant to paragraph (b), paragraph (c) or paragraph (d) above), determined in accordance with GAAP as shown in the Carnival Corporation & plc Group’s consolidated statement of comprehensive (loss) income, attributable to the financial years ending 30 November 2021 (namely US$9,501,333,000) and 30 November 2022 shall be added back to Issued Capital and Consolidated Reserves; provided that the aggregate amount added back to Issued Capital and Consolidated Reserves pursuant to paragraph (c) above and this paragraph (e) shall not exceed US$9,500,000,000.
For the avoidance of doubt, no item added back to Issued Capital and Consolidated Reserves pursuant to paragraphs (b) to (e) above shall be added back pursuant to any other clause, section or paragraph of this Agreement.

For the purposes of this definition:

Convertible Notes has the meaning given to that term in Schedule 20 (Additional Restrictive Covenants);

Maturity Date has the meaning given to that term under the Convertible Notes (as modified by paragraph (3) above); and

non-cash write-off shall include losses on extinguishment of debt.

Measurement Period means any twelve month period ending on a Testing Date.

Testing Date means the last day of each financial quarter of the Carnival Corporation & plc Group.

26.2    Interpretation

(a)    Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Facilities Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Signing Date in GAAP or in the application thereof on the operation of such provision (or if the Facilities Agent notifies the Company that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(b)    Any amount in a currency other than US Dollars is to be taken into account at its US Dollars equivalent calculated on the basis of the relevant rates of exchange used by the Carnival Corporation & plc Group in, or in connection with, its financial statements for that period.

(c)    No item must be credited or deducted more than once in any calculation under this Clause.

26.3    Gearing

The Company must ensure that on each Testing Date set out below the aggregate of all Borrowed Moneys (for the time being undischarged) does not exceed the percentage of Consolidated Capital at the relevant time:

Testing Date	Percentage
30 November 2020	65
28 February 2021	65
31 May 2021	65
31 August 2021	65
30 November 2021	75
28 February 2022	75
31 May 2022	75
31 August 2022	75
30 November 2022	75
28 February 2023	75
31 May 2023	75
31 August 2023	72.5
30 November 2023	70
28 February 2024	67.5
31 May 2024 and thereafter	65

26.4    Minimum Available Liquidity

The Company must ensure that on each Testing Date on (and including) 28 February 2021 to (and including) the earlier of (i) 30 November 2026 and (ii) the Termination Date (inclusive), the Available Liquidity is not less than USD 1,500,000,000.

27.    GENERAL UNDERTAKINGS

27.1    General

Each Obligor agrees to be bound by the covenants set out in this Clause relating to it and, where the covenant is expressed to apply to any member of the Carnival Corporation & plc Group and/or Material Subsidiaries, the Company and Carnival plc shall ensure that, in respect of each of their Subsidiaries, the relevant Carnival Corporation & plc Group member performs that covenant.

27.2    Authorisations

Each Obligor will obtain and comply with and do all that is necessary to maintain in full force and effect, and shall procure that each of its Subsidiaries obtain and comply with and do all that is necessary to maintain in full force and effect, in all material respects the terms and conditions of all authorisations, approvals, resolutions, exemptions, filings, notarisations, consents, licences and concessions material to the carrying on of its business as a member of the Carnival Corporation & plc Group, where the failure to so comply would be likely to have a Material Adverse Effect.

27.3    Negative pledge

No Obligor will create or incur, or suffer to be created or incurred or come to exist any Security Interest in respect of Indebtedness on any vessel or other of its properties or assets of any kind, real or personal, tangible or intangible, included in the consolidated balance sheet of the Carnival Corporation & plc Group in accordance with GAAP, nor shall the Company permit any member of the Carnival Corporation & plc Group to do any of the foregoing provided that solely for the purposes of this Clause
27.3    the term Security Interest shall not include:

(a)    any Security Interest in respect of Excluded Assets or Excluded Indebtedness;

(b)    any other Security Interest in respect of Indebtedness up to an amount not greater than 40% of the amount of the total assets of the Carnival Corporation & plc Group as shown in the Carnival Corporation & plc Group’s most recent consolidated balance sheet (excluding for these purposes the value of any intangible assets); and

(c)    any Security Interest arising pursuant to clause 24 or clause 25 under the General Banking Conditions or any successor provision on any lien and on any right of set-off under the General Banking Conditions.

27.4    Insurance

The Company (for itself and its Subsidiaries) and Carnival plc (for itself and its Subsidiaries) will ensure that it, each other Obligor and each Material Subsidiary will insure all of their respective properties and assets with insurance companies to such an extent and against such risks as prudent companies engaged in businesses similar to those of the relevant company normally insure where the failure to so insure would have a Material Adverse Effect if the risk concerned were to occur.
27.5    ERISA

The Company (for itself and its Subsidiaries) and Carnival plc (for itself and its Subsidiaries) will ensure that it, each other Obligor and each Material Subsidiary will comply with all applicable provisions of ERISA and the regulations and rulings issued thereunder where failure to so comply would be likely to have a Material Adverse Effect.

27.6    Margin Stock

The Company (for itself and its Subsidiaries) and Carnival plc (for itself and its Subsidiaries) will ensure that no Borrower will use the proceeds of any Utilisation, directly or indirectly, to buy or carry Margin Stock (as defined in Regulations U and X issued by the Board of Governors of the United States Federal Reserve System) or to extend credit to others for the purposes of buying or carrying Margin Stock in any manner that might cause the borrowing or application to violate Regulations U or X. No Obligor may use any part of any Utilisation to acquire any security in violation of Section 13 or 14 of the United States Securities Exchange Act of 1934.

27.7    Use of proceeds

(a)    No Obligor will use the proceeds of the Facilities, or lend, contribute or otherwise make available such proceeds, to any Affiliate or other person for the purpose of funding any activities of or business with any Restricted Party, or in any country or territory that is subject to a general import, export, financial or investment embargo under sanctions administered by OFAC, the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority (collectively, Sanctions), or in any other manner that will result in a violation by any person (including any person participating in the Facilities, whether as Facilities Agent, Lender or otherwise) of Sanctions.

(b)    In relation to each Restricted Finance Party, until such time as the relevant Restricted Finance Party has notified the Facilities Agent that it is no longer a Restricted Finance Party, this Clause
27.7 shall only apply for the benefit of that Restricted Finance Party to the extent that the receipt and acceptance by that Restricted Finance Party of the undertaking in this Clause 27.7 would not result in any violation of section 7 of the German Foreign Trade Regulation (AWV) (Außenwirtschaftsverordnung) (in connection with section 4, paragraph 1(a) no. 3 German Foreign Trade Law (AWG) (Außenwirtschaftsgesetz), EU Regulation 2271/96 in conjunction with EU Regulation 2018/1100 or any similar applicable anti-boycott law, regulation or statute, including any similar and applicable UK law, instrument or regulation created following the United Kingdom’s exit from the European Union. In connection with any amendment, waiver, determination or direction relating to any part of this Clause 27.7 of which a Restricted Finance Party does not have the benefit, the Commitments of that Restricted Finance Party shall be excluded for the purpose of determining whether the consent of the Lenders has been obtained or whether the determination or direction by the Lenders has been made.

27.8    Guarantees

The Company (for itself and its Subsidiaries) and Carnival plc (for itself and its Subsidiaries) will ensure that no member of the Carnival Corporation & plc Group other than a Subsidiary Guarantor will grant any guarantee in respect of any Pre-COVID Unsecured Debt from 31 December 2020 until 30 November 2024, unless such entity was already an obligor or guarantor of such Pre-COVID Unsecured Debt as at such date.

27.9    Vessel security

The Company (for itself and its Subsidiaries) and Carnival plc (for itself and its Subsidiaries) will ensure that neither it nor any other member of the Carnival Corporation & plc Group will from 31 December
2020 until 30 November 2024 create or incur, or suffer to be created or incurred or come to exist any Security Interest on any vessel which is not subject to an existing Security Interest at 31 December 2020 to secure any Pre-COVID Unsecured Debt, other than where contractually obliged to provide a Security Interest on a vessel under the terms of any present or future export credit facility agreement (the granting of such contractual requirement reflecting the terms of existing export credit facilities not to be restricted by this Clause 27.9) nor otherwise use any such vessel as a credit enhancement in respect of such Pre- COVID Unsecured Debt.

27.10    Most favoured Lenders

(a)    If, on or before 11 August 2022, in order to obtain solely the amendment of financial covenants in any of the agreements governing Pre-COVID Unsecured Debt (each a Facility Agreement) in order to reflect the financial covenants set out in Clause 26 (Financial Covenants) of this Agreement, an Obligor agrees, in respect of any Facility Agreement, to:

(i)    grant any increase in margin,

(ii)    pay any waiver, amendment or other fee at a rate in excess of the rate of the amendment and waiver fee being paid to the Lenders in connection with the waiver of financial covenants under this Agreement,

(iii)    amend a Facility Agreement to include any additional mandatory or other prepayment provision (including by way of amortisation instalments) or to prepay any facility provided under a Facility Agreement,

(iv)    amend a Facility Agreement to include any additional covenant or event of default and/or to amend any existing covenant or event of default, or

(v)    amend a Facility Agreement to add any obligor or guarantor or provide any additional guarantee from any member of the Carnival Corporation & plc Group (other than any amendment or extension of a guarantee from an existing obligor or guarantor under the relevant Facility Agreement),

(each a Relevant Provision) that would, in each case, be reasonably considered to be materially more beneficial to the lenders under such Facility Agreement than the equivalent provisions or fees that have been provided to paid to the Lenders in respect of this Agreement; or

(vi)    any member of the Carnival Corporation & plc Group grants a Security Interest on its assets to secure a Facility Agreement,

then the Company shall promptly, and in any event within 10 Business Days after permitting the amendment of any relevant Facility Agreement, or payment of additional fee or grant of the Security Interest (as applicable), give notice accordingly to the Facilities Agent and:

(A)    provide in respect of any Relevant Provision, reasonable details to the Facilities Agent of the Relevant Provision and offer to amend this Agreement to include terms (including payment of any additional fee) substantially equivalent to the Relevant Provision; or

(B)    provide in respect of any Security Interest, reasonable details of the Security Interest to the Facilities Agent and offer to procure that the relevant Obligor and/or the relevant member of the Carnival Corporation & plc Group provides to the Lenders substantially similar Security Interests on the relevant assets to that granted under the Facility Agreement (the New Security).
(b)    If any Obligor and/or member of the Carnival Corporation & plc Group has granted a Relevant Provision or New Security, such Relevant Provision and/or New Security shall be deemed automatically to be incorporated in this Agreement. The relevant Obligor agrees to, and to procure any relevant member of the Carnival Corporation & plc Group to, execute and deliver at the request of the Facilities Agent any amendments or additions to the Finance Documents required to evidence the Relevant Provision under the Finance Documents or have the New Security granted by the relevant member of the Carnival Corporation & plc Group.

27.11    Additional restrictive covenants

(a)    The Company and Carnival plc will comply with the covenants set out in Schedule 20 (Additional restrictive covenants) from 31 December 2020 until the Termination Date (but without prejudice to any breaches of this Clause 27.11 that may have arisen prior to the Termination Date).

(b)    The Company and Carnival plc will procure that each other Obligor under this Agreement will be a “Restricted Subsidiary” for the purposes of Schedule 20 from 31 December 2020 until the Termination Date.

(c)    The Company will notify the Facilities Agent of any Default (as defined in Schedule 20) promptly upon becoming aware of its occurrence.

28.    EVENTS OF DEFAULT

Each of the events set out in this Clause is an Event of Default.

28.1    Non-payment

An Obligor does not pay on the due date any amount payable by it under the Finance Documents in the manner required under the Finance Documents and such amount is not paid within five Business Days of receipt of written notice from the Facilities Agent that it has not received such sum provided that if such failure is solely the result of any bank or financial institution not promptly remitting a payment as instructed by the Obligor and if that Obligor has taken all reasonable steps to cause such payment to be made, the period for the remedy of such payment failure shall be extended by a further three Business Days.

28.2    Breach of other obligations

An Obligor defaults in the due performance or observance of any of its covenants under Clause 26 (Financial covenants) or any material obligations under the Finance Documents (other than non- payment of any amount payable by it under the Finance Documents on its due date), unless the non- compliance is remedied within fifteen Business Days of the Facilities Agent giving notice of the non- compliance and requesting that such default be remedied.

28.3    Misrepresentation

Any material representation or warranty made or deemed to be made or repeated by an Obligor in any Finance Document is or proves to have been incorrect in any material respect, unless the same is capable of remedy and is remedied within fifteen Business Days of the Facilities Agent giving notice of the misrepresentation.

28.4    Cross-default

Any Borrowed Money in any amount or aggregate amount at any one time, in excess of USD100,000,000 (or its equivalent in any currency) of a Carnival Material Group Member:
(a)    is not paid as and when the same is and becomes due and payable (or within any applicable grace period); or

(b)    becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due by reason of any default (however described), provided that no Event of Default shall arise under this Clause 28.4 where the Borrowed Money in question is a Non-Recourse Financing Arrangement.

28.5    Insolvency Proceedings

(a)    An order is made or resolution passed for the winding-up or dissolution of a Carnival Material Group Member other than:

(i)    for the purpose of an amalgamation, reorganisation, merger or reconstruction agreed to in writing by the Facilities Agent (acting on the instructions of the Majority Lenders, such agreement not to be unreasonably withheld or delayed); or

(ii)    where such winding-up or dissolution is commenced as a result of the termination of the dual-listed combination structure between the Company and Carnival plc and where:

(A)    the surviving entity is (I) the Company and the Company assumes all the obligations of Carnival plc under this Agreement, (II) Carnival plc and Carnival plc assumes all the obligations of the Company under this Agreement or (III) a Subsidiary of either the Company or Carnival plc (as the case may be) and such Subsidiary assumes all the obligations of the Company or Carnival plc (as the case may be) under this Agreement; and

(B)    such winding-up or dissolution is permitted under the terms of the DLC Documents; or

(b)    A Carnival Material Group Member makes or seeks to make any composition or other restructuring with its creditors generally in respect of indebtedness which it would otherwise be unable to pay or an administration or similar order is made in relation to, or an administrator or similar officer is appointed in respect of, the relevant Carnival Material Group Member.

28.6    Insolvency

A Carnival Material Group Member is deemed unable to pay its debts (within the meaning of section 123(1)(e) or (2) of the Insolvency Act 1986) or, in relation to any Carnival Material Group Member incorporated in Italy, is insolvent (within the meaning of the Italian Insolvency Code) or, in relation to a Borrower incorporated in The Netherlands, is declared bankrupt (failliet verklaard) or granted a moratorium of payments (surséance verleend) within the meaning of the Dutch Insolvency Law or an encumbrancer takes possession of or a receiver or person with similar powers is appointed over the whole or a substantial part of the relevant Carnival Material Group Member’s assets and shall not be paid off or removed within fifteen Business Days, and no Event of Default shall arise under this Clause
28.6    where the asset or property in question is the subject a Non-Recourse Financing Arrangement.

28.7    Creditors’ process

(a)    Any distress, execution or analogous event affects any substantial part of a Carnival Material Group Member (other than a Dutch Borrower) and is not removed or discharged within fifteen
Business Days, and no Event of Default shall arise under this Clause 28.7 where the asset or property in question is the subject a Non-Recourse Financing Arrangement.

(b)    A Dutch executory attachment (executorial beslag) affects any substantial part of the assets of a Dutch Borrower.

28.8    Cessation of business

An Obligor ceases to carry on all or a substantial part of its business and such cessation of business has a Material Adverse Effect.

28.9    Effectiveness of Finance Documents

(a)    It is or becomes unlawful for an Obligor to perform any of its material obligations under the Finance Documents.

(b)    Any Finance Document is not effective or is alleged by an Obligor to be ineffective for any reason.

(c)    An Obligor repudiates a Finance Document.

28.10    United States Bankruptcy Laws

(a)    In this Subclause:

U.S. Bankruptcy Law means the United States Bankruptcy Code or any other United States Federal or State bankruptcy, insolvency or similar law.

U.S. Debtor means an Obligor that is incorporated or organised under the laws of the United States of America or any State of the United States of America (including the District of Columbia) or that has a place of business or property in the United States of America.

(b)    Subject to paragraph (c) below, any of the following occurs in respect of any U.S. Debtor which is subject to U.S. Bankruptcy Law:

(i)    it makes a general assignment for the benefit of creditors;

(ii)    it commences a voluntary case or proceeding under any U.S. Bankruptcy Law;

(iii)    an involuntary case under any U.S. Bankruptcy Law is commenced against it and is not controverted within 30 days or is not dismissed or stayed within 90 days after commencement of the case; or

(iv)    an order for relief or other order approving any case or proceeding is entered under any
U.S. Bankruptcy Law.

(c)    Paragraph (b) above shall not apply where an involuntary case is commenced pursuant to paragraph (b)(iii) above (an Involuntary Bankruptcy Event) in respect of a Borrower (other than the Company) which:

(i)    does not have any actual or contingent liabilities as a Borrower under the Finance Documents at the time the relevant Involuntary Bankruptcy Event occurs; and

(ii)    is not a Material Subsidiary, and in such circumstances:
(iii)    such Borrower shall, with effect from such Involuntary Bankruptcy Event, be prevented from incurring any actual or contingent obligations as a Borrower under any of the Finance Documents; and

(iv)    the Company undertakes to use its reasonable endeavours to procure the resignation of such Borrower as soon as reasonably practicable.

28.11    Article 2447 or 2482-ter of the Italian Civil Code

The occurrence of the circumstances set forth in Article 2447, or 2482-ter, as applicable, of the Italian Civil Code in relation to a Carnival Material Group Member incorporated in Italy unless, no later than 30 days from the date on which such Carnival Material Group Member’s directors have knowledge of such occurrence, a shareholders’ meeting is convened to vote on a resolution approving either: (a) a capital increase to comply with the minimum capital requirements under Italian law (and such capital increase has been fully paid up in the next following 30 days) or (b) in respect of a Carnival Material Group Member which is incorporated as a società per azioni, the transformation of such company into a società a responsabilità limitata.

28.12    Tax Status

A notice under Article 36 Tax Collection Act (Invorderingswet 1990) has been given by an Obligor.

28.13    Acceleration

(a)    If an Event of Default described in Clause 28.10 (United States Bankruptcy Laws) occurs the Total Tranche A Commitments, the Total Tranche B Commitments, the Total Tranche C Commitments and the Total Tranche D Commitments will, if not already cancelled under this Agreement, be immediately and automatically cancelled and all amounts outstanding under the Finance Documents shall become immediately due and payable without notice from the Facilities Agent, without the requirement of notice or any other formality.

(b)    If an Event of Default, other than as described in paragraph (a) above, is outstanding, the Facilities Agent may, and must if so instructed by the Majority Lenders, by notice to the Company:

(i)    cancel all or any part of the Total Tranche A Commitments, the Total Tranche B Commitments, the Total Tranche C Commitments and/or the Total Tranche D Commitments;

(ii)    declare that all or part of any amounts outstanding under the Finance Documents are:

(A)    immediately due and payable; and/or

(B)    payable on demand by the Facilities Agent acting on the instructions of the Majority Lenders; and/or

(iii)    declare that full cash cover in respect of each Bond is immediately due and payable whereupon it shall become immediately due and payable.

Any notice given under this Subclause will take effect in accordance with its terms.
28.14    Assurance Statement Compliance

Notwithstanding the provisions of Clause 28.2 (Breach of other obligations) and Clause 28.3 (Misrepresentation) no Default shall occur as a result of a breach of the provisions of Clause 25.4 (Assurance Statement).

29.    CHANGES TO THE LENDERS

29.1    Assignments and transfers by the Lenders

(a)    A Lender (the Existing Lender) may, subject to the provisions of this Clause 29, at any time assign or transfer (including by way of novation) any of its rights and obligations under this Agreement to any other bank or financial institution (the New Lender) provided that where the Existing Lender is a Lender under Tranche C and/or a Swingline Lender, such New Lender is able to perform that function or those functions in the same manner as the Existing Lender to the extent of the commitment transferred, and provided that such assignment or transfer shall be of an amount not less than EUR 1,000,000 or equivalent amount.

(b)    The consent of the Company is required for any assignment or transfer unless: (i)
(A)    the New Lender is another Lender or an Affiliate of a Lender; and

(B)    following such assignment or transfer no Borrower would be obliged to pay any greater amount under Clause 18 (Taxes), Clause 19 (Increased Costs) or any other provision of a Finance Document, in the circumstances existing at the time of such assignment or transfer or which, at the time of such assignment or transfer, the Existing Lender or the New Lender knows will apply in the 12 month period following such assignment or transfer, than would have been payable but for the assignment or transfer; or

(ii) an Event of Default has occurred and has been outstanding for fifteen Business Days or more.

(c)    A Tranche D Lender may not assign or transfer any obligations under an outstanding Bond without the consent of the Company.

(d)    The Company may, at any time, remove or replace any Tranche D Lender (in its capacity as Tranche D Lender) without the consent of the Facilities Agent or any of the other Lenders, by notice to that Tranche D Lender and the Facilities Agent, and (in the case of a replacement) a Lender (or Lenders) with a Tranche A Commitment (other than a Non-Eligible Tranche D

Lender) selected by the Company (Replacement A Lender). Where the Company is replacing a Tranche D Lender, the notice shall require:

(i)    that Tranche D Lender to (and, to the extent permitted by law, that Tranche D Lender shall) transfer pursuant to Clause 29 (Changes to the Lenders) all (and not part only) of its rights and obligations under Tranche D to the Replacement A Lender which will assume all the obligations of that Tranche D Lender in relation to its Tranche D Commitment in accordance with Clause 29 (Changes to the Lenders); and

(ii)    the Replacement A Lender to (and, to the extent permitted by law, that Replacement A Lender shall) transfer pursuant to Clause 29 (Changes to the Lenders) its rights and obligations under the Tranche A Commitment held by such Replacement A Lender in an amount equal to the Tranche D Lender’s Tranche D Commitment (the Transferring
A Commitment) to the Tranche D Lender which will assume all the obligations of the transferring Replacement A Lender in relation to its Transferring A Commitment in accordance with Clause 29 (Changes to the Lenders), provided that the amount of the Transferring A Commitment shall not be greater than the Replacement A Lender’s total Tranche A Commitment less its Swingline Tranche A Commitment.

(e)    The consent of the Company must not be unreasonably withheld or delayed to any request for consent under this Clause 29. It will not be unreasonable for the Company to withhold consent where following an assignment or transfer, a Borrower would be obliged to pay any greater amount under Clause 18 (Taxes), Clause 19 (Increased Costs) or any other provision of a Finance Document if, in the circumstances existing at the time of such assignment or transfer, such greater amount would not have been payable but for the assignment or transfer or which, at the time of such assignment or transfer, the Existing Lender or the New Lender knows will apply in the 12 month period following such assignment or transfer. The Company will be deemed to have given its consent 10 Business Days after the Company is given notice of the request unless it is expressly refused by the Company within that time.

(f)    A transfer of obligations will be effective only if either:

(i)    the obligations are novated in accordance with the following provisions of this Clause; or

(ii)    the New Lender confirms to the Facilities Agent and the Company in form and substance satisfactory to the Facilities Agent that it is bound by the terms of this Agreement as a Lender. On the transfer becoming effective in this manner the Existing Lender will be released from its obligations under this Agreement to the extent that they are transferred to the New Lender.

(g)    Unless the Facilities Agent otherwise agrees, the New Lender must pay to the Facilities Agent, for its own account, on or before the date upon which an assignment or transfer takes effect, a fee of USD3,500.

(h)    Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement.

29.2    Procedure for transfer

(a)    In this Subclause:

Transfer Date means, for a Transfer Certificate, the latest of:

(a)    the proposed Transfer Date specified in that Transfer Certificate;

(b)    the date on which the Facilities Agent executes that Transfer Certificate; and

(c)    the date on which the consent of the Company, if required under Clause 29.1(b), is obtained or is deemed to have been given.

(b)    A novation is effected if:

(i)    the Existing Lender and the New Lender deliver to the Facilities Agent a duly completed Transfer Certificate; and
(ii)    the Facilities Agent executes it.

The Facilities Agent must execute as soon as reasonably practicable a Transfer Certificate delivered to it and which appears on its face to be in order.

(c)    The Facilities Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender upon its satisfactory completion of all “know your customer” checks that it is required to carry out in relation to the transfer to such New Lender.

(d)    Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facilities Agent to execute any duly completed Transfer Certificate on its behalf. A Transfer Certificate shall not be duly completed unless any and all consents required under this Agreement have been obtained or deemed obtained.

(e)    On the Transfer Date:

(i)    the New Lender will assume the rights and obligations of the Existing Lender expressed to be the subject of the novation in the Transfer Certificate in substitution for the Existing Lender;

(ii)    the Existing Lender will be released from those obligations and cease to have those rights; and

(iii)    the Lenders and the New Lender shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Lenders and the Existing Lender shall each be released from further obligations to each other under this Agreement.

(f)    Each New Lender, by executing the relevant Transfer Certificate, further represents that it is a “professional market party” (professionele marktpartij), as that term is used in the Netherlands Financial Supervision Act (wet op het financieel toezicht).

29.3    Limitation of responsibility of Existing Lenders

(a)    Unless expressly agreed to the contrary, an Existing Lender is not responsible to a New Lender for the legality, validity, adequacy, accuracy, completeness or performance of:

(i)    any Finance Document or any other document; or

(ii)    any statement or information (whether written or oral) made in or supplied in connection with any Finance Document,

and any representations or warranties implied by law are excluded.

(b)    Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)    has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets) in connection with its participation in this Agreement; and

(ii)    has not relied exclusively on any information supplied to it by the Existing Lender in connection with any Finance Document.
(c)    Nothing in any Finance Document requires an Existing Lender to:

(i)    accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause; or

(ii)    support any losses incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under any Finance Document or otherwise.

29.4    Costs resulting from change of Lender or Facility Office

If:

(a)    a Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

(b)    as a result of circumstances existing at the date the assignment, transfer or change occurs, (or which such Lender knows will apply in the following 12 month period) an Obligor would be obliged to pay an amount under Clause 18 (Taxes), Clause 19 (Increased Costs) or any other provision of a Finance Document, then, unless the assignment, transfer or change is made by a Lender pursuant to Clause 13.6(d) (Involuntary prepayment and cancellation and replacement of Lender) or in order to mitigate any circumstances giving rise to the payment of an amount under Clause 18 (Taxes), Clause 19 (Increased Costs) or any other provision of a Finance Document or a right to be prepaid and/or cancelled by reason of illegality, the Obligor need only pay that amount under Clause 18 (Taxes), Clause 19 (Increased Costs) or any other provision of a Finance Document to the same extent that it would have been obliged to if no assignment, transfer or change had occurred, except that this Clause 29.4 shall not apply in relation to Clause 18 (Taxes) in the case of an Obligor to which Clauses 18.2 to 18.17 apply, to a Treaty Lender that has included a confirmation of its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (j)(ii)(B) of Clause 18.3 (Tax gross-up) if the Obligor making the payment has not made a Borrower DTTP Filing in respect of that Treaty Lender.

29.5    Affiliates of Lenders

(a)    Without prejudice to Clause 44, each Lender may fulfil its obligations in respect of a Loan through an Affiliate if the relevant Affiliate is specified in this Agreement as a Lender or becomes a Lender by means of a Transfer Certificate in accordance with this Agreement.

(b)    If paragraph (a) above applies, the Lender and its Affiliate will be treated as having a single Tranche A Commitment, Tranche B Commitment, Tranche C Commitment and/or Tranche D Commitment, as the case may be, and a single vote, but, for all other purposes, will be treated as separate Lenders.

(c)    A Swingline Lender may only assign or transfer all or any (the Swingline Commitment Transfer Amount) of its Swingline Tranche A Commitment, its Swingline Tranche B Commitment or its Swingline Tranche C Commitment to a Lender which is not its Affiliate if it or, where it does not have a Tranche A Commitment, Tranche B Commitment or Tranche C Commitment, its Affiliate, transfers simultaneously to that proposed Lender or that proposed Lender’s Affiliate an amount equal to or greater than the Swingline Commitment Transfer Amount of its (or its Affiliate’s) Tranche A Commitment, its (or its Affiliate’s) Tranche B Commitment or its (or its Affiliate’s) Tranche C Commitment, as the case may be, and in any event in accordance with the other terms of this Clause 29.
29.6    Sub-participation

A Lender may sub-participate all or any part of its rights and/or obligations under the Finance Documents or enter into any contractual arrangement with any person so that the effect thereof is to give that person an economic or other interest in that Lender’s rights and/or obligations under the Finance Documents which is less than a legal or equitable transfer or assignment of those rights and obligations, provided that:

(a)    a Lender may not directly or indirectly transfer its voting rights under the Finance Documents without the consent of the Company (such consent not to be unreasonably withheld or delayed); and

(b)    following such sub-participation, no Borrower would be obliged to pay any greater amount under Clause 18 (Taxes), Clause 19 (Increased Costs) or any other provision of a Finance Document in the circumstances existing at the time of such sub-participation or which, at the time of such sub-participation, the Lender knows will apply in the twelve (12) month period following such sub-participation, by reason of such sub-participation.

29.7    Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 29, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender to a federal reserve, central bank or any governmental department or agency, including His Majesty’s Treasury, and except that no such charge, assignment or Security Interest shall:

(a)    release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(b)    require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

29.8    Pro rata interest settlement

(a)    If the Facilities Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 29.2 (Procedure for transfer) the Transfer Date of which is after the date of such notification and is not on the last day of an Interest Period):

(i)    any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (Accrued Amounts) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six months, on the next of the dates which falls at six monthly intervals after the first day of that Interest Period); and

(ii)    the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(A)    when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and
(B)    the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 29.8, have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)    In this Clause 29.8 references to "Interest Period" shall be construed to include a reference to any other period for accrual of fees.

(c)    An Existing Lender which retains the right to the Accrued Amounts pursuant to this Clause 29.8 but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.

29.9    The Register

The Facilities Agent, acting solely for this purpose as an agent of the Obligors, shall maintain at one of its offices a copy of each assignment agreement, Transfer Certificate and Increase Confirmation delivered to it and a register (the Register) for the recordation of the names and addresses of each Lender and the commitments of and obligations owing to each Lender. The entries in the Register shall be conclusive and each Obligor, the Facilities Agent and each Lender may treat each Person whose name is recorded in the Register as a Lender notwithstanding any notice to the contrary. The Register shall be available for inspection by each Obligor at any reasonable time and from time to time upon reasonable prior notice.

30.    CHANGES TO THE OBLIGORS

30.1    Assignments and transfer by the Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents without the prior consent of the Facilities Agent (acting on the instructions of all the Lenders).

30.2    Additional Obligors

(a)    Subject to compliance with the provisions of Clause 25.8 (“Know your customer” checks), the Company and/or Carnival plc may request that any of its direct or indirect majority owned Subsidiaries becomes an Additional Borrower and/or an Additional Subsidiary Guarantor. That Subsidiary shall become an Additional Borrower and/or an Additional Subsidiary Guarantor if:

(i)    the Company and/or Carnival plc delivers to the Facilities Agent a duly completed and executed Accession Letter or Subsidiary Deed of Guarantee (as relevant);

(ii)    the Facilities Agent is satisfied (acting reasonably) that the guarantee of the Company or Carnival plc under Clause 23 (Guarantee and indemnity) will cover the obligations of its Subsidiary;

(iii)    in the case of an Additional Borrower only, the Subsidiary is incorporated in an Approved Jurisdiction;

(iv)    the Company and/or Carnival plc confirms that no Default is outstanding or would occur as a result of that Subsidiary becoming an Additional Borrower and/or an Additional Subsidiary Guarantor; and
(v)    the Facilities Agent has received all of the documents and other evidence listed in Part B of Schedule 2 (Conditions precedent) in relation to that Additional Obligor, each in form and substance satisfactory to the Facilities Agent.

(b)    The Facilities Agent shall notify the Company or Carnival plc as appropriate and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part B of Schedule 2 (Conditions precedent).

(c)    Delivery of an Accession Letter or a Subsidiary Deed of Guarantee (as relevant), duly executed by the relevant Subsidiary and the Company or Carnival plc as appropriate, to the Facilities Agent constitutes confirmation by that Subsidiary that the Repeating Representations (or representations under such Subsidiary Deed of Guarantee, as relevant) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

30.3    Resignation of a Borrower

(a)    The Company or Carnival plc may request that a Borrower (other than the Company or Carnival plc) ceases to be a Borrower by delivering to the Facilities Agent a Resignation Letter.

(b)    The Facilities Agent shall accept a Resignation Letter and notify the Company or Carnival plc, as the case may be, and the Lenders of its acceptance if:

(i)    no Default is outstanding or would result from the acceptance of the Resignation Letter (and the Company or, as the case may be, Carnival plc has confirmed this is the case in the Resignation Letter); and

(ii)    no amount owed by that Borrower under the Finance Documents is still outstanding,

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

(c)    In the event that a Borrower ceases to be a direct or indirect majority owned Subsidiary of the Company and/or Carnival plc, the Company or Carnival plc, as appropriate, will procure that such Borrower repays in full all amounts owed by that Borrower under the Finance Documents and that it ceases to be a Borrower under paragraph (a) above, in each case within ten Business Days of such Borrower ceasing to be a direct or indirect majority Subsidiary of the Company and/or Carnival plc.

(d)    Other than to the extent that the Majority Lenders notify the Facilities Agent in writing to the contrary before the Facilities Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Facilities Agent to give that notification. The Facilities Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

30.4    Resignation of a Subsidiary Guarantor

(a)    The Company may designate that a Subsidiary Guarantor automatically ceases to be a Subsidiary Guarantor by notifying the Facilities Agent if:

(i)    that Subsidiary Guarantor is being disposed of by way of a Third Party Disposal and the Company has confirmed this is the case; or

(ii)    the Majority Lenders have consented to the resignation of that Subsidiary Guarantor.
(b)    A resignation of a Subsidiary Guarantor pursuant to paragraph (a)(ii) above shall only be effective if:

(i)    the Company has confirmed that no Default is continuing or would result from the acceptance of the notice of resignation;

(ii)    no payment is due from the Subsidiary Guarantor under a Finance Document; and

(iii)    where the Subsidiary Guarantor is also a Borrower, it is under no actual or contingent obligations as a Borrower and has resigned and ceased to be a Borrower under Clause 30.3 (Resignation of a Borrower).

(c)    The resignation of a Subsidiary Guarantor pursuant to paragraph (a)(i) above shall not be effective until the date of the relevant Third Party Disposal at which time that company shall cease to be a Subsidiary Guarantor and shall have no further rights or obligations under the Finance Documents as a Subsidiary Guarantor.

(d)    For the purposes of this Clause 30.4, Third Party Disposal means the disposal of a Subsidiary Guarantor to a person which is not a member of the Group where that disposal is permitted under this Agreement or made with the approval of the Majority Lenders.

31.    ROLE OF THE FACILITIES AGENT AND THE ARRANGERS

31.1    Appointment of the Facilities Agent

(a)    Each of the Arranger and the Lenders appoints the Facilities Agent to act as its agent under and in connection with the Finance Documents.

(b)    Each of the Arranger and the Lenders authorises the Facilities Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Facilities Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c)    Each of the Arranger and the Lenders hereby exempts the Facilities Agent from the restrictions pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Finance Party. A Finance Party which cannot grant such exemption shall notify the Facilities Agent accordingly and, upon request of the Facilities Agent, either act in accordance with the terms of this Agreement and/or any other Finance Document as required pursuant to this Agreement and/or such other Finance Document or grant a special power of attorney to a party acting on its behalf, in a manner that is not prohibited pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and/or any other applicable laws.

31.2    Instructions

(a)    The Facilities Agent shall:

(i)    unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Facilities Agent in accordance with any instructions given to it by:

(A)    all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and
(B)    in all other cases, the Majority Lenders; and

(ii)    not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)    The Facilities Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Facilities Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)    Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Facilities Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)    The Facilities Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)    In the absence of instructions, the Facilities Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)    The Facilities Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.

31.3    Duties of the Facilities Agent

(a)    The Facilities Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)    The Facilities Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facilities Agent for that Party by any other Party.

(c)    Except where a Finance Document specifically provides otherwise, the Facilities Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)    If the Facilities Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties and (except where such notice is received from the Company or Carnival plc) the Company or Carnival plc.

(e)    If the Facilities Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facilities Agent or the Arrangers) under this Agreement it shall promptly notify the other Finance Parties and the Company.

(f)    The Facilities Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).
(g)    The Facilities Agent shall provide to the Company, within two Business Days of a request by the Company (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, their lending office by each Tranche, the address (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Facilities Agent to that Lender under the Finance Documents.

31.4    Role of the Arrangers

Except as specifically provided in the Finance Documents, no Arranger has any obligations of any kind to any other Party under or in connection with any Finance Document.

31.5    No fiduciary duties

(a)    Nothing in any Finance Document makes the Facilities Agent or the Arrangers a trustee or fiduciary for any other Party or any other person.

(b)    None of Facilities Agent nor any Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

31.6    Business with the Carnival Corporation & plc Group

The Facilities Agent and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Carnival Corporation & plc Group.

31.7    Rights and discretions of the Facilities Agent and each Tranche D Lender

(a)    The Facilities Agent and, without prejudice to Clause 7.2(b) (Claims under a Bond), each Tranche D Lender may:

(i)    rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)    assume that:

(A)    any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)    unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)    rely on a certificate from any person:

(A)    as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)    to the effect that such person approves of any particular dealing, transaction, step, action or thing, as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)    The Facilities Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)    no Default has occurred (unless it has actual knowledge of a Default arising under Clause 28.1 (Non-payment));

(ii)    any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)    any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)    The Facilities Agent and each Tranche D Lender providing a Bond may engage, pay for and rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Facilities Agent or the relevant Tranche D Lender, as applicable, or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(d)    Without prejudice to the generality of paragraph (c) above, the Facilities Agent may at any time engage and pay for the services of any lawyer to act as independent counsel to the Facilities Agent (and so separate from any lawyers instructed by the Lenders) if the Facilities Agent in its reasonable opinion deems this to be necessary.

(e)    The Facilities Agent and each Tranche D Lender providing a Bond may act in relation to the Finance Documents through its officers, employees and agents.

(f)    Unless a Finance Document expressly provides otherwise the Facilities Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(g)    Without prejudice to the generality of paragraph (f) above, the Facilities Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Company and shall disclose the same upon the written request of the Company or the Majority Lenders.

(h)    Notwithstanding any other provision of any Finance Document to the contrary, neither the Facilities Agent nor any Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)    Notwithstanding any provision of any Finance Document to the contrary, the Facilities Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

31.8    Responsibility for documentation

None of the Facilities Agent nor any Arranger is responsible or liable for:

(a)    the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Facilities Agent, an Arranger, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)    the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(c)    any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

31.9    No duty to monitor

The Facilities Agent shall not be bound to enquire:

(a)    whether or not any Default has occurred;

(b)    as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)    whether any other event specified in any Finance Document has occurred.

31.10    Exclusion of liability

(a)    Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Facilities Agent, the Facilities Agent will not be liable for:

(i)    any damages, costs or losses to any person, any diminution in value, or any liability whatsoever) arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;

(ii)    exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct; or

(iii)    without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facilities Agent) arising as a result of:

(A)    any act, event or circumstance not reasonably within its control; or

(B)    the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)    No Party (other than the Facilities Agent) may take any proceedings against any officer, employee or agent of the Facilities Agent in respect of any claim it might have against the Facilities Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Facilities Agent may rely on this Clause and enforce its terms under the Third Parties Act.

(c)    The Facilities Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facilities Agent if the Facilities Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facilities Agent for that purpose.

(d)    Nothing in this Agreement shall oblige the Facilities Agent or the Arrangers to carry out:

(i)    any “know your customer” or other checks in relation to any person; or

(ii)    any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender or for any Affiliate of any Lender,

on behalf of any Lender and each Lender confirms to the Facilities Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facilities Agent or the Arrangers.

(e)    Without prejudice to any provision of any Finance Document excluding or limiting the Facilities Agent’s liability, any liability of the Facilities Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Facilities Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Facilities Agent at any time which increase the amount of that loss. In no event shall the Facilities Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Facilities Agent has been advised of the possibility of such loss or damages.

31.11    Lenders’ indemnity to the Facilities Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facilities Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Facilities Agent (otherwise than by reason of the Facilities Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 34.11 (Disruption to Payment Systems etc.) notwithstanding the Facilities Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facilities Agent) in acting as Facilities Agent under the Finance Documents (unless the Facilities Agent has been reimbursed by an Obligor pursuant to a Finance Document).

31.12    Resignation of the Facilities Agent

(a)    The Facilities Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Lenders and the Company.
(b)    Alternatively the Facilities Agent may resign by giving notice to the Lenders and the Company, in which case the Majority Lenders may after consultation with the Company appoint a successor Facilities Agent.

(c)    If the Majority Lenders have not appointed a successor Facilities Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the retiring Facilities Agent may after consultation with the Company appoint a successor Facilities Agent.

(d)    If the Facilities Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Facilities Agent is entitled to appoint a successor Facilities Agent under paragraph (c) above, the Facilities Agent may (if is concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Facilities Agent to become a party to this Agreement as Facilities Agent) agree with the proposed successor Facilities Agent amendments to this Clause 31 and any other term of this Agreement dealing with the rights or obligations of the Facilities Agent consistent with then current market practice for the appointment and protection of corporates trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Facilities Agent’s normal fee rates and those amendments will bind the Parties.

(e)    After consultation with the Company, the Majority Lenders may, by notice to the Facilities Agent, require it to resign in accordance with paragraph (b) above. In this event, the Facilities Agent shall resign in accordance with paragraph (b) above.

(f)    The Facilities Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Facilities Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Facilities Agent under the Finance Documents, either:

(i)    the Facilities Agent fails to respond to a request under Clause 18.9(e) (Taxes) or 18.25 (US FATCA Withholding Tax Requirements) and the Company or a Lender reasonably believes that the Facilities Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)    the information supplied by the Facilities Agent pursuant to Clause 18.9(e) (Taxes) or
18.25 (US FATCA Withholding Tax Requirements) indicates that the Facilities Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)    the Facilities Agent notifies the Company and the Lenders that the Facilities Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Facilities Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Facilities Agent, requires it to resign.

(g)    The retiring Facilities Agent shall, make available to the successor Facilities Agent such documents and records and provide such assistance as the successor Facilities Agent may reasonably request for the purposes of performing its functions as Facilities Agent under the Finance Documents. The Company shall, within three Business Days of demand, reimburse the retiring Facilities Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.
(h)    The Facilities Agent’s resignation notice shall only take effect upon the appointment of a successor.

(i)    Upon the appointment of a successor, the retiring Facilities Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (g) above) but shall remain entitled to the benefit of Clause 20.3 (Indemnity to the Facilities Agent) and this Clause 31 (and any agency fees for the account of the retiring Facilities Agent shall cease to accrue from (and shall be payable on) that date. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

31.13    Replacement of the Facilities Agent

(a)    The Majority Lenders may with the Company’s consent (not to be unreasonably withheld or delayed), by giving 30 days’ notice to the Facilities Agent (or, at any time the Facilities Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Facilities Agent by appointing a successor Facilities Agent.

(b)    The Company may, by giving 30 days’ notice to the Facilities Agent (or, at any time the Facilities Agent is an Impaired Agent, by giving any shorter notice determined by the Company) replace the Facilities Agent by appointing a successor Facilities Agent which is a Lender (or an Affiliate of a Lender) and subject to such Lender (or such Affiliate of a Lender) accepting its appointment as successor Facilities Agent. The Facilities Agent shall promptly notify the Lenders on receiving such notice.

(c)    The retiring Facilities Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Company) make available to the successor Facilities Agent such documents and records and provide such assistance as the successor Facilities Agent may reasonably request for the purposes of performing its functions as Facilities Agent under the Finance Documents. The Company shall, within five Business Days of demand, reimburse the retiring Facilities Agent for the amount of all reasonable costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(d)    The appointment of the successor Facilities Agent shall take effect on the date specified in the notice from the Majority Lenders (or the Company, as applicable) to the retiring Facilities Agent. As from this date, the retiring Facilities Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of Clause
20.3 (Indemnity to the Facilities Agent) and this Clause 31 (and any agency fees for the account of the retiring Facilities Agent shall cease to accrue from (and shall be payable on) that date).

(e) Any successor Facilities Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

31.14    Confidentiality

(a)    In acting as agent for the Finance Parties, the Facilities Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)    If information is received by another division or department of the Facilities Agent, it may be treated as confidential to that division or department and the Facilities Agent shall not be deemed to have notice of it.
(c)    Notwithstanding any other provision of any Finance Document to the contrary, neither the Facilities Agent nor any Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

31.15    Relationship with the Lenders

(a)    The Facilities Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Facilities Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)    entitled to or liable for any payment due under any Finance Document on that day; and

(ii)    entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)    Any Lender may by notice to the Facilities Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 37.6 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 37.2 (Addresses) and paragraph (a)(ii) of Clause 37.6 (Electronic communication) and the Facilities Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

31.16    Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Facilities Agent and each Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(i)    the financial condition, status and nature of each member of the Carnival Corporation & plc Group;

(ii)    the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(iii)    whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and
(iv)    the adequacy, accuracy and/or completeness of any information provided by the Facilities Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

31.17    Deduction from amounts payable by the Facilities Agent

If a Lender owes an amount to the Facilities Agent under the Finance Documents the Facilities Agent may, after giving notice to that Lender, deduct an amount not exceeding that amount from any payment to that Lender which the Facilities Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Lender shall be regarded as having received any amount so deducted.

32.    CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)    interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)    oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)    oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

33.    SHARING AMONG THE FINANCE PARTIES

33.1    Payments to Finance Parties

(a)    Subject to paragraph (b) below, if a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with Clause 34 (Payment mechanics) (a Recovered Amount) and applies that amount to a payment due under the Finance Documents then:

(i)    the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Facilities Agent;

(ii)    the Facilities Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facilities Agent and distributed in accordance with Clause 34 (Payment mechanics), without taking account of any Tax which would be imposed on the Facilities Agent in relation to the receipt, recovery or distribution; and

(iii)    the Recovering Finance Party shall, within three Business Days of demand by the Facilities Agent, pay to the Facilities Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Facilities Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 34.5 (Partial payments).

(b)    Paragraph (a) above shall not apply to any amount received or recovered by a Tranche D Lender in respect of any cash cover placed in an account with that Tranche D Lender.
33.2    Redistribution of payments

The Facilities Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with Clause 34.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

33.3    Recovering Finance Party’s rights

On a distribution by the Facilities Agent under Clause 33.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant

Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

33.4    Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)    each Sharing Finance Party shall, upon request of the Facilities Agent, pay to the Facilities Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and

(b)    as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

33.5    Exceptions

(a)    This Clause 33 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)    A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)    it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)    that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

33.6    Tranche D Lenders

(a)    This Clause 33 shall not apply to any receipt or recovery by a Lender in its capacity as a Tranche D Lender in relation to a Bond at any time prior to service of notice under Clause 28.13 (Acceleration).

(b)    Following service of notice under Clause 28.13 (Acceleration), this Clause 33 shall apply to all receipts or recoveries by Tranche D Lenders.

34.    PAYMENT MECHANICS

34.1    Payments to the Facilities Agent

(a)    On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Facilities Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facilities Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)    Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Facilities Agent specifies by not less than five Business Days prior written notice.

34.2    Distributions by the Facilities Agent

Each payment received by the Facilities Agent under the Finance Documents for another Party shall, subject to Clause 34.3 (Distributions to an Obligor) and Clause 34.4 (Clawback and pre-funding) be made available by the Facilities Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facilities Agent by not less than five

Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

34.3    Distributions to an Obligor

The Facilities Agent may (with the consent of the Obligor or in accordance with Clause 36 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

34.4    Clawback and pre-funding

(a)    Where a sum is to be paid to the Facilities Agent under the Finance Documents for another Party, the Facilities Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)    Unless paragraph (c) below applies, if the Facilities Agent pays an amount to another Party and it proves to be the case that the Facilities Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facilities Agent shall on demand refund the same to the Facilities Agent together with interest on that amount from the date of payment to the date of receipt by the Facilities Agent, calculated by the Facilities Agent to reflect its cost of funds.

(c)    If the Facilities Agent has notified the Lenders that it is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Facilities Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(i)    the Facilities Agent shall notify the Company of that Lender's identity and the Borrower to whom that sum was made available shall on demand refund it to the Facilities Agent; and
(ii)    the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Facilities Agent the amount (as certified by the Facilities Agent) which will indemnify the Facilities Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender

34.5    Impaired Agent

(a)    If, at any time, the Facilities Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Facilities Agent in accordance with Clause 34.1 (Payments to the Facilities Agent) may instead either pay that amount direct to the required recipient(s) or if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s) pay that amount to an interest-bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is outstanding, in the name of the Obligor or the Lender making the payment (the Paying Party) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the Recipient Party or Recipient Parties). In each case such payments must be made on the due date for payment under the Finance Documents.

(b)    All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)    A Party which has made a payment in accordance with this Clause 34.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)    Promptly upon the appointment of a successor Facilities Agent in accordance with Clause 31.13 (Replacement of the Facilities Agent), each Party which has made a payment to a trust account in accordance with this Clause 34.5 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Facilities Agent for distribution in accordance with Clause 34.2 (Distributions by the Facilities Agent).

(e)    A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)    that it has not given an instruction pursuant to paragraph (d) above; and

(ii)    that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

34.6    Partial payments

(a)    Subject to Clause 9.11 (Partial payments – Swingline Facilities), if the Facilities Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Facilities Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)    first, in or towards payment pro rata of any unpaid amounts owing to the Facilities Agent and any Tranche D Lender which has issued a Bond under the Finance Documents;
(ii)    secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)    thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement and any amount due but unpaid under Clause 7.3 (Indemnities) or Clause
9.4 (Indemnities); and

(iv)    fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)    The Facilities Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (a)(iv) above.

(c)    Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

34.7    No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

34.8    Business Days

(a)    Any payment under any Finance Document which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)    During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

34.9    Currency of account

(a)    Subject to paragraphs (b) to (e) below, in respect of each Tranche, the Base Currency for that Tranche is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)    A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

(c)    Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.

(d)    Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)    Any amount expressed to be payable in a currency shall be paid in that other currency.

34.10    Change of currency

(a)    Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)    any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facilities Agent (after consultation with the Company); and

(ii)    any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facilities Agent (acting reasonably).

(b)    If a change in any currency of a country occurs, this Agreement will, to the extent the Facilities Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

34.11    Disruption to Payment Systems etc.

If either the Facilities Agent determines (in its discretion) that a Disruption Event has occurred or the Facilities Agent is notified by the Company that a Disruption Event has occurred:

(a)    the Facilities Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Facilities Agent may deem necessary in the circumstances;

(b)    the Facilities Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)    the Facilities Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)    any such changes agreed upon by the Facilities Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 41 (Amendments and Waivers);

(e)    the Facilities Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facilities Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 34.11; and

(f)    the Facilities Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph
(d) above.

34.12    Amounts paid in error

(a)    If the Facilities Agent pays an amount to another Finance Party and within five Business Days of the date of payment the Facilities Agent notifies that Finance Party that that payment was an Erroneous Payment then the Finance Party to whom that amount was paid by the Facilities Agent shall within five Business Days of demand refund the same to the Facilities Agent together with interest on that amount from the date of the payment to the date of receipt by the Facilities Agent, calculated by the Facilities Agent to reflect its cost of funds.

(b)    Neither:
(i)    the obligations of any Finance Party to the Facilities Agent; nor

(ii)    the remedies of the Facilities Agent,

(whether arising under this Clause 34.12 or otherwise) which relate to an Erroneous Payment will be affected by any act, omission, matter or thing which, but for this paragraph (b), would reduce, release or prejudice any such obligation or remedy (whether or not known by the Facilities Agent or any other Finance Party).
(c)    All payments to be made by a Finance Party to the Facilities Agent (whether made pursuant to this Clause 34.12 or otherwise) which relate to an Erroneous Payment shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

(d)    In this Agreement, Erroneous Payment means a payment of an amount by the Facilities Agent to another Finance Party which the Facilities Agent determines (in its sole discretion) was made in error.

35.    CONTRACTUAL RECOGNITION OF BAIL-IN

(a)    In this Clause 35:

Article 55 BRRD means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

Bail-In Action means the exercise of any Write-down and Conversion Powers.

Bail-In Legislation means:

(i)    in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time ;and

(ii)    in relation to any state other than such an EEA Member Country or (to the extent that the United Kingdom is not such an EEA Member Country) the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

EEA Member Country means any member state of the European Union, Iceland, Liechtenstein and Norway.

EU Bail-In Legislation Schedule means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

Resolution Authority means any body which has authority to exercise any Write-down and Conversion Powers.

UK Bail-In Legislation means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).
Write-down and Conversion Powers means:

(i)    in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(ii)    in relation to any other applicable Bail-In Legislation:

(A)    any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(B)    any similar or analogous powers under that Bail-In Legislation; and

(iii)    in relation to any UK Bail-In Legislation:

(A)    any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(B)    any similar or analogous powers under that UK Bail-In Legislation.

(b)    Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(i)    any Bail-In Action in relation to any such liability, including (without limitation):

(A)    a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(B)    a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(C)    a cancellation of any such liability; and

(ii)    a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

36.    SET-OFF

(a)    If an Event of Default has occurred and is outstanding, a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set- off.

(b)    The Finance Party shall notify the Company and the relevant Obligor as soon as practicable after any set-off is effected under this Clause giving reasonable details of the amounts and accounts involved.

37.    NOTICES

37.1    Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by email or letter.

37.2    Addresses

(a)    The address and email (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(i)    in the case of the Company and each other Obligor, that identified with its name in paragraph (b) below;

(ii)    in the case of each Lender, any other Original Obligor or any Additional Obligor, that notified in writing to the Facilities Agent on or prior to the date on which it becomes a Party; and

(iii)    in the case of the Facilities Agent, that identified with its name in paragraph (c) below,

or any substitute address, email or department or officer as the Party may notify to the Facilities Agent (or the Facilities Agent may notify to the other Parties, if a change is made by the Facilities Agent) by not less than five Business Days’ notice.

(b)    The contact details of the Company and each other Obligor for this purpose are:

Address:    Carnival Corporation, 3655 NW 87th Avenue, Miami, Florida 33178 E-Mail:    LSuarez@carnival.com
Attention:    Treasurer; and

Address:    Carnival Corporation, 3655 NW 87th Avenue, Miami, Florida 33178 E-Mail:    EMiguez@carnival.com
Attention:    General Counsel
(c)    The contact details of the Facilities Agent for this purpose are: Taunustor 1, 60310
Frankfurt am Main, Germany

Attention:    Loan Agency Group
E-Mail:    emea.london.agency@jpmorgan.com

In addition, in respect of Swingline Loans under Tranche A:
E-Mail:    eureka.young@jpmchase.com; and
sherril.lowe@chase.com

37.3    Delivery

(a)    Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)    if delivered in person or email, at the time of delivery; or

(ii)    if by post, five days after being deposited in the post postage prepaid in an envelope correctly addressed.

(b)    Any communication or document to be made or delivered to the Facilities Agent will be effective only when actually received by the Facilities Agent.

(c)    A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(d)    All notices from or to an Obligor shall be sent through the Facilities Agent.

(e)    Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

37.4    Notification of address and email

Promptly upon receipt of notification of an address and email or change of address or email pursuant to Clause 37.2 (Addresses) or changing its own address or email, the Facilities Agent shall notify the other Parties.

37.5    Communication when Facilities Agent is Impaired Agent

If the Facilities Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Facilities Agent, communicate with each other directly and (while the Facilities Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Facilities Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Facilities Agent has been appointed.
37.6    Electronic communication

(a)    Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)    notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)    notify each other of any change to their address or any other such information supplied by them.

(b)    Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)    Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Facilities Agent only if it is addressed in such a manner as the Facilities Agent shall specify for this purpose.

(d)    Any electronic communication which becomes effective, in accordance with paragraph (c) above, on a non-working day or after 5.00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following working day.

(e)    Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 37.6.

37.7    English language

(a)    Any notice given under or in connection with any Finance Document must be in English.

(b)    All other documents provided under or in connection with any Finance Document must be:

(i)    in English; or

(ii)    if not in English, and if so required by the Facilities Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

38.    CALCULATIONS AND CERTIFICATES

38.1    Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

38.2    Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates. The Facilities Agent shall provide reasonable details to support such calculation upon the Company’s request.
38.3    Day count convention and interest calculation

(a)    Any interest, commission or fee accruing under a Finance Document will accrue from day to day and the amount of any such interest, commission or fee is calculated on the basis of the actual number of days elapsed and a year of 365 days in relation to Sterling or 360 days in relation to any other currency or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

(b)    The aggregate amount of any accrued interest, commission or fee which is, or becomes, payable by an Obligor under a Finance Document shall be rounded to 2 decimal places.

39.    PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

40.    REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any of the Finance Documents on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

41.    AMENDMENTS AND WAIVERS

41.1    Required consents

(a)    Subject to Clause 41.2 (All Lender matters) and Clause 41.3 (Other exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)    The Facilities Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

(c)    Each Obligor (other than the Company, Costa Crociere S.p.A. and any other Obligor incorporated in Italy) agrees to any such amendment or waiver permitted by this Clause 41 which is agreed to by the Company in its capacity as Obligors’ Agent. This includes any amendment or waiver which would, but for this Clause 41.1(c), require the consent of both of the Guarantors.

41.2    All Lender matters

(a)    Subject to Clause 41.4 (Replacement of Published Rate), an amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

(i)    the definition of Majority Lenders in Clause 1.1 (Definitions);

(ii)    an extension to the date of payment of any amount under the Finance Documents (other than, for the avoidance of doubt, as a result of the operation of Clause 10 (Extension Option));
(iii)    a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)    an increase in or an extension of any Tranche A Commitment, Tranche B Commitment, Tranche C Commitment and/or Tranche D Commitment other than pursuant to Clause
2.2 (Increase);

(v)    a change to the Borrowers or Guarantors other than in accordance with Clause 30 (Changes to the Obligors);

(vi)    any provision which expressly requires the consent of all the Lenders; or

(vii)    Clause 2.3 (Finance Parties’ rights and obligations), Clause 29 (Changes to the Lenders) or this Clause 41,

shall not be made without the prior consent of all the Lenders.

41.3    Other exceptions

(a)    An amendment or waiver which relates to the rights or obligations of the Facilities Agent or an Arranger when acting in that capacity may not be effected without the consent of the Facilities Agent or the Arrangers (as applicable).

(b)    An amendment or waiver which relates to the right or obligations of a Tranche D Lender in its capacity as the provider of any Bond shall not be made without the prior consent of the Majority Tranche D Lenders or all of the Tranche D Lenders (as applicable).

41.4    Replacement of Published Rate

(a)    Subject to Clause 41.3 (Other exceptions), if a Published Rate Replacement Event has occurred in relation to any Published Rate for a currency which can be selected for a Loan, any amendment or waiver which relates to:

(i)    providing for the use of a Replacement Reference Rate in relation to that currency in place of that Published Rate; and

(ii)    (ii)

(A)    aligning any provision of any Finance Document to the use of that Replacement Reference Rate;

(B)    enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(C)    implementing market conventions applicable to that Replacement Reference Rate;

(D)    providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(E)    adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation),

may be made with the consent of the Facilities Agent (acting in its own capacity and on the instructions of the Majority Lenders) and the Company (and any other Obligor incorporated in Italy).

(b)    An amendment or waiver that relates to, or has the effect of, aligning the means of calculation of interest on an RFR Loan in any currency under this Agreement to any recommendation of a Relevant Nominating Body which:

(i)    relates to the use of the RFR for that currency on a compounded basis in the international or any relevant domestic syndicated loan markets; and

(ii)    is issued on or after the date of this Agreement,

may be made with the consent of the Facilities Agent (acting in its own capacity and on the instructions of the Majority Lenders) and the Company (and any other Obligor incorporated in Italy).

(c)    If any Lender fails to respond to a request for an amendment or waiver described in paragraph
(a) or paragraph (b) above within 10 Business Days (or such longer time period in relation to any request which the Company and the Facilities Agent may agree) of that request being made:

(i)    its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the relevant Facility/ies when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

(ii)    its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

(d)    In this Clause 41.4:

Published Rate means:

(a)    the Term Reference Rate for any Quoted Tenor; or

(b)    an RFR.

Published Rate Replacement Event means, in relation to a Published Rate:

(a)    the methodology, formula or other means of determining that Published Rate has, in the opinion of the Majority Lenders, and the Obligors materially changed;

(b)

(i)

(A)    the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)    information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent,

provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(ii)    the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(iii)    the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or

(iv)    the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or

(v)    in the case of the Term Reference Rate for any Quoted Tenor for dollars or euro, the supervisor of the administrator of that Term Reference Rate makes a public announcement or publishes information stating that that Term Reference Rate for that Quoted Tenor is no longer, or as of a specified future date will no longer be, representative of the underlying market or economic reality that it is intended to measure and that representativeness will not be restored (as determined by such supervisor); or

(c)    the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)    the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Obligors) temporary; or

(ii)    that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than the period opposite that Published Rate in Schedule 12 (Published Rate Contingency Periods); or

(d)    in the opinion of the Majority Lenders and the Obligors, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

Relevant Nominating Body means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

Replacement Reference Rate means a reference rate which is:

(a)    formally designated, nominated or recommended as the replacement for a Published Rate by:

(i)    the administrator of that Published Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate); or
(ii)    any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Reference Rate" will be the replacement under paragraph (ii) above;

(b)    in the opinion of the Majority Lenders and the Obligors, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Published Rate; or

(c)    in the opinion of the Majority Lenders and the Obligors, an appropriate successor to a Published Rate.

41.5    Disenfranchisement of Defaulting Lenders

(a)    For so long as a Defaulting Lender has any Commitment which is undrawn and uncancelled, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments will be reduced by the amount of its Commitments which are undrawn and uncancelled.

(b)    For the purposes of this Clause 41.5, the Facilities Agent may assume that the following Lenders are Defaulting Lenders:

(i)    any Lender which has notified the Facilities Agent that it has become a Defaulting Lender;

(ii)    any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of Defaulting Lender has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Facilities Agent) or the Facilities Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

41.6    Replacement of a Defaulting Lender

(a)    The Company may, at any time a Lender (or any Affiliates which are Lenders) has become and continues to be a Defaulting Lender, by giving three Business Days’ prior written notice to the Facilities Agent and such Lender:

(i)    replace such Lender (and any Affiliates which are Lenders) by requiring such Lender to (and to the extent permitted by law such Lender shall) transfer pursuant to Clause 29 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)    require such Lender (and any Affiliates which are Lenders) to (and to the extent permitted by law such Lender shall) transfer pursuant to Clause 29 (Changes to the Lenders) all (and not part only) of the undrawn Commitments and/or undrawn Swingline Commitments of the Lender (and its Affiliate); or

(iii)    require such Lender (and any Affiliates which are Lenders) to (and to the extent permitted by law such Lender shall) transfer pursuant to Clause 29 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Facilities, to a Lender or other bank or financial institution (a Replacement Lender) selected by the Company, which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender's participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and Bond fees, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)    Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:

(i)    the Company shall have no right to replace the Facilities Agent;

(ii)    neither the Facilities Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)    the transfer must take place no later than 90 days after the notice referred to in paragraph (a) above; and

(iv)    in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

42.    CONFIDENTIAL INFORMATION

42.1    Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 42.2 (Disclosure of Confidential Information) and Clause
42.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

42.2    Disclosure of Confidential Information

Any Finance Party may disclose:

(a)    to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)    to any person:

(i)    to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Facilities Agent, and, in each case, to any of that person's Affiliates, Related Funds, Representatives and professional advisers;
(ii)    with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(iii)    appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 31.15 (Relationship with the Lenders));

(iv)    who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (ii) above;

(v)    to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)    to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)    to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 29.7 (Security over Lenders' rights);

(viii)    who is a Party; or

(ix)    with the consent of the Company;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)    in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)    in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)    in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price- sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and

(c)    to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the
Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party; and

(d)    to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

42.3    Disclosure to numbering service providers

(a)    Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

(i)    names of Obligors;

(ii)    country and domicile of Obligors;

(iii)    place of incorporation of Obligors;

(iv)    date of this Agreement;

(v)    Clause 46 (Governing Law);

(vi)    the names of the Facilities Agent and the Arranger;

(vii)    date of each amendment and restatement of this Agreement;

(viii)    amounts of, and names of, the Facilities (and any tranches);

(ix)    amount of Total Commitments;

(x)    currencies of the Facilities;

(xi)    type of Facilities;

(xii)    ranking of Facilities;

(xiii)    Termination Date for Facilities;

(xiv)    Changes to any of the information previously supplied pursuant to paragraphs (i) to
(xiii) above; and

(xv)    Such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.
(b)    The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)    The Company represents that none of the information set out in paragraphs (i) to (xv) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)    The Facilities Agent shall notify the Company and the other Finance Parties of:

(i)    the name of any numbering service provider appointed by the Facilities Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and

(ii)    the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider.

42.4    Entire agreement

This Clause 42 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

42.5    Inside Information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

42.6    Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)    of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 42.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)    upon becoming aware that Confidential Information has been disclosed in breach of this Clause 42.

42.7    Continuing obligations

The obligations in this Clause 42 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of eighteen months from the earlier of:

(a)    the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)    the date on which such Finance Party otherwise ceases to be a Finance Party.

43.    CONFIDENTIALITY OF FUNDING RATES

43.1    Confidentiality and disclosure

(a)    The Facilities Agent and each Obligor agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.

(b)    The Facilities Agent may disclose:

(i)    any Funding Rate to the relevant Borrower pursuant to Clause 14.5 (Notification of rates of interest) or Clause 9.6 (Interest); and

(ii)    any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Facilities Agent and the relevant Lender.

(c)    The Facilities Agent and each Obligor may disclose any Funding Rate to:

(i)    any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(ii)    any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facilities Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)    any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facilities Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)    any person with the consent of the relevant Lender.

43.2    Related Obligations

(a)    The Facilities Agent and each Obligor acknowledge that each Funding Rate is or may be price- sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Facilities Agent and each Obligor undertake not to use any Funding Rate for any unlawful purpose.
(b)    The Facilities Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender:

(i)    of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 43.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)    upon becoming aware that any information has been disclosed in breach of this Clause 43.

43.3    No Event of Default

No Event of Default will occur under Clause 28.2 (Breach of other obligations) by reason only of an Obligor’s failure to comply with this Clause 43.

44.    LENDING SUBSTITUTES

44.1    Lending Substitute definitions

In this Agreement:

Appointing Lender means:

(a)    in relation to an Original Lending Affiliate, the Lender specified as an Original Lender opposite that Original Lending Affiliate’s name in Part A of Schedule 14 (Original Lending Substitute);

(b)    in relation to an Original FO Substitute, the Lender specified as an Original Lender opposite that Original FO Substitute’s name in Part B of Schedule 14 (Original Lending Substitute);

(c)    in relation to a New Lending Affiliate, the Lender which is party to the New Lending Substitute Appointment Notice relating to that New Lending Affiliate; and

(d)    in relation to a New FO Substitute, the Lender which is party to the New Lending Substitute Appointment Notice relating to that New FO Substitute.

Appointment Date means, in relation to the appointment of a New Lending Affiliate or New FO Substitute, the later of:

(a)    the proposed Appointment Date specified in the relevant New Lending Substitute Appointment Notice; and

(b)    the date on which the Facilities Agent executes the relevant New Lending Substitute Appointment Notice.

FO Substitute means, in relation to a Lender:

(a)    an Original FO Substitute of that Lender; and

(b)    a New FO Substitute of that Lender,

which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.

Lending Affiliate means, in relation to a Lender:

(c)    an Original Lending Affiliate of that Lender; and
(d)    a New Lending Affiliate of that Lender,

which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.

Lending Substitute means a Lending Affiliate or a FO Substitute.

Lending Substitute Utilisation means, in relation to a Lending Substitute, a Utilisation in which that Lending Substitute has been nominated to participate pursuant to Clause 44.5 (Nomination of Lending Substitute Utilisations).

Lending Substitute Utilisation Notice means a notice substantially in the form set out in Schedule 16, (Form of Lending Substitute Utilisation Notice).

Lending Substitute Resignation Notice means a notice substantially in the form set out in Schedule 16 (Form of Lending Substitute Resignation Notice).

New FO Substitute means, in relation to a Lender, an entity which has become a Party as a “New FO Substitute” of that Lender in accordance with Clause 44.3 (Appointment of new Lending Substitutes).

New Lending Affiliate means, in relation to a Lender, an entity which has become a Party as a “New Lending Affiliate” of that Lender in accordance with Clause 44.3 (Appointment of new Lending Substitutes).

New Lending Substitute Appointment Notice means a notice substantially in the form set out in Schedule 15 (Form of New Lending Substitute Appointment Notice).

44.2    Original Lending Affiliate tax status confirmation

(a)    With respect to an Obligor to which Clauses 18.2 (General) to 18.7 (Stamp taxes) apply, each Original Lending Affiliate which is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Part A of Schedule 14 (Original Lending Substitutes).

(b)    Confirmation of a scheme reference number and jurisdiction of tax residence pursuant to paragraph (a) above shall be deemed to be confirmation of those details pursuant to paragraph (j)(ii)(A) of Clause 18.3 (Tax gross-up) and the reference in the definition of “Borrower DTTP Filing” in Clause 18.2 (General) to Part IIA and Part IIB of Schedule 1 (The Original Parties) shall be construed to include Part A of Schedule 14 (Original Lending Substitutes).

44.3    Appointment of new Lending Substitutes

(a)    Subject to this Clause 44.3, an entity shall become a Party as a “New Lending Affiliate” or “New FO Substitute” (as relevant) of a Lender on the relevant Appointment Date if:

(i)    that entity is an Affiliate of that Lender (in respect of a New Lending Affiliate) or a different Facility Office of that Lender (in respect of a New FO Substitute);

(ii)    that Affiliate is a bank or financial institution (in respect of a New Lending Affiliate);

(iii)    that Lender and (in respect of a New Lending Affiliate) that Affiliate deliver to the Facilities Agent a duly completed New Lending Substitute Appointment Notice in relation to that Affiliate or Facility Office; and

(iv)    the Facilities Agent executes that New Lending Substitute Appointment Notice.
(b)    The Facilities Agent shall, subject to paragraph (c) below, as soon as reasonably practicable after receipt by it of a duly completed New Lending Substitute Appointment Notice appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that New Lending Substitute Appointment Notice.

(c)    The Facilities Agent shall only be obliged to execute a New Lending Substitute Appointment Notice delivered to it by a Lender and, if relevant, an Affiliate of that Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that Affiliate becoming a Party as a New Lending Affiliate or New FO Substitute, as applicable.

(d)    The Facilities Agent shall, as soon as reasonably practicable after it has executed a New Lending Substitute Appointment Notice, send to the Company a copy of that New Lending Substitute Appointment Notice.

(e)    If a proposed appointment of an Affiliate of a Lender as a New Lending Affiliate obliges that Affiliate to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of that Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by that Lender (on behalf of that Affiliate) in order for that Affiliate to carry out and be satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

44.4    Lending Substitutes as Lenders

(a)    Subject to this Clause 44, any reference in a Finance Document to a Lender shall be construed to include a Lending Substitute, any reference to an Original Lender shall be construed to include an Original Lending Affiliate and Original FO Substitute and, to the extent a Lending Substitute is nominated to participate in a Swingline Loan, any reference to a Swingline Lender shall be construed to include that Lending Substitute.

(b)    An Appointing Lender and each of its Lending Substitute shall be treated as a single Lender for the purposes of:

(i)    determining an Appointing Lender’s Available Commitment or Available Swingline Commitment or whether participations exceed an Appointing Lender’s Overall Commitment; and

(ii)    Clause 13.1 (Mandatory prepayment - illegality), Clause 13.6 (Involuntary prepayment and cancellation and replacement of Lender) and Clause 41.6 (Replacement of a Defaulting Lender).

44.5    Nomination of Lending Substitute Utilisations

(a)    Each Original Lending Affiliate and Original FO Substitute is nominated by its Appointing Lender to participate in any Utilisation, or class of Utilisation, specified opposite the name of that Original Lending Affiliate or Original FO Substitute in Part A or Part B of Schedule 14 (Original Lending Substitutes).

(b)    An Appointing Lender may, by delivery of a duly completed Lending Substitute Utilisation Notice to the Facilities Agent and the Company no later than the time specified in paragraph (c) below, nominate any of its Lending Substitute to participate in any Utilisation, or class of Utilisation, specified in that Lending Substitute Utilisation Notice.
(c)    If an Appointing Lender is a Lender under Tranche C and/or a Swingline Lender, its nominated Lending Substitute must be able to perform that function or those functions in the same manner as the Appointing Lender to the extent of the specified Utilisation.

(d)    A Tranche D Lender may not nominate a Lending Substitute to assume any of its rights and/or obligations in respect of an outstanding Bond without the consent of the Company.

(e)    Any Lending Substitute Utilisation Notice delivered pursuant to paragraph (b) above shall be delivered no later than five Business Days before the proposed Utilisation Date of any Utilisation specified in that Lending Substitute Utilisation Notice or at such later time agreed by the Facilities Agent and the Company.

(f)    A Utilisation, or class of Utilisation, may only be specified pursuant to paragraphs (a) or (b) above by reference to any of:

(i)    the Borrower(s) of that Utilisation or those Utilisations; and/or

(ii)    the jurisdiction of incorporation of the Borrower(s) of that Utilisation or those Utilisations; and/or

(iii)    the currency of that Utilisation or those Utilisations; and/or

(iv)    in the case of the specification of an individual Utilisation, the proposed Utilisation Date of that Utilisation.

(g)    Clause 29 (Changes to the Lenders) shall not apply to any nomination of a Lending Substitute Utilisation or to the effects of that nomination pursuant to this Clause 44.

44.6    Participation by Lending Substitute

(a)    An Appointing Lender which nominates its Lending Substitute to participate in any Utilisation, or class of Utilisation, pursuant to Clause 44.5 (Nomination of Lending Substitute Utilisations) will be released from its obligations under the Finance Documents which relate to that Utilisation, or class of Utilisation, and that Lending Substitute will be bound by obligations equivalent to those obligations.

(b)    Without prejudice to Clause 31.11 (Lenders’ indemnity to the Facilities Agent) an Appointing Lender shall not be responsible for, or liable for any damages, costs or losses to any person arising as a result of, the non-performance by any Lending Substitute of that Appointing Lender of that Lending Substitute’s obligations under the Finance Documents.

44.7    Payments

Notwithstanding Clause 31.15 (Relationship with the Lenders), any obligation under any Finance Document to pay an amount to a Lender, or to the Facilities Agent on a Lender’s behalf, in relation to a Lending Substitute Utilisation shall be construed as an obligation to pay that amount to the Lending Substitute nominated by that Lender to participate in that Lending Substitute Utilisation or to the Facilities Agent on behalf of that Lending Substitute.

44.8    Commitments and voting

(a)    Without prejudice to Clause 44.6 (Participation by Lending Substitute), a Lending Substitute has no Commitment and any portion of a Commitment which relates to any Lending Substitute Utilisation of that Lending Substitute remains part of the Commitment of the Appointing Lender of that Lending Substitute.
(b)    Any term of this Agreement which acts to cancel or reduce a Commitment on the repayment or prepayment of a Utilisation shall, in the case of the repayment or prepayment of a Lending Substitute Utilisation of a Lending Substitute, operate to cancel or reduce the corresponding portion of the Commitment of the Appointing Lender of that Lending Substitute.

(c)    No reference in a Finance Document to a Lender shall be construed to include any Lending Substitute for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or any other vote of Lenders under the Finance Documents. The agreement of any Lending Substitute is not required to approve a request for any such consent, waiver, amendment or vote.

44.9    Effect on assignments and transfers

(a)    Any assignment or transfer by an Appointing Lender pursuant to Clause 29 (Changes to the Lenders) of its rights and/or obligations under the Finance Documents which relate to that portion of its Commitment which relates to a Lending Substitute Utilisation shall be construed to include an assignment or transfer, as the case may be, by it, on behalf of its Lending Substitute nominated to participate in that Lending Substitute Utilisation, of that Lending Substitute’s rights and/or obligations under the Finance Documents which relate to that Lending Substitute Utilisation.

(b)    Subject to paragraph (c) below the rights and/or obligations of a Lending Substitute under the Finance Documents may not be assigned or transferred other than pursuant to an assignment or transfer by its Appointing Lender described in paragraph (a) above.

(c)    A Lending Substitute (the Existing Lending Substitute) may, subject to Clause 29 (Changes to the Lenders) (including Clause 29.4), assign any of its rights under any Finance Document which relate to an outstanding Lending Substitute Utilisation to another Lending Substitute of its Appointing Lender (the Alternative Lending Substitute) or to its Appointing Lender.

(d)    An assignment described in paragraph (c) above will only be effective on receipt by the Facilities Agent of written confirmation from the Alternative Lending Substitute or, as the case may be, the Appointing Lender (in form and substance satisfactory to the Facilities Agent) that the Alternative Lending Substitute or, as the case may be, the Appointing Lender will assume the same obligations to the other Finance Parties as it would have been under if, in the case of an Alternative Lending Substitute, it had been nominated to participate in that Lending Substitute Utilisation or, in the case of an Appointing Lender, the Existing Lending Substitute had not been nominated to participate in that Lending Substitute Utilisation.

44.10    Communications

(a)    Each Lending Substitute shall be represented by its Appointing Lender for all administrative purposes under the Finance Documents and each Lending Substitute shall deal with each other Party exclusively through its Appointing Lender.

(b)    The Facilities Agent shall be entitled to carry out all dealings with a Lending Substitute through the Appointing Lender of that Lending Substitute and may give to that Appointing Lender any notice, document or other communication required to be given by the Facilities Agent to that Lending Substitute.

44.11    Defaulting Lenders

An Appointing Lender shall be treated as a Defaulting Lender if any Lending Substitute of that Appointing Lender is a Defaulting Lender and a Lending Substitute shall be treated as a Defaulting Lender if its Appointing Lender is a Defaulting Lender.
44.12    Other adjustments

(a)    Any obligation under this Agreement for a Lending Substitute to transfer its rights and obligations under this Agreement shall be construed as an obligation for the Appointing Lender of that Lending Substitute to transfer its rights and obligations under this Agreement which relate to that portion of its Commitment which relates to any Lending Substitute Utilisation of that Lending Substitute.

(b)    If:

(i)    a Lending Substitute is nominated to participate in any Utilisation, or class of Utilisation, pursuant to the delivery of a Lending Substitute Utilisation Notice; and

(ii)    as a result of circumstances existing at the date of delivery of that Lending Substitute Utilisation Notice an Obligor would be obliged to make a payment to that Lending Substitute under Clause 18 (Taxes) or Clause 19 (Increased Costs) or any other provision of a Finance Document, then that Lending Substitute is only entitled to receive payment under those Clauses or provisions in respect of a Lending Substitute Utilisation which is the subject of that Lending Substitute Utilisation Notice to the same extent as its Appointing Lender would have been if that Utilisation had not been a Lending Substitute Utilisation. This paragraph (b) shall not apply:

(iii)    in relation to Clause 18.3 (Tax gross-up),in the case of an Obligor to which Clauses
18.2 (General) to 18.7 (Stamp taxes) apply, to a Lending Substitute that is a Treaty Lender and that has included a confirmation of its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (a) of Clause 44.2 (Original Lending Affiliate tax status confirmations) or paragraph (j)(ii)(B) of Clause 18.3 (Tax gross-up) if the Obligor making the payment has not made a Borrower DTTP Filing in respect of that Treaty Lender.

44.13    Resignation of Lending Substitute

(a)    If no Lending Substitute Utilisation in respect of which a Lending Substitute has rights or obligations under this Agreement is outstanding, that Lending Substitute and its Appointing Lender may request that such Lending Substitute (the Resigning Lending Substitute) ceases to be a Lending Substitute by delivering to the Facilities Agent a Lending Substitute Resignation Notice.

(b)    The Facilities Agent shall as soon as reasonably practicable after receipt by it of a duly completed Lending Substitute Resignation Notice appearing on its face to comply with the terms of this Agreement, and delivered in accordance with the terms of this Agreement, accept that Lending Substitute Resignation Notice and notify the Appointing Lender of that Resigning Lending Substitute and the Company of its acceptance.

(c)    Upon notification by the Facilities Agent to that Appointing Lender and the Company of its acceptance of the resignation of that Resigning Lending Substitute:

(i)    that Resigning Lending Substitute shall cease to be a Lending Substitute and shall have no further rights or obligations under the Finance Documents as a Lending Substitute; and

(ii)    any nomination of that Lending Substitute to participate in any Utilisation, or class of Utilisation, shall be cancelled.
(d)    A Lending Substitute shall, and its Appointing Lender shall procure that such Lending Substitute will, resign pursuant to this Clause 44.13 if:

(i)    that Lending Substitute ceases to be an Affiliate or Facility Office (as relevant) of its Appointing Lender; or

(ii)    its Appointing Lender ceases to be a Party.

45.    COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

46.    GOVERNING LAW

(a)    Subject to paragraph (b) below, this Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

(b)    Schedule 20 (Additional restrictive covenants) of this Agreement and any non-contractual obligations arising out of or in connection with those schedules shall be interpreted in accordance with the laws of the State of New York without giving effect to any conflict of laws provisions thereof that would indicate the applicability of the laws of any other jurisdiction.

47.    ENFORCEMENT

47.1    Jurisdiction

(a)    The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a Dispute).

(b)    The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)    This Clause 47.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

47.2    Service of process

(a)    Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)    irrevocably appoints Carnival plc (and Carnival plc hereby accepts each such appointment) as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)    agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

47.3    Waiver of Jury Trial

EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR
ANY OF THE FINANCE DOCUMENTS. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.

48.    USA PATRIOT ACT

Each Finance Party that is subject to the USA Patriot Act hereby notifies each Obligor that pursuant to the requirements of the USA Patriot Act, such Finance Party is required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Finance Party to identify such Obligor in accordance with the USA Patriot Act. Each Obligor agrees that it will provide each Finance Party with such information as it may require in order for such Finance Party to satisfy the requirements of the USA Patriot Act.

49.    TRANSPARENCY RULES

Pursuant to, and in accordance with, the transparency rules (Disposizioni in materia di trasparenza delle operazioni e dei servizi bancari e finanziari. Correttezza delle relazioni tra intermediari e clienti) enacted under Article 9.1 of the CICR (Comitato Interministeriale per il Credito e il Risparmio) Resolution of 4 March 2003 effective as of October 2003 and the following transparency rules applicable to transactions and banking and financial services issued by the Bank of Italy on 29 July 2009 published in the Italian official gazette (Gazzetta Ufficiale) no. 217 of 18 September 2009 (as amended and supplemented from time to time) (the Transparency Rules), the Parties mutually acknowledge and declare that this Agreement and any of its terms and conditions have been negotiated on an individual basis and, as a result, this Agreement falls into the category of the agreements which have been negotiated individually (“che costituiscono oggetto di trattativa individuale”) which are exempted from the application of Section II of the Transparency Rules.

50.    DESIGNATION

Bank of America Europe Designated Activity Company (formerly known as Bank of America Merrill Lynch International Designated Activity Company) (BAMLI DAC) in its capacity as an Arranger hereby delegates to Bank of America, N.A. (BANA) all of its rights, powers, authority and discretions vested in it in its capacity as Arranger to the extent they relate to any Borrower which is incorporated under the laws of and/or located in a state of the United States of America (each, a Relevant Borrower), and any reference in the Finance Documents to BAMLI DAC in its capacity as Arranger in respect of a Relevant Borrower shall be deemed to be a reference to BANA.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
THE PARTIES

Part A
The Borrowers

Name of Subsidiaries of the Company and Carnival plc

1    Costa Crociere S.p.A. (a company organised and existing under the laws of Italy as a società per azioni, with a share capital equal to Euro 344,314,467.00, having its registered office in Genoa (Italy), Piazza Piccapietra 48, registered with the Companies’ Register (Registro delle Imprese) of Genoa under no. 02545900108, Repertorio Economico Amministrativo no. GE- 279842)

2    CC U.S. Ventures, Inc. (a corporation incorporated and existing under the laws of the State of Delaware, United States of America)

Part B

The Lenders – Loan Commitments

(a)	Tranche A Commitment
	Name of Lender	Amount (USD)	Non-Eligible Tranche D Lender	Treaty Passport Number and jurisdiction of tax residence (if applicable)
	Australia and New Zealand Banking Group Limited Banco Santander, S.A., New York Branch	84,511,400.00 51,500,000.00	No Yes	02/A/204986/DTT P. Australia. 9/S/267974/DTTP. Spain
	Bank of America, N.A.	8,706,846.69	No	13/B/7418/DTTP.US
	Banc of America Credit Products Inc.	114,862,953.31	No	13/B/7418/DTTP.US
	Bank of China Limited, London Branch Barclays Bank PLC	83,000,000.00 42,069,800.32	No No	Not a Treaty Lender. China Not applicable -
	Barclays Bank PLC, Cayman	44,069,799.68	No	UK Not applicable -
	Branch			UK
	BNP Paribas	45,569,800.00	No	Not applicable
	Citibank N.A, London Branch	45,369,800.00	No	Not applicable. US
	Citigroup Financial Products Inc.	28,000,000.00
	Deutsche Bank Luxembourg S.A.	51,500,000.00	No	48/D/72718/DTTP. Luxembourg
	DZ Bank AG Deutsche Zentral-Genossenschaftsbank, New York Branch	54,800,000.00	Yes	7/D/205877/DTTP. Germany
	Goldman Sachs Bank USA	170,400,000.00	Yes	13/G/351779/DTTP. US
	HSBC Continental Europe S.A. Intesa Sanpaolo S.p.A.	47,500,000.00 83,000,000.00	Yes No	5/H/310721/DTTP. France Not applicable. Italy

JPMorgan Chase Bank, N.A.,	45,369,800.00	No	013/M/0268710/D
London Branch KfW IPEX-Bank GmbH	78,000,000.00	No	TTP. US 7/K/333018/DTTP. Germany
Lloyds Bank plc	115,400,000.0	No	Not Applicable.
	0		UK.
Mizuho Bank, Ltd. PNC Bank, National Association	45,369,800.00 83,000,000.00	No Yes	Qualifying Bank. Japan 13/P/63904/DTTP. US
Sumitomo Mitsui Banking Corporation	78,000,000.00	No	43/S/274647/DTTP - Japan
	Total
	1,400,000,000

(b)	Tranche B Commitment
	Name of Lender	Amount (Sterling)	Treaty Passport Number and jurisdiction of tax residence (if applicable)
	Australia and New Zealand Banking Group Limited Banco Santander, S.A., New York Branch	6,000,000.00 6,000,000.00	02/A/204986/DTTP. Australia. 9/S/267974/DTTP. Spain
	Bank of America National	8,000,000.00	Not Applicable. UK.
	Association London Branch Bank of America, N.A.	932,876.43	Not Applicable. UK.
	Banc of America Credit Products Inc.	1,067,123.57	13/B/7418/DTTP. US
	Bank of China Limited, London Branch Barclays Bank PLC	8,000,000.00 11,000,000.00	Not a Treaty Lender. China Not Applicable. UK.
	BNP Paribas Citibank N.A, London Branch	8,000,000.00 8,000,000.00	005/B/0255139/DTTP. France Not Applicable. US
	Deutsche Bank Luxembourg S.A. DZ Bank AG Deutsche Zentral-Genossenschaftsbank, New York Branch	6,000,000.00 3,000,000.00	48/D/72718/DTTP. Luxembourg 7/D/205877/DTTP. Germany
	Goldman Sachs Bank USA	8,000,000.00	13/G/351779/DTTP. US
	HSBC Continental Europe S.A.	9,000,000.00	5/H/310721/DTTP. France
	Intesa Sanpaolo S.p.A.	8,000,000.00	Not Applicable. Italy
	JPMorgan Chase Bank, N.A., London Branch KfW IPEX-Bank GmbH	8,000,000.00 2,000,000.00	013/M/0268710/DTTP. US 7/K/333018/DTTP. Germany
	Lloyds Bank plc	22,000,000.00	Not Applicable. UK.
	Mizuho Bank, Ltd.	8,000,000.00	Qualifying Bank. Japan
	National Westminster Bank plc	9,000,000.00	N/A - UK Tax resident
	PNC Bank, National Association	8,000,000.00	13/P/63904/DTTP. US
	Sumitomo Mitsui Banking Corporation	2,000,000.00	43/S/274647/DTTP. Japan
		Total
		150,000,000

(c)	Tranche C Commitment
	Name of Lender	Amount (euro)	Treaty Passport Number and jurisdiction of tax residence (if applicable)
	Banco Santander, S.A., New York Branch	55,000,000.00	9/S/267974/DTTP. Spain
	Bank of America Europe Designated Activity Company (formerly known as Bank of America Merrill Lynch International Designated Activity Company)	78,000,000.00	12/B/374541/DTTP. Ireland
	Bank of China Limited, London Branch	78,000,000.00	Not a Treaty Lender. China
	Barclays Bank Ireland PLC	78,000,000.00	Not Applicable. UK.
	BNP Paribas	78,000,000.00	Not Applicable.
	Citibank Europe plc, Dublin	78,000,000.00	12/C/355825/DTTP. Ireland
	Deutsche Bank Luxembourg S.A.	55,000,000.00	48/D/72718/DTTP. Luxumbourg
	DZ Bank AG Deutsche Zentral-Genossenschaftsbank	55,000,000.00	7/D/205877/DTTP. Germany
	HSBC Continental Europe S.A.	55,000,000.00	5/H/310721/DTTP. France
	Intesa Sanpaolo S.p.A.	78,000,000.00	Not Applicable. Italy.
	JPMorgan Chase Bank, N.A., London Branch	78,000,000.00	013/M/0268710/DTTP. US
	Mizuho Bank, Ltd.	78,000,000.00	Qualifying Bank. Japan
	National Westminister Bank plc	78,000,000.00	N/A - UK Tax resident
	PNC Bank, National Association	78,000,000.00	13/P/63904/DTTP. US
		Total
		1,000,000,000

(d)	Tranche D Commitment
	Name of Lender	Amount (USD)	Treaty Passport Number and jurisdiction of tax residence (if applicable)
	Bank of America	37,500,000.00	Not Applicable. UK
	Barclays Bank PLC	37,500,000.00	Not Applicable. UK
	Barclays Bank PLC Cayman Branch	37,500,000.00	Not Applicable. UK
	BNP Paribas	37,500,000.00	Not Applicable
	Citibank N.A, New York Branch	37,500,000.00	Not Applicable. US
	JPMorgan Chase Bank, N.A., London Branch	37,500,000.00	013/M/0268710/DTTP. US
	Lloyds Bank plc	37,500,000.00	Not Applicable. UK
	Mizuho Bank, Ltd.	37,500,000.00	Qualifying Bank. Japan
		Total
		300,000,000

Part C

The Swingline Lenders - Swingline Loan Commitments

(a)	Swingline Tranche A Commitment
	Name of Swingline lender	Amount (USD)	Treaty Passport Number and jurisdiction of tax residence (if applicable)
	Australia and New Zealand Banking Group Limited	84,511,400.00	02/A/204986/DTTP. Australia
	Banco Santander, S.A., New York Branch	35,000,000.00	9/S/267974/DTTP. Spain
	Bank of America, N.A.	38,000,000.00	13/B/7418/DTTP. US
	Barclays Bank PLC	38,000,000.00	Not Applicable. UK.
	Barclays Bank PLC, Cayman Branch	38,000,000.00	Not Applicable. UK.
	BNP Paribas	38,000,000.00	005/B/0255139/DTTP. France
	Citibank N.A, New York Branch	38,000,000.00	Not Applicable. US
	Citigroup Financial Products Inc.	6,488,600.00	Not Applicable. US
	Deutsche Bank AG New York Branch	35,000,000.00	7/D/70006/DTTP. Germany
	Goldman Sachs Bank USA	100,000,000.00	13/G/351779/DTTP. US
	HSBC Continental Europe S.A.	35,000,000.00	5/H/310721/DTTP. France
	Intesa Sanpaolo S.p.A.	54,000,000.00	Not Applicable. Italy
	JPMorgan Chase Bank, N.A.	38,000,000.00	013/M/0268710/DTTP. US
	Lloyds Bank plc	84,000,000.00	Not Applicable. UK.
	Mizuho Bank, Ltd.	38,000,000.00	Qualifying Bank. Japan
	PNC Bank, National Association	50,000,000.00	13/P/63904/DTTP. US
		Total
		750,000,000

(b)	Swingline Tranche B Commitment
	Name of Swingline lender	Amount (Sterling)	Treaty Passport Number and jurisdiction of tax residence (if applicable)
	Australia and New Zealand Banking Group Limited	5,000,000.00	02/A/204986/DTTP. Australia
	Banco Santander, S.A., New York Branch	5,000,000.00	9/S/267974/DTTP. Spain
	Bank of America, N.A.	7,000,000.00	Not Applicable. UK.
	Bank of China Limited, London Branch	7,000,000.00	Not a Treaty Lender. China
	Barclays Bank PLC	10,000,000.00	Not Applicable. UK.
	BNP Paribas	7,000,000.00	Not Applicable. France
	Citibank N.A, London Branch	7,000,000.00	Not Applicable. US
	Deutsche Bank Luxembourg S.A.	5,000,000.00	48/D/72718/DTTP. Luxembourg
	Goldman Sachs Bank USA	7,000,000.00	13/G/351779/DTTP. US
	HSBC Continental Europe S.A.	8,000,000.00	5/H/310721/DTTP. France
	Intesa Sanpaolo S.p.A.	7,000,000.00	Not Applicable. Italy
	JPMorgan Chase Bank, N.A., London Branch	7,000,000.00	013/M/0268710/DTTP. US
	Lloyds Bank plc	21,000,000.00	Not Applicable. UK.
	Mizuho Bank, Ltd.	7,000,000.00	Qualifying Bank. Japan
	National Westminister Bank plc	8,000,000.00	N/A - UK Tax resident
	PNC Bank, National Association	7,000,000.00	13/P/63904/DTTP. US
		Total
		125,000,000

(c)	Swingline Tranche C Commitment
	Name of Swingline Lender	Amount (euro)	Treaty Passport Number and jurisdiction of tax residence (if applicable)
	Banco Santander, S.A., New York Branch Bank of China Limited, London Branch	25,000,000.00 50,000,000.00	9/S/267974/DTTP. Spain Not a Treaty Lender.
	Barclays Bank Ireland PLC	50,000,000.00	China Not Applicable. UK.
	BNP Paribas	50,000,000.00	Not Applicable. France
	Citibank Europe plc, Dublin HSBC Continental Europe S.A.	50,000,000.00 25,000,000.00	12/C/355825/DTTP. Ireland 5/H/310721/DTTP. France
	Intesa Sanpaolo S.p.A.	50,000,000.00	Not Applicable. Italy
	JPMorgan Chase Bank, N.A., London Branch Mizuho Bank, Ltd.	50,000,000.00 50,000,000.00	013/M/0268710/DTTP. US Qualifying Bank. Japan
	National Westminster Bank plc	50,000,000.00	N/A - UK Tax resident
	PNC Bank, National Association	50,000,000.00	13/P/63904/DTTP. US
		Total
		500,000,000.00

SCHEDULE 2 CONDITIONS PRECEDENT

Part A
Conditions precedent to initial Utilisation

Original Obligors

1.    A copy of the constitutional documents of each Original Obligor which, in respect of an Original Obligor incorporated in The Netherlands, shall consist of the deed of incorporation (oprichtingsakte) being the articles of association (statuten) and an up-to-date extract (uittreksel) from the Dutch Commercial Register (Handelsregister) of such Original Obligor.

2.    A copy of a resolution of the board of directors of each Original Obligor (and, if required by its existing by-laws, a copy of the resolution of the shareholders’ meeting of Costa Crociere S.p.A.), approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and, in respect of an Original Obligor incorporated in The Netherlands, confirming whether a works council (ondernemingsraad) is in place.

3.    A specimen of the signature of each person who executes the Finance Documents and who is authorised on behalf of an Original Obligor to execute or witness the execution of any Finance Document or to sign or send any document or notice in connection with any Finance Document.

4.    A copy of a resolution of the general meeting of shareholders of each Dutch Obligor:

(a)    approving the terms of, and the transactions contemplated by, the Finance Documents to which it is (or will become) a party; and

(b)    to the extent there is a conflict of interest (tegenstrijdig belang) between the member(s) of its managing board and the Dutch Obligor in respect of any of the Finance Documents or any of the transactions contemplated therein, in each case in the broadest sense, each member of the managing board is designated and appointed, in accordance with Article 2:256 of the Dutch Civil Code, as special representative of the Dutch Obligor with the power to represent the Dutch Obligor acting alone.

5.    A certificate of an authorised signatory of the Company:

(a)    confirming that utilising or (with respect to the Company and Carnival plc) guaranteeing the Total Tranche A Commitments, the Total Tranche B Commitments and the Total Tranche C Commitments (or, in the case of Costa Crociere S.p.A., utilising the Total Tranche C Commitments) in full would not breach any limit binding on any Original Obligor;

(b)    certifying that each copy document specified in Part A of this Schedule is correct, complete and in full force and effect as at a date no earlier than the Signing Date; and

(c)    confirming which companies are Material Subsidiaries and providing reasonable details of the calculations used to make such determinations.

6.    A copy of a good standing certificate with respect to each US Borrower, issued as of a recent date by the Secretary of State or other appropriate official of each US Borrower’s jurisdiction of incorporation or organisation.
7.    A certificate of registration (certificato di iscrizione) of Costa Crociere S.p.A. with the relevant Companies’ Register dated not earlier than five Business Days prior to the execution of this Agreement, confirming that no insolvency procedures have been started in relation to Costa Crociere S.p.A.

8.    If the Original Obligor is incorporated in The Netherlands:

(a)    to the extent a works council (ondernemingsraad) is established and to the extent any rights to consult (in de gelegenheid stellen tot advies uitbrengen) the works council or for the works council to approve (instemming met) are triggered under the Dutch Works Council Act, a copy of:

(i)    the request for advice from such works council; and

(ii)    (A) an unconditional positive advice from such works council; or (B) advice from such works council which is not negative and does not contain any condition which, if complied with, would result in a breach of any of the Finance Documents or which conditions are not reasonably feasible to be met; or (C) a waiver to advise (afzien van advies) issued by such a works council; and

(b)    such evidence as may be requested by the Facilities Agent in reasonable time before the Utilisation Date to enable the Finance Parties to comply with Wet ter voorkoming van witwassen en het financieren van terrorisme.

Legal opinions

9.    A legal opinion of Allen & Overy LLP, London office, English law legal advisers to the Arrangers and the Facilities Agent, addressed to the Finance Parties.

10.    A legal opinion of Tapia, Linares y Alfaro Attorneys At Law, Panama law legal advisers, addressed to the Finance Parties.

11.    A legal opinion of Allen & Overy LLP, New York office, New York state law legal advisers, addressed to the Finance Parties.

12.    A legal opinion of Morris James LLP, Delaware state law legal advisers, addressed to the Finance Parties.

13.    A legal opinion of Allen & Overy LLP, Milan office, Italian law legal advisers, addressed to the Finance Parties.

Other documents and evidence

14.    The duly executed Finance Documents (other than any of the Utilisation Requests).

15.    Certified copy of the Original Financial Statements.

16.    Certified copy of the DLC Documents.

17.    Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 17 (Fees) and Clause 22 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

Part B
Conditions precedent required to be delivered by an Additional Obligor Additional Obligor
1.    A deed of guarantee substantially in the form of the Subsidiary Deed of Guarantee under paragraph (a) of such definition (if applicable) duly executed by the Additional Subsidiary Guarantor.
2.    An Accession Letter (if applicable), duly executed by the Additional Borrower and the Company or Carnival plc.

3.    A copy of the constitutional documents of the Additional Obligor which, in respect of an Additional Obligor incorporated in The Netherlands, shall consist of a copy of the articles of association (statuten), the deed of incorporation (oprichtingsakte) and extract (uittreksel) from the Dutch Commercial Register (Handelsregister) of such Additional Obligor and which, in respect of an Additional Obligor incorporated in Curaçao, shall consist of a copy of the articles of association (statuten), the deed of incorporation (oprichtingsakte) and extract (uittreksel) from the Curaçao Commercial Register (Handelsregister) of such Additional Obligor.

4.    A copy of a resolution of the board of directors of the Additional Obligor (and, if such Additional Obligor is incorporated in Italy and it is required by its existing by-laws, a copy of the resolution of the shareholders’ meeting of such Additional Obligor) approving the terms of, and the transactions contemplated by, the Accession Letter or Subsidiary Deed of Guarantee (as applicable) and the Finance Documents to which it is a party and, in respect of an Additional Obligor incorporated in The Netherlands, including (i) a declaration by each managing director on conflict of interest (tegenstrijdig belang) within the meaning of Article 2:129(6)/ 2:239(6) of the Dutch Civil Code and (ii) a confirmation whether a works council (ondernemingsraad) is in place and, in respect of an Additional Obligor incorporated in Curaçao, where applicable including a statement that the relevant Obligor will not invoke any limitation on the capacity of the board of directors or a director to represent the Obligor in respect of the entering into of the Finance Documents and the transactions contemplated thereby, as referred to in article 2:10 paragraph 1 and 2 of the Curaçao Civil Code.

5.    To the extent required, a copy of a resolution of the general meeting of shareholders of each Additional Obligor incorporated in The Netherlands approving the terms of, and the transactions contemplated by, the Finance Documents to which it is (or will become) a party and which to the extent required in respect of an Additional Obligor incorporated in Curaçao, shall include a waiver of any right to claim that the entering into, the execution, delivery and the performance by the relevant Obligor of the Subsidiary Deed of Guarantee or Accession Letter and the Finance Documents and the entering into and the performance of the transactions contemplated thereby to be ultra vires.

6.    To the extent applicable, in respect of each Additional Obligor incorporated in The Netherlands, a copy of a resolution of the supervisory board of the Dutch Obligor approving the terms of, and the transactions contemplated by, the Accession Agreement or Subsidiary Deed of Guarantee (as applicable) and the Finance Documents and including a statement by each member of the supervisory board on conflict of interest (tegenstrijdig belang) within the meaning of Article 2:140(5)/2:250(5) of the Dutch Civil Code and in respect of each Additional Obligor incorporated in Curaçao, a copy of a resolution of the supervisory board of the Curaçao Obligor approving the terms of, and the transactions contemplated by, the Subsidiary Deed of Guarantee or Accession Letter and the Finance Documents.

7.    A specimen of the signature of each person who executes the Accession Letter or Subsidiary Deed of Guarantee (as applicable) and is authorised on behalf of the Additional Obligor to execute or witness the execution of any Finance Document or to sign or send any document or notice in connection with any Finance Document.

8.    A certificate of an authorised signatory of the Additional Obligor:
(a)    confirming that utilising the Total Tranche A Commitments, the Total Tranche B Commitments, the Total Tranche C Commitments and the Total Tranche D Commitments (or, in the case of an Additional Obligor resident in Italy, utilising the Total Tranche C Commitments) in full would not breach any limit binding on it; and

(b)    certifying that each copy document specified in Part B of this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter or Subsidiary Deed of Guarantee (as applicable).

9.    If the proposed Additional Obligor is incorporated in Italy, a certificate of registration (certificato di iscrizione) of such Additional Obligor with the relevant Companies’ Register dated not earlier than five Business Days prior to the execution of the relevant Accession Letter or Subsidiary Deed of Guarantee (as applicable), confirming that no insolvency procedures have been started in relation to such Additional Obligor.

10.    If the proposed Additional Obligor is incorporated in The Netherlands:

(a)    to the extent a works council (ondernemingsraad) is established and to the extent any rights to consult (in de gelegenheid stellen tot advies uitbrengen) the works council or for the works council to approve (instemming met) are triggered under the Dutch Works Council Act, a copy of:

(i)    the request for advice from such works council; and

(ii)    (A) an unconditional positive advice from such works council; or (B) advice from such works council which is not negative and does not contain any condition which, if complied with, would result in a breach of any of the Finance Documents or which conditions are not reasonably feasible to be met; or (C) a waiver to advise (afzien van advies) issued by such a works council; and

(b)    such evidence as may be requested by the Facilities Agent in reasonable time before the Utilisation Date to enable the Finance Parties to comply with Wet ter voorkoming van witwassen en het financieren van terrorisme.

11.    If the proposed Additional Obligor is incorporated in the US, a copy of a good standing certificate, issued as of a recent date by the Secretary of State or other appropriate official of such US Borrower’s jurisdiction of incorporation or organisation.

12.    In respect of each Additional Obligor incorporated under the laws of Bermuda:

(a)    a copy of a certificate of compliance, issued as of a recent date by the Registrar of Companies in Bermuda;

(b)    a certified copy of the register of members of the relevant Additional Obligor;

(c)    a certified copy of the register of directors and officers of the relevant Additional Obligor;

(d)    a certified copy of the Bermuda Monetary Authority’s “No Objection” to the incorporation of the company or “Foreign Exchange Letter”, as applicable; and

(e)    a certified copy of the Tax Assurance issued by the Registrar of Companies for the Minister of Finance.
13.    If the proposed Additional Obligor is incorporated in Curaҫao, a copy of the relevant business and director’s licenses and a copy of the applicable foreign exchange license or foreign exchange exemption.

Legal opinions

14.    A legal opinion of the English law legal advisers to the Facilities Agent, addressed to the Finance Parties.

15.    If the Additional Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion from legal advisers in that jurisdiction, addressed to the Finance Parties.

Other documents and evidence

16.    A copy of such document and/or other evidence in relation to the Lenders’ “know your customer” requirements for the Additional Obligor in accordance with the provisions of Clause 25.8 (“Know your customer” checks).
17.    A copy of any other authorisation or other document, opinion or assurance which the Facilities Agent has notified the Company is necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or Subsidiary Deed of Guarantee (as applicable) or for the validity and enforceability of any Finance Document.

SCHEDULE 3 UTILISATION REQUEST

Part A Loans

From:    [Borrower]

To:    [●] (Facilities Agent)

Dated:    [●]

Dear Sirs

CARNIVAL CORPORATION AND CARNIVAL PLC – USD1,400,000,000, £150,000,000 and
€1,000,000,000 Multicurrency Revolving Facilities Agreement dated 18 May 2011 (as amended and restated) (the Agreement)

1.    We refer to the Agreement. This is a Loan Utilisation Request. Terms defined in the Agreement have the same meaning in this Loan Utilisation Request unless given a different meaning in this Loan Utilisation Request.

2.    We wish to borrow a Loan on the following terms: Tranche:    [A/B/C/D]
Proposed Utilisation Date: [●] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:    [●]

Amount:    [●] or, if less, the Available Facility for the Tranche indicated
above

Interest Period:    [●]

3.    We confirm that each condition specified in Clause 5.4(a) (Lenders’ participation) is satisfied on the date of this Loan Utilisation Request.

4.    The proceeds of this Loan should be credited to ● [account].

5.    This Loan Utilisation Request is irrevocable.

Yours faithfully

………………………………… authorised signatory for
[name of relevant Borrower]

Part B Bonds

From:    [Borrower]

To:    [Tranche D Lender] Copied to:    [●] (Facilities Agent) Dated:    [●]
Dear Sirs

CARNIVAL CORPORATION AND CARNIVAL PLC – USD1,400,000,000, £150,000,000 and
€1,000,000,000 Multicurrency Revolving Facilities Agreement dated 18 May 2011 (as amended and restated) (the Agreement)

1.    We refer to the Agreement. This is a Bond Utilisation Request. Terms defined in the Agreement have the same meaning in this Bond Utilisation Request unless given a different meaning in this Bond Utilisation Request.

2.    We wish to arrange for a Bond to be issued by the relevant Tranche D Lender on the following terms:

Lender:    [●]

Tranche:    D

Proposed Utilisation Date:    [●] (or, if that is not a Business Day, the next Business Day)

Currency of Bond:    [●]

Amount:    [●] or, if less, the lesser of the Available Tranche D Facility and the
Available Bond Facility

Beneficiary:    [●]

Account Party:    [●] Term or Expiry Date: [●]
3.    [We confirm that each condition specified in Clause 6.7 (Issue of Bonds) is satisfied on the date of this Bond Utilisation Request.]/[This is a Renewal Request and we confirm each condition specified in Clause 6.7 (Issue of Bonds) (other than the conditions set out in Clauses 6.4(a), 6.4(b) and 6.4(g)) is satisfied on the date of this Bond Utilisation Request.]

4.    We attach a copy of the proposed Bond.

5.    This Bond Utilisation Request is irrevocable.

Delivery Instructions: [specify delivery instructions] Yours faithfully
……………………………….. authorised signatory for
[name of relevant Borrower]

Part C Swingline Loan

From:    [Borrower]

To:    [●] (Facilities Agent)

Dated:    [●]

Dear Sirs

CARNIVAL CORPORATION AND CARNIVAL PLC – USD1,400,000,000, £150,000,000 and
€1,000,000,000 Multicurrency Revolving Facilities Agreement dated 18 May 2011 (as amended and restated) (the Agreement)

1.    We refer to the Agreement. This is a Swingline Loan Utilisation Request. Terms defined in the Agreement have the same meaning in this Swingline Loan Utilisation Request unless given a different meaning in this Swingline Loan Utilisation Request.

2.    We wish to borrow a Swingline Loan on the following terms: Tranche    [A/B/C]
Proposed Utilisation Date:    [●] (or, if that is not a Business Day, the next Business Day)

Currency of Swingline Loan:    [USD/£/€]

Amount:    [●] or, if less, the Available Swingline [Tranche A/Tranche
B/Tranche C] Facility

Interest Period:    [●]

3.    We confirm that each condition specified in Clause 8.5 (Swingline Lenders’ participation) is satisfied on the date of this Swingline Loan Utilisation Request.

4.    The proceeds of this Swingline Loan should be credited to [account].

5.    This Swingline Loan Utilisation Request is irrevocable.

Yours faithfully

.........................................................
authorised signatory for [name of relevant Borrower]

SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

To:    [●] as Facilities Agent

[Copied to:    The Company]1

From:    [The Existing Lender] (the Existing Lender) and [The New Lender] (the New Lender) Dated:    [●]
CARNIVAL CORPORATION AND CARNIVAL PLC – USD1,400,000,000, £150,000,000 and
€1,000,000,000 Multicurrency Revolving Facilities Agreement dated 18 May 2011 (as amended and restated) (the Agreement)

1.    We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.    We refer to Clause 29.2 (Procedure for transfer) of the Agreement:

(a)    The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 29.2 (Procedure for transfer) of the Agreement.

(b)    The proposed Transfer Date is [●].

(c)    The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 37.2 (Addresses) of the Agreement are set out in the Schedule.

3.    The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in of Clause 29.3 (Limitation of responsibility of Existing Lenders) of the Agreement.

4.    [The New Lender confirms, for the benefit of the Facilities Agent and without liability to any Obligor, that:

(a)    for the purposes of Clause 18.6 (Lender Status Confirmation) of the Agreement it is:

(i)    [a Qualifying Lender (other than a Treaty Lender);]

(ii)    [a Treaty Lender;]

(iii)    [not a Qualifying Lender]; and

(b)    for the purposes of Clause 18.14 (Lender Status Confirmation) of the Agreement, it is:

(i)    [a Qualifying Lender (other than a Treaty Lender or an Exempted Lender);]

1    Include if the New Lender includes a Treaty Passport Scheme notification in paragraph 7. To be provided to the Company within 7 days.

(ii)    [a Treaty Lender;]

(iii)    [an Exempted Lender;]

(iv)    [not a Qualifying Lender].]

5.    [The Existing Lender and the New Lender each confirm, for the benefit of the Facilities Agent and without liability to any Obligor, that following the transfer, no Obligor will be obliged to pay any greater amount under Clause 18 (Taxes) or Clause 19.1 (Increased Costs) of the Agreement or under any other provision of a Finance Document (in the circumstances (i) existing on the Transfer Date, or
(ii) which the Existing Lender or the New Lender knows will apply in the twelve (12) month period following the Transfer Date) than the amounts which would have been payable but for the transfer;]

6.    [The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)    a company resident in the United Kingdom for United Kingdom tax purposes;

(b)    a partnership each member of which is:

(i)    a company so resident in the United Kingdom; or

(ii)    a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of CTA 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of CTA 2009; or

(c)    a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of CTA 2009) of that company.] 2

[7 The New Lender confirms that it holds a passport under HMRC DT Treaty Passport scheme (reference number is [ ] and it is tax resident in [ ]), and, accordingly, interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and requests that the Company notify:

(a)    each Borrower which is a Party as a Borrower as at the Transfer Date; and

(b)    each Additional Obligor which becomes an Additional Obligor after the Transfer Date,

that it wishes that scheme to apply to the Agreement where such Borrower is a Borrower to which Clauses 18.2 to 18.7 apply.]3

[6/7] The New Lender represents that it is a “professional market party” (professionele marktpartij), as that term is used in the Netherlands Financial Supervision Act (wet op het financieel toezicht).

[7/8] The New Lender confirms that [it is]/[it is not] a Non-Eligible Tranche D Lender.4

2    Include only if the New Lender is a U.K. Non-Bank Lender.
3    Include only if the New Lender is a Treaty Passport holder required to notify under Clause 18.
4    Include only in relation to Tranche A Commitments.

[8/9] The New Lender expressly confirms that it [can/cannot] exempt the Facilities Agent from the restrictions pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law as provided for in paragraph (c) of Clause 31.1 (Appointment of the Facilities Agent) of the Agreement.

[9/10] This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

[10/11] This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

The Schedule
Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]    [New Lender]

By:    By:

Pursuant to Clause 29.1(b), the Company consents to the transfer set out in this Transfer Certificate on
[●].

Carnival Corporation By:

This Transfer Certificate is accepted by the Facilities Agent and the Transfer Date is confirmed as [●].

[Facilities Agent] By:

SCHEDULE 5

FORM OF ACCESSION LETTER

To:    [●] as Facilities Agent

From:    [Subsidiary] and CARNIVAL CORPORATION/CARNIVAL PLC Dated:    [●]
Dear Sirs

CARNIVAL CORPORATION AND CARNIVAL PLC – USD1,400,000,000 £150,000,000 and
€1,000,000,000 Multicurrency Revolving Facilities Agreement dated 18 May 2011 (as amended and restated) (the Agreement)

1.    We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.    [Subsidiary] agrees to become an Additional Borrower and to be bound by the terms of the Agreement as an Additional Borrower pursuant to Clause 30.2 (Additional Obligors) of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.    [Subsidiary’s] administrative details are as follows: Address:
Fax No:

Attention:

4.    This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

CARNIVAL CORPORATION    [Subsidiary]

CARNIVAL PLC

SCHEDULE 6

FORM OF RESIGNATION LETTER

To:    [●] as Facilities Agent

From:    [resigning Borrower] and CARNIVAL CORPORATION/CARNIVAL PLC Dated:    [●]
Dear Sirs

CARNIVAL CORPORATION AND CARNIVAL PLC – USD1,400,000,000, £150,000,000 and
€1,000,000,000 Multicurrency Revolving Facilities Agreement dated 18 May 2011 (as amended and restated) (the Agreement)

1.    We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.    Pursuant to Clause 30.3 (Resignation of a Borrower), we request that [resigning Borrower] be released from its obligations as a Borrower under the Agreement.

3.    We confirm that:

(a)    no Default is outstanding or would result from the acceptance of this request; and

(b)    as at the date of this request no amount owed by [resigning Borrower] under the Agreement is outstanding.

4.    This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

CARNIVAL CORPORATION    [Subsidiary]

By:    By:

CARNIVAL PLC

By:

SCHEDULE 7

FORM OF COMPLIANCE CERTIFICATE

To:    [●] as Facilities Agent

From:    CARNIVAL CORPORATION

Dated:    [●]

Dear Sirs

CARNIVAL CORPORATION AND CARNIVAL PLC – USD1,400,000,000, £150,000,000 and
€1,000,000,000 Multicurrency Revolving Facilities Agreement dated 18 May 2011 (as amended and restated) (the Agreement)

1.    We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.    We confirm that as at as at [relevant testing date]:

(a)    the aggregate of Borrowed Moneys was [    ]; and Consolidated Capital was [    ]; therefore the aggregate of Borrowed Moneys as a percentage of Consolidated Capital was [        ].

(b)    Minimum Available Liquidity was USD[    ].

3.    We set out below calculations establishing the figures in paragraph 2 above: [    ].
4.    [We confirm that no Default is outstanding as at [relevant testing date]*] Signed: …..........………………….
Senior Financial Officer of

CARNIVAL CORPORATION

*    If this statement cannot be made, the certificate should identify any Default that is outstanding and the steps, if any, being taken to remedy it.

SCHEDULE 8

FORM OF CONFIDENTIALITY UNDERTAKING

To:    [Transferring Lender]

Re:    CARNIVAL CORPORATION – USD1,400,000,000, £150,000,000 and €1,000,000,000
Multicurrency Revolving Facilities Agreement dated 18 May 2011 (as amended and restated) (the
Agreement)
Dear Sirs

We are considering acquiring an interest in the Agreement which, subject to the Agreement, may be by way of novation, assignment, the entering into, whether directly or indirectly, of a sub-participation or any other transaction under which payments are to be made or may be made by reference to one or more Finance Documents and/or one or more Obligors or by way of investing in or otherwise financing, directly or indirectly, any such novation, assignment, sub-participation or other transaction (the Acquisition). In consideration of you agreeing to make available to us certain information, by our signature of this letter we agree as follows (acknowledged and agreed by you by your signature of a copy of this letter):

1.    CONFIDENTIALITY UNDERTAKING

We undertake (a) to keep all Confidential Information confidential and not to disclose it to anyone save to the extent permitted by paragraph 2 below and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to our own confidential information and
(b) until the Acquisition is completed to use the Confidential Information only for the Permitted Purpose.

2.    PERMITTED DISCLOSURE

You agree that we may disclose:

(a)    to any of our Affiliates and any of our or their officers, directors, employees, professional advisers and auditors such Confidential Information as we shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph 2(a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)    subject to the requirements of the Agreement, to any person:

(i)    to (or through) whom we assign or transfer (or may potentially assign or transfer) all or any of our rights and/or obligations which we may acquire under the Agreement such Confidential Information as we shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this sub-paragraph (i) of paragraph 2(b) has delivered a letter to us in equivalent form to this letter;
(ii)    with (or through) whom we enter into (or may potentially enter into) any sub- participation in relation to, or any other transaction under which payments are to be made or may be made by reference to the Agreement or any Obligor such Confidential Information as we shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this sub-paragraph (ii) of paragraph 2(b) has delivered a letter to us in equivalent form to this letter;

(iii)    to whom information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation such Confidential Information as we shall consider appropriate; and

(c)    notwithstanding paragraphs 2(a) and 2(b). above, Confidential Information to such persons to whom, and on the same terms as, a Finance Party is permitted to disclose Confidential Information under the Agreement, as if such permissions were set out in full in this letter and as if references in those permissions to Finance Party were references to us.

3.    NOTIFICATION OF DISCLOSURE

We agree (to the extent permitted by law and regulation) to inform you:

(a)    of the circumstances of any disclosure of Confidential Information made pursuant to sub- paragraph (iii) of paragraph 2(b) above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)    upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.    RETURN OF COPIES

If we do not enter into the Acquisition and you so request in writing, we shall return all Confidential Information supplied by you to us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by us and use our reasonable endeavours to ensure that anyone to whom we have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that we or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2(b)(iii) above.

5.    CONTINUING OBLIGATIONS

The obligations in this letter are continuing and, in particular, shall survive and remain binding on us until (a) if we acquire an interest in the Agreement by way of novation, the date on which we acquire such an interest; (b) if we enter into the Acquisition other than by way of novation, the date falling 24 months after termination of that Acquisition; or (c) in any other case 24 months after the date of this letter.

6.    NO REPRESENTATION; CONSEQUENCES OF BREACH, ETC

We acknowledge and agree that:

(a)    neither you nor any member of the Group nor any of your or their respective officers, employees or advisers (each a Relevant Person) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by you or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by you or be otherwise liable to us or any other person in respect of the Confidential Information or any such information; and

(b)    you or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by us.

7.    ENTIRE AGREEMENT: NO WAIVER; AMENDMENTS, ETC

(a)    This letter constitutes the entire agreement between us in relation to our obligations regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

(b)    No failure or delay in exercising any right or remedy under this letter will operate as a waiver thereof nor will any single or partial exercise of any right or remedy preclude any further exercise thereof or the exercise of any other right or remedy under this letter.

(c)    The terms of this letter and our obligations under this letter may only be amended or modified by written agreement between us and the Company.

8.    INSIDE INFORMATION

We acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and we undertake not to use any Confidential Information for any unlawful purpose.

9.    NATURE OF UNDERTAKINGS

The undertakings given by us under this letter are given to you and are also given for the benefit of the Company and each other member of the Group.

10.    THIRD PARTY RIGHTS

(a)    Subject to this paragraph 10 and to paragraphs 6 and 9, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or to enjoy the benefit of any term of this letter.

(b)    The Relevant Persons may enjoy the benefit of the terms of paragraphs 6 and 9 subject to and in accordance with this paragraph 10 and the provisions of the Third Parties Act.

(c)    Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person (other than the Company) to rescind or vary this letter at any time.

11.    GOVERNING LAW AND JURISDICTION

(a)    This letter (including the agreement constituted by your acknowledgement of its terms) (the Letter) and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Letter) are governed by English Law.
(b)    The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Letter or the negotiation of the transaction contemplated by this Letter).

12.    DEFINITIONS

In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

Confidential Information means all information relating to the Company, any Obligor, the Group, the Finance Documents, a Facility and/or the Acquisition which is provided to us in relation to the Finance Documents or a Facility by you or any of your affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)    is or becomes public information other than as a direct or indirect result of any breach by us of this letter; or

(b)    is identified in writing at the time of delivery as non-confidential by you or your advisers; or

(c)    is known by us before the date the information is disclosed to us by you or any of your affiliates or advisers or is lawfully obtained by us after that date, from a source which is, as far as we are aware, unconnected with the Group and which, in either case, as far as we are aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality;

Group means the Company and its subsidiaries for the time being (as such term is defined in the Companies Act 2006); and

Permitted Purpose means considering and evaluating whether to enter into the Acquisition.

Please acknowledge your agreement to the above by signing and returning the enclosed copy. Yours faithfully

.................................
For and on behalf of [Potential Purchaser]

To:    [Potential Purchaser]

We acknowledge and agree to the above:

...................................
For and on behalf of [Seller]

SCHEDULE 9
TIMETABLES

Each time shown below represents the Specified Time by which the relevant action listed in the far left column must be completed on a particular day:

Part A
Loans

	Loans in US Dollars	Loans in euro	Loans in sterling	Loans in other currencies
Facilities Agent notifies the Company if a currency is approved as an Optional Currency in accordance with Clause 11.3 (Conditions relating to Optional Currencies)				3:00 pm (London time) 4 Business Days before the proposed Utilisation Date
Delivery of a duly completed Loan Utilisation Request (Clause 5.1 (Delivery of a Loan Utilisation Request))	4:00 pm (London time) 3 US Government Securities Business Days before the proposed Utilisation Date	4:00 pm (London time) 3 Business Days before the proposed Utilisation Date	3:00 pm (London time) 1 Business Day before the proposed Utilisation Date	4:00 pm (London time) 3 Business Days before the proposed Utilisation Date
Facilities Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lender’s participation)	10:00 am (London time) 2 US Government Securities Business Days before the proposed Utilisation Date	10:00 am (London time) 2 Business Days before the proposed Utilisation Date	5:00 pm (London time) 1 Business Days before the proposed Utilisation Date	10:00 am (London time) 2 Business Days before the proposed Utilisation Date
Facilities Agent receives a notification from a Lender under Clause 11.2 (Unavailability of a currency)				11:00 am (London time) 2 Business Days before the proposed Utilisation Date
Facilities Agent gives notice in accordance with Clause 11.2				12:00 pm (London time) 2 Business Days before the

	Loans in US Dollars	Loans in euro	Loans in sterling	Loans in other currencies
(Unavailability of a currency)				proposed Utilisation Date
EURIBOR is fixed		11:00 am (Brussels time) on the Quotation Day
Lenders to make available their participation in a Loan under Clause 5.4 (Lenders’ participation)	2:00 pm (London time) on the Utilisation Date	2:00 pm (London time) on the Utilisation Date	2:00 pm (London time) on the Utilisation Date	2:00 pm (London time) on the Utilisation Date

Part B
Bonds

Facilities Agent notifies the Company if a currency is approved as an Optional Currency in accordance with Clause 11.3 (Conditions relating to Optional Currencies)	8 Business Days before the proposed Bond Utilisation
Delivery of a duly completed Bond Utilisation Request (Clause 6.3 (Delivery of a Bond Utilisation Request))	3:00 pm (London time) 3 Business Days before the proposed Bond Utilisation
Facilities Agent notifies the relevant Tranche D Lenders of the Bond in accordance with Clause 6.7 (Issue of Bonds)	5:00 pm (London time) 3 Business Days before the proposed Bond Utilisation
Delivery of a duly completed Renewal Request (Clause 6.8(a) (Renewal of a Bond))	2 Business Days before the proposed Bond Utilisation on renewal.

Part C
Swingline Loans

	Tranche A	Tranche B	Tranche C
Delivery of a duly completed Swingline Loan Utilisation Request (Clause 8.2 (Delivery of a Swingline Loan Utilisation Request))	11:00 am (New York time) on the Utilisation Date	10:00 am (London time) on the Utilisation Date	9:00 am (London time) on the Utilisation Date
Facilities Agent notifies each Swingline Lender of the amount of its participation in the Swingline Loan under Clause 8.5 (Swingline Lenders’ participation)	11:30 am (New York time) on the Utilisation Date	11:00 am (London time) on the Utilisation Date	10:00 am (London time) on the Utilisation Date
Facilities Agent determines the prime commercial lending rate under Clause 9.6 (Interest)	9:30 am (New York time) on the Utilisation Date	Not applicable	Not applicable
Lenders to make available their participation in a Loan under Clause 8.5 (Swingline Lenders’ participation)	2:00 pm (New York time) on the Utilisation Date	2:00 pm (London time) on the Utilisation Date	2:00 pm (London time) on the Utilisation Date

SCHEDULE 10

FORM OF INCREASE CONFIRMATION

To:    [●] as Facilities Agent and Carnival Corporation as the Company, for and on behalf of each
Obligor

[Copied to:    The Company]5

From: [the Increase Lender] (the Increase Lender)

Dated: [●]

Dear Sirs

CARNIVAL CORPORATION AND CARNIVAL PLC – USD1,400,000,000, £150,000,000 and
€1,000,000,000 Multicurrency Revolving Facilities Agreement dated 18 May 2011 (as amended and restated) (the Agreement)

1.    We refer to the Agreement. This is an Increase Confirmation. Terms defined in the Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.

2.    We refer to Clause 2.2 (Increase) of the Agreement.

3.    The Increase Lender agrees to assume and will assume all of the obligations corresponding to the [Commitment/Swingline Commitment] specified in the Schedule (the Relevant Commitment) as if it was an Original Lender under the Agreement.

4.    The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the Increase Date) is [●].

5.    On the Increase Date, the Increase Lender becomes party to the Finance Documents as a Lender.

6.    The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 37.2 (Addresses) of the Agreement are set out in the Schedule.

7.    The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in Clause 2.2(g) (Increase) of the Agreement.

8.    The Increase Lender confirms, for the benefit of the Facilities Agent and without liability to any Obligor, that:

(a)    for the purposes of Clause 18.6 (Lender Status Confirmation) of the Agreement, it is:

(i)    [a Qualifying Lender (other than a Treaty Lender)];

(ii)    [a Treaty Lender];

(iii)    [not a Qualifying Lender]; and

5    Include if the Increase Lender includes a Treaty Passport Scheme notification (see clause 18). To be provided to the Company within 7 days.

(b)    for the purposes of Clause 18.14 (Lender Status Confirmation) of the Agreement, it is:

(i)    [a Qualifying Lender (other than a Treaty Lender or an Exempted Lender];

(ii)    [a Treaty Lender];

(iii)    [an Exempted Lender];

(iv)    [not a Qualifying Lender].

9.    [The Increase Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)    a company resident in the United Kingdom for United Kingdom tax purposes; or

(b)    a partnership each member of which is:

(i)    a company so resident in the United Kingdom; or

(ii)    a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of CTA 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of CTA 2009; or

(c)    a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of CTA 2009) of that company.]6

[9 The Increase Lender confirms that it holds a passport under the HMRC DT Treaty Passport reference number is [ ] and it is tax resident in [ ]7), and, accordingly, interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and requests that the Company notify;

(a)    each Borrower which is a Party as a Borrower as at the Increase Date; and

(b)    each Additional Obligor which becomes an Additional Obligor after the Increase Date,

that it wishes that scheme to apply to the Agreement where such Borrower is a Borrower to which Clauses 18.2 to 18.7 apply.]8

[10/11.] The Increase Lender confirms that [it is]/[it is not] a Non-Eligible Tranche D Lender.9

[11/12.] The Increase Lender expressly confirms that it [can/cannot] exempt the Facilities Agent from the restrictions pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar

6    Include only if New Lender is a U.K. Non-Bank Lender i.e. falls within such definition in Clause 18.2 (General).
7    Insert jurisdiction of tax residence.
8    Include only if the Increase Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.
9    Include only in relation to Tranche A Commitments.

restrictions applicable to it pursuant to any other applicable law as provided for in paragraph (c) of Clause 31.1 (Appointment of the Facilities Agent) of the Agreement.

[11/12.] This Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Confirmation.

[12/13.] This Increase Confirmation and any non-contractual obligations arising out of or in connection with it are governed by English law.

[13/14.] This Agreement has been entered into on the date stated at the beginning of this Agreement.

THE SCHEDULE
Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Increase Lender] By:
This Increase Confirmation is accepted as an Increase Confirmation for the purposes of the Agreement by the Facilities Agent and the Increase Date is confirmed as [●].

Facilities Agent By:

SCHEDULE 11

FORM OF EXTENSION REQUEST

From:    CARNIVAL CORPORATION

To:    [●] (Facilities Agent)

Dated:    [●]

Dear Sirs

CARNIVAL CORPORATION AND CARNIVAL PLC – USD1,400,000,000, £150,000,000 and
€1,000,000,000 Multicurrency Revolving Facilities Agreement dated 18 May 2011 (as amended and restated) (the Agreement)

1.    We refer to the Agreement. This is [an Initial/a Second] Extension Request. Terms defined in the Agreement have the same meaning in this Extension Request unless given a different meaning in this Extension Request.

2.    We wish to extend the Termination Date as follows:

Termination Date:    [12/24 months] after the Original Termination Date Facility(ies):    [A/B/C/D]
[Part of Facility(ies):    [●]]

Yours faithfully

………………………………… authorised signatory for CARNIVAL CORPORATION

[………………………………… authorised signatory for
[Italian Obligor]]

SCHEDULE 12

PUBLISHED RATE CONTINGENCY PERIODS

Term Reference Rate	Period
Term SOFR (all Quoted Tenors)	1 Month
EURIBOR	1 Month

SCHEDULE 13

FORM OF SELF-DECLARATION10

[on Lender's letterhead – to be delivered in original]

To:    []

Cc:    []

Name of the [Lender]:11 [Lender's] full address:
Name of the [Lender's] legal representative:12 13

Legal representative's lieu and date of birth:

Legal representative's full address:

This certificate relates to the Tranche C Commitment.

The undersigned, in [his/her/their] capacity as legal representative[s] of [name of Lender], in referring to the Facilities Agreement for Multicurrency Revolving Facilities dated 18 May 2011 (as amended and restated on 16 June 2014, 6 August 2019 and [] 2023) between, among others, [], [], (as Original Lender) and [] (as Facilities Agent) (the Facilities Agreement), declare[s] for the purposes of article 26, paragraph 5-bis, of the Italian Presidential Decree no. 600/1973 that14:
1.    [Lender 15] is a bank established in [EU country of establishment] [and is resident for tax purposes therein] not acting for the purposes of the Finance Documents through a permanent establishment (stabile organizzazione) located outside of the European Union16;

or

2.    [Lender] is an insurance company incorporated in, and authorised according to the law of, [EU country], and is resident for tax purposes therein;

or

10    To the extent that the Lender has entered into a sub-participation of any of the Loans it has advanced under this Agreement, this certificate should be completed by such sub-participant.

11    Please indicate details of Facility Office holding the Commitments (including name, address and tax local tax registration number), where applicable.

12    If there is more than one individual having powers to represent the Lender jointly, please indicate details of each such individual (including name and address).

13    If legal representative is a legal entity, please indicate details of the individual legal representative of such legal entity (including name and address).

14    Please flag the relevant box.
15    Please indicate the branch office granting the loan if this is the case.
16    Not applicable in case of branch/permanent establishment.

3.    [Lender] is: (i) a foreign institutional investor in the meaning of article 6, paragraph 1, let. b), of the Italian Legislative Decree no. 239/1996, set up in a country allowing an adequate exchange of information with Italy which is included in the Italian Ministerial decree 4 September 1996 as amended from time to time or in any subsequent legislation, and (ii) subject to regulatory supervision in in the state where it is set up.

and

4.    [Lender] is the beneficial owner for tax purposes of any payments payable to [Lender] under the Facilities Agreement.

and

5.    The [Lender]'s activity in connection with the Facilities Agreement is not in breach of the provisions of the Italian Banking Law (Legislative Decree No. 358 dated 1 September 1993) relating to reserved matters which set forth the restrictions applicable to lending activities vis- à-vis the public.

and

6.    The information contained herein is true and the [Lender] commits itself to communicate any new circumstances that modify any of the information provided or the statements made above while it remains [a Party to the Facilities Agreement/ a sub-participant].

Date    Signature [name and surname]
Annex: with respect to the entity under n. 3 above, adequate documentation supporting that it is subject to regulatory supervision.

SCHEDULE 14
ORIGINAL LENDING SUBSTITUTES

Part A

The Original Lending Affiliates - other than UK Non-Bank Lenders

Name of Original Lender	Name of Original Lending Affiliate(s)	Treaty Passport scheme reference numbers and jurisdiction of tax resident (if applicable) of Original Lending Affiliate	Lending Substitute Utilisation(s)
Bank of America Europe Designated Activity Company (formerly known as Bank of America Merrill Lynch International Designated Activity Company)	Bank of America, N.A.	13/B/7418/DTTP. US	Utilisations denominated in euro to a US Borrower
Banca Nazionale del Lavoro SPA	BNP Paribas	005/B/0255139/DTT P. France	Utilisations denominated in euro to any Borrower other than a Borrower incorporated in Italy

Part B
The Original FO Substitutes

Name of Original Lender	Name of Original FO Substitute(s)	Lending Substitute Utilisation(s)

SCHEDULE 15

FORM OF NEW LENDING SUBSTITUTE APPOINTMENT NOTICE

To:    [    ] as Facilities Agent

From: [The Appointing Lender] (the Appointing Lender) and [[The New Lending Affiliate] (the New Lending Affiliate)/ [The New FO Substitute] (the New FO Substitute)

Dated:

CARNIVAL CORPORATION AND CARNIVAL PLC – USD1,400,000,000, £150,000,000 and
€1,000,000,000 Multicurrency Revolving Facilities Agreement dated 18 May 2011 (as amended and restated) (the Agreement)

1.    We refer to the Agreement. This is a New Lending Substitute Appointment Notice. Terms defined in the Agreement have the same meaning in this New Lending Substitute Appointment Notice unless given a different meaning in this New Lending Substitute Appointment Notice.

2.    We refer to Clause 44.3 (Appointment of new Lending Substitutes) of the Agreement:

(a)    The Appointing Lender appoints the [New Lending Affiliate][New FO Substitute] as a party to the Agreement as a [New Lending Affiliate][New FO Substitute] of the Appointing Lender and the [New Lending Affiliate][New FO Substitute] agrees to that appointment.

(b)    The proposed Appointment Date is [    ].

(c)    The Facility Office of the [New Lending Affiliate][New FO Substitute] is set out in the Schedule.

3.    [The New Lending Affiliate confirms, for the benefit of the Facilities Agent and without liability to any Obligor, that

(a)    for the purposes of Clause 18.6 (Lender Status Confirmation) of the Agreement it is:

(i)    [a Qualifying Lender (other than a Treaty Lender);]

(ii)    [a Treaty Lender;]

(iii)    [not a Qualifying Lender]; and

(b)    for the purposes of Clause 18.14 (Lender Status Confirmation) of the Agreement, it is:

(i)    [a Qualifying Lender (other than a Treaty Lender or an Exempted Lender);]

(ii)    [a Treaty Lender;]

(iii)    [an Exempted Lender;]

(iv)    [not a Qualifying Lender].]]

4.    [The New Lending Affiliate confirms that the person beneficially entitled to interest payable to that New Lending Affiliate in respect of an advance under a Finance Document is either:
(a)    a company resident in the United Kingdom for United Kingdom tax purposes;

(b)    a partnership each member of which is:

(i)    a company so resident in the United Kingdom; or

(ii)    a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or
(c)    a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]17

5.    [The New Lending Affiliate confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [ ]) and is tax resident in [ ]*, so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and requests that the Company notify:

(a)    each Borrower which is a Party as a Borrower as at the Appointment Date; and

(b)    each Additional Obligor which becomes an Additional Obligor after the Appointment Date,

that it wishes that scheme to apply to the Agreement.]**

[5/6]. The [New Lending Affiliate][New FO Substitute] expressly confirms that it [can/cannot] exempt the Facilities Agent from the restrictions pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law as provided for in paragraph (c) of Clause 31.1 (Appointment of the Facilities Agent) of the Agreement.

[6/7]. This New Lending Substitute Appointment Notice may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this New Lending Substitute Appointment Notice.

[7/8]. This New Lending Substitute Appointment Notice and any non-contractual obligations arising out of or in connection with it are governed by English law.

17    Include if the New Lending Affiliate comes within paragraph (i)(B) of the definition of Qualifying Lender in Clause 15.1 (Definitions).
*    Insert jurisdiction of tax residence.
**    Include if the New Lending Affiliate holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.

[8/9].    This New Lending Substitute Appointment Notice has been entered into on the date stated at the beginning of this New Lending Substitute Appointment Notice.

THE SCHEDULE

[[New Lending Affiliate][New FO Substitute]’s Facility Office and account details for payments] [Appointing Lender]    [New Lending Affiliate][New FO Substitute]
By:    By:

This New Lending Substitute Appointment Notice is accepted by the Facilities Agent and the Appointment Date is confirmed as [    ].

[Facilities Agent] By:

SCHEDULE 16

FORM OF LENDING SUBSTITUTE UTILISATION NOTICE

To:    [    ] as Facilities Agent and Carnival Corporation as Company

From: [The Appointing Lender] (the Appointing Lender) and [[the Lending Affiliate] (the Lending Affiliate)][the FO Substitute] (the FO Substitute)]

Dated:

CARNIVAL CORPORATION AND CARNIVAL PLC – USD1,400,000,000, £150,000,000 and
€1,000,000,000 Multicurrency Revolving Facilities Agreement dated 18 May 2011 (as amended and restated) (the Agreement)

1.    We refer to the Agreement. This is a Lending Substitute Utilisation Notice. Terms defined in the Agreement have the same meaning in this Lending Substitute Utilisation Notice unless given a different meaning in this Lending Substitute Utilisation Notice.

2.    We refer to Clause 44.5 (Nomination of Lending Substitute Utilisations) of the Agreement. The Appointing Lender nominates the [Lending Affiliate][FO Substitute] to participate in:

[specify, by reference to one or more of the criteria listed in paragraph (f) of Clause 44.5 (Nomination of Lending Substitute Utilisations) of the Agreement, each individual Utilisation or class of Utilisation, in which the Lending Substitute is to participate in place of the Appointing Lender]

(the Lending Substitute Utilisation[s]).

3.    The [Lending Affiliate][FO Substitute] confirms that it is a Party as a [Lending Affiliate][FO Substitute], acknowledges the nomination described in paragraph 2 above and confirms that it shall participate in the Lending Substitute Utilisation[s].

[Appointing Lender]

By:

[Lending Substitute]

By:

SCHEDULE 17

FORM OF LENDING SUBSTITUTE RESIGNATION NOTICE

To:    [    ] as Facilities Agent

From: [Resigning Lending Substitute] (the Resigning Lending Substitute) and [Appointing Lender] (the Appointing Lender)

Dated:

CARNIVAL CORPORATION AND CARNIVAL PLC – USD1,400,000,000, £150,000,000 and
€1,000,000,000 Multicurrency Revolving Facilities Agreement dated 18 May 2011 (as amended and restated) (the Agreement)

1.    We refer to the Agreement. This is a Lending Substitute Resignation Notice. Terms defined in the Agreement have the same meaning in this Lending Substitute Resignation Notice unless given a different meaning in this Lending Substitute Resignation Notice.

2.    We refer to Clause 44.13 (Resignation of Lending Substitute) of the Agreement and request that the Resigning Lending Substitute cease to be a [Lending Affiliate][FO Substitute] under the Agreement.

3.    We confirm that:

(a)    no Lending Substitute Utilisation in respect of which the Resigning Lending Substitute has rights or obligations under the Agreement is outstanding; and

(b)    any nomination of the Lending Substitute to participate in any Utilisation, or class of Utilisation, shall be cancelled on the Facilities Agent's acceptance of this Lending Substitute Resignation Notice.

4.    This Lending Substitute Resignation Notice and any non-contractual obligations arising out of or in connection with it are governed by English law.

[Resigning Lending Substitute] By:
[Appointing Lender] By:

SCHEDULE 18
REFERENCE RATE TERMS

Part A
Sterling

CURRENCY:	Sterling.
Cost of funds as a fallback	Cost of funds will not apply as a fallback.
Definitions
Additional Business Days:	means an RFR Banking Day.
Applicable Rate Floor:	means zero.
Business Day Conventions (definition of Month and Clause 15.2 (Non-Business Days)):
(a)    If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

(i)    subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii)    if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(iii)    if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

(b)    If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Central Bank Rate:	means the Bank of England's Bank Rate as published by the Bank of England from time to time.
Central Bank Rate Adjustment:	means, in relation to the Central Bank Rate prevailing at close of business on any RFR Banking Day, the 20 per cent trimmed arithmetic mean (calculated by the Facilities Agent (or any other Finance Party which agrees to do so in place of the Facilities Agent)) of the Central Bank Rate Spreads for the five most immediately preceding RFR Banking Days for which SONIA (sterling overnight index average) is available.

Central Bank Rate Spread:	means, in relation to any RFR Banking Day, the difference
(expressed as a percentage rate per annum) calculated by the Facilities Agent (or any other Finance Party which agrees to do so in place of the Facilities Agent) between:

(a)    SONIA for the RFR Banking Day; and

	(b) the Central Bank Rate prevailing at the close of business on that RFR Bank Day
Credit Adjustment Spread:	1 month or less	0.0326
	3 months	0.1193
	6 months	0.2766

Daily Rate:
means in relation to any RFR Banking Day:

(a)    the RFR for that RFR Banking Day; or

(b)    if the RFR is not available for that RFR Banking Day, the percentage rate per annum which is the aggregate of:

(i)    the Central Bank Rate for that RFR Banking Day; and

(ii)    the applicable Central Bank Rate Adjustment; or

(c)    if paragraph (b) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:

(i)    the most recent Central Bank Rate for a day which is no more than 5 RFR Banking Days before that RFR Banking Day; and

(ii)    the applicable Central Bank Rate Adjustment,

rounded, in each case, to four decimal places and if, in either case, the aggregate of that rate and the applicable Credit Adjustment Spread is less than the Applicable Rate Floor, the Daily Rate shall be deemed to be such a rate that the aggregate of the Daily Rate and the applicable Credit Adjustment Spread is the Applicable Rate Floor.

Lookback Period:	means 5 (five) RFR Banking Days.
Relevant Market:	The sterling wholesale market.
Reporting Day:	means the day which is the Lookback Period prior to the last day of the Interest Period or if that day is not a Business Day, the immediately following Business Day.
RFR:	The SONIA (sterling overnight index average) reference rate displayed on the relevant screen of any authorised distributor of that reference rate.
RFR Banking Day:	means a day (other than a Saturday or Sunday) on which banks are open for general business in London.

Part B
US dollars

CURRENCY:	US Dollars.
Cost of funds as a fallback	Cost of funds will not apply as a fallback.
Definitions
Additional Business Days:	means an RFR Banking Day.
Applicable Rate Floor:	means zero.
Business Day Conventions (definition of Month and Clause 15.2 (Non-Business Days)):
(a)    If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

(i)    subject to paragraph (iii) above, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii)    if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(iii)    if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

(b)    If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Central Bank Rate:	(a) The short-term interest rate target set by the US Federal
Open Market Committee as published by the Federal Reserve Bank of New York from time to time; or

(b) if that target is not a single figure, the arithmetic mean of:

(i)    the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York; and

(ii)    the lower bound of that target range.

Central Bank Rate Adjustment:	means, in relation to the Central Bank Rate prevailing at close of business on any RFR Banking Day, the 20 per cent trimmed arithmetic mean (calculated by the Facilities Agent (or any other Finance Party which agrees to do so in place of the Facilities Agent)) of the Central Bank Rate Spreads for the five most immediately preceding RFR Banking Days for which the RFR is available.

Central Bank Rate Spread:	means, in relation to any RFR Banking Day, the difference
(expressed as a percentage rate per annum) calculated by the Facilities Agent (or any other Finance Party which agrees to do so in place of the Facilities Agent) between:

(a)    the RFR for the RFR Banking Day; and

(b)    the Central Bank Rate prevailing at the close of business on that RFR Banking Day.

Daily Rate:
means in relation to any RFR Banking Day:

(a)    the RFR for that RFR Banking Day; or

(b)    if the RFR is not available for that RFR Banking Day, the percentage rate per annum which is the aggregate of:

(i)    the Central Bank Rate for that RFR Banking Day; and

(ii)    the applicable Central Bank Rate Adjustment; or

(c)    if paragraph (b) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:

(i)    the most recent Central Bank Rate for a day which is no more than 5 RFR Banking Days before that RFR Banking Day; and

(ii)    the applicable Central Bank Rate Adjustment,

rounded, in each case, to five decimal places and if, in either case, the aggregate of that rate and the applicable USD Credit Adjustment Spread is less than the Applicable Rate Floor, the Daily Rate shall be deemed to be such a rate that the aggregate of the Daily Rate and the applicable USD Credit Adjustment Spread is the Applicable Rate Floor.

Lookback Period:	means 5 (five) RFR Banking Days.
Relevant Market:	The market for overnight cash borrowing collateralised by US Government securities.
Reporting Day:	means the day which is the Lookback Period prior to the last day of the Interest Period or if that day is not a Business Day, the immediately following Business Day.

RFR:	The secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).
RFR Banking Day:	Any day other than:

(a)    a Saturday or Sunday; and

(b)    a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

SCHEDULE 19

DAILY NON-CUMULATIVE COMPOUNDED RFR RATE

The "Daily Non-Cumulative Compounded RFR Rate" for any RFR Banking Day "i" during an Interest Period for a Compounded Rate Loan is the percentage rate per annum (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose) calculated as set out below:

where:

"UCCDRi" means the Unannualised Cumulative Compounded Daily Rate for that RFR Banking Day "i";

"UCCDRi-1" means, in relation to that RFR Banking Day "i", the Unannualised Cumulative Compounded Daily Rate for the immediately preceding RFR Banking Day (if any) during that Interest Period;

"dcc" means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number;

"ni" means the number of calendar days from, and including, that RFR Banking Day "i" up to, but excluding, the following RFR Banking Day; and

the "Unannualised Cumulative Compounded Daily Rate" for any RFR Banking Day (the "Cumulated RFR Banking Day") during that Interest Period is the result of the below calculation (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose):

where:

"ACCDR" means the Annualised Cumulative Compounded Daily Rate for that Cumulated RFR Banking Day;

"tni" means the number of calendar days from, and including, the first day of the Cumulation Period to, but excluding, the RFR Banking Day which immediately follows the last day of the Cumulation Period;

"Cumulation Period" means the period from, and including, the first RFR Banking Day of that Interest Period to, and including, that Cumulated RFR Banking Day;

"dcc" has the meaning given to that term above; and

the "Annualised Cumulative Compounded Daily Rate" for that Cumulated RFR Banking Day is the percentage rate per annum (rounded to 4 decimal places) calculated as set out below:
where:

"d0" means the number of RFR Banking Days in the Cumulation Period; "Cumulation Period" has the meaning given to that term above;

"i" means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order in the Cumulation Period;

"DailyRatei-LP" means, for any RFR Banking Day "i" in the Cumulation Period, the Daily Rate for the RFR Banking Day which is the applicable Lookback Period prior to that RFR Banking Day "i";

"ni" means, for any RFR Banking Day "i" in the Cumulation Period, the number of calendar days from, and including, that RFR Banking Day "i" up to, but excluding, the following RFR Banking Day;

"dcc" has the meaning given to that term above; and "tni" has the meaning given to that term above.

SCHEDULE 20 ADDITIONAL RESTRICTIVE COVENANTS

Reference in this Schedule 20 (this “Schedule”) is made to Carnival Corporation, a Panamanian corporation (“Carnival Corporation”), and Carnival plc, a company incorporated and registered under the laws of England and Wales (“Carnival plc”).

ARTICLE ONE

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01    DEFINITIONS

“2023 Convertible Senior Notes” means the 5.75% Convertible Senior Notes due 2023 of Carnival Corporation (together, as in effect on the Amendment Date, the “Amendment Date 2023 Convertible Senior Notes”), issued pursuant to the 2023 Convertible Senior Notes Indenture, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements or increasing the amount loaned thereunder (in each case subject to compliance with Section 2.01) or altering the maturity thereof. Notwithstanding the foregoing, no instrument shall constitute a “2023 Convertible Senior Note” for purposes of the foregoing definition (other than the Amendment Date 2023 Convertible Senior Notes) unless such instrument is designated to the Facilities Agreement Agent in writing by Carnival Corporation as constituting a “2023 Convertible Senior Note.”

“2023 Convertible Senior Notes Indenture” means the Indenture, dated as of April 6, 2020, among Carnival Corporation, Carnival plc, the various guarantors party thereto and U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association), as trustee thereunder.

“2024 Convertible Senior Notes” means the 5.75% Convertible Senior Notes due 2024 of Carnival Corporation (together, as in effect on the Amendment Date, the “Amendment Date 2024 Convertible Senior Notes”), issued pursuant to the 2024 Convertible Senior Notes Indenture, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements or increasing the amount loaned thereunder (in each case subject to compliance with Section 2.01) or altering the maturity thereof. Notwithstanding the foregoing, no instrument shall constitute a “2024 Convertible Senior Note” for purposes of the foregoing definition (other than the Amendment Date 2004 Convertible Senior Notes) unless such instrument is designated to the Facilities Agreement Agent in writing by Carnival Corporation as constituting a “2024 Convertible Senior Note.”

“2024 Convertible Senior Notes Indenture” means the Indenture, dated as of August 22, 2022, among Carnival Corporation, Carnival plc, the various guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee thereunder.

“2026 Second-Priority Note Indenture” means the Indenture, dated as of July 20, 2020 and supplemented on November 18, 2020, among Carnival Corporation, Carnival plc, the various guarantors party thereto and U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association), as trustee thereunder.

“2026 Second-Priority Secured Notes” means the 10.500% Second-Priority Senior Secured Notes due 2026 and the 10.125% Second-Priority Senior Secured Notes due 2026 of Carnival Corporation (together, as in effect on the Amendment Date, the “Amendment Date 2026 Second-Priority Secured Notes”), issued pursuant to the 2026 Second-Priority Note Indenture, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements or increasing the amount loaned thereunder (in each case subject to compliance with Section 2.01) or altering the maturity thereof.

Notwithstanding the foregoing, no instrument shall constitute a “2026 Second-Priority Secured Note” for purposes of the foregoing definition (other than the Amendment Date 2026 Second-Priority Secured Notes) unless such instrument is designated to the Facilities Agreement Agent in writing by Carnival Corporation as constituting a “2026 Second-Priority Secured Note.”

“2026 Unsecured Notes” means the U.S. dollar-denominated 7.625% Senior Unsecured Notes due 2026 and the euro-denominated 7.625% Senior Unsecured Notes due 2026 of Carnival Corporation (together, as in effect on the Amendment Date, the “Amendment Date 2026 Unsecured Notes”), issued pursuant to the 2026 Unsecured Note Indenture, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements or increasing the amount loaned thereunder (in each case subject to compliance with Section 2.01) or altering the maturity thereof. Notwithstanding the foregoing, no instrument shall constitute a “2026 Unsecured Note” for purposes of the foregoing definition (other than the Amendment Date 2026 Unsecured Notes) unless such instrument is designated to the Facilities Agreement Agent in writing by Carnival Corporation as constituting a “2026 Unsecured Note.”

“2026 Unsecured Note Indenture” means the Indenture, dated as of November 25, 2020, among Carnival Corporation, Carnival plc, the various guarantors party thereto and U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association), as trustee thereunder.

“2027 Convertible Senior Notes” means the 5.75% Convertible Senior Notes due 2027 of Carnival Corporation (together, as in effect on the Amendment Date, the “Amendment Date 2027 Convertible Senior Notes”), issued pursuant to the 2027 Convertible Senior Notes Indenture, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements or increasing the amount loaned thereunder (in each case subject to compliance with Section 2.01) or altering the maturity thereof. Notwithstanding the foregoing, no instrument shall constitute a “2027 Convertible Senior Note” for purposes of the foregoing definition (other than the Amendment Date 2027 Convertible Senior Notes) unless such instrument is designated to the Facilities Agreement Agent in writing by Carnival Corporation as constituting a “2027 Convertible Senior Note.”

“2027 Convertible Senior Notes Indenture” means the Indenture, dated as of November 18, 2022, among Carnival Corporation, Carnival plc, the various guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee thereunder.

“2027 First-Priority Secured Notes” means the 7.875% Debentures due 2027 of Carnival Corporation (as in effect on the Amendment Date, the “Amendment Date 2027 First-Priority Secured Notes”), issued pursuant to the Indenture, dated as of October 23, 2000 (as supplemented on July 15, 2003 with respect to the 2027 First-Priority Secured Notes, and as further supplemented on December 1, 2003), among Carnival Corporation, as issuer, Carnival plc, as guarantor, and The Bank of New
York Mellon, as trustee, as further amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements or increasing the amount loaned thereunder (in each case subject to compliance with Section 2.01) or altering the maturity thereof. Notwithstanding the foregoing, no instrument shall constitute a “2027 First-Priority Secured Note” for purposes of the foregoing definition (other than the Amendment Date 2027 First-Priority Secured Notes) unless such instrument is designated to the Facilities Agreement Agent in writing by Carnival Corporation as constituting a “2027 First-Priority Secured Note.”

“2027 Second-Priority Note Indenture” means the Indenture, dated as of August 18, 2020 and as supplemented on November 18, 2020, among Carnival Corporation, Carnival plc, the various guarantors party thereto and U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association), as trustee thereunder.

“2027 Second-Priority Secured Notes” means the 9.875% Second-Priority Senior Secured Notes due 2027 of Carnival Corporation (together, as in effect on the Amendment Date, the “Amendment Date 2027 Second-Priority Secured Notes”), issued pursuant to the 2027 Second- Priority Note Indenture, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements or increasing the amount loaned thereunder (in each case subject to compliance with Section 2.01) or altering the maturity thereof. Notwithstanding the foregoing, no instrument shall constitute a “2027 Second-Priority Secured Note” for purposes of the foregoing definition (other than the Amendment Date 2027 Second-Priority Secured Notes) unless such instrument is designated to the Facilities Agreement Agent in writing by Carnival Corporation as constituting a “2027 Second- Priority Secured Note.”

“2027 Unsecured Note Indenture” means the Indenture, dated as of February 16, 2021, among Carnival Corporation, Carnival plc, the various guarantors party thereto and U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association), as trustee thereunder.

“2027 Unsecured Notes” means the 5.750% Senior Unsecured Notes due 2027 of Carnival Corporation (as in effect on the Amendment Date, the “Amendment Date 2027 Unsecured Notes”), issued pursuant to the 2027 Unsecured Note Indenture, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements or increasing the amount loaned thereunder (in each case subject to compliance with Section 2.01) or altering the maturity thereof. Notwithstanding the foregoing, no instrument shall constitute a “2027 Unsecured Note” for purposes of the foregoing definition (other than the Amendment Date 2027 Unsecured Notes) unless such instrument is designated to the Facilities Agreement Agent in writing by Carnival Corporation as constituting a “2027 Unsecured Note.”

“2028 First-Priority Note Indenture” means the Indenture, dated as of July 26, 2021, among Carnival Corporation, Carnival plc, the various guarantors party thereto and U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association), as trustee thereunder.
“2028 First-Priority Secured Notes” means the 4.000% First-Priority Senior Secured Notes due 2028 of Carnival Corporation (as in effect on the Amendment Date, the “Amendment Date 2028 First-Priority Secured Notes”), issued pursuant to the 2028 First-Priority Note Indenture, as further amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements or increasing the amount loaned thereunder (in each case subject to compliance with Section 2.01) or altering the maturity thereof. Notwithstanding the foregoing, no instrument shall constitute a “2028 First-Priority Secured Note” for purposes of the foregoing definition (other than the Amendment Date 2028 First- Priority Secured Notes) unless such instrument is designated to the Facilities Agreement Agent in writing by Carnival Corporation as constituting a “2028 First-Priority Secured Note.”

“2028 Senior Priority Note Indenture” means the Indenture, dated as of October 25, 2022, among Carnival Holdings (Bermuda) Limited, Carnival Corporation, Carnival plc and the various other guarantors party thereto, and U.S. Bank Trust Company, National Association, as trustee thereunder.

“2028 Senior Priority Notes” means the 10.375% Senior Priority Notes due 2028 of Carnival Holdings (Bermuda) Limited (as in effect on the Amendment Date, the “Amendment Date 2028 Senior Priority Notes”), issued pursuant to the 2028 Senior Priority Note Indenture, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements or increasing the amount loaned thereunder (in each case subject to compliance with Section 2.01) or altering the maturity thereof.

Notwithstanding the foregoing, no instrument shall constitute a “2028 Senior Priority Note” for purposes of the foregoing definition (other than the Amendment Date 2028 Senior Priority Notes) unless such instrument is designated to the Facilities Agent Agreement in writing by Carnival Corporation as constituting a “2028 Senior Priority Note” to the Facilities Agreement Agent.

“2029 Unsecured Note Indenture” means the Indenture, dated as of November 2, 2021, among Carnival Corporation, Carnival plc, the various guarantors party thereto and U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association), as trustee thereunder.

“2029 Unsecured Notes” means the 6.000% Senior Unsecured Notes due 2029 of Carnival Corporation (as in effect on the Amendment Date, the “Amendment Date 2029 Unsecured Notes”), issued pursuant to the 2029 Unsecured Note Indenture, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements or increasing the amount loaned thereunder (in each case subject to compliance with Section 2.01) or altering the maturity thereof. Notwithstanding the foregoing, no instrument shall constitute a “2029 Unsecured Note” for purposes of the foregoing definition (other than the Amendment Date 2029 Unsecured Notes) unless such instrument is designated to the Facilities Agent Agreement in writing by Carnival Corporation as constituting a “2029 Unsecured Note.”

“2030 Unsecured Note Indenture” means the Indenture, dated as of May 25, 2022, among Carnival Corporation, Carnival plc, the various guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee thereunder.
“2030 Unsecured Notes” means the 10.500% Senior Unsecured Notes due 2030 of Carnival Corporation (as in effect on the Amendment Date, the “Amendment Date 2030 Unsecured Notes”), issued pursuant to the 2030 Unsecured Note Indenture, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements or increasing the amount loaned thereunder (in each case subject to compliance with Section 2.01) or altering the maturity thereof. Notwithstanding the foregoing, no instrument shall constitute a “2030 Unsecured Note” for purposes of the foregoing definition (other than the Amendment Date 2030 Unsecured Notes) unless such instrument is designated to the Facilities Agreement Agent in writing by Carnival Corporation as constituting a “2030 Unsecured Note.”

“Acquired Debt” means, with respect to any specified Person:

(1)    Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary; and

(2)    Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Amendment Date” means     25 _May    , 2023.

“Attributable Debt” means, with respect to any sale and leaseback transaction, at the time of determination, the present value (discounted at the interest rate reasonably determined in good faith by a responsible financial or accounting officer of Carnival Corporation to be the interest rate implicit in the lease determined in accordance with GAAP, or, if not known, at the Company’s incremental borrowing rate) of the total obligations of the lessee of the property subject to such lease for rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended, or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of penalty (in which case the rental payments shall include such penalty), after excluding from such rental payments all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.” For the avoidance of doubt, none of the Bareboat Charters (as defined in the Facilities Agreement) or any other time charters, bareboat charters or other intercompany arrangements among the Company and its Restricted Subsidiaries will be deemed to be or result in “Attributable Debt.”

“Board of Directors” means:

(1)    with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;
(2)    with respect to a partnership, the board of directors of the general partner of the partnership;

(3)    with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)    with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, with respect to any Person, any obligation of such Person under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed), which obligation is required to be classified and accounted for as a finance lease obligation under GAAP, and, for purposes of this Schedule, the amount of such obligation at any date will be the capitalized amount thereof at such date, determined in accordance with GAAP and the Stated Maturity thereof will be the date of last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Capital Stock” means:

(1)    in the case of a corporation, corporate stock;

(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)    in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)    direct obligations (or certificates representing an interest in such obligations) issued by, or unconditionally guaranteed by, the European Union, the government of a member state of the European Union, the United States of America, the United Kingdom, Switzerland or Canada (including, in each case, any agency or instrumentality thereof), as the case may be, the payment of which is backed by the full faith and credit of the European Union, the relevant member state of the European Union or the United States of America, the United Kingdom, Switzerland or Canada, as the case may be;

(2)    overnight bank deposits, time deposit accounts, certificates of deposit, banker’s acceptances and money market deposits (and similar instruments) with maturities of 12 months or less from the date of acquisition issued by a bank or trust company which is organized under, or authorized to operate as a bank or trust company under, the laws of a member state of the European Union or of the United States of America or any state thereof, Switzerland, the United Kingdom, Australia or Canada; provided that such bank or trust company has capital, surplus and undivided profits aggregating in excess of $250.0 million (or the foreign currency equivalent thereof as of the date of such investment) and whose long- term debt is rated “A-1” or higher by Moody’s or “A+” or higher by S&P or the equivalent rating category of another internationally recognized rating agency; provided, further, that any cash held pursuant to clause (6) below not covered by the foregoing may be held through overnight bank deposits, time deposit accounts, certificates of deposit, banker’s acceptances and money market deposits (and similar instruments) with maturities of 12 months or less from the date of acquisition issued by a bank or trust company organized and operating in the applicable jurisdiction;

(3)    repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (1) and (2) above entered into with any financial institution meeting the qualifications specified in clause (2) above;

(4)    commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition;

(5)    money market funds or other mutual funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (4) of this definition; and

(6)    cash in any currency in which the Company and its subsidiaries now or in the future operate, in such amounts as the Company determines to be necessary in the ordinary course of their business.

“Commission” means the U.S. Securities and Exchange Commission. “Company” has the meaning assigned to such term in the Facilities Agreement.
“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus the following to the extent deducted in calculating such Consolidated Net Income, without duplication:

(1)    provision for taxes based on income or profits of such Person and its Subsidiaries which are Restricted Subsidiaries for such period; plus

(2)    the Consolidated Interest Expense of such Person and its Subsidiaries which are Restricted Subsidiaries for such period; plus

(3)    depreciation, amortization (including amortization of intangibles and deferred financing fees but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Subsidiaries which are Restricted Subsidiaries for such period; plus

(4)    any expenses, charges or other costs related to any Equity Offering or issuance of Subordinated Shareholder Funding permitted by this Schedule or relating to the offering of the Existing Unsecured Notes, in each case, as determined in good faith by Carnival Corporation; plus

(5)    any expenses or charges (other than depreciation and amortization expenses) related to any issuance of Equity Interests or the making of any Investment, acquisition, disposition, recapitalization or the incurrence, modification or repayment of Indebtedness permitted to be incurred by this Schedule (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the Transactions or any Credit Facilities, and (ii) any amendment or other modification of Indebtedness; plus

(6)    business optimization expenses and other restructuring charges, reserves or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, facility, branch, office or business unit closures, facility, branch, office or business unit consolidations, retention, severance, systems establishment costs, contract termination costs, future lease commitments and excess pension charges); plus

(7)    the amount of any management, monitoring, consulting and advisory fees and related expenses paid in such period to consultants and advisors; plus

(8)    any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expense are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Equity Interest of the Company (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in Section 2.03(a)(iii)(B); plus

(9)    the amount of any minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Restricted Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on, or other cash payments in respect of, Equity Interests held by such parties; plus

(10)    all adjustments of the nature used in connection with the calculation of “adjusted net income” as set forth in footnote (3) to the “Summary Historical Financial and Other Data” under “Summary” in the final offering memorandum in respect of the 2028 Senior Priority Notes to the extent such adjustments, without duplication, continue to be applicable to such period; minus

(11)    non-cash items increasing such Consolidated Net Income for such period (other than any non-cash items increasing such Consolidated Net Income pursuant to clauses
(1)    through (16) of the definition of “Consolidated Net Income”), other than the reversal of a reserve for cash charges in a future period in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)    the consolidated interest expense (net of interest income) of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt discount (but not debt issuance costs);

(2)    non-cash interest payments;

(3)    the interest component of deferred payment obligations;

(4)    the interest component of all payments associated with Capital Lease Obligations;

(5)    commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates;

(6)    the consolidated interest expense of such Person and its Subsidiaries which are Restricted Subsidiaries that was capitalized during such period;
(7)    any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries which are Restricted Subsidiaries or is secured by a Lien on assets of such Person or one of its Subsidiaries which are Restricted Subsidiaries; and

(8)    the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of any Restricted Subsidiary, other than dividends on Equity Interests payable to the Company or a Restricted Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined national, state and local statutory tax rate of such Person, expressed as a decimal, as estimated in good faith by a responsible accounting or financial officer of Carnival Corporation.

Notwithstanding any of the foregoing, Consolidated Interest Expense shall not include any payments on any operating leases.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) attributable to such Person and its Subsidiaries which are Restricted Subsidiaries for such period determined on a consolidated basis (excluding the net income (loss) of any Unrestricted Subsidiary), determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:

(1)    any goodwill or other intangible asset impairment, charge, amortization or write-off, including debt issuance costs, will be excluded;

(2)    the net income (loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary which is a Subsidiary of the Person;

(3)    [reserved];

(4)    any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of the Company or any Restricted Subsidiaries (including pursuant to any sale leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by Carnival Corporation) or in connection with the sale or disposition of securities will be excluded;

(5)    any net after-tax extraordinary, exceptional, nonrecurring or unusual gains or losses or income or expense or charge (less all fees and expenses relating thereto), any severance, relocation or other restructuring expenses, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges (including, in each case, any cost or expense related to employment of terminated employees), any expenses related to any or any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses and fees, expenses or charges relating to closing costs, rebranding costs, acquisition integration costs, opening costs, project start-up costs, business optimization costs, recruiting costs, signing, retention or completion bonuses, litigation and arbitration costs, charges, fees and expenses (including settlements), and expenses or charges related to any offering of Equity Interests or debt securities, Investment, acquisition, disposition, recapitalization or incurrence, issuance, repayment, repurchase, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses, charges or change in control payments related to the Transactions (including any costs relating to auditing prior periods, any transition-related expenses, and transaction expenses incurred before, on or after the Amendment Date), in each case, shall be excluded;
(6)    any non-cash compensation charge or expense arising from any grant of stock, stock options or other equity-based awards will be excluded;

(7)    all deferred financing costs written off and premium paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness will be excluded;

(8)    any one time non-cash charges or any increases in amortization or depreciation resulting from purchase accounting, in each case, in relation to any acquisition of another Person or business or resulting from any reorganization or restructuring involving the Company or its Subsidiaries will be excluded;

(9)    any unrealized gains or losses in respect of Hedging Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value or changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations will be excluded; provided that any such gains or losses shall be included during the period in which they are realized;

(10)    (x) any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and (y) any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies will be excluded;

(11)    any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary will be excluded;

(12)    to the extent covered by insurance and actually reimbursed, or so long as Carnival Corporation has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable insurer in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), losses with respect to liability or casualty events or business interruption;

(13)    the cumulative effect of a change in accounting principles will be excluded;

(14)    any non-cash interest expense resulting from the application of Accounting Standards Codification Topic 470-20 “Debt — Debt with Conversion Options — Recognition” will be excluded;

(15)    any charges resulting from the application of Accounting Standards Codification Topic 805, “Business Combinations,” Accounting Standards Codification Topic 350, “Intangibles — Goodwill and Other, ” Accounting Standards Codification Topic 360-10- 35-15, “Impairment or Disposal of Long-Lived Assets, ” Accounting Standards Codification Topic 480-10-25-4, “Distinguishing Liabilities from Equity — Overall — Recognition” or Accounting Standards Codification Topic 820, “Fair Value Measurements and Disclosures” will be excluded; and

(16)    the impact of capitalized, accrued or accreting or pay-in-kind interest or principal on Subordinated Shareholder Funding will be excluded.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum (without duplication) of (1) the aggregate amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries (excluding any undrawn letters of credit) consisting of
Capital Lease Obligations, bankers’ acceptances, Indebtedness for borrowed money and Indebtedness in respect of the deferred purchase price of property or services, plus (2) the aggregate amount of all outstanding Disqualified Stock of the Company and its Restricted Subsidiaries and all preferred stock of Restricted Subsidiaries of the Company, with the amount of such Disqualified Stock and preferred stock equal to the greater of their respective voluntary or involuntary liquidation preferences.

“Consolidated Total Leverage Ratio” means as of any date of determination, the ratio of Consolidated Total Indebtedness on such day to Consolidated EBITDA of the Company and its Restricted Subsidiaries as of and for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of calculation; in each case, with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“continuing” means, with respect to any Default, that such Default has not been cured or waived.

“Convertible Notes” means the 2023 Convertible Senior Notes, the 2024 Convertible Senior Notes and the 2027 Convertible Senior Notes.

“Credit Facilities” means one or more debt facilities, instruments or arrangements incurred by the Company or any Restricted Subsidiary (including but not limited to the Existing Term Loan Facility) with banks, other institutions or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit, notes or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (the Existing Term Loan Facility or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facilities” shall include any agreement or instrument (1) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Company as additional borrowers, issuers or guarantors thereunder, (3) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof. Notwithstanding the foregoing, no other instrument shall constitute a “Credit Facility” for purposes of this definition unless such instrument is designated to the Facilities Agreement Agent in writing by Carnival Corporation as constituting a “Credit Facility.”

“Customary Intercreditor Agreement” means an intercreditor agreement providing for payment subordination or lien priority, payment blockage and enforcement limitation terms with respect which are customary in the good faith judgment of the Company as evidenced in an Officer’s Certificate.

“Default” means an event that is, or with the passage of time or the giving of notice or both would be an “Event of Default” under the 2026 Unsecured Note Indenture.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the six-month anniversary of the date that the Facilities Agreement matures. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the issuer thereof to repurchase such Capital Stock upon the occurrence of a “change of control” or an “asset sale” will not constitute Disqualified Stock if the terms of such Capital Stock provide that the issuer thereof may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 2.03. For purposes hereof, the amount of Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Schedule, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock, such Fair Market Value to be determined as set forth herein.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale either (a) of the Equity Interests (other than Disqualified Stock and other than offerings registered on Form S-8 (or any successor form) under the
U.S. Securities Act or any similar offering in other jurisdictions) of the Company or (b) of the Equity Interests of a direct or indirect parent entity of the Company to the extent that the net proceeds therefrom are contributed as Subordinated Shareholder Funding or to the equity capital of the Company or any of its Restricted Subsidiaries.

“euros” means the single currency introduced at the third stage of the European Monetary Union pursuant to the Treaty establishing the European Community, as amended.

“Event of Loss” means the actual or constructive total loss, arranged or compromised total loss, destruction, condemnation, confiscation, requisition, seizure or forfeiture of, or other taking of title or use of, a Vessel.

“Existing First-Priority Secured Notes” means the 2027 First-Priority Secured Notes and the 2028 First-Priority Secured Notes.

“Existing Indebtedness” means all Indebtedness of the Company and its Restricted Subsidiaries in existence on the Amendment Date.

“Existing Second-Priority Secured Notes” means the 2026 Second-Priority Secured Notes and the 2027 Second-Priority Secured Notes.

“Existing Term Loan Facility” means the Term Loan Agreement, dated as of June 30, 2020, among Carnival Corporation, as lead borrower, Carnival Finance, LLC, as co-borrower, Carnival plc and the other guarantors party thereto, JPMorgan Chase Bank N.A., as administrative agent, and certain financial institutions, as lenders, as amended on December 3, 2020, June 30, 2021, October 5, 2021 and October 18, 2021 (such facility outstanding on the Amendment Date, the “Amendment Date Existing Term Loan Facility”), and as further amended, restated, supplemented, waived, replaced

(whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements or increasing the amount loaned thereunder (in each case subject to compliance with Section 2.01) or altering the maturity thereof. Notwithstanding the foregoing, no instrument (other than the Amendment Date Existing Term Loan Facility) shall constitute an “Existing Term Loan Facility” for purposes of the foregoing definition unless such instrument is designated to the Facilities Agreement Agent in writing by Carnival Corporation as constituting an “Existing Term Loan Facility.”
“Existing Unsecured Notes” means the 2026 Unsecured Notes, the 2027 Unsecured Notes, the 2028 Senior Priority Notes, the 2029 Unsecured Notes and the 2030 Unsecured Notes.

“Facilities Agreement” means the Multicurrency Revolving Facilities Agreement, dated as of May 18, 2011, among Carnival Corporation and Carnival plc, as guarantors, certain of the Company’s Subsidiaries, as borrowers, and certain financial institutions, as lenders, as amended and restated on June 16, 2014, August 6, 2019 and the Amendment Date and as further amended, restated, supplemented, waived or otherwise modified from time to time.

“Facilities Agreement Agent” means the “Facilities Agent” from time to time under the Facilities Agreement.

“Facilities Agreement Obligations” means the Obligations of the Loan Parties under the Facilities Agreement and related documents.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress of either party, determined in good faith by Carnival Corporation’s Chief Executive Officer or responsible accounting or financial officer of Carnival Corporation.

“Fixed Charge Calculation Date” has the meaning assigned to such term in the definition of “Fixed Charge Coverage Ratio.”

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, as if the same had occurred at the beginning of the applicable four-quarter period; provided, however, that the pro forma calculation of Fixed Charges shall not give effect to (i) any Permitted Debt incurred on the Fixed Charge Calculation Date or (ii) the discharge on the Fixed Charge Calculation Date of any Indebtedness to the extent that such discharge results from the proceeds of Permitted Debt.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP) and any operational changes, business realignment projects or initiatives, restructurings or reorganizations that the Company or any Restricted Subsidiary has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes, business realignment projects or initiatives, restructurings or reorganizations (and the change of any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation, operational change, business realignment project or initiative, restructuring or reorganization that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation, operational change, business realignment project or initiative, restructuring or reorganization had occurred at the beginning of the applicable four-quarter period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of Carnival Corporation as set forth in an Officer’s Certificate, to reflect operating expense reductions and other operating improvements, synergies or cost savings reasonably expected to result from the applicable event. Any calculation of the Fixed Charge Coverage Ratio may be made, at the option of Carnival Corporation, either (i) at the time the Board of Directors of Carnival Corporation approves the action necessitating the calculation of the Fixed Charge Coverage Ratio or (ii) at the completion of such action necessitating the calculation of the Fixed Charge Coverage Ratio.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Carnival Corporation to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Carnival Corporation may designate.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating Consolidated EBITDA for the applicable period.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)    the consolidated interest expense (net of interest income) of such Person and its Restricted Subsidiaries for such period related to Indebtedness, whether paid or accrued, including, without limitation, amortization of debt discount (but not debt issuance costs), non- cash interest payments, the interest component of deferred payment obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2)    the consolidated interest expense (but excluding such interest on Subordinated Shareholder Funding) of such Person and its Subsidiaries which are Restricted Subsidiaries that was capitalized during such period; plus

(3)    any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries which are Restricted Subsidiaries or is secured by a Lien on assets of such Person or one of its Subsidiaries which are Restricted Subsidiaries; plus
(4)    the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of any Restricted Subsidiary, other than dividends on Equity Interests payable to the Company or a Restricted Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined national, state and local statutory tax rate of such Person, expressed as a decimal, as estimated in good faith by a responsible accounting or financial officer of Carnival Corporation.

Notwithstanding any of the foregoing, Fixed Charges shall not include (i) any payments on any operating leases, (ii) any non-cash interest expense resulting from the application of Accounting Standards Codification Topic 470-20 “Debt — Debt with Conversion Options — Recognition” or
(iii)    the interest component of all payments associated with Capital Lease Obligations.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on July 20, 2020. For the purposes of this Schedule, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business, of all or any part of any Indebtedness (whether arising by agreements to keep-well, to take or pay or to maintain financial statement conditions, pledges of assets, sureties or otherwise).

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)    interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)    other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)    other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Immaterial Subsidiary” means any Subsidiary of the Company (a) the assets of which Subsidiary, taken together with all other Immaterial Subsidiaries as of such date, constitute less than or equal to 5% of the total assets of the Company and its Subsidiaries on a consolidated basis, (b) the revenues of which Subsidiary, taken together with all other Immaterial Subsidiaries as of such date, account for less than or equal to 5% of the total revenues of the Company and its Subsidiaries on a consolidated basis and (c) the Consolidated EBITDA of which Subsidiary, taken together with all other Immaterial Subsidiaries as of such date, accounts for less than 5% of the Consolidated EBITDA of the Company.

“Indebtedness” means, with respect to any specified Person (excluding accrued expenses and trade payables), without duplication:

(1)    the principal amount of indebtedness of such Person in respect of borrowed money;
(2)    the principal amount of obligations of such Person evidenced by bonds, notes, debentures or similar instruments for which such Person is responsible or liable;

(3)    reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or similar instruments (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of incurrence), in each case only to the extent that the underlying obligation in respect of which the instrument was issued would be treated as Indebtedness;

(4)    Capital Lease Obligations of such Person;

(5)    the principal component of all obligations of such Person to pay the balance deferred and unpaid of the purchase price of any property or services due more than one year after such property is acquired or such services are completed;

(6)    net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time); and

(7)    Attributable Debt of such Person;

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

The term “Indebtedness” shall not include:

(1)    anything accounted for as an operating lease in accordance with GAAP as at November 25, 2020;

(2)    contingent obligations in the ordinary course of business;

(3)    in connection with the purchase by the Company or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing;

(4)    deferred or prepaid revenues;

(5)    purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the applicable seller;

(6)    any contingent obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes;

(7)    Subordinated Shareholder Funding; or

(8)    any Capital Stock.
“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations, but excluding advances or extensions of credit to customers or suppliers made in the ordinary course of business), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as Investments on a balance sheet prepared in accordance with GAAP. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the penultimate and final paragraphs of Section 2.03. Except as otherwise provided in this Schedule, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement or any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Loan Parties” means the Company and any borrowers or guarantors under the Facilities Agreement that are Restricted Subsidiaries of the Company.

“Loan-to-Value Ratio” means, as of any date, the ratio of (1) Secured Indebtedness to (2) the aggregate Net Book Value of any collateral securing such Secured Indebtedness, with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.” At Carnival Corporation’s option, the Loan-to-Value Ratio can be calculated either (i) at the time the Board of Directors of Carnival Corporation approves the action with which the proceeds of the financing transaction necessitating the calculation of Loan-

to-Value Ratio is to be financed or (ii) at the consummation of the financing necessitating the calculation of Loan-to-Value Ratio.

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers or employees of the Company or any Restricted Subsidiary:

(1)    in respect of travel, entertainment or moving (including tax equalization) related expenses incurred in the ordinary course of business;

(2)    in respect of moving (including tax equalization) related expenses incurred in connection with any closing or consolidation of any office; or

(3)    in the ordinary course of business and (in the case of this clause (3)) not exceeding $5.0 million in the aggregate outstanding at any time.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Book Value” means, with respect to any asset or property at any time, the net book value of such asset or property as reflected on the most recent balance sheet of the Company at such time, determined on a consolidated basis in accordance with GAAP.

“New Vessel Aggregate Secured Debt Cap” means the sum of each of the New Vessel Secured Debt Caps (with such New Vessel Aggregate Secured Debt Cap to be expressed as the sum of the euro and U.S. dollar denominations of the New Vessel Secured Debt Caps reflected in the New Vessel Aggregate Secured Debt Cap).

“New Vessel Financing” means any financing arrangement (including but not limited to a sale and leaseback transaction or bareboat charter or lease or an arrangement whereby a Vessel under construction is pledged as collateral to secure the indebtedness of a shipbuilder, as well as any financing pursuant to export credit agency facilities), entered into by the Company or a Restricted Subsidiary for the purpose of financing or refinancing all or any part of the purchase price, cost of design or construction of a Vessel or Vessels or the acquisition of Capital Stock of entities owning or to own Vessels.

“New Vessel Secured Debt Cap” means, in respect of a New Vessel Financing, no more than 80% of the contract price for the acquisition, plus, as applicable, additional costs permitted to be financed under related export credit financing, and any other Ready for Sea Cost of the related Vessel (and 100% of any related export credit insurance premium), expressed in euros or U.S. dollars, as the case may be, being financed by such New Vessel Financing.

“Note Guarantors” means Carnival plc and any Restricted Subsidiary that guarantees the 2026 Unsecured Notes in accordance with the provisions of the 2026 Unsecured Note Indenture, and their respective successors and assigns, until the guarantee of such Person has been released in accordance with the provisions of the 2026 Unsecured Note Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the Chairman or Vice Chairman of the Board of Directors, the President, the Chief Executive Officer, the Chief Financial Officer, an Executive Vice President, a Vice President, the Treasurer, an Assistant Treasurer, the Controller, an Assistant Controller, the Secretary, an Assistant Secretary, or any individual designated by the Board of Directors of such Person.

“Officer’s Certificate” means a certificate signed on behalf of Carnival Corporation by an
Officer.

“Parent Company” means any person of which Carnival Corporation or Carnival plc, as applicable, is a Subsidiary (including any person of which Carnival Corporation or Carnival plc, as applicable, becomes a Subsidiary after the Amendment Date in compliance with this Agreement) and any holding company established by one or more Permitted Holders for purposes of holding its investment in any Parent Company.

“Permitted Holders” means (i) each of Marilyn B. Arison, Micky Arison, Shari Arison, Michael Arison or their spouses, the children or lineal descendants of Marilyn B. Arison, Micky Arison, Shari Arison, Michael Arison or their spouses, any trust established for the benefit of (or any charitable trust or non-profit entity established by) any Arison family member mentioned in this clause (i), or any trustee, protector or similar person of such trust or non-profit entity or any “person” (as such term is used in Section 13(d) or 14(d) of the Exchange Act), directly or indirectly, controlling, controlled by or under common control with any Permitted Holder mentioned in this clause (i), and (ii) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) the members of which include any of the Permitted Holders specified in clause (i) above, and that (directly or indirectly) hold or acquire beneficial ownership of capital stock of Carnival Corporation and/or Carnival plc (a “Permitted Holder Group”); provided that in the case of this clause (ii), the Permitted Holders specified in clause (i) above collectively, directly or indirectly, beneficially own more than 50% on a fully diluted basis of the capital stock of Carnival Corporation and Carnival plc held by such Permitted Holder Group.
“Permitted Investments” means:

(1)    any Investment in the Company or a Restricted Subsidiary;

(2)    any Investment in cash in U.S. dollars, euros, Swiss francs, U.K. pounds sterling or Australian dollars, and Cash Equivalents;

(3)    any Investment by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment:

(a)    such Person becomes a Restricted Subsidiary; or

(b)    such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

(4)    any Investment made as a result of the receipt of non-cash consideration from an asset sale or disposition;

(5)    any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6)    any Investments received in compromise or resolution of (A) obligations of trade creditors, vendors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor, vendor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7)    Investments in receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business;

(8)    Investments represented by Hedging Obligations, which obligations are permitted to be incurred under Section 2.01(b)(9);

(9)    repurchases of Indebtedness not constituting a Restricted Payment (other than any Permitted Investment permitted pursuant to this clause (9));

(10)    any Guarantee of Indebtedness permitted to be incurred under Section 2.01 other than a guarantee of Indebtedness of an Affiliate of the Company that is not a Restricted Subsidiary;

(11)    any Investment existing on, or made pursuant to binding commitments existing on, the Amendment Date and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Amendment Date; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the Amendment Date or (b) as otherwise permitted under this Schedule;

(12)    Investments acquired after the Amendment Date as a result of the acquisition by the Company or any Restricted Subsidiary of another Person, including by way of a merger, amalgamation or consolidation with or into the Company or any of its Restricted Subsidiaries, to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
(13)    Management Advances;

(14)    Investments consisting of the licensing and contribution of intellectual property rights pursuant to joint marketing arrangements with other Persons in the ordinary course of business;

(15)    Investments consisting of, or to finance the acquisition, purchase, charter or leasing or the construction, installation or the making of any improvement with respect to any asset (including Vessels) or purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights, licenses or leases of intellectual property rights (including prepaid expenses and advances to suppliers), in each case, in the ordinary course of business (including, for the avoidance of doubt any deposits made to secure the acquisition, purchase or construction of, or any options to acquire, any vessel);

(16)    other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (16) that are at the time outstanding not to exceed the greater of $300.0 million and 0.8% of Total Tangible Assets of the Company; provided that if an Investment is made pursuant to this clause in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to Section 2.04, such Investment, if applicable, shall thereafter be deemed to have been made pursuant to clause (1) or (3) of the definition of “Permitted Investments” and not this clause;

(17)    Investments in joint ventures or other Persons having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other investments made pursuant to this clause (17) that are at the time outstanding, not to exceed the greater of
$300.0 million and 0.8% of Total Tangible Assets of the Company; provided that if an Investment is made pursuant to this clause in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to Section 2.04, such Investment, if applicable, shall thereafter be deemed to have been made pursuant to clause (1) or (3) of the definition of “Permitted Investments” and not this clause;

(18)    additional Investments in joint ventures in which the Company or any of its Restricted Subsidiaries holds an Investment existing on the Amendment Date, provided such Investments are made in the ordinary course of business;

(19)    additional Investments in additional joint ventures, provided that the Equity Interests held by the Company or a Restricted Subsidiary in such joint ventures are pledged to secure the Existing First-Priority Secured Notes, the Existing Second-Priority Secured Notes and the Existing Term Loan Facility, in each case, to the extent such pledge is required by each relevant instrument;

(20)    Loans and advances (and similar Investments) in the ordinary course of business to employees, other than executive officers and directors of the Company in an aggregate amount outstanding at any one time not to exceed $100.0 million;

(21)    Guarantees of passenger volume or port fees in the ordinary course of business; and

(22)    any bareboat charter, lease or similar arrangements between or among the Company, any of its Restricted Subsidiaries and/or any joint venture or similar arrangement.
“Permitted Liens” means:

(1)    Liens in favor of the Company or any Restricted Subsidiary;

(2)    Liens on property (including Capital Stock) of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or any Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary or such merger or consolidation, were not incurred in contemplation thereof and do not extend to any assets other than those of the Person (or the Capital Stock of such Person) that becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or any Restricted Subsidiary;

(3)    Liens to secure the performance of statutory obligations, insurance, surety, bid, performance, travel or appeal bonds, workers compensation obligations, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit or similar instruments issued to assure payment of such obligations or for the protection of customer deposits or credit card payments);

(4)    Liens on any property or assets of the Company or any Restricted Subsidiary for the purpose of securing Capital Lease Obligations, purchase money obligations, mortgage financings or other Indebtedness, in each case, incurred pursuant to Section 2.01(b)(4) in connection with the financing of all or any part of the purchase price, lease expense, rental payments or cost of design, construction, installation, repair, replacement or improvement of property, plant or equipment or other assets (including Capital Stock) used in the business of the Company or any of its Restricted Subsidiaries; provided that any such Lien may not extend to any assets or property owned by the Company or any of its Restricted Subsidiaries at the time the Lien is incurred other than (i) the assets (including Vessels) and property acquired, improved, constructed, leased or financed and improvements, accessions, proceeds, products, dividends and distributions in respect thereof (provided that to the extent any such Capital Lease Obligations, purchase money obligations, mortgage financings or other Indebtedness relate to multiple assets or properties, then all such assets and properties may secure any such Capital Lease Obligations, purchase money obligations, mortgage financings or other Indebtedness) and (ii) to the extent such Lien secures financing in connection with the purchase of a Vessel, Related Vessel Property;

(5)    Liens existing on the Amendment Date;

(6)    Liens for taxes, assessments or governmental charges or claims that (x) are not yet due and payable or (y) are being contested in good faith by appropriate proceedings that have the effect of preventing the forfeiture or sale of the property subject to any such Lien and for which adequate reserves are being maintained to the extent required by GAAP;

(7)    Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Company or any Restricted Subsidiary shall have set aside on its books reserves in accordance with GAAP; and with respect to Vessels: (i) Liens fully covered (in excess of customary deductibles) by valid policies of insurance and (ii) Liens for general average and salvage, including contract salvage; or Liens arising solely by virtue of any statutory or common law provisions relating to attorney’s liens or bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depositary institution;
(8)    survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(9)    Liens created for the benefit of (and to secure) any of the Facilities Agreement Obligations;

(10)    Liens securing Indebtedness under Hedging Obligations, which obligations are permitted to be incurred under Section 2.01(b)(9);

(11)    Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(12)    Liens arising out of judgments or awards and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(13)    Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(14)    Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(15)    Leases, licenses, subleases and sublicenses of assets in the ordinary course of business and Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of assets entered into in the ordinary course of business;

(16)    Liens securing Indebtedness permitted to be incurred under Section 2.01(b)(1);

(17)    (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any Restricted Subsidiary has easement rights or on any real property leased by the Company or any Restricted Subsidiary and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings or compulsory purchase order affecting real property;

(18)    Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities;

(19)    Liens on Unearned Customer Deposits (i) in favor of payment processors pursuant to agreements therewith consistent with industry practice or (ii) in favor of customers;

(20)    pledges of goods, the related documents of title and/or other related documents arising or created in the ordinary course of the Company’s or any Restricted Subsidiary’s business or operations as Liens only for Indebtedness to a bank or financial institution directly relating to the goods or documents on or over which the pledge exists;
(21)    Liens over cash paid into an escrow account pursuant to any purchase price retention arrangement as part of any permitted disposal by the Company or a Restricted Subsidiary on condition that the cash paid into such escrow account in relation to a disposal does not represent more than 15.0% of the net proceeds of such disposal;

(22)    Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary arising from Vessel chartering, dry-docking, maintenance, repair, refurbishment, the furnishing of supplies and bunkers to Vessels or masters’, officers’ or crews’ wages and maritime Liens (and similar Liens relating to ports or other facilities), in the case of each of the foregoing, which were not incurred or created to secure the payment of Indebtedness;

(23)    Liens securing an aggregate principal amount of Indebtedness not to exceed the aggregate amount of Indebtedness permitted to be incurred pursuant to Section 2.01(b)(5); provided that such Lien extends only to (i) the assets (including Vessels), purchase price or cost of design, construction, installation or improvement of which is financed or refinanced thereby and any improvements, accessions, proceeds, products, dividends and distributions in respect thereof, (ii) any Related Vessel Property or (iii) the Capital Stock of a Vessel Holding Issuer;

(24)    Liens created on any asset of the Company or a Restricted Subsidiary established to hold assets of any stock option plan or any other management or employee benefit or incentive plan or unit trust of the Company or a Restricted Subsidiary securing any loan to finance the acquisition of such assets;

(25)    Liens incurred by the Company or any Restricted Subsidiary with respect to obligations that do not exceed the greater of $500.0 million and 1.0% of Total Tangible Assets at any one time outstanding;

(26)    Liens arising from financing statement filings (or similar filings in any applicable jurisdiction) regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(27)    any interest or title of a lessor under any Capital Lease Obligation or an operating lease or bareboat charter, or any Lien securing Indebtedness permitted to be incurred under clause (21) of the definition of “Permitted Debt”;

(28)    Liens on the Equity Interests of Unrestricted Subsidiaries;

(29)    Liens on Vessels under construction securing Indebtedness of shipyard owners and operators;

(30)    Liens securing Indebtedness permitted to be incurred under Section 2.01(b)(18); provided that after giving pro forma effect to such incurrence and the use of proceeds thereof, the Loan-to-Value Ratio does not exceed 33%; and

(31)    any extension, renewal, refinancing or replacement, in whole or in part, of any Lien described in the foregoing clauses (1) through (30) (but excluding clause (25)); provided that (x) any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds, products or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of the outstanding principal amount or, if greater, committed amount of such Indebtedness at the time the original Lien became a Permitted Lien under this Schedule and an amount necessary to pay any fees and expenses, including premiums, related to such extension, renewal, refinancing or replacement.

“Permitted Refinancing Indebtedness” means any Indebtedness incurred by the Company or any of its Restricted Subsidiaries, any Disqualified Stock issued by the Company or any of its Restricted Subsidiaries and any preferred stock issued by any Restricted Subsidiary, in each case, in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, exchange, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness), including Permitted Refinancing Indebtedness; provided that:

(1)    the aggregate principal amount (or accreted value, if applicable, or if issued with original issue discount, aggregate issue price, or, if greater, committed amount (only to the extent the committed amount could have been incurred on the date of initial incurrence)) of such new Indebtedness, the liquidation preference of such new Disqualified Stock or the amount of such new preferred stock does not exceed the principal amount (or accreted value, if applicable, or if issued with original issue discount, aggregate issue price or, if greater, committed amount (only to the extent the committed amount could have been incurred on the date of initial incurrence)) of the Indebtedness, the liquidation preference of the Disqualified Stock or the amount of the preferred stock (plus in each case the amount of accrued and unpaid interest or dividends on and the amount of all fees and expenses, including premiums, incurred in connection with the incurrence or issuance of, such Indebtedness, Disqualified Stock or preferred stock), renewed, refunded, refinanced, replaced, exchanged, defeased or discharged;

(2)    such Permitted Refinancing Indebtedness has (a) a final maturity date that is either (i) no earlier than the final maturity date of the Indebtedness being renewed, refunded, refinanced, replaced, exchanged, defeased or discharged or (ii) after the final maturity date of the Facilities Agreement and (b) has a Weighted Average Life to Maturity that is equal to or greater than (i) the Weighted Average Life to Maturity of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (ii) the Weighted Average Life to Maturity of the Facility;

(3)    if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Facilities Agreement Obligations, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Facilities Agreement Obligations, on terms at least as favorable to the holders of Facilities Agreement Obligations, as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, exchanged, defeased or discharged; and

(4)    if such Indebtedness is incurred either by the Company (if the Company was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged) or by the Restricted Subsidiary that was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged, such Indebtedness is guaranteed only by Persons who were obligors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint- stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Ready for Sea Cost” means with respect to a Vessel to be acquired, constructed chartered, or leased by the Company or any Restricted Subsidiary, the aggregate amount of all expenditures incurred to acquire or construct and bring such Vessel to the condition and location necessary for its intended use, including any and all inspections, appraisals, repairs, modifications, additions, permits and licenses in connection with such acquisition or lease, which would be classified as “property, plant and equipment” in accordance with GAAP and any assets relating to such Vessel.

“Reference Date” means April 8, 2020.

“Related Vessel Property” means, with respect to any Vessel (i) any insurance policies on such Vessel, (ii) any requisition compensation payable in respect of any compulsory acquisition thereof, (iii) any earnings derived from the use or operation thereof and/or any earnings account with respect to such earnings, and (iv) any charters, operating leases, licenses and related agreements entered into in respect of the Vessel and any security or guarantee in respect of the relevant charterer’s or lessee’s obligations under any relevant charter, operating lease, license or related agreement, (v) any cash collateral account established with respect to such Vessel pursuant to the financing arrangements with respect thereto, (vi) any inter-company loan or facility agreements relating to the financing of the acquisition of, and/or the leasing or charter arrangements with respect to, such Vessel, (vii) any building or conversion contracts relating to such Vessel and any security or guarantee in respect of the builder’s obligations under such contracts, (viii) any interest rate swap, foreign currency hedge, exchange or similar agreement incurred in connection with the financing of such Vessel and required to be assigned by the lender and (ix) any security interest in, or agreement or assignment relating to, any of the foregoing or any mortgage in respect of such Vessel.
“Restricted Investment” means an Investment other than a Permitted Investment. “Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted
Subsidiary.

“S&P” means Standard & Poor’s Ratings Group.

“Secured Indebtedness” means the Existing First-Priority Secured Notes, the Existing Second-Priority Secured Notes and the Existing Term Loan Facility, and any other Indebtedness of the Loan Parties secured by a Lien on the assets of any Loan Party (excluding the Facilities Agreement Obligations).

“Secured Indebtedness Documents” means any agreements, documents or instruments governing or entered into in connection with any Secured Indebtedness, as they may be amended, restated, modified, renewed, supplemented, refunded, replaced or refinanced, from time to time.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Amendment Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Shareholder Funding” means, collectively, any funds provided to the Company by any Permitted Holder in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, in each case issued to and held by the foregoing Persons, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Funding; provided, however, that such Subordinated Shareholder Funding:

(1)    does not mature or require any amortization, redemption or other repayment of principal or any sinking fund payment prior to the first anniversary of the maturity of the Facilities Agreement (other than through conversion or exchange of such funding into Capital Stock (other than Disqualified Stock) of the Company or any funding meeting the requirements of this definition);
(2)    does not require, prior to the first anniversary of the maturity of the 2026 Unsecured Notes, payment of cash interest, cash withholding amounts or other cash gross ups, or any similar cash amounts;

(3)    contains no change of control or similar provisions and does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment, in each case, prior to the first anniversary of the maturity of the 2026 Unsecured Notes;

(4)    does not provide for or require any security interest or encumbrance over any asset of the Company or any of its Subsidiaries; and

(5)    is fully subordinated and junior in right of payment to the Facilities Agreement Obligations.

“Subsidiary” means, with respect to any specified Person:

(1)    any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)    any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Tax” or “Taxes” means any tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and additions to tax related thereto, and, for the avoidance of doubt, including any withholding or deduction for or on account of Tax). “Taxation” shall be construed to have a corresponding meaning.

“Total Assets” means the total assets of the Company and its Subsidiaries that are Restricted Subsidiaries, as shown on the most recent balance sheet of the Company, determined on a consolidated basis in accordance with GAAP, calculated after giving effect to pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Total Tangible Assets” means the Total Assets excluding consolidated intangible assets, calculated after giving effect to pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Transactions” means the amendments with respect to the Company’s and its Restricted Subsidiaries’ Indebtedness occurring during the thirteen months ended September 30, 2021, the 2021 Transactions (as defined in that certain Amendment No. 4 to Existing Term Loan Facility dated October 18, 2021), the offerings of the Existing Unsecured Notes, the offering of the Company’s 11.500% First-Priority Senior Secured Notes due 2023, the offering of the 2028 First-Priority Secured Notes, the offerings of the Existing Second-Priority Secured Notes, the November Registered Direct
Offerings (as defined in the Company’s annual report on Form 10-K for the year ended November 30, 2020), the offerings of the Convertible Notes and the use of proceeds of the foregoing.

“Unearned Customer Deposits” means amounts paid to the Company or any of its Subsidiaries representing customer deposits for unsailed bookings (whether paid directly by the customer or by a credit card company).

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of Carnival Corporation as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors of Carnival Corporation but only to the extent that such Subsidiary is a Person with respect to which neither the Company nor any Restricted Subsidiary has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results.

“U.S. dollar” or “$” means the lawful currency of the United States of America.

“U.S. Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

“U.S. Securities Act” means the U.S. Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

“Vessel” means a passenger cruise vessel which is owned by and registered (or to be owned by and registered) in the name of the Company or any of its Restricted Subsidiaries or operated or to be operated by the Company or any of its Restricted Subsidiaries, in each case together with all related spares, equipment and any additions or improvements.

“Vessel Holding Issuer” means a Subsidiary of the Company, the assets of which consist solely of one or more Vessels and the corresponding Related Vessel Property and whose activities are limited to the ownership of such Vessels and Related Vessel Property and any other asset reasonably related to or resulting from the acquisition, purchase, charter, leasing, rental, construction, ownership, operation, improvement, expansion and maintenance of such Vessel, the leasing of such Vessels and any activities reasonably incidental to the foregoing.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)    the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)    the then outstanding principal amounts of such Indebtedness.

SECTION 1.02    OTHER DEFINITIONS

Term	Section
“Deemed Date”	2.01(e)
“Equal and Ratable Provision”	2.02(a)
“Increased Amount”	2.02(b)
“incur”	2.01(a)
“Junior Liens”	2.02(a)
Term	Section
“Permitted Debt”	2.01(b)
“Permitted Payments”	2.03(b)
“Restricted Payments”	2.03(a)(D)
“Tax Group”	2.03(b)(10)
“TIA”	1.03(ix)

SECTION 1.03    RULES OF CONSTRUCTION

Unless the context otherwise requires:

(i)    a term has the meaning assigned to it;

(ii)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(iii)    “or” is not exclusive;

(iv)    “including” or “include” means including or include without limitation;

(v)    words in the singular include the plural and words in the plural include the singular;

(vi)    unsecured or unguaranteed Indebtedness shall not be deemed to be subordinate or junior to secured or guaranteed Indebtedness merely by virtue of its nature as unsecured or unguaranteed Indebtedness;

(vii)    any Indebtedness secured by a Lien ranking junior to any of the Liens securing other Indebtedness shall not be deemed to be subordinate or junior to such other Indebtedness by virtue of the ranking of such Liens;

(viii)    the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Schedule as a whole and not to any other portion of the Facilities Agreement or related documents or to any particular Article, Section, clause or other subdivision;

(ix)    the Trust Indenture Act of 1939, as amended (the “TIA”), shall not apply to this Schedule or any documents or instruments related thereto, and no terms used in any of the foregoing shall have meanings given to them by the TIA;

(x)    where a notification or designation is to be made by the “Company,” under this Schedule, such notification or designation may be made either by Carnival Corporation or Carnival plc; and

(xi)    unless specifically and explicitly stated, (A) the capitalized terms defined and used in this Schedule shall not be used to interpret any terms of any portion of the Facilities Agreement or related documents other than this Schedule, and (B) the capitalized terms defined and used in the Facilities Agreement or related documents other than this Schedule shall not be used to interpret any terms of any portion of this Schedule.

ARTICLE TWO COVENANTS
SECTION 2.01    INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

(a)    The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not and will not permit any Restricted Subsidiary to issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock or preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b)    Section 2.01(a) shall not, however, prohibit the incurrence of any of the following items of Indebtedness, without duplication (collectively, “Permitted Debt”):

(1)    (i) Indebtedness, including under the Credit Facilities, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this Section 2.01(b)(1)(i), not to exceed the greater of $4,500.0 million and 8.6% of Total Tangible Assets of the Company, (ii) [reserved], (iii) [reserved], (iv) Indebtedness, including under the 2027 First-Priority Secured Notes, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this Section 2.01(b)(1)(iv), not to exceed the greater of $192.0 million and 0.5% of Total Tangible Assets of the Company, (v) Indebtedness, including under the Existing Term Loan Facility, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this Section 2.01(b)(1)(v), not to exceed the greater of (x) the sum of $4,160.0 million and €800.0 million and (y) 10.0% of Total Tangible Assets of the Company, (vi) Indebtedness, including under the 2026 Second-Priority Secured Notes, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this Section 2.01(b)(1)(vi), not to exceed the greater of (x) the sum of $775.0 million and €425.0 million and (y) 2.6% of Total Tangible Assets of the Company, (vii) Indebtedness, including under the 2027 Second-Priority Secured Notes, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this Section 2.01(b)(1)(vii), not to exceed the greater of $900.0 million and 1.7% of Total Tangible Assets of the Company and (viii) Indebtedness, including under the 2028 First-Priority Secured Notes, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this Section 2.01(b)(1)(viii), not to exceed the greater of $2,405.5 million and 4.7% of Total Tangible Assets of the Company;
(2)    the incurrence by the Company and its Restricted Subsidiaries of (i) Existing Indebtedness (other than Indebtedness under the Convertible Notes, the Existing Term Loan Facility, the Existing First-Priority Secured Notes, the Existing Second-Priority Secured Notes and the Existing Unsecured Notes), (ii) Indebtedness, including under the 2026 Unsecured Notes, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this Section 2.01(b)(2)(ii), not to exceed the greater of (x) the sum of $1,450.0 million and €500.0 million and (y) 4.0% of Total Tangible Assets of the Company, (iii) Indebtedness, including under the 2027 Unsecured Notes, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this Section 2.01(b)(2)(iii), not to exceed the greater of $3,500.0 million and 6.7% of Total Tangible Assets of the Company, (iv) Indebtedness, including under the 2029 Unsecured Notes, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this Section 2.01(b)(2)(iv), not to exceed the greater of $2,000.0 million and 3.9% of Total Tangible Assets of the Company, (v) Indebtedness, including under the 2030 Unsecured Notes, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this Section 2.01(b)(2)(v), not to exceed the greater of $1,000.0 million and 2.04% of Total Tangible Assets of the Company, (vi) Indebtedness, including under the 2023 Convertible Senior Notes and the 2024 Convertible Senior Notes, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this Section 2.01(b)(2)(vi), not to exceed the greater of $2,012.5 million and 4.0% of Total Tangible Assets of the Company, (vii) Indebtedness, including under the 2028 Senior Priority Notes, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this Section 2.01(b)(2)(vii), not to exceed the greater of $2,030.0 million and 3.98% of Total Tangible Assets of the Company and (viii) Indebtedness, including under the 2027 Convertible Senior Notes, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this Section 2.01(b)(2)(viii), not to exceed the greater of $1,131.0 million and 2.22% of Total Tangible Assets of the Company;

(3)    the incurrence by the Loan Parties of Indebtedness under the
Facilities Agreement;

(4)    the incurrence by the Company or any Restricted Subsidiary of Indebtedness represented by Attributable Debt, Capital Lease Obligations, mortgage financings or purchase money obligations, the issuance by the Company or any Restricted Subsidiary of Disqualified Stock and the issuance by any Restricted Subsidiary of preferred stock, in each case, incurred or issued for the purpose of financing all or any part of the purchase price, lease expense, charter hire, rental payments or cost of design, construction, installation, repair, replacement or improvement of property (including Vessels), plant or equipment or other assets (including Capital Stock) used in the business of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount or liquidation preference, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred or Disqualified Stock or preferred stock issued pursuant to this clause (4), not to exceed the greater of $600.0 million and 1.5% of Total Tangible Assets at any time outstanding (it being understood that any such Indebtedness may be incurred and such Disqualified Stock and preferred stock may be issued after the acquisition, purchase, charter, leasing or rental or the design, construction, installation, repair, replacement or the making of any improvement with respect to any asset (including Vessels)); provided that the principal amount of any Indebtedness, Disqualified Stock or preferred stock permitted under this clause (4) did not in each case at the time of incurrence exceed, together with amounts previously incurred and outstanding under this clause (4) with respect to any applicable
Vessel, (i) in the case of a completed Vessel, the book value and (ii) in the case of an uncompleted Vessel, 80% of the contract price for the acquisition or construction of such Vessel, in the case of this clause (ii), as determined on the date on which the agreement for acquisition or construction of such

Vessel was entered into by the Company or its Restricted Subsidiary, plus any other Ready for Sea Cost of such Vessel plus 100% of any related export credit insurance premium;

(5)    the incurrence by the Company or any Restricted Subsidiary of Indebtedness, the issuance by the Company or any Restricted Subsidiary of Disqualified Stock and the issuance by any Restricted Subsidiary of preferred stock in connection with any New Vessel Financing in an aggregate principal amount at any one time outstanding (including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred or Disqualified Stock or preferred stock issued under this clause (5)) not exceeding the New Vessel Aggregate Secured Debt Cap as calculated on the date of the relevant incurrence under this clause (5);

(6)    Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge, any Indebtedness (other than intercompany Indebtedness, Disqualified Stock or preferred stock) that was permitted to be incurred under Section 2.01(a) or clause (1), (2), (3), (4), (5), (6), (12) or (18) of this Section 2.01(b);

(7)    the incurrence by the Company or any Restricted Subsidiary of intercompany Indebtedness between or among the Company or any Restricted Subsidiary; provided that:

(A)    if the Company or any Note Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Note Guarantor, such Indebtedness must be unsecured and ((i) except in respect of the intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Company and its Restricted Subsidiaries and (ii) only to the extent legally permitted (the Company and its Restricted Subsidiaries having completed all procedures required in the reasonable judgment of directors or officers of the obligee or obligor to protect such Persons from any penalty or civil or criminal liability in connection with the subordination of such Indebtedness)) expressly subordinated to the prior payment in full in cash of all Facilities Agreement Obligations; and

(B)    (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

(8)    the issuance by any Restricted Subsidiary to the Company or to any of its Restricted Subsidiaries of Disqualified Stock or preferred stock; provided that (i) any subsequent issuance or transfer of Equity Interests that results in any such Disqualified Stock or preferred stock being held by a Person other than the Company or a Restricted Subsidiary and (ii) any sale or other transfer of any such Disqualified Stock or preferred stock to a Person that is not either the Company or a Restricted Subsidiary, will be deemed, in each case, to constitute an issuance of such Disqualified Stock or preferred stock by such Restricted Subsidiary that was not permitted by this clause (8);

(9)    the incurrence by the Company or any Restricted Subsidiary of Hedging Obligations not for speculative purposes;

(10)    the Guarantee by the Company or any Restricted Subsidiary of Indebtedness of the Company or any Restricted Subsidiary to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this Section 2.01; provided that, in each case, if the Indebtedness being guaranteed is of a Loan Party and is subordinated to or pari passu with the Facilities Agreement Obligations, then the Guarantee must be subordinated or pari passu to the Facilities Agreement Obligations, as applicable, to the same extent as the Indebtedness guaranteed;

(11)    the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness (i) in respect of workers’ compensation claims, self-insurance obligations, captive insurance companies and bankers’ acceptances in the ordinary course of business; (ii) in respect of letters of credit, surety, bid, performance, travel or appeal bonds, completion guarantees, judgment, advance payment, customs, VAT or other tax guarantees or similar instruments issued in the ordinary course of business of such Person or consistent with past practice or industry practice (including as required by any governmental authority) and not in connection with the borrowing of money, including letters of credit or similar instruments in respect of self-insurance and workers compensation obligations, or for the protection of customer deposits or credit card payments; provided, however, that upon the drawing of such letters of credit or other instrument, such obligations are reimbursed within 30 days following such drawing; (iii) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within 30 days; and (iv) consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply agreements, in each case, in the ordinary course of business;

(12)    Indebtedness, Disqualified Stock or preferred stock (i) of any Person outstanding on the date on which such Person becomes a Restricted Subsidiary or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Company or any Restricted Subsidiary or (ii) incurred or issued to provide all or any portion of the funds used to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary; provided, however, with respect to this clause (12), that at the time of the acquisition or other transaction pursuant to which such Indebtedness, Disqualified Stock or preferred stock was deemed to be incurred or issued, (x) the Company would have been able to incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 2.01(a) after giving pro forma effect to the relevant acquisition or other transaction and the incurrence of such Indebtedness or issuance of such Disqualified Stock or preferred stock pursuant to this clause (12) or (y) the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or Disqualified Stock or preferred stock is issued pursuant to this clause (12), taken as one period, would not be less than it was immediately prior to giving pro forma effect to such acquisition or other transaction and the incurrence of such Indebtedness or issuance of such Disqualified Stock or preferred stock;

(13)    Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for customary indemnification, obligations in respect of earnouts or other adjustments of purchase price or, in each case, similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Equity Interests of a Subsidiary; provided that (in the case of a disposition) the maximum liability of the Company and its Restricted Subsidiaries in respect of all such Indebtedness shall at no time exceed the gross proceeds, including the Fair Market Value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(14)    the incurrence by the Company or any Restricted Subsidiary of Indebtedness in the form of Unearned Customer Deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(15)    Indebtedness of the Company or any Restricted Subsidiary incurred in connection with credit card processing arrangements or other similar payment processing arrangements entered into in the ordinary course of business;

(16)    the incurrence by the Company or any Restricted Subsidiary of Indebtedness, the issuance by the Company or any Restricted Subsidiary of Disqualified Stock and the issuance by any Restricted Subsidiary of preferred stock to finance the replacement (through construction or acquisition) of a Vessel upon an Event of Loss of such Vessel in an aggregate amount no greater than the Ready for Sea Cost for such replacement Vessel, in each case less all compensation, damages and other payments (including insurance proceeds other than in respect of business interruption insurance) received by the Company or any of its Restricted Subsidiaries from any Person in connection with such Event of Loss in excess of amounts actually used to repay Indebtedness secured by the Vessel subject to such Event of Loss and any costs and expenses incurred by the Company or any of its Restricted Subsidiaries in connection with such Event of Loss;

(17)    the incurrence by the Company or any Restricted Subsidiary of Indebtedness in relation to (i) regular maintenance required on any port or other facilities or any of the Vessels owned or chartered by the Company or any of its Restricted Subsidiaries, and (ii) any expenditures that are, or are reasonably expected to be, recoverable from insurance on such Vessels or facilities;

(18)    the incurrence of Indebtedness by the Company or any Restricted Subsidiary of Indebtedness, the issuance by the Company or any Restricted Subsidiary of Disqualified Stock and the issuance by any Restricted Subsidiary of preferred stock in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred or Disqualified Stock or preferred stock issued pursuant to this clause (18), not to exceed the greater of $3,500.0 million and 6.7% of Total Tangible Assets;

(19)    Indebtedness existing solely by reason of Permitted Liens described in clause (29) of the definition thereof;

(20)    guarantees of passenger volume or port fees in the ordinary course of business; and

(21)    any bareboat charter, lease or similar arrangements between or among the Company, any of its Restricted Subsidiaries and/or any joint venture or similar arrangement.

(c)    No Loan Party will incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of such Loan Party unless such Indebtedness is also contractually subordinated in right of payment to the Facilities Agreement Obligations on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Loan Parties solely by virtue of being unsecured.
(d)    For purposes of determining compliance with this Section 2.01, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (21) of Section 2.01(b), or is entitled to be incurred pursuant to Section 2.01(a), Carnival Corporation, in its sole discretion, will be permitted to classify such item of Indebtedness on the date of its incurrence and only be required to include the amount and type of such Indebtedness in one of such clauses and will be permitted on the date of such incurrence to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Sections 2.01(a) and (b) and from time to time to reclassify or redivide (as if incurred at such later time) all or a portion of such item of Indebtedness, in any manner that complies with this Section 2.01.

(e)    In connection with the incurrence or issuance, as applicable, of (x) revolving loan Indebtedness or (y) any commitment relating to the incurrence or issuance of Indebtedness, Disqualified Stock or preferred stock, in each case, in compliance with this Section 2.01, and the granting of any Lien to secure such Indebtedness, Carnival Corporation or applicable Restricted Subsidiary may, at its option, designate such incurrence or issuance and the granting of any Lien therefor as having occurred on the date of first incurrence of such revolving loan Indebtedness or commitment (such date, the “Deemed Date”), and any related subsequent actual incurrence or issuance and granting of such Lien therefor will be deemed for all purposes under this Schedule to have been incurred or issued and granted on such Deemed Date, including, without limitation, for purposes of calculating the Fixed Charge Coverage Ratio, usage of any baskets described herein (if applicable), the Consolidated Total Leverage Ratio, the Loan-to-Value Ratio and Consolidated EBITDA (and all such calculations on and after the Deemed Date until the termination or funding of such commitment shall be made on a pro forma basis giving effect to the deemed incurrence or issuance, the granting of any Lien therefor and related transactions in connection therewith).

(f)    The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock, the accretion of liquidation preference and the increase in the amount of Indebtedness outstanding solely as a result of fluctuations in exchange rates or currency values will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this Section 2.01; provided, in each such case, that the amount of any such accrual, accretion, amortization, payment, reclassification or increase is included in the Fixed Charges of the Company as accrued.

(g)    For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a different currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred or, in the case of Indebtedness incurred under a revolving credit facility and at the option of Carnival Corporation, first committed; provided that (a) if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than U.S. dollars, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar- denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing indebtedness does not exceed the aggregate principal amount of such Indebtedness being refinanced; and (b) if and for so long as any Indebtedness is subject to a Hedging Obligation with respect to the currency in which such Indebtedness is denominated covering principal amounts payable on such Indebtedness, the amount of such Indebtedness, if denominated in U.S. dollars, will be the amount of the principal payment required to be made under such Hedging Obligation and, otherwise, the U.S. dollar-equivalent of such amount plus the U.S. dollar-equivalent of any premium which is at such time due and payable but is not covered by such Hedging Obligation.

(h)    Notwithstanding any other provision of this Section 2.01, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this Section 2.01 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which such refinancing indebtedness is denominated that is in effect on the date of such refinancing.

(i)    The amount of any Indebtedness outstanding as of any date will be:

(i)    in the case of any Indebtedness issued with original issue discount, the amount of the liability in respect thereof determined in accordance with GAAP;

(ii)    the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(iii)    in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A)    the Fair Market Value of such assets at the date of determination; and

(B)    the amount of the Indebtedness of the other Person.

SECTION 2.02    LIENS

(a)    The Loan Parties shall not, directly or indirectly, create, incur, assume or otherwise cause to exist or become effective any Lien of any kind securing Indebtedness upon any of their property or assets, now owned or hereafter acquired, except:

(1)    Permitted Liens; and

(2)    a Lien on such property or assets that is not a Permitted Lien (each Lien under clause (2), a “Triggering Lien”) if, contemporaneously with (or prior to) the incurrence of such Triggering Lien, all Facilities Agreement Obligations are secured on an equal and ratable basis with or on a senior basis to the Indebtedness so secured until such time as such Indebtedness is no longer secured by such Triggering Lien; provided that, (i) if the Indebtedness secured by such Triggering Lien is subordinate or junior in right of payment to the Facilities Agreement Obligations, as the case may be, then such Triggering Lien securing such Indebtedness shall be subordinate or junior in priority to the Lien securing the Facilities Agreement Obligations and (ii) if any Secured Indebtedness is also required to be secured by Liens on such property or assets pursuant to provisions in the Secured Indebtedness Documents that are similar to this clause (2), the Liens on such property or assets securing the Facilities Agreement Obligations may rank junior in priority to the Liens on such property or assets securing such Secured Indebtedness pursuant to a Customary Intercreditor Agreement.

For purposes of determining compliance with this Section 2.02, (A) Liens securing Indebtedness and obligations need not be incurred solely by reference to one category of Permitted Liens (or subparts thereof) but are permitted to be incurred in part under any combination thereof, and
(B) in the event that a Lien meets the criteria of one or more of the categories of Permitted Liens (or subparts thereof), Carnival Corporation shall, in its sole discretion, classify, divide or later reclassify or redivide (as if incurred at such later time) such Liens (or any portions thereof) in any manner that complies with the definition of Permitted Liens, and such Liens (or portions thereof, as applicable)
will be treated as having been incurred pursuant to such clause, clauses or subparts of the definition of Permitted Liens (and in the case of a subsequent division, classification or reclassification, such Liens shall cease to be divided or classified as it was prior to such subsequent division, classification or reclassification).

To the extent that any Liens are imposed pursuant to Section 2.02(a)(2) (the “Equal and Ratable Provision”), (i) Permitted Liens may be of any priority (including senior in priority) relative to any Liens imposed pursuant to the Equal and Ratable Provision, except where otherwise specified, and (ii) the Company and its Restricted Subsidiaries may incur Liens ranking junior in priority to the liens imposed pursuant to the Equal and Ratable Provision (“Junior Liens”). The Facilities Agreement Agent shall enter into a Customary Intercreditor Agreement with respect to such Permitted Liens, Junior Liens and Liens imposed pursuant to the Equal and Ratable Provision, if any.

(b)    With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the Company, the payment of dividends on preferred stock in the form of additional shares of preferred stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness. For the avoidance of doubt, any Lien that is permitted under this Schedule to secure Indebtedness shall also be permitted to secure any obligations related to such Indebtedness.

(c)    Any Lien created in favor of the Facilities Agreement Obligations pursuant to the Equal and Ratable Provision will be automatically and unconditionally released and discharged upon the release and discharge of the Triggering Lien to which it relates.

SECTION 2.03    RESTRICTED PAYMENTS

(a)    The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(A)    declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as holders (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or in Subordinated Shareholder Funding and other than dividends or distributions payable to the Company or a Restricted Subsidiary);

(B)    purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent entity of the Company;

(C)    make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of the Loan Parties that is expressly contractually subordinated in right of payment to the Facilities Agreement Obligations (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except (i) a payment of principal at the
Stated Maturity thereof or (ii) the purchase, repurchase, redemption, defeasance or other acquisition of Indebtedness purchased in anticipation of satisfying a sinking fund obligation,

principal installment or scheduled maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition, or make any cash interest payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, any Subordinated Shareholder Funding; or

(D)    make any Restricted Investment

(all such payments and other actions set forth in these clauses (A) through (D) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(xii)    no Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(ii)    after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, the Company would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 2.01(a);

(iii)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the Reference Date (excluding Restricted Payments permitted by clauses (1) (without duplication of amounts paid pursuant to any other clause of Section 2.03(b)), (2), (3), (4), (5), (6), (7), (8), (9), (10) and (11) of Section 2.03(b)), is less than the sum, without duplication, of:

(A)    50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the first day of the fiscal quarter commencing immediately following the fiscal quarter in which the Reference Date occurred to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(B)    100% of the aggregate net cash proceeds and the Fair Market Value of other assets received by the Company since the Reference Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or Subordinated Shareholder Funding or from the issue or sale of convertible or exchangeable Disqualified Stock of the Company or any Restricted Subsidiary or convertible or exchangeable debt securities of the Company or any Restricted Subsidiary, in each case that have been converted into or exchanged for Equity Interests of the Company or Subordinated Shareholder Funding (other than (x) net cash proceeds and marketable securities received from an issuance or sale of Equity Interests, Disqualified Stock or convertible or exchangeable debt securities sold to a Subsidiary of the Company, (y) net cash proceeds and marketable securities received from an issuance or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities that have been converted into, exchanged or redeemed for Disqualified Stock and (z) net cash proceeds and marketable securities to the extent any Restricted Payment has been made from such proceeds pursuant to Section 2.03(b)(4)); plus
(C)    to the extent that any Restricted Investment that was made after the Reference Date is (i) sold, disposed of or otherwise cancelled, liquidated or repaid, 100% of the aggregate amount received in cash and the Fair Market Value of marketable securities received; or (ii) made in an entity that subsequently becomes a Restricted Subsidiary, 100% of the Fair Market Value of such Restricted Investment as of the date such entity becomes a Restricted Subsidiary; plus

(D)    to the extent that any Unrestricted Subsidiary of the Company designated as such after the Reference Date is redesignated as a Restricted Subsidiary, or is merged or consolidated into the Company or a Restricted Subsidiary, or all of the assets of such Unrestricted Subsidiary are transferred to the Company or a Restricted Subsidiary, in each case, after the Reference Date, the Fair Market Value of the Company’s and its Restricted Subsidiaries’ Restricted Investment in such Subsidiary as of the date of such redesignation, merger, consolidation or transfer of assets to the extent such investments reduced the restricted payments capacity under this clause (iii) and were not previously repaid or otherwise reduced; provided, however, that no amount will be included in Consolidated Net Income of the Company for purposes of the preceding clause (A) to the extent that it is included under this clause (D); plus

(E)    100% of any dividends or distributions received by the Company or a Restricted Subsidiary after the Reference Date from an Unrestricted Subsidiary to the extent that such dividends or distributions were not otherwise included in the Consolidated Net Income of the Company for such period (excluding, for the avoidance of doubt, repayments of, or interest payments in respect of, any Permitted Investment pursuant to clause (16) of the definition thereof); and

(iv)    the Consolidated Total Leverage Ratio of the Company and its Restricted Subsidiaries would not have been greater than 5.00:1.00 on a pro forma basis.

(b)    The preceding provisions will not prohibit the following (“Permitted Payments”):

(1)    the payment of any dividend or distribution or the consummation of any redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or distribution or redemption payment would have complied with the provisions of this Schedule;

(2)    the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or Subordinated Shareholder Funding or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from Section 2.03(a)(iii)(B);

(3)    the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Loan Parties that is contractually subordinated to the Facilities Agreement Obligations with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;
(4)    so long as no Default has occurred and is continuing, the purchase, repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary held by any current or former officer, director, employee or consultant of the Company or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, restricted stock grant, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such purchased, repurchased, redeemed, acquired or retired Equity Interests may not exceed $25.0 million in the aggregate in any twelve-month period with unused amounts being carried over to any subsequent twelve-month period subject to a maximum aggregate amount of $50.0 million being available in any twelve-month period; and provided, further, that such amount in any twelve-month period may be increased by an amount not to exceed the cash proceeds from the sale of Equity Interests of the Company or Subordinated Shareholder Funding, in each case, received by the Company during such twelve-month period, in each case to members of management, directors or consultants of the Company, any of its Restricted Subsidiaries or any of its direct or indirect parent companies to the extent the cash proceeds from the sale of such Equity Interests or Subordinated Shareholder Funding have not otherwise been applied to the making of Restricted Payments pursuant to Section 2.03(a)(iii) or Section 2.03(b)(2);

(5)    the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(6)    so long as no Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary or any preferred stock of any Restricted Subsidiary issued on or after the Reference Date in accordance with Section 2.01;

(7)    payments of cash, dividends, distributions, advances or other Restricted Payments by the Company or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Capital Stock of any such Person;

(8)    the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary to the holders of its Equity Interests (other than the Company or any Restricted Subsidiary) on no more than a pro rata basis;

(9)    the making of (i) cash payments made by the Company or any of its Restricted Subsidiaries in satisfaction of the conversion obligation upon conversion of convertible Indebtedness issued in a convertible notes offering and (ii) any payments by the Company or any of its Restricted Subsidiaries pursuant to the exercise, settlement or termination of any related capped call, hedge, warrant or other similar transactions (including, for the avoidance of doubt, any payments due upon entering into such transactions);

(10)    with respect to any Tax period in which any of the Restricted Subsidiaries are members of a consolidated, combined, unitary or similar income Tax group for U.S. federal or applicable state and local, or non-U.S. income Tax purposes (a “Tax Group”) of which a Parent Company, or any Subsidiary of a Parent Company, is a common parent, or for which such Restricted Subsidiary is disregarded for U.S. federal income tax purposes as separate from a Parent Company, or any Subsidiary of a Parent Company that is a C corporation for U.S. federal income tax purposes, payments by each such Restricted Subsidiary in an amount not to exceed the amount of its allocable share of any U.S. federal, state and/or local and/or foreign income Taxes, as applicable, of such Tax Group for such taxable period that are attributable to the income, revenue, receipts or capital of such Restricted Subsidiary in an aggregate amount not to exceed the amount of such income
Taxes that such Restricted Subsidiaries would have paid had it been a standalone corporate tax payer or standalone corporate tax group (without duplication, for the avoidance of doubt, of any such Taxes paid by such Restricted Subsidiary directly to the relevant taxing authority); and

(11)    other Restricted Payments in an aggregate amount not to exceed

$225.0 million since the Reference Date so long as, immediately after giving effect to such Restricted Payment, no Default has occurred and is continuing.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

For purposes of determining compliance with this Section 2.03, (1) in the event that a proposed Restricted Payment (or portion thereof) meets the criteria of one or more categories (or subparts thereof) of Permitted Payments or Permitted Investments, or is entitled to be incurred pursuant to Section 2.03(a), Carnival Corporation will be entitled to classify or re-classify such payment (or portion thereof) based on circumstances existing on the date of such reclassification in any manner that complies with this Section 2.03, and such payment (or portion thereof) will be treated as having been made pursuant to Section 2.03(a) or such clause or clauses (or subparts thereof) in the definition of Permitted Payments or Permitted Investments, (2) the amount of any return of or on capital from any Investment shall be netted against the amount of such Investment for purposes of determining compliance with this Section 2.03 and (3) payments made among the Company and its Restricted Subsidiaries pursuant to the agreements, constituent documents, guarantees, deeds and other instruments governing the “dual listed company” structure of the Company shall not be deemed to be Restricted Payments.

SECTION 2.04    DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

(a)    The Board of Directors of Carnival Corporation may designate any Restricted Subsidiary (other than the Borrower) to be an Unrestricted Subsidiary if that designation would not cause a Default.

(b)    If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 2.03 or under one or more clauses of the definition of “Permitted Investments,” as determined by Carnival Corporation. The designation of a Restricted Subsidiary as an Unrestricted Subsidiary will only be permitted if the deemed Investment resulting from such designation would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

(c)    Carnival Corporation may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

(d)    Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Facilities Agreement Agent by filing with the Facilities Agreement Agent a copy of a resolution of the Board of Directors of Carnival Corporation giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 2.03. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an
Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Schedule and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 2.01, Carnival Corporation will be in default of such Section 2.01. The Board of Directors of Carnival Corporation may at any

time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (i) such Indebtedness is permitted under Section 2.01, calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (ii) no Default would be in existence following such designation.

SIGNATORIES

Company and Obligors’ Agent CARNIVAL CORPORATION
By: /s/ Lourdes Gema Suarez

Name: Lourdes Gema Suarez Title: Treasurer
Carnival plc CARNIVAL PLC
By: /s/ Lourdes Gema Suarez

Name: Lourdes Gema Suarez Title: Treasurer

Guarantors

CARNIVAL CORPORATION

By: /s/ Lourdes Gema Suarez

Name: Lourdes Gema Suarez Title: Treasurer

CARNIVAL PLC

By: /s/ Lourdes Gema Suarez

Name: Lourdes Gema Suarez Title: Treasurer
Costa

COSTA CROCIERE S.p.A.
By: /s/ David Bernstein

Name: David Bernstein

Title: Director

New Arranger

J.P. MORGAN SE

By: /s/ Alvaro Estevez

Amendment and Restatement Agreement - Signature Page

Name: Alvaro Estevez

Title: Managing Director

Amendment and Restatement Agreement - Signature Page

Retiring Arranger

JPMORGAN CHASE BANK, N.A.

By: /s/ Nadeige Dang

Name: Nadeige Dang

Title: Executive Director

Amendment and Restatement Agreement - Signature Page

Successor Facilities Agent
J.P. MORGAN SE

By: /s/ Karolina Glinka

Name: Karolina Glinka

Title: Vice President

Amendment and Restatement Agreement - Signature Page

Retiring Facilities Agent

BANK OF AMERICA EUROPE DESIGNATED ACTIVITY COMPANY

By: /s/ Kevin Day

Name: Kevin Day

Title: Vice President
Amendment and Restatement Agreement - Signature Page